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                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-105744
                                                  Registration No. 333-105744-01

(VALERO L.P. LOGO)

VALERO LOGISTICS OPERATIONS, L.P.

OFFER TO EXCHANGE UP TO $250,000,000 OF
6.05% SENIOR NOTES DUE 2013 THAT
HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933
FOR $250,000,000 OF 6.05% SENIOR NOTES
DUE 2013 THAT HAVE NOT BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933.

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON JULY 8, 2003 UNLESS WE EXTEND THE DATE.

If you decide to participate in this exchange offer, you will receive exchange notes that will be the same as the outstanding notes, except the exchange notes will be registered with the Securities and Exchange Commission. This is beneficial to you since your notes are not registered with the Securities and Exchange Commission and you may not offer or sell the notes without registration or an exemption from registration under federal securities laws. However, following the exchange offer, some holders may still not be able to sell their exchange notes without registering them and delivering a prospectus.

There is no public market for the outstanding notes or the exchange notes.

The exchange notes will rank equally in contractual right of payment with all of our other material indebtedness.

PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 23 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2003.
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This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (also referred to herein as the Commission, or the SEC). In making your decision to participate in the exchange offer, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal included in this prospectus as Annex A. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus, or the documents incorporated by reference into this prospectus, is accurate as of any date other than the date on the front cover of this prospectus or the date of such document, as the case may be.

THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT OUR PARTNERSHIP THAT HAS NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY DOCUMENT INCORPORATED BY REFERENCE IN THIS PROSPECTUS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO INVESTOR RELATIONS, VALERO L.P., ONE VALERO PLACE, SAN ANTONIO, TEXAS 78212; TELEPHONE NUMBER: (210) 370-2000. TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST THE DOCUMENTS AND INFORMATION NO LATER THAN JUNE 30, 2003.

                               TABLE OF CONTENTS

                                                               PAGE
Summary.....................................................        1
   Valero Logistics Operations, L.P.........................        1
   Recent developments......................................        5
   Partnership structure and management.....................       10
   Exchange offer...........................................       12
   Terms of the exchange notes..............................       14
   Risk factors.............................................       15
   Summary financial and operating data.....................       16
Risk factors................................................       23
   Risks related to the exchange............................       23
      You may have difficulty selling the notes which you do
       not exchange, since outstanding notes will continue
       to have restrictions on transfer and cannot be sold
       without registration under securities laws or
       exemptions from registration.........................       23
      If you exchange your outstanding notes, you may not be
       able to resell the exchange notes you receive in the
       exchange offer without registering them and
       delivering a prospectus..............................       23
   Risks related to the notes...............................       24
      We may not be able to repurchase the exchange notes
       upon a change of control.............................       24
   Risks inherent in our business...........................       24
      Our future financial and operating flexibility may be
       adversely affected by restrictions in our credit
       agreement and by our leverage and Valero Energy's
       leverage.............................................       24
      We may not be able to generate sufficient cash from
       operations to enable us to pay the required payments
       to holders of our notes..............................       25
      Cost reimbursements and fees due the general partner
       of Valero L.P. and its affiliates will be substantial
       and could aversely affect our ability to make
       payments to holders of our notes.....................       26
      We depend upon Valero Energy for the crude oil and
       refined product transported in our pipelines and
       handled at our terminals and storage tanks, and any
       reduction in those quantities could reduce our
       ability to make payments to holders of our notes.....       26

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
                                                               PAGE
      Payments to holders of our notes could be adversely
       affected by a significant decrease in demand for
       refined products in the markets served by our
       pipelines............................................       27
      Our ability to make payments to holders of our notes
       could be reduced by a material decline in production
       by any of Valero Energy's refineries that are served
       by us................................................       28
      Valero Energy's seven-year agreement to use our
       pipelines and terminals will be suspended if material
       changes in market conditions occur that have a
       material adverse effect on Valero Energy, which could
       adversely affect our ability to make payments to
       holders of our notes.................................       28
      Any loss by Valero Energy of customers in the markets
       served by our refined product pipelines may adversely
       affect our ability to make payments to holders of our
       notes................................................       29
      Continued high natural gas prices could adversely
       affect our ability to make payments to holders of our
       notes................................................       29
      Terrorist attacks, threats of war or terrorist attacks
       or political or other disruptions that limit crude
       oil production could have a material adverse effect
       on our business......................................       29
      If our assumptions concerning population growth are
       inaccurate or Valero Energy's growth strategy is not
       successful, our ability to make payments to holders
       of our notes may be adversely affected...............       30
      New competing refined product pipelines could cause
       downward pressure on market prices, and as a result,
       Valero Energy might decrease the volumes transported
       in our pipelines.....................................       30
      If one or more of our tariff rates is reduced, if
       future increases in our tariff rates do not allow us
       to recover future increases in our costs, or if
       ratemaking methodologies are altered, our ability to
       make payments to holders of our notes may be
       adversely affected...................................       31
      A material decrease in the supply, or a material
       increase in the price, of crude oil available for
       transport through our pipelines and through our
       storage tanks to Valero Energy's refineries, could
       materially reduce our ability to make payments to
       holders of our notes.................................       32
      If we are not able to successfully acquire, expand and
       build pipelines and other logistics assets or attract
       shippers in addition to Valero Energy, the growth of
       our business will be limited.........................       32
      Any reduction in the capacity of, or the allocations
       to, our shippers in interconnecting third party
       pipelines could cause a reduction of volumes
       transported in our pipelines and could negatively
       affect our ability to make payments to holders of our
       notes................................................       33
      Valero Energy and its affiliates have conflicts of
       interest and limited fiduciary responsibilities,
       which may permit them to favor their own interests to
       the detriment of holders of our notes................       33
      The transportation and storage of crude oil and
       refined products is subject to federal and state laws
       relating to environmental protection and operational
       safety and results in a risk that crude oil and other
       hydrocarbons may be released into the environment,
       potentially causing substantial expenditures that
       could limit our ability to make payments to holders
       of our notes.........................................       35
      Our former use of Arthur Andersen LLP as our
       independent public accountants may limit your ability
       to seek potential recoveries from them related to
       their work...........................................       35
Use of proceeds.............................................       36
Ratio of earnings to fixed charges..........................       36
Capitalization..............................................       37
Description of other indebtedness...........................       38
Management's discussion and analysis of financial condition
   and results of operations................................       40
Business....................................................       66
Exchange offer..............................................       97
   Purpose and effect of the exchange offer.................       97
   Resale of exchange notes.................................      100
   Terms of the exchange offer..............................      101
   Expiration date..........................................      101
   Extensions, delays in acceptance, termination or
     amendment..............................................      102

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

                                                               PAGE
   Conditions to the exchange offer.........................      102
   Procedures for tendering.................................      103
   Determinations under the exchange offer..................      104
   When we will issue exchange notes........................      104
   Return of outstanding notes not accepted or exchanged....      104
   Your representations to us...............................      104
   Withdrawal of tenders....................................      105
   Fees and expenses........................................      105
   Transfer taxes...........................................      106
   Consequences of failure to exchange......................      106
   Accounting treatment.....................................      106
   Other....................................................      106
Description of the exchange notes and the guarantees........      106
   Brief description of the notes and the guarantees........      107
      General...............................................      107
      The notes.............................................      107
      The Valero L.P. guarantee.............................      108
      Principal, maturity and interest......................      108
      Optional redemption...................................      109
      No sinking fund.......................................      111
      Covenants.............................................      111
      Limitation on liens...................................      111
      Restrictions on sale-leasebacks.......................      114
      Consolidation, merger or asset sale...................      115
      Future subsidiary guarantors..........................      115
      Addition and release of guarantors....................      116
      Repurchase upon a change of control...................      116
      Events of default.....................................      117
   Modification of the indenture............................      118
   Discharging our obligations..............................      119
   The trustee..............................................      120
Global securities; book-entry system........................      121
Material federal income tax consequences....................      125
Plan of distribution........................................      128
Legal matters...............................................      129
Independent accountants.....................................      129
Where you can find more information.........................      130
Cautionary statement regarding forward-looking
   information..............................................      131
Index to Financial Statements...............................      F-1
Form of letter of transmittal...............................  Annex A

Our parent, Valero L.P., is a publicly traded limited partnership that conducts all of its business through us. Unless the context otherwise indicates, references in this prospectus to the terms "Valero Logistics" and "we," "us," "our" and similar terms mean Valero Logistics Operations, L.P. When we are referring to "Valero L.P." or "guarantor," we are referring to Valero L.P., the guarantor of the outstanding notes and the exchange notes. The term "Valero Energy" means, depending on the context, Valero Energy Corporation, one or more of its consolidated subsidiaries or all of them taken as a whole, but excluding us and Valero L.P.

                                    SUMMARY

The summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before deciding to participate in the exchange offer. You should read the entire prospectus carefully, including the historical financial statements and notes to those financial statements included in this prospectus. Please read "Risk factors" beginning on page 23 for more information about important risks that you should consider before making an investment decision.

                       VALERO LOGISTICS OPERATIONS, L.P.

We are a Delaware limited partnership formed in 1999 and a 100%-owned direct and indirect subsidiary of Valero L.P., a publicly traded Delaware limited partnership. Our operations are controlled and managed by our general partner, a wholly owned subsidiary of Valero L.P. Valero L.P. is controlled and managed by its general partner, an indirect wholly owned subsidiary of Valero Energy, a publicly traded Delaware corporation.

We own and operate most of the crude oil and refined product pipeline, terminalling and storage assets located in Texas, Oklahoma, New Mexico and Colorado that support Valero Energy's McKee, Three Rivers and Ardmore refineries. We transport crude oil and other feedstocks to these refineries and transport refined products from these refineries to our terminals or to interconnections with third party pipelines for further distribution to Valero Energy's company-operated convenience stores or wholesale customers located in Texas, Oklahoma, Colorado, New Mexico, Arizona and other midcontinent states. On March 18, 2003, Valero Energy contributed to us 58 crude oil storage and intermediate storage tanks located at Valero Energy's Corpus Christi, Texas, Texas City, Texas and Benicia, California refineries and the South Texas pipeline system for an aggregate of $350 million. The South Texas pipeline system consists of the Houston, Valley and San Antonio pipeline systems, which connect the Corpus Christi refinery to the Houston and Rio Grande Valley, Texas markets and the Three Rivers refinery to the San Antonio, Texas market and to Valero Energy's Corpus Christi refinery. Following these contributions, our pipeline, terminalling and storage assets consist of:

       - approximately 783 miles of crude oil pipelines, including approximately 31 miles jointly owned with third parties, and five major crude oil storage facilities with a total storage capacity of approximately 3.3 million barrels;

       - approximately 3,314 miles of refined product pipelines, including approximately 1,996 miles jointly owned with third parties, and 18 refined product terminals (including two asphalt terminals and one idle terminal), one of which is jointly owned, with a total storage capacity of approximately 3.9 million barrels;

       - 58 crude oil and intermediate feedstock storage tanks located at Valero Energy's Corpus Christi (West plant), Texas City, and Benicia refineries, with a total storage capacity of 11.0 million barrels; and

       - a 25-mile crude hydrogen pipeline connected to Valero Energy's Texas City refinery.

We generate revenues by charging tariffs for transporting crude oil and refined products through our pipelines and by charging a fee for use of our terminals and the services provided by our storage tanks. We do not own any of the crude oil or refined products transported through our pipelines or stored in our terminals or storage tanks, and we do not engage in the trading of crude oil or refined products. As a result, we are not directly exposed to any risks
                                        1
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associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations.

During the year ended December 31, 2002, we transported an average of 348,023 barrels per day through our crude oil pipelines and an average of 295,456 barrels per day through our refined product pipelines, and we handled an average of 175,559 barrels per day in our refined product terminals. Our revenues for the year ended December 31, 2002 were $118.5 million, a 20% increase from our revenues for the year ended December 31, 2001 of $98.8 million. Operating income for the year ended December 31, 2002 was $57.2 million, a 23% increase from our operating income for the year ended December 31, 2001 of $46.5 million.

During the quarter ended March 31, 2003, we transported an average of 332,760 barrels per day through our crude oil pipelines, an average of 296,816 barrels per day through our refined product pipelines, an average of 77,458 barrels per day through our crude oil storage tanks and we handled an average of 176,797 barrels per day in our refined product terminals. Our revenues for the quarter ended March 31, 2003 were $31.8 million, representing a 22% increase from our revenues of $26.0 million for the first quarter ended March 31, 2002.

BUSINESS STRATEGIES

The primary objective of our business strategies is to increase our distributions to Valero L.P. to enable Valero L.P. to increase the cash available for distribution to its unitholders. We intend to achieve this primary objective by:

       - sustaining high levels of volumes in our pipeline, terminalling and storage tank assets;

       - increasing volumes in our existing pipelines and shifting volumes to higher tariff pipelines;

       - increasing our pipeline and terminal capacity through expansions and new construction;

       - pursuing selective strategic and accretive acquisitions that complement our existing asset base; and

       - continuing to improve our operating efficiency.

COMPETITIVE STRENGTHS

We believe we are well positioned to successfully execute our business strategies due to the following competitive strengths:

       - Our pipelines provide the principal access to and from Valero Energy's McKee, Three Rivers and Corpus Christi refineries in Texas and Valero Energy's Ardmore refinery in Oklahoma.

       - Our refined product pipelines serve Valero Energy's marketing operations in South Texas as well as the southwestern and Rocky Mountain regions of the United States. These operations are concentrated in fast-growing metropolitan areas in the states of Texas, Colorado, New Mexico, Arizona and other mid-continent states.

       - We believe our pipeline, terminalling and storage tank assets are modern, efficient and well maintained.
                                        2
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       - Our pipelines have available capacity that provides us the opportunity to increase volumes and cash available for distribution to Valero L.P. from existing assets.

       - Our revolving credit facility, coupled with Valero L.P.'s ability to issue new partnership units, provides us with financial flexibility to pursue expansion and acquisition opportunities.

OUR RELATIONSHIP WITH VALERO ENERGY

Our operations are strategically located within Valero Energy's refining and marketing supply chain for Texas, Oklahoma, California, Colorado, New Mexico, Arizona and other mid-continent states of the United States, but we do not own or operate any refining or marketing operations. Valero Energy is dependent upon us to provide transportation and storage services that support the refining and marketing operations in the markets served by Valero Energy's Corpus Christi, Texas City, Benicia, McKee, Three Rivers and Ardmore refineries. At the same time, we are dependent on the continued use of our pipelines, terminals and storage tanks by Valero Energy and the ability of Valero Energy's refineries to maintain their production of refined products. Valero Energy accounted for 99% of our revenues for the year ended December 31, 2002 and the quarter ended March 31, 2003. Although we intend to pursue third party business as opportunities may arise, we expect to continue to derive most of our revenues from Valero Energy for the foreseeable future. Valero Energy has advised us that it currently does not intend to close or dispose of the refineries currently served by our pipelines, terminals and storage tank assets or to cause any changes that would have a material adverse effect on these refineries' operations.

Description of Valero Energy's Business. Valero Energy is one of the top three U.S. refining companies in terms of refining capacity. Valero Energy owns and operates 12 refineries, six of which are served by our pipelines, terminals and storage tanks:

       - the Corpus Christi (West Plant) refinery, which has a current total capacity to process 225,000 barrels per day of crude oil and other feedstocks;

       - the Texas City refinery, which has a current total capacity to process 243,000 barrels per day of crude oil and other feedstocks;

       - the Benicia refinery, which has a current total capacity to process 180,000 barrels per day of crude oil and other feedstocks;

       - the McKee refinery, which has a current total capacity to process 170,000 barrels per day of crude oil and other feedstocks;

       - the Three Rivers refinery, which has a current total capacity to process 98,000 barrels per day of crude oil and other feedstocks; and

       - the Ardmore refinery, which has a current total capacity to process 85,000 barrels per day of crude oil and other feedstocks.

The Corpus Christi refinery consists of two plants, the West plant and the East plant, with a combined total capacity to process 340,000 barrels per day of crude oil and other feedstocks. Since June 1, 2001 (the date Valero Energy began operating the East plant), Valero Energy has operated both plants as one refinery. Unless otherwise indicated, references to the Corpus Christi refinery include both the West and the East plants.
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

Valero Energy markets the refined products produced by these refineries primarily in Texas, Oklahoma, California, Colorado, New Mexico, Arizona and other mid-continent states through a network of company-operated and dealer-operated convenience stores, as well as through other wholesale and spot market sales and exchange agreements.

Our Pipelines and Terminals Usage Agreement with Valero Energy. Under the terms of the Pipelines and Terminals Usage Agreement, Valero Energy has agreed to transport, until April 1, 2008, at least 75% of the aggregate volumes of crude oil shipped to, and at least 75% of the aggregate volumes of refined products shipped from, the McKee, Three Rivers and Ardmore refineries in our crude oil pipelines and refined product pipelines, respectively, and to use our refined product terminals for terminalling services for at least 50% of the refined products shipped from these refineries. For the year ended December 31, 2002, Valero Energy used our pipelines to transport 97% of its crude oil and other feedstocks shipped to, and 80% of the refined products shipped from, the McKee, Three Rivers and Ardmore refineries, and used our terminalling services for 59% of all refined products shipped from these refineries. In addition, Valero Energy has agreed, until April 1, 2008, to remain the shipper for its crude oil and other feedstocks and refined products transported in these pipelines, and not to challenge the tariff rates for the transportation of crude oil and refined products in these pipelines.

Valero Energy's obligation to use these pipelines and terminals will be suspended if Valero Energy ceases to own the McKee, Three Rivers or Ardmore refineries, if material changes in market conditions occur that have a material adverse effect on Valero Energy or if we are unable to handle the volumes due to operational difficulties with our pipelines or terminals.

Tank Asset Handling and Throughput Agreement. In connection with the recent contribution of the crude oil and intermediate feedstock storage tanks at Valero Energy's Texas City, Corpus Christi (West Plant) and Benicia refineries, Valero Energy has agreed to pay us a fee for an initial period of ten years for 100% of specified feedstocks delivered to each of these refineries and to use our services for handling all deliveries to these refineries as long as we are able to provide the handling and throughput services. Please read "Business--Crude oil storage tank contribution" on page 77 of this prospectus.

Throughput Commitment Agreement and Terminalling Agreements. In connection with the recent South Texas pipeline system contribution, Valero Energy committed, for an initial period of seven years with respect to gasoline, distillate and raffinate only, to transport in these pipelines specified percentages of refined product production and to use the related terminals for specified percentages of throughput in these pipelines. Please read "Business--South Texas pipeline system contribution" on page 81 of this prospectus.

Valero Energy owns Valero L.P.'s general partner. We are a 100%-owned direct and indirect subsidiary of Valero L.P. Valero Energy owns and controls Riverwalk Logistics, L.P., which serves as the general partner of Valero L.P. with a 2% general partner interest. Valero Energy also indirectly owns an aggregate 46.2% limited partner interest in Valero L.P.

As a result of Valero Energy's ownership of Valero L.P.'s general partner, conflicts of interest are inherent in our relationship with Valero Energy. Please read "Risk factors--Risks inherent in our business--Valero Energy and its affiliates have conflicts of interest and limited fiduciary responsibilities, which may permit them to favor their own interests to the detriment of holders of our notes" on page 33 of this prospectus.

Omnibus Agreement. At the closing of Valero L.P.'s initial public offering, we entered into an omnibus agreement with Valero Energy that governs potential competition between us and

Valero Energy. Valero Energy has agreed, for so long as it controls Valero L.P.'s general partner, not to engage in, whether by acquisition or otherwise, the business of transporting crude oil and other feedstocks or refined products, including petrochemicals, or operating crude oil storage or refined product terminalling assets in the United States. This restriction does not apply to:

       - any business retained by Ultramar Diamond Shamrock Corporation (and now part of Valero Energy) at the closing of the initial public offering of Valero L.P. or any business owned by Valero Energy at the date of its acquisition of Ultramar Diamond Shamrock on December 31, 2001;

       - any business with a fair market value of less than $10 million;

       - any business acquired by Valero Energy in the future that constitutes less than 50% of the fair market value of a larger acquisition, provided that Valero L.P. has been offered and declined the opportunity to purchase this business; or

       - any newly constructed pipeline, terminalling or storage assets that Valero L.P. has not offered to purchase within one year of construction at fair market value.

Also under the Omnibus Agreement, Valero Energy has agreed to indemnify us for environmental liabilities related to assets transferred to us in connection with Valero L.P.'s initial public offering that arose prior to April 16, 2001 and are discovered within 10 years after April 16, 2001, excluding liabilities resulting from any changes in law after April 16, 2001.

In connection with the South Texas pipeline system contribution, Valero Energy has agreed to indemnify us from environmental liabilities that are known as of March 18, 2003 or are discovered within 10 years after March 18, 2003 related to:

       - the South Texas pipelines and terminals that arose as a result of events occurring or conditions existing prior to March 18, 2003; and

       - any real or personal property on which the South Texas pipelines and terminals are located that arose prior to March 18, 2003.

In connection with the crude oil storage tank contribution, Valero Energy has agreed to indemnify us from environmental liabilities related to:

       - the crude oil storage tanks that arose as a result of events occurring or conditions existing prior to March 18, 2003;

       - any real or personal property on which the crude oil storage tanks are located that arose prior to March 18, 2003; and

       - any actions taken by Valero Energy before, on or after March 18, 2003, in connection with the ownership, use or operation of the West plant of the Corpus Christi refinery, the Texas City refinery and the Benicia refinery or the property on which the crude oil storage tanks are located, or any accident or occurrence in connection therewith.

                              RECENT DEVELOPMENTS

CRUDE OIL STORAGE TANK AND SOUTH TEXAS PIPELINE SYSTEM CONTRIBUTIONS

On March 18, 2003, Valero Energy contributed 58 crude oil and intermediate feedstock storage tanks and related assets with approximately 11.0 million barrels (aggregate) of storage capacity to us for $200 million. The tank assets consist of all of the tank shells, foundations, tank valves, tank gauges, pressure equipment, temperature equipment, corrosion protection, leak detection, tank lighting and related equipment and appurtenances associated with the specified crude oil storage tanks and intermediate feedstock storage tanks located at the West plant of Valero Energy's Corpus Christi refinery, and its Texas City and Benicia refineries.

Valero Energy also contributed the South Texas pipeline system, comprised of the Houston pipeline system, the San Antonio pipeline system and the Valley pipeline system and related terminalling assets, to us for $150 million. The three pipeline systems that make up the South Texas pipeline system are intrastate common carrier refined product pipelines that connect Valero Energy's Corpus Christi and Three Rivers refineries to the Houston, San Antonio and Rio Grande Valley, Texas markets.

For a more detailed discussion of the crude oil storage tank and South Texas pipeline system contributions, please read "Business--Crude oil storage tank contribution" and "Business--South Texas pipeline system contribution" beginning on pages 77 and 81 of this prospectus.

VALERO L.P. COMMON UNIT OFFERING

Concurrently with the offering of the outstanding notes on March 18, 2003, Valero L.P. issued and sold 5,750,000 common units in a public offering and on April 16, 2003, Valero L.P. issued and sold an additional 581,000 common units pursuant to the underwriters' overallotment option, for aggregate net proceeds to Valero L.P., before offering expenses, of $223 million. Riverwalk Logistics made a $4.7 million capital contribution to Valero L.P. to maintain its 2% general partner interest.

REDEMPTION OF COMMON UNITS OWNED BY VALERO ENERGY AND AMENDMENT TO VALERO L.P.'S PARTNERSHIP AGREEMENT

Common Unit Redemption. Immediately following Valero L.P.'s common unit offering and our offering of the outstanding notes, Valero L.P. redeemed from Valero Energy 3,809,750 common units for approximately $134.1 million or $35.19 per unit, which is equal to the net proceeds per unit, before expenses, received by Valero L.P. in its public offering of common units. Immediately following the redemption, Valero L.P. canceled the common units redeemed from Valero Energy. Valero L.P. also redeemed the corresponding portion of Valero Energy's general partner interest so that it maintained its 2% general partner interest for $2.9 million.

Amendment to Partnership Agreement. Immediately upon the closing of the offerings, Valero L.P. amended its partnership agreement to reduce the percentage of the vote of holders of Valero L.P.'s outstanding common units and subordinated units necessary to remove the general partner from 66 2/3% to 58%. The amendment also excludes the common units and subordinated units held by affiliates of Valero L.P.'s general partner from the removal vote. Previously, Valero Energy and its affiliates were allowed to vote their units and thus effectively block removal of the general partner. Valero L.P. also amended its partnership agreement to provide that the election of a successor general partner upon any such removal be approved by the holders of a majority of the common units, excluding the common units held by affiliates of Valero L.P.'s general partner.

For a more detailed discussion of the common unit redemption and partnership agreement amendment, please read "Redemption of common units owned by Valero Energy and amendment to Valero L.P.'s partnership agreement" beginning on page 88 of this prospectus.
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

CONFLICTS COMMITTEE APPROVAL

The conflicts committee of the board of directors of Valero GP, LLC, the general partner of Valero L.P.'s general partner, approved the crude oil storage tank and the South Texas pipeline system contributions based in part on an opinion from its independent financial advisor that the consideration to be paid pursuant to the transaction agreements related to each of the contributions was fair from a financial point of view to Valero L.P. and its public unitholders. The conflicts committee also concluded that the pricing mechanism in the common unit offering would produce a fair price for the redemption.

EXPECTED CASH AVAILABLE FOR DISTRIBUTION

Management expects that the crude oil storage tank and the South Texas pipeline system contributions in connection with the common unit redemption and the adjustment to terminalling fees discussed below will result in an increase in cash available for distribution that we believe will be sufficient to enable management to make a recommendation to the board of directors of Valero GP, LLC to increase the Valero L.P. quarterly distribution to $0.75 per unit commencing with the distribution with respect to the second quarter of 2003 which will be payable in August 2003. However, any increase in the cash distribution to Valero L.P.'s unitholders must be approved by the board of directors of Valero GP, LLC based on the actual amount of cash available for distribution at the time. Management's expectations with respect to cash available for distribution and distribution levels are based on the following assumptions:

       - Average daily throughput volumes for 2003 for the crude oil storage tanks will be 7% higher than average daily throughput volumes for those assets in 2002 due to higher refining margins and no turnarounds at the related refineries;

       - Average daily throughput volumes for 2003 in the South Texas pipelines and terminals will be 4% higher than average daily throughput volumes for those assets in 2002 as a result of the October 2002 expansion of the Corpus Christi to Houston refined product pipeline;

       - The tariffs and terminalling fees charged for services related to the crude oil storage tanks and South Texas pipelines and terminals will be at least those set forth in the contractual arrangements with Valero Energy;

       - Annual operating expenses related to the crude oil storage tanks will be equal to the $4.2 million in service and leasing fees that we have agreed to pay Valero Energy plus $6.3 million of additional expenses, including maintenance capital expenditures;

       - Annual operating and general and administrative expenses related to the South Texas pipelines and terminals will be approximately $2 million less than those for the year ended December 31, 2002, mainly as a result of the exclusion of volumetric gains and losses and allocation of overhead;

       - Average daily throughput volumes in, and annual operating expenses related to, our existing assets will be substantially similar to those for the year ended December 31, 2002; and

       - Our business will not be materially adversely affected by refinery shutdowns, labor disturbances, general economic conditions, terrorist actions, environmental releases, changes in laws, accidents or similar factors.

While management believes these assumptions are reasonable in light of management's current beliefs concerning future events, these assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those management anticipates. If our assumptions are not realized, then actual cash available for distribution could be insufficient to enable Valero L.P. to increase its distribution. Consequently, any statements about cash available for distribution or distribution levels should not be regarded as a representation by us that we will have sufficient cash available for distribution to make these distributions or that Valero L.P. will increase its current distribution levels to its unitholders.

ADJUSTMENT TO TERMINALLING FEES

In conjunction with the crude oil storage tank and South Texas pipeline system contributions, we reviewed our existing pipeline tariff rates and terminalling fees, including the additive blending fee that we charge for blending additives into gasoline and diesel fuel. Based on this review, we reached agreement with Valero Energy, effective January 1, 2003, to increase the additive blending fee that we charge for blending additives into gasoline and diesel fuel at our 12 refined product terminals included in the Pipelines and Terminals Usage Agreement to $0.12 per barrel for the remaining term of that agreement. Assuming that this additional additive blending fee had been in effect during the year ended December 31, 2002, and assuming no change in the number of barrels of refined product that we blended, we would have generated an additional $1.5 million in operating income.

ACQUISITION OF THE TELFER ASPHALT TERMINAL

In January 2003, we purchased an asphalt terminal in Pittsburg, California from Telfer Oil Company for $15.1 million. The asphalt terminal assets include two storage tanks with a combined storage capacity of 350,000 barrels, six 5,000-barrel polymer modified asphalt tanks, a truck rack, rail facilities and various other tanks and equipment. In conjunction with the Telfer acquisition, we entered into a six-year terminal storage and throughput agreement with Valero Energy. The agreement includes an exclusive lease by Valero Energy of the asphalt storage tanks and related equipment for a monthly fee per barrel of storage capacity, Valero Energy's right to move asphalt through the terminal for a per barrel throughput fee with a guaranteed minimum annual throughput of 280,000 barrels, and Valero Energy's reimbursement to us of related costs, including utilities.

RATING AGENCY ACTION

On March 6, 2003, Moody's Investors Service downgraded our 6.875% senior notes due 2012 from Baa2 to Baa3, with a stable outlook. The downgrade was prompted by Moody's downgrade of the ratings of Valero Energy's debt from Baa2 to Baa3 on the same date. Moody's stated that our ratings were tied to Valero Energy's ratings because of Valero Energy's ownership interest in and control of us and Valero L.P., the strong operational links between Valero Energy and us and our reliance on Valero Energy for over 90% of our revenues. On March 7, 2003, Standard & Poor's affirmed the debt rating of our 6.875% senior notes at BBB, with a negative outlook.

AMENDED REVOLVING CREDIT FACILITY

On March 6, 2003, we entered into an amended revolving credit facility for up to $175 million with JPMorgan Chase Bank and other lenders. The amended revolving credit facility is currently scheduled to expire January 15, 2006. As of April 30, 2003, there was $5.0 million outstanding under the revolving credit facility.

Borrowings under the credit facility may be used for working capital and general partnership purposes. The revolving credit facility also allows us to issue letters of credit for an aggregate amount of $75 million.

For a more detailed description of our amended revolving credit facility, please read "Management's discussion and analysis of financial condition and results of operations--Liquidity and capital resources" beginning on page 54 of this prospectus.

                      PARTNERSHIP STRUCTURE AND MANAGEMENT

We are a 100%-owned direct and indirect subsidiary of Valero L.P. Valero Energy owns and controls Riverwalk Logistics, which serves as the general partner of Valero L.P. Valero Energy also currently indirectly owns an aggregate 48.2% ownership interest in Valero L.P. and us.

       - Valero L.P. currently owns a 99.99% limited partner interest in us and 100% of Valero GP, Inc., which is our sole general partner with a 0.01% general partner interest. Valero GP, Inc. performs all management and operating functions for us;

       - Riverwalk Logistics, the general partner of Valero L.P. and an indirect wholly owned subsidiary of Valero Energy, currently owns a 2% general partner interest in Valero L.P. and the incentive distribution rights pursuant to Valero L.P.'s partnership agreement;

       - UDS Logistics, the sole limited partner of Riverwalk Logistics and an indirect wholly owned subsidiary of Valero Energy, owns an aggregate 45.9% limited partner interest in Valero L.P.; and

       - Valero GP, LLC, an indirect wholly owned subsidiary of Valero Energy, is the general partner of Riverwalk Logistics and currently owns a 0.3% non-voting limited partner interest in Valero L.P. Valero GP, LLC performs all management and operating functions for Valero L.P.

The chart on the following page depicts our organization and ownership structure.

(Valero Logistics Operations Chart)
--------------------------------------------------------------------------------

 ------------------------------------------------
 |          Ownership of Valero L.P.            |
 | Public Common Units..................  51.8% |
 | Valero Energy's Common Units ........   3.1% |
 | Valero Energy's Subordinated Units...  43.1% |
 | Valero Energy's General Partner              |
 |    Interest..........................   2.0% |
 |      TOTAL........................... 100.0% |
  -----------------------------------------------



                       --------------------------------
                       |         Valero Energy        |
                       |            and its           |
                       |   wholly owned subsidiaries  |
                       --------------------------------
                        |                            |
                        |   100% Indirect Ownership  |
                        |                            |
                        |                            |
      ------------------------              ---------------------------------
      |  Valero GP, LLC(1)   |              |       UDS Logistics, LLC      |
      | 73,319 Common Units  |              |  9,599,322 Subordinated Units |
      ------------------------              |       614,572 Common Units    |
          |            |                    ---------------------------------
          |            |       0.1% General       |             |
          |            |       Partner Interest   |             |
          |            |                          |    99.9%    |    45.9%
0.3%      |         ---------------------------------  Limited  |    Limited
Limited   |         |   Riverwalk Logistics, L.P.   |  Partner  |    Partner
Partner   |         |     (the General Partner      |  Interest |    Interest
Interest  |         |      of the Partnership)      |           |
          |         | Incentive Distribution Rights |           |
          |         ---------------------------------           |
          |                         |                           |
          |                         | 2.0% General Partner      |
          |                         | Interest                  |
          |                         |                           |
          |         ----------------------------------          | --------------
          |         |                                |----------  |  Public    |
          |---------|            Valero L.P.         |------------|Unitholders |
                    |     (Issuer of Guarantees)     |  51.8%     |11,517,931  |
                    ----------------------------------  Limited   |Common Units|
                         |           |                  Partner   --------------
                         |           |                  Interest
                  100%   |           |
                         |           |
  --------------------------         |
  |     Valero GP, Inc.    |         |   99.99%
  |  (the General Partner  |         |   Limited
  |    of the Operating    |         |   Partner
  |      Partnership)      |         |   Interest
  --------------------------         |
              |                      |
              |     0.01%            |
              |     General          |
              |     Partner          |
              |     Interest         |
              ----------------------------------
              |         VALERO LOGISTICS       |
              |       OPERATIONS, L.P.(2)      |
              |   (Issuer of Exchange Notes)   |
              ----------------------------------

--------------------------------------------------------------------------------
(1) Valero GP, LLC does not have voting rights with respect to these 73,319 common units.

(2) Valero Logistics Operations, L.P. owns a 50% interest in Skelly-Belvieu Pipeline Company, L.L.C. The remaining 50% interest is owned by ConocoPhillips.

                                 EXCHANGE OFFER

On March 18, 2003, we sold $250 million aggregate principal amount of our 6.05% senior notes due 2013, which we refer to as the outstanding notes. As part of the private offering, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use our best efforts to complete the exchange offer within 210 days of the issue date of the outstanding notes. The following is a summary of the exchange offer.

EXCHANGE OFFER..........We are offering the exchange notes for outstanding notes.

EXPIRATION DATE.........The exchange offer will expire at 5:00 p.m., New York
                        City time, on July 8, 2003, unless we decide to extend it.

CONDITIONS TO THE
EXCHANGE OFFER..........The registration rights agreement does not require us to accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of outstanding notes would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission. A minimum aggregate principal amount of outstanding notes being tendered is not a condition to the exchange offer.

PROCEDURES FOR TENDERING
OUTSTANDING NOTES.......To participate in the exchange offer, you must follow the automatic tender offer program, or ATOP, procedures established by The Depositary Trust Company, or DTC, for tendering outstanding notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an "agent's message" that is transmitted through ATOP and that DTC confirm that:

                        - DTC has received instructions to exchange your outstanding notes; and

                        - you agree to be bound by the terms of the letter of transmittal.

                        For more details, please read "Exchange offer--Terms of the exchange offer" and "Exchange offer--Procedures for tendering."

GUARANTEED DELIVERY
PROCEDURES..............None.

WITHDRAWAL OF
TENDERS.................You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read "Exchange offer--Withdrawal of tenders."

ACCEPTANCE OF
OUTSTANDING NOTES AND
DELIVERY OF EXCHANGE
NOTES...................If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes promptly after the expiration date and acceptance of the outstanding notes for exchange. Please read "Exchange offer--Terms of the exchange offer."

FEES AND EXPENSES.......We will bear all expenses related to the exchange offer.
                        Please read "Exchange offer--Fees and expenses."

USE OF PROCEEDS.........The issuance of the exchange notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

CONSEQUENCES OF FAILURE
TO EXCHANGE OUTSTANDING
NOTES...................If you do not exchange your outstanding notes in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. FEDERAL INCOME TAX
CONSEQUENCES............The exchange of exchange notes for outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read "Material federal income tax consequences."

EXCHANGE AGENT..........We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows:

                        The Bank of New York

                        Attn: Carolle Montreuil

                        Corporate Trust Operations
                        Reorganization Unit
                        101 Barclay Street--7 East
                        New York, NY 10286

                        Telephone: 212-815-5920

                        Eligible institutions may make requests by facsimile at 212-298-1915.

                          TERMS OF THE EXCHANGE NOTES

The exchange notes will be identical to the outstanding notes, except that the exchange notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the outstanding notes, and the same indenture will govern the exchange notes and the outstanding notes.

The following is a summary of the terms of the exchange notes. It may not contain all the information that is important to you. For a more detailed description of the exchange notes, please read "Description of the exchange notes and the guarantees" on page 106 of this prospectus.

ISSUER..................Valero Logistics Operations, L.P.

SECURITIES OFFERED......$250 million principal amount of 6.05% Exchange Notes due 2013.

INTEREST PAYMENT
DATES...................Interest on the exchange notes will be paid semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2003.

MATURITY................March 15, 2013.

GUARANTEE...............Valero L.P. will fully and unconditionally guarantee the payment of all principal and interest under the exchange notes.

OPTIONAL REDEMPTION.....We may redeem some or all of the exchange notes at any time, at a redemption price which includes a make-whole premium, plus accrued and unpaid interest, if any, to the redemption date. Please read "Description of the exchange notes and the guarantees--optional redemption."

RANKING.................The exchange notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness, including indebtedness under our revolving credit facility and our existing 6.875% senior notes due 2012. The guarantee by Valero L.P. will rank equally with all of Valero L.P.'s unsecured senior obligations. Valero L.P. currently has no outstanding indebtedness for borrowed money.

                        The indenture does not limit the amount of unsecured debt we may incur. The indenture contains restrictions on our ability to incur secured indebtedness unless the same security is also provided for the benefit of the holders of the exchange notes.

CERTAIN COVENANTS.......We issued the outstanding notes, and we will issue the exchange notes under an indenture with The Bank of New York, as trustee. The indenture contains limitations on, among other things, our ability to:

                        - incur indebtedness secured by certain liens; and

                        - engage in certain sale-leaseback transactions.

                        Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under "Description of the exchange notes and the guarantees--Covenants."

                        The indenture provides for certain events of default, including default on certain other indebtedness. Please read "Description of the exchange notes and the guarantees--Covenants."

ABSENCE OF A PUBLIC
MARKET FOR THE EXCHANGE
NOTES...................The exchange notes will be freely transferable, but will also be new issues of securities for which there is no established market. Accordingly, there can be no assurance that a market for the exchange notes will develop or as to the liquidity of any market that may develop. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued without notice.

FORM OF EXCHANGE
NOTES...................The exchange notes will be represented by one global note. The global exchange note will be deposited with the trustee, as custodian for DTC.

                        The global exchange note will be shown on, and transfers of such global exchange note will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.

SAME-DAY SETTLEMENT.....The exchange notes will trade in DTC's Same Day Funds
                        Settlement System until maturity or redemption. Therefore, secondary market trading activity in the exchange notes will be settled in immediately available funds.

TRADING.................We do not expect to list the exchange notes for trading on any securities exchange.

TRUSTEE, REGISTRAR AND
EXCHANGE AGENT..........The Bank of New York

GOVERNING LAW...........The exchange notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

                                  RISK FACTORS

Please read "Risk factors" beginning on page 23 of this prospectus for a discussion of factors you should consider carefully before participating in the exchange offer.

                      SUMMARY FINANCIAL AND OPERATING DATA

The following table provides selected financial data and operating data of Valero L.P. and subsidiaries from July 1, 2000 through March 31, 2003. The selected financial data and operating data from January 1, 1998 through June 30, 2000 relates to the Ultramar Diamond Shamrock Logistics Business, the predecessor to Valero L.P. and subsidiaries. The following table should be read together with, and is qualified in its entirety by reference to, the historical financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with "Management's discussion and analysis of financial condition and results of operations."

Prior to July 1, 2000, our pipeline, terminalling and storage assets were owned and operated by Ultramar Diamond Shamrock Corporation (now Valero Energy), and such assets serviced Ultramar Diamond Shamrock's McKee and Three Rivers refineries located in Texas, and the Ardmore refinery located in Oklahoma. These assets and their related operations were referred to as the Ultramar Diamond Shamrock Logistics Business. Effective July 1, 2000, Ultramar Diamond Shamrock Corporation transferred the Ultramar Diamond Shamrock Logistics Business, along with certain liabilities, to Shamrock Logistics Operations, L.P. (now Valero Logistics Operations, L.P.), a wholly owned subsidiary of Shamrock Logistics, L.P. (now Valero L.P.). We were wholly owned by Ultramar Diamond Shamrock. Data in the following table prior to the July 1, 2000 transfer is indicated as "Predecessor" and data subsequent thereto is indicated as "Successor." On April 16, 2001, Valero L.P. closed on its initial public offering of common units, which represented 26.4% of its outstanding partnership interests.

On May 7, 2001, Valero Energy announced that it had entered into an Agreement and Plan of Merger with Ultramar Diamond Shamrock whereby Ultramar Diamond Shamrock agreed to be acquired by Valero Energy for total consideration of approximately $4.3 billion and the assumption of approximately $2.0 billion of debt. The acquisition of Ultramar Diamond Shamrock by Valero Energy became effective on December 31, 2001. This acquisition included the acquisition of Ultramar Diamond Shamrock's majority ownership interest in us. Valero L.P.'s consolidated balance sheet as of December 31, 2001 was not adjusted to fair value due to the significant level of public ownership interest in Valero L.P. Effective January 1, 2002, we changed our name to Valero Logistics Operations, L.P., and Shamrock Logistics, L.P. changed its name to Valero L.P.

On February 1, 2002, we acquired the Wichita Falls Business from Valero Energy for $64 million.

On January 7, 2003, we acquired an asphalt terminal from Telfer Oil Company for $15.1 million.

On March 18, 2003, Valero Energy contributed 58 crude oil storage tanks and the South Texas pipelines and terminals to us for an aggregate amount of $350.0 million. In conjunction with the contributions, Valero L.P. consummated a public offering of 5,750,000 common units for net proceeds of $204.7 million (including the general partner interest contribution) and we issued in a private placement $250.0 million of 6.05% senior notes for net proceeds of $247.8 million and borrowed $25.0 million under our revolving credit facility.

Also on March 18, 2003, subsequent to Valero L.P.'s common unit offering and our private placement of 6.05% senior notes, Valero L.P. redeemed from UDS Logistics, LLC, 3,809,750 common units and a portion of Riverwalk Logistics' general partner interest for $137.0 million. As a result of these common unit transactions, Valero Energy's aggregate ownership interest in Valero L.P. was reduced to 49.5%. In April of 2003, Valero Energy's aggregate ownership in

Valero L.P. was further reduced to 48.2% as a result of the exercise by the underwriters of a portion of the overallotment option.

The selected financial data and operating data for the years ended December 31, 1998 and 1999, and for the six months ended June 30, 2000, reflect the operations of the Ultramar Diamond Shamrock Logistics Business (the predecessor to Valero Logistics) as if it had existed as a single separate entity from Ultramar Diamond Shamrock. The transfer of the Ultramar Diamond Shamrock Logistics Business to Valero Logistics represented a reorganization of entities under common control and was recorded at historical cost. The selected financial data and operating data for the six months ended December 31, 2000, and for the years ended December 31, 2001 and 2002, represent the consolidated operations of Valero L.P. and subsidiaries. The selected financial data as of December 31, 2001, includes the acquisition of the Wichita Falls Business because we and the Wichita Falls Business came under the common control of Valero Energy commencing on December 31, 2001, and thus, represented a reorganization of entities under common control. The selected financial data and operating data for the year ended December 31, 2002, reflects the operations of the Wichita Falls Business for the entire year.

The selected financial data and operating data as of and for the years ended December 31, 1998 and 1999 and as of and for the six months ended June 30, 2000 was derived from the audited financial statements of the Ultramar Diamond Shamrock Logistics Business. The selected financial data and operating data as of and for the six months ended December 31, 2000 and as of and for the years ended December 31, 2001 and 2002 were derived from the audited consolidated financial statements of Valero L.P. and subsidiaries. The selected financial data and operating data as of March 31, 2002 and 2003 and for the three months ended March 31, 2002 and 2003 was derived from the unaudited consolidated financial statements of Valero L.P. and subsidiaries.

---------------------------------------------------------------------------------------------------------------
                                                               PREDECESSOR                            SUCCESSOR
                                         ---------------------------------   ----------------------------------
                                                  YEARS ENDED   SIX MONTHS     SIX MONTHS           YEARS ENDED
                                                 DECEMBER 31,        ENDED          ENDED          DECEMBER 31,
(IN THOUSANDS, EXCEPT PER UNIT DATA AND  --------------------     JUNE 30,   DECEMBER 31,   -------------------
BARREL/DAY INFORMATION)                    1998          1999         2000           2000       2001       2002
---------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:
Revenues(1)..........................    $  97,883   $109,773   $   44,503   $     47,550   $ 98,827   $118,458
                                         ----------------------------------------------------------------------
Costs and expenses:
   Operating expenses................       32,179     29,013       17,912         15,593     33,583     37,838
   General and administrative
      expenses.......................        4,552      4,698        2,590          2,549      5,349      6,950
   Depreciation and amortization.....       12,451     12,318        6,336          5,924     13,390     16,440
                                         ----------------------------------------------------------------------
         Total costs and expenses....       49,182     46,029       26,838         24,066     52,322     61,228
   Gain on sale of property, plant and
      equipment(2)...................        7,005      2,478           --             --         --         --
                                         ----------------------------------------------------------------------
Operating income.....................       55,706     66,222       17,665         23,484     46,505     57,230
Equity income from Skelly-Belvieu
   Pipeline Company..................        3,896      3,874        1,926          1,951      3,179      3,188
Interest expense, net................         (796)      (777)        (433)        (4,748)    (3,811)    (4,880)
                                         ----------------------------------------------------------------------
Income before income tax expense
   (benefit).........................       58,806     69,319       19,158         20,687     45,873     55,538
Income tax expense (benefit)(3)......       22,517     26,521      (30,812)            --         --        395
                                         ----------------------------------------------------------------------
Net income...........................    $  36,289   $ 42,798   $   49,970   $     20,687   $ 45,873   $ 55,143
                                         ----------------------------------------------------------------------
Basic and diluted net income per unit
   applicable to limited partners(4)...                                                     $   1.82   $   2.72
                                         ----------------------------------------------------------------------
Cash distributions per unit applicable
   to limited partners...............                                                       $   1.70   $   2.75
                                         ----------------------------------------------------------------------
OTHER FINANCIAL DATA:
EBITDA(5)............................    $  72,053   $ 82,414   $   25,927   $     31,359   $ 63,074   $ 76,858
Distributable cash flow(5)...........       62,258     77,841       25,091         26,393     56,172     68,437
Distributions from Skelly-Belvieu
   Pipeline Company..................        3,692      4,238        2,306          2,352      2,874      3,590
Net cash provided by operating
   activities........................       48,642     54,054       20,247          1,870     77,132     77,656
Net cash provided by (used in)
   investing activities..............       14,703      2,787       (4,505)        (1,736)   (17,926)   (80,607)
Net cash provided by (used in)
   financing activities..............      (63,345)   (56,841)     (15,742)          (133)   (51,414)    28,688
Maintenance capital expenditures.....        2,345      2,060        1,699            619      2,786      3,943
Expansion capital expenditures.......        9,952      7,313        3,186          1,518      4,340      1,761
Acquisitions.........................           --         --           --             --     10,800     75,000
Total capital expenditures...........       12,297      9,373        4,885          2,137     17,926     80,704
OPERATING DATA (barrels/day):
Crude oil pipeline throughput........      265,243    280,041      294,037        295,524    303,811    348,023
Refined product pipeline throughput...     268,064    297,397      312,759        306,877    308,047    295,456
Refined product terminal throughput...     144,093    161,340      168,433        162,904    176,771    175,559
---------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
                                              PREDECESSOR                        SUCCESSOR
                                      -------------------   ------------------------------
                                             DECEMBER 31,                     DECEMBER 31,
                                      -------------------   ------------------------------
(IN THOUSANDS)                            1998       1999       2000       2001       2002
------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Property, plant and equipment, net..  $297,121   $284,954   $280,017   $349,012   $349,276
Total assets........................   321,002    308,214    329,484    387,070    415,508
Long-term debt, including current
   portion and debt due to parent...    11,455     11,102    118,360     26,122    109,658
Partners' equity/net parent
   investment(6)....................   268,497    254,807    204,838    342,166    293,895
------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------
                                                               THREE MONTHS ENDED
                                                                        MARCH 31,
                                                              -------------------
(UNAUDITED, IN THOUSANDS, EXCEPT PER UNIT DATA)                  2002        2003
---------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:
Revenues....................................................  $26,024   $  31,816
                                                              -------------------
Costs and expenses:
   Operating expenses.......................................    9,184      11,661
   General and administrative expenses......................    1,788       1,844
   Depreciation and amortization............................    4,356       4,283
                                                              -------------------
         Total costs and expenses...........................   15,328      17,788
                                                              -------------------
Operating income............................................   10,696      14,028
Equity income from Skelly-Belvieu Pipeline Company..........      678         731
Interest expense, net.......................................     (556)     (2,377)
                                                              -------------------
Income before income tax expense............................   10,818      12,382
Income tax expense(3).......................................      395          --
                                                              -------------------
Net income..................................................  $10,423   $  12,382
                                                              -------------------
Basic and diluted net income per unit applicable to limited
   partners(4)..............................................  $  0.50   $    0.60
                                                              -------------------
Cash distributions per unit applicable to limited
  partners..................................................  $  0.65   $    0.70
                                                              -------------------

---------------------------------------------------------------------------------
                                                               THREE MONTHS ENDED
                                                                        MARCH 31,
                                                              -------------------
(UNAUDITED, IN THOUSANDS, EXCEPT BARREL/DAY INFORMATION)         2002        2003
---------------------------------------------------------------------------------
OTHER FINANCIAL DATA:
EBITDA(5)...................................................  $15,730   $  19,042
Distributable cash flow(5)..................................   14,478      15,490
Distributions from Skelly-Belvieu Pipeline Company..........      771         748
Net cash provided by operating activities...................   14,037      20,298
Net cash used in investing activities.......................  (65,798)   (366,922)
Net cash provided by financing activities...................   51,654     326,133
Maintenance capital expenditures............................      789       1,192
Expansion capital expenditures..............................    1,009         940
Acquisitions................................................   64,000     364,807
Total capital expenditures..................................   65,798     366,939
OPERATING DATA (barrels/day):
Crude oil pipeline throughput...............................  312,387     332,760
Refined product pipeline throughput(7)......................  262,872     296,816
Refined product terminal throughput(7)......................  175,816     176,797
Crude oil storage tanks throughput(7).......................       --      77,458
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
                                                                        MARCH 31,
                                                              -------------------
(UNAUDITED, IN THOUSANDS)                                         2002       2003
---------------------------------------------------------------------------------
BALANCE SHEET DATA:
Property, plant and equipment, net..........................  $346,455   $711,481
Total assets................................................   385,025    764,933
Long-term debt, including current portion...................    90,076    383,891
Partners' equity............................................   289,652    362,590
---------------------------------------------------------------------------------

   (1) Effective January 1, 2000, the Ultramar Diamond Shamrock Logistics Business (predecessor) filed revised tariff rates on many of its crude oil and refined product pipelines to reflect the total cost of the pipeline, the current throughput capacity, the current throughput utilization and other market conditions. Prior to 1999, the Ultramar Diamond Shamrock Logistics Business did not charge a separate terminalling fee for terminalling services at its refined product terminals. These costs were charged back to the related refinery. Beginning January 1, 1999, the Ultramar Diamond Shamrock Logistics Business began charging a separate terminalling fee at its refined product terminals. If the revised tariff rates and the terminalling fee had been implemented effective January 1, 1998, revenues would have been as follows for the years presented. The revised tariff rates and terminalling fee were in effect throughout the years ended December 31, 2000, 2001 and 2002 and the three months ended March 31, 2003.

---------------------------------------------------------------------------------
                                                                      YEARS ENDED
                                                                     DECEMBER 31,
                                                              -------------------
(IN THOUSANDS)                                                    1998       1999
---------------------------------------------------------------------------------
Revenues--historical........................................  $ 97,883   $109,773
                                                              -------------------
   Decrease in tariff revenues..............................   (17,067)   (21,892)
   Increase in terminalling revenues........................     1,649         --
                                                              -------------------
   Net decrease.............................................   (15,418)   (21,892)
                                                              -------------------
   Revenues--as adjusted....................................  $ 82,465   $ 87,881
---------------------------------------------------------------------------------

   (2) In March 1998, the Ultramar Diamond Shamrock Logistics Business recognized a gain on the sale of a 25% interest in the McKee to El Paso refined product pipeline and the El Paso refined product terminal to ConocoPhillips (previously Phillips Petroleum Company). In August 1999, the Ultramar Diamond Shamrock Logistics Business recognized a gain on the sale of an additional 8.33% interest in the McKee to El Paso refined product pipeline and terminal to ConocoPhillips.

   (3) Effective July 1, 2000, Ultramar Diamond Shamrock transferred the Ultramar Diamond Shamrock Logistics Business (predecessor) to Valero Logistics. As a limited partnership, Valero Logistics is not subject to federal or state income taxes. Due to this change in tax status, the deferred income tax liability of $38,217,000 as of June 30, 2000 was written off in the statement of income of the Ultramar Diamond Shamrock Logistics Business for the six months ended June 30, 2000. The resulting income tax benefit of $30,812,000 for the six months ended June 30, 2000, includes the write-off of the deferred income tax liability less the provision for income tax expense of $7,405,000 for the six months ended June 30, 2000. The income tax expense for periods prior to July 1, 2000 was based on the effective income tax rate for the Ultramar Diamond Shamrock Logistics Business of 38%. The effective income tax rate exceeds the U.S. federal statutory income tax rate due to state income taxes.

   Income tax expense for the year ended December 31, 2002 represents income tax expense incurred by the Wichita Falls Business during the month ended January 31, 2002, prior to the acquisition of the Wichita Falls Business by us on February 1, 2002.

   (4) Net income per unit applicable to limited partners is computed by dividing net income applicable to limited partners, after deduction of the general partner's 2% interest and incentive distributions, by the weighted average number of limited partnership units outstanding for each class of unitholder. Basic and diluted net income per unit applicable to limited partners is the same. Net income per unit applicable to limited partners for the periods prior to April 16, 2001 is not shown as units had not been issued.

   ----------------------------------------------------------------------------------------------------------------------
                                                           FOR THE PERIOD                              THREE MONTHS ENDED
                                                           APRIL 16, 2001                                       MARCH 31,
                                                                  THROUGH          YEAR ENDED   -------------------------
   (IN THOUSANDS, EXCEPT PER UNIT DATA)                 DECEMBER 31, 2001   DECEMBER 31, 2002          2002          2003
   ----------------------------------------------------------------------------------------------------------------------
   Net income.........................................     $    45,873         $    55,143      $    10,423   $    12,382
   Less net income applicable to the period from
      January 1, 2001 through April 15, 2001..........         (10,126)                 --               --            --
   Less net income applicable to the Wichita Falls
      Business for the month ended January 31, 2002...              --                (650)            (650)           --
   Less net income applicable to general partner's
      interest, including incentive distributions.....            (715)             (2,187)            (195)         (624)
                                                        -----------------------------------------------------------------
   Net income applicable to limited partners'
      interest........................................     $    35,032         $    52,306      $     9,578   $    11,758
                                                        -----------------------------------------------------------------
   Basic and diluted net income per unit applicable to
      limited partners................................     $      1.82         $      2.72      $      0.50   $      0.60
                                                        -----------------------------------------------------------------
   Weighted average number of units outstanding, basic
      and diluted.....................................      19,198,644          19,250,867       19,241,617    19,556,486
   ----------------------------------------------------------------------------------------------------------------------

   (5) The following is a reconciliation of income before income tax expense (benefit) to EBITDA and distributable cash flow. Beginning July 1, 2000, the impact of volumetric expansions, contractions and measurement discrepancies in the pipelines has been borne by the shippers in our pipelines and is therefore not reflected in operating expenses subsequent to July 1, 2000. The effect of volumetric expansions, contractions and measurement discrepancies in the pipelines was a net reduction to income before income tax expense (benefit).

   ----------------------------------------------------------------------------------------------------------------------
                                                       PREDECESSOR                                              SUCCESSOR
                                   -------------------------------   ----------------------------------------------------
                                         YEARS ENDED    SIX MONTHS     SIX MONTHS         YEARS ENDED        THREE MONTHS
                                        DECEMBER 31,         ENDED          ENDED        DECEMBER 31,     ENDED MARCH 31,
                                   -----------------      JUNE 30,   DECEMBER 31,   -----------------   -----------------
   (IN THOUSANDS)                     1998      1999          2000           2000      2001      2002      2002      2003
   ----------------------------------------------------------------------------------------------------------------------
   Income before income tax
      expense (benefit)..........  $58,806   $69,319   $    19,158   $    20,687    $45,873   $55,538   $10,818   $12,382
   Plus interest expense, net....      796       777           433         4,748      3,811     4,880       556     2,377
   Plus depreciation and
      amortization...............   12,451    12,318         6,336         5,924     13,390    16,440     4,356     4,283
                                   --------------------------------------------------------------------------------------
   EBITDA........................   72,053    82,414        25,927        31,359     63,074    76,858    15,730    19,042
      Less equity income from
         Skelly-Belvieu Pipeline
         Company.................   (3,896)   (3,874)       (1,926)       (1,951)    (3,179)   (3,188)     (678)     (731)
      Less interest expense,
         net.....................     (796)     (777)         (433)       (4,748)    (3,811)   (4,880)     (556)   (2,377)
      Less maintenance capital
         expenditures............   (2,345)   (2,060)       (1,699)         (619)    (2,786)   (3,943)     (789)   (1,192)
      Less gain on sale of
         property, plant and
         equipment...............   (7,005)   (2,478)           --            --         --        --        --        --
      Plus distributions from
         Skelly-Belvieu Pipeline
         Company.................    3,692     4,238         2,306         2,352      2,874     3,590       771       748
      Plus impact of volumetric
         variances...............      555       378           916            --         --        --        --        --
                                   --------------------------------------------------------------------------------------
   Distributable cash flow.......  $62,258   $77,841   $    25,091   $    26,393    $56,172   $68,437   $14,478   $15,490
   ----------------------------------------------------------------------------------------------------------------------

   We utilize two financial measures, earnings before interest, income taxes, depreciation and amortization (EBITDA) and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management presents both EBITDA and distributable cash flow in our filings under the Securities Exchange Act of 1934. Management uses these financial measures because they are widely accepted financial indicators used by some investors and analysts to analyze and compare partnerships on the basis of operating performance. In addition, distributable cash flow is used to determine the amount of cash distributions to Valero L.P.'s unitholders. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to operating income or income before income tax expense (benefit). They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles. Our method of computation for both EBITDA and distributable cash flow may or may not be comparable to other similarly titled measures used by other partnerships.

   (6) The partners' equity amount as of December 31, 2001 includes $50,631,000 of net parent investment resulting from our acquisition of the Wichita Falls Business on February 1, 2002, which represented a transfer between entities under common control and therefore required a restatement of our December 31, 2001 consolidated balance sheet to include the Wichita Falls Business as if it had been combined with us as of December 31, 2001. Upon execution of the acquisition on February 1, 2002, partners' equity/net parent investment was reduced by $51,281,000.

   (7) On March 18, 2003, we acquired the South Texas pipeline system and the crude oil storage tanks from Valero Energy. The throughput related to these newly acquired assets is included in the barrel per day throughput amounts and is calculated based on throughput for the period from March 19, 2003 to March 31, 2003 divided by the 90 days in the quarter.

                                  RISK FACTORS

Before you decide to participate in the exchange offer, you should read carefully the following risks, uncertainties and factors relating to our notes and our business along with "Management's discussion and analysis of financial condition and results of operations" beginning on page 40 of this prospectus.

RISKS RELATED TO THE EXCHANGE

YOU MAY HAVE DIFFICULTY SELLING THE NOTES WHICH YOU DO NOT EXCHANGE, SINCE OUTSTANDING NOTES WILL CONTINUE TO HAVE RESTRICTIONS ON TRANSFER AND CANNOT BE SOLD WITHOUT REGISTRATION UNDER SECURITIES LAWS OR EXEMPTIONS FROM REGISTRATION.

If a large number of outstanding notes are exchanged for exchange notes issued in the exchange offer, it may be difficult for holders of outstanding notes that are not exchanged in the exchange offer to sell their notes, since those outstanding notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of notes outstanding, there may not be a very liquid market in those notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market.

In addition, if you do not tender your outstanding notes or if we do not accept some outstanding notes, those notes will continue to be subject to the transfer and exchange provisions of the indenture and the existing transfer restrictions of the notes that are described in the legend on the notes and in the prospectus relating to the notes.

IF YOU EXCHANGE YOUR OUTSTANDING NOTES, YOU MAY NOT BE ABLE TO RESELL THE EXCHANGE NOTES YOU RECEIVE IN THE EXCHANGE OFFER WITHOUT REGISTERING THEM AND DELIVERING A PROSPECTUS.

You may not be able to resell exchange notes you receive in the exchange offer without registering those exchange notes or delivering a prospectus. Based on interpretations by the Commission in no-action letters, we believe, with respect to exchange notes issued in the exchange offer, that:

       - holders who are not our "affiliates" within the meaning of Rule 405 of the Securities Act;

       - holders who acquire their exchange notes in the ordinary course of business; and

       - holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities
       Act) of the exchange notes;

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the Commission in no-action letters, and would have to register the exchange notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed "underwriters" within the meaning of the Securities Act in connection with any resale of exchange notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding exchange notes in market-making activities or other trading activities and must deliver a prospectus when they resell notes they acquire in the exchange offer in order not to be deemed an underwriter.

RISKS RELATED TO THE NOTES

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

If Valero Energy or an investment grade entity owns less than 51% of the general partner of Valero L.P. or if Valero L.P. or an investment grade entity owns less than all of our general partner or less than all of the limited partner interest in us, a change of control will occur under the indenture and we must offer to repurchase the notes. The same conditions will also cause a change of control under the indenture for our existing 6.875% senior notes due 2012, requiring us to offer to repurchase the $100 million aggregate principal amount of the 6.875% senior notes. We may not have sufficient funds at the time of the change of control to make the required repurchases of the notes and the 6.875% senior notes. Additionally, it is a change of control under our revolving credit facility if Valero Energy ceases to own at least 51% of Valero L.P.'s general partner or Valero Energy and/or Valero L.P. cease to own at least 100% of the general partner interest in us or at least 100% of the limited partner interest in us or a third party owns 20% or more of the outstanding units of Valero L.P. Any of these change of control events would cause an event of default under our revolving credit facility that would, should it occur, permit the lenders to accelerate the debt outstanding under our revolving credit facility, which in turn would cause an event of default under the indenture for the notes and the 6.875% senior notes.

RISKS INHERENT IN OUR BUSINESS

OUR FUTURE FINANCIAL AND OPERATING FLEXIBILITY MAY BE ADVERSELY AFFECTED BY RESTRICTIONS IN OUR CREDIT AGREEMENT AND BY OUR LEVERAGE AND VALERO ENERGY'S LEVERAGE.

Our leverage is significant in relation to our consolidated partners' equity. Our total outstanding debt as of March 31, 2003 was $383.9 million, representing approximately 51.4% of our total capitalization.

Debt service obligations, restrictive covenants in our debt agreements and maturities resulting from this leverage may adversely affect our ability to finance future operations, pursue acquisitions and fund other capital needs and Valero L.P.'s ability to pay cash distributions to unitholders, and may make our results of operations more susceptible to adverse economic or operating conditions. Our ability to repay, extend or refinance our existing debt obligations and to obtain future credit will depend primarily on our operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. Valero L.P. is prohibited from making cash distributions to its unitholders during an event of default under any of our debt agreements.

We currently expect to meet our anticipated future cash requirements, including scheduled debt repayments, through operating cash flows and the proceeds of one or more future debt offerings or equity offerings by Valero L.P. However, our ability to access the capital markets for future offerings may be limited by adverse market conditions resulting from, among other things, general economic conditions, contingencies and uncertainties, which are difficult to predict and beyond our control. If we were unable to access the capital markets for future offerings, we might be forced to seek extensions for some of our short-term maturities or to refinance some of our debt obligations through bank credit, as opposed to long-term public debt securities or equity securities of Valero L.P. The price and terms upon which we might receive such extensions or additional bank credit could be more onerous than those contained in our existing debt agreements. Any such arrangement could, in turn, increase the risk that our leverage may adversely affect our future financial and operating flexibility.

Our revolving credit facility contains restrictive covenants that limit our ability to incur additional debt and to engage in some types of transactions. These limitations could reduce our ability to capitalize on business opportunities that arise. Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions.

Our revolving credit facility contains provisions relating to changes in ownership. If these provisions are triggered, the outstanding debt may become due. If that happens, we may not be able to pay the debt. Valero L.P.'s general partner and its direct and indirect owners are not prohibited by the partnership agreement from entering into a transaction that would trigger these change-in-ownership provisions.

On March 6, 2003 Moody's Investors Service downgraded our 6.875% senior notes due 2012 from Baa2 to Baa3, with a stable outlook. The downgrade was prompted by Moody's downgrade of the ratings of Valero Energy's debt from Baa2 to Baa3 on the same date. Moody's stated that our ratings were tied to Valero Energy's ratings because of Valero Energy's ownership interest in and control of us and Valero L.P., the strong operational links between Valero Energy and us and our reliance on Valero Energy for over 90% of our revenues. On March 7, 2003, Standard and Poor's affirmed the debt rating of our 6.875% senior notes at BBB, with a negative outlook.

If one or more credit rating agencies were to further downgrade the outstanding indebtedness of Valero Energy, we could experience a similar downgrade of our outstanding indebtedness, an increase in our borrowing costs or difficulty accessing capital markets. Such a development could adversely affect our ability to finance acquisitions and refinance existing indebtedness.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FROM OPERATIONS TO ENABLE US TO PAY THE REQUIRED PAYMENTS TO HOLDERS OF OUR NOTES.

Because the amount of cash we are able to pay to holders of our notes is principally dependent on the amount of cash we are able to generate from operations, which will fluctuate from quarter to quarter based on our performance, we may not be able to pay all our debt for each quarter. The amount of cash flow we generate from operations is in turn principally dependent on the average daily volumes of crude oil and refined products transported through our pipelines, the tariff rates, terminalling and storage tank fees we charge, and the level of operating costs we incur.

Other factors affecting the actual amount of cash that we will have available include the following:

       - required principal and interest payments on our debt;

       - the costs of acquisitions;

       - restrictions contained in our debt instruments;

       - issuances of debt securities;

       - fluctuations in working capital;

       - capital expenditures; and

       - adjustments in reserves made by the general partner in its discretion.

Payments to holders of our notes are dependent primarily on cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, we may make payments during periods when we record losses and may not make payments during periods when we record net income.

COST REIMBURSEMENTS AND FEES DUE THE GENERAL PARTNER OF VALERO L.P. AND ITS AFFILIATES WILL BE SUBSTANTIAL AND COULD ADVERSELY AFFECT OUR ABILITY TO MAKE PAYMENTS TO HOLDERS OF OUR NOTES.

We have agreed to pay Valero Energy an administrative fee that currently equals $5.2 million on an annualized basis in exchange for providing corporate, general and administrative services to us. Valero L.P.'s general partner, with approval and consent of the conflicts committee of its general partner, will have the right to increase the annual administrative fee by up to 1.5% each year, as further adjusted for inflation, during the eight-year term of the services agreement and may agree to further increases in connection with expansions of our operations through the acquisition or construction of new logistics assets that require additional administrative services. In addition to the administrative fee, we have agreed to pay Valero Energy $3.5 million on an annualized basis for services provided under the services and secondment agreements we entered into in connection with the crude oil storage tank contribution. During the first five years of these services and secondment agreements, these fees may be increased by Valero Energy based on increases in the consumer price index. After five years, these fees may be increased or decreased to more accurately reflect the actual costs to Valero Energy for the services being provided at that time. Additionally, we reimburse Valero Energy for direct expenses it incurs to provide all other services to us (for example, salaries for pipeline operations personnel). The direct expenses we reimbursed to Valero Energy were approximately $13.8 million in 2002. The payment of the annual administrative fee, the fees under the services and secondment agreements and the reimbursement of direct expenses could adversely affect our ability to make payments to holders of our notes.

WE DEPEND UPON VALERO ENERGY FOR THE CRUDE OIL AND REFINED PRODUCT TRANSPORTED IN OUR PIPELINES AND HANDLED AT OUR TERMINALS AND STORAGE TANKS, AND ANY REDUCTION IN THOSE QUANTITIES COULD REDUCE OUR ABILITY TO MAKE PAYMENTS TO HOLDERS OF OUR NOTES.

Because of the geographic location of our pipelines, terminals, and storage tanks, we depend almost exclusively upon Valero Energy to provide throughput for our pipelines, terminals and storage tanks. If Valero Energy were to decrease the throughput of crude oil and/or refined products for these assets for any reason, we would experience great difficulty in replacing those lost barrels. For example, during January and February of 2002, Valero Energy initiated economic-based refinery production cuts as a result of significantly lower refining margins industry-wide, resulting in a decrease in throughput barrels and revenues for some of our pipelines. Because our operating costs are primarily fixed, a reduction in throughput would result in not only a reduction of revenues but a decline in net income and cash flow of similar or greater magnitude, which would reduce our ability to make payments to holders of our notes.

Valero Energy may reduce throughput in our pipelines and utilization of our terminals and storage tanks either because of market conditions that affect refineries generally or because of factors that specifically affect Valero Energy. These conditions and factors include the following:

       - a decrease in demand for refined products in the markets served by our pipelines;

       - a temporary or permanent decline in the ability of the Corpus Christi, Texas City, Benicia, McKee, Three Rivers or Ardmore refineries to produce refined products;

       - a decision by Valero Energy to redirect refined products transported in our pipelines to markets not served by our pipelines or to transport crude oil by means other than our pipelines;

       - a decision by Valero Energy to sell one or more of the Corpus Christi, Texas City, Benicia, McKee, Three Rivers or Ardmore refineries to a purchaser that elects not to use our assets that serve these refineries;

       - a loss of customers by Valero Energy in the markets served by our pipelines or a failure to gain additional customers in growing markets; and

       - the completion of competing refined product pipelines in the western, southwestern, and Rocky Mountain market regions.

Valero Energy does not have an obligation to utilize our assets for a fixed amount of volumes under either the existing throughput agreements or the throughput agreements for the storage tank assets and South Texas pipelines and terminals. Rather, the throughput commitments are generally a function of production levels at the refineries. Accordingly, if refinery throughput is suspended or reduced for any reason, Valero Energy's throughput commitments to us with respect to our assets that serve that refinery will be suspended or proportionately reduced. If, as a result, Valero Energy suspends or reduces its usage of any of our assets, that could have a material adverse effect on us and on our ability to make payments to holders of our notes. Operations at a refinery could be partially or completely shut down, temporarily or permanently, as a result of a number of circumstances, none of which are within our control.

PAYMENTS TO HOLDERS OF OUR NOTES COULD BE ADVERSELY AFFECTED BY A SIGNIFICANT DECREASE IN DEMAND FOR REFINED PRODUCTS IN THE MARKETS SERVED BY OUR PIPELINES.

Any sustained decrease in demand for refined products in the markets served by our pipelines could result in a significant reduction in throughput in our crude oil and refined product pipelines and therefore in our cash flow, reducing our ability to make payments to holders of our notes. Factors that could lead to a decrease in market demand include:

       - a recession or other adverse economic condition that results in lower spending by consumers on gasoline, diesel, and travel;

       - higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of gasoline or diesel;

       - an increase in fuel economy, whether as a result of a shift by consumers to more fuel-efficient vehicles or technological advances by manufacturers;

       - an increase in the market price of crude oil that leads to higher refined product prices, which may reduce demand for gasoline or diesel. Market prices for crude oil and refined products are subject to wide fluctuation in response to changes in global and regional supply over which neither we nor Valero Energy have any control, and recent significant increases in the price of crude oil may result in a lower demand for refined products; and

       - the increased use of alternative fuel sources, such as battery-powered engines. Several state and federal initiatives mandate this increased use. For example, the Energy Policy Act of 1992 requires 75% of all new vehicles purchased by federal agencies since 1999, 75% of all new vehicles purchased by state governments since 2000, and 70% of all new vehicles purchased for private fleets in 2006 and thereafter to use alternative fuels. Additionally, California has enacted a regulation requiring that by the year 2003, 10% of all fleets delivered to California for sale be zero-emissions vehicles.

OUR ABILITY TO MAKE PAYMENTS TO HOLDERS OF OUR NOTES COULD BE REDUCED BY A MATERIAL DECLINE IN PRODUCTION BY ANY OF VALERO ENERGY'S REFINERIES THAT ARE SERVED BY US.

Any significant curtailing of production at the Corpus Christi, Texas City, Benicia, McKee, Three Rivers or Ardmore refineries could, by reducing throughput in our pipelines, terminals and storage tanks, result in us realizing materially lower levels of revenues and cash flow for the duration of the shutdown. Operations at a refinery could be partially or completely shut down, temporarily or permanently, as the result of a number of circumstances, none of which are within our control, such as:

       - scheduled turnarounds or unscheduled maintenance or catastrophic events at a refinery;

       - labor difficulties that result in a work stoppage or slowdown at a refinery;

       - environmental proceedings or other litigation that compel the cessation of all or a portion of the operations at a refinery;

       - increasingly stringent environmental regulations, such as the Environmental Protection Agency's Gasoline Sulfur Control Requirements and Diesel Fuel Sulfur Control Requirements which limit the concentration of sulfur in gasoline and diesel;

       - a disruption in the supply of crude oil to a refinery; and

       - a governmental ban or other limitation on the use of an important product of a refinery.

The magnitude of the effect on us of any shutdown will depend on the length of the shutdown and the extent of the refinery operations affected by the shutdown. Furthermore, we have no control over the factors that may lead to a shutdown or the measures Valero Energy may take in response to a shutdown. Valero Energy will make all decisions at the refineries concerning levels of production, regulatory compliance, refinery turnarounds, labor relations, environmental remediation, and capital expenditures.

VALERO ENERGY'S SEVEN-YEAR AGREEMENT TO USE OUR PIPELINES AND TERMINALS WILL BE SUSPENDED IF MATERIAL CHANGES IN MARKET CONDITIONS OCCUR THAT HAVE A MATERIAL ADVERSE EFFECT ON VALERO ENERGY, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MAKE PAYMENTS TO HOLDERS OF OUR NOTES.

If market conditions with respect to the transportation of crude oil or refined products or with respect to the end markets in which Valero Energy sells refined products change in a material manner such that Valero Energy would suffer a material adverse effect if it were to continue to use our pipelines and terminals at the required levels, Valero Energy's obligation to us will be suspended during the period of the change in market conditions to the extent required to avoid the material adverse effect. Any suspension of Valero Energy's obligation could adversely affect throughput in our pipelines and terminals and therefore our ability to make payments to holders of our notes.

The concepts of a material change in market conditions and material adverse effect on Valero Energy are not defined in the agreement. However, situations that might constitute a material change in market conditions having a material adverse effect on Valero Energy include the cost of transporting crude oil or refined products by our pipelines becoming materially more expensive than transporting crude oil or refined products by other means or a material change in refinery profit that makes it materially more advantageous for Valero Energy to shift large volumes of refined products from markets served by our pipelines to pipelines retained by Valero Energy or owned by third parties. Valero Energy may suspend obligations by presenting a certificate from its chief financial officer that there has been a material change in market conditions having a material adverse effect on Valero Energy. If we disagree with Valero Energy, we have the right to refer the matter to an independent accounting firm for resolution.

ANY LOSS BY VALERO ENERGY OF CUSTOMERS IN THE MARKETS SERVED BY OUR REFINED PRODUCT PIPELINES MAY ADVERSELY AFFECT OUR ABILITY TO MAKE PAYMENTS TO HOLDERS OF OUR NOTES.

Should Valero Energy's retail marketing efforts become unsuccessful and result in declining or stagnant sales of its refined products, Valero Energy would have to find other end-users for its refined products. It may not choose or be able to replace lost branded retail sales through wholesale, spot, and exchange sales. Any failure by Valero Energy to replace lost branded retail sales could adversely affect throughput in our pipelines and, therefore, our cash flow and ability to make payments to holders of our notes.

CONTINUED HIGH NATURAL GAS PRICES COULD ADVERSELY AFFECT OUR ABILITY TO MAKE PAYMENTS TO HOLDERS OF OUR NOTES.

Power costs constitute a significant portion of our operating expenses. Power costs represented approximately 31% of our operating expenses for the year ended December 31, 2001 and 29% of our operating expenses for the year ended December 31, 2002. We use mainly electric power at our pipeline pump stations and at our terminals and such electric power is furnished by various utility companies that use primarily natural gas to generate electricity. Accordingly, our power costs typically fluctuate with natural gas prices. The recent increases in natural gas prices have caused our power costs to increase. If natural gas prices remain high or increase further, our cash flows may be adversely affected, which could adversely affect our ability to make payments to holders of our notes.

TERRORIST ATTACKS, THREATS OF WAR OR TERRORIST ATTACKS OR POLITICAL OR OTHER DISRUPTIONS THAT LIMIT CRUDE OIL PRODUCTION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

The terrorist attacks of September 11, 2001 and subsequent terrorist attacks and unrest, have caused instability in the world's financial and commercial markets and have contributed to volatility in prices for crude oil and natural gas. Threats or rumors of war or other armed conflict may cause further uncertainties and disruption to financial and commercial markets, further increase our energy costs or limit deliveries of foreign crude oil which could cause a reduction in throughput in our pipelines. Any of these conditions could have a material adverse effect on our business and therefore on our ability to make payments to holders of our notes.

In addition, political uncertainties and unrest in crude oil producing countries may adversely impact Valero Energy's refinery production and, as a result, throughput levels in our pipelines, terminals and storage tanks, which may adversely impact our results of operations and financial condition. Events such as the recent oil workers' strike in Venezuela may cause disruptions or shutdowns in crude oil production, adversely impacting the availability of crude oil and other feedstocks and causing crude oil and other feedstock economics to be unfavorable. Primarily as a result of this strike, during January and the first half of February of 2003, Valero Energy reduced production at several of its refineries, including the Corpus Christi, Texas City, McKee,

Three Rivers and Ardmore refineries, by as much as 15%, which had an unfavorable impact on the throughput levels in our pipelines, terminals and storage tanks and our results of operations.

Since the September 11, 2001 terrorist attacks, the United States government has issued warnings that energy assets, including our nation's pipeline infrastructure and refineries, may be a target of future terrorist attacks. A terrorist attack on our pipelines or on one of Valero Energy's refineries could result in the loss of our personnel or assets and curtail or reduce our throughput. As a result of turmoil in the insurance markets and significant premium increases, neither we nor Valero Energy is fully insured against acts of war or terrorism. Terrorist attacks involving assets of ours or Valero Energy's could have a material adverse effect on our operations and result in losses against which we would not be insured.

IF OUR ASSUMPTIONS CONCERNING POPULATION GROWTH ARE INACCURATE OR VALERO ENERGY'S GROWTH STRATEGY IS NOT SUCCESSFUL, OUR ABILITY TO MAKE PAYMENTS TO HOLDERS OF OUR NOTES MAY BE ADVERSELY AFFECTED.

Our growth strategy is dependent upon:

       - the accuracy of our assumption that many of the markets that we serve in the southwestern and Rocky Mountain regions of the United States will experience population growth that is higher than the national average; and

       - the willingness and ability of Valero Energy to capture a share of this additional demand in its existing markets and to identify and penetrate new markets in the southwestern and Rocky Mountain regions of the United States.

If our assumption about growth in market demand proves incorrect, Valero Energy may not have any incentive to increase refinery capacity and production, shift additional throughput to our pipelines, or shift volumes from our lower tariff pipelines to our higher tariff pipelines, which would adversely affect our growth strategy. Furthermore, Valero Energy is under no obligation to pursue a growth strategy with respect to its business that favors us. If Valero Energy chooses not, or is unable, to gain additional customers in new or existing markets in the southwestern and Rocky Mountain regions of the United States, our growth strategy would be adversely affected.

NEW COMPETING REFINED PRODUCT PIPELINES COULD CAUSE DOWNWARD PRESSURE ON MARKET PRICES, AND AS A RESULT, VALERO ENERGY MIGHT DECREASE THE VOLUMES TRANSPORTED IN OUR PIPELINES.

We are aware of a number of proposals or industry discussions regarding refined product pipeline projects that, if or when undertaken and completed, could adversely impact some of the most significant markets we serve. One of these projects, the Longhorn Pipeline, will transport refined products from the Texas Gulf Coast to El Paso, Texas. Most of the pipeline has been constructed, and it has obtained regulatory approval and is expected to begin operation by the end of 2003. The completion of the Longhorn Pipeline will increase the amount of refined products available in the El Paso, Texas, New Mexico, and Arizona markets, which could put downward pressure on refined product prices in those markets. As a result, Valero Energy might not find it economically attractive to maintain its current market share in those markets and might decrease the throughput in our pipelines to those markets. In addition, two other refined product pipeline projects have been announced, the Williams Pipeline project from northwestern New Mexico to Salt Lake City, Utah and the Shell Pipeline (formerly Equilon) project from Odessa, Texas to Bloomfield, New Mexico. It is uncertain if and when these proposed pipelines will commence operations. If completed, these proposed pipeline projects could cause downward pressure on market prices in the New Mexico and Arizona markets and could cause Valero Energy to decrease the volumes transported in our pipelines.

IF ONE OR MORE OF OUR TARIFF RATES IS REDUCED, IF FUTURE INCREASES IN OUR TARIFF RATES DO NOT ALLOW US TO RECOVER FUTURE INCREASES IN OUR COSTS, OR IF RATEMAKING METHODOLOGIES ARE ALTERED, OUR ABILITY TO MAKE PAYMENTS TO HOLDERS OF OUR NOTES MAY BE ADVERSELY AFFECTED.

Our interstate pipelines are subject to extensive regulation by the Federal Energy Regulatory Commission under the Interstate Commerce Act. This Act allows the FERC, shippers, and potential shippers to challenge our current rates that are already effective and any proposed changes to those rates, as well as our terms and conditions of service. The FERC may subject any proposed changes to investigation and possible refund or reduce our current rates and order that we pay reparations for overcharges caused by these rates during the two years prior to the beginning of the FERC's investigation. In addition, a state commission could also investigate our intrastate rates or our terms and conditions of service on its own initiative or at the urging of a shipper or other interested parties.

Valero Energy has agreed not to challenge, or cause others to challenge, our tariff rates until 2008. This agreement does not prevent other shippers or future shippers from challenging our tariff rates. At the end of this time, Valero Energy will be free to challenge, or cause other parties to challenge, our tariff rates. If Valero Energy or any third party is successful in challenging our tariff rates, we may not be able to sustain our rates, which may adversely affect our revenues. Cash available for payments to holders of our notes could be materially reduced by a successful challenge to our tariff rates.

Despite Valero Energy's agreement not to challenge tariff rates, adverse market conditions could nevertheless cause us to lower our tariff rates. Valero Energy may find it economically advantageous to reduce the feedstock consumption or the production of refined products at the Corpus Christi, Texas City, Benicia, McKee, Three Rivers or Ardmore refineries or to transport refined products to markets other than those we serve, any of which would have the effect of reducing throughput in our pipelines. If a material change in market conditions occurs, the pipelines and terminals usage agreement allows Valero Energy to reduce throughput in our pipelines. Accordingly, we could be forced to lower our tariff rates in an effort to make transportation through our pipelines economically attractive to Valero Energy in order to maintain throughput volumes. However, even a significant reduction of our tariff rates may not provide enough economic incentive to Valero Energy to maintain historical throughput levels.

Under the FERC's current ratemaking methodology, the maximum rate we may charge with respect to interstate pipelines is adjusted up or down each year by the percentage change in the producer price index for finished goods minus 1%. The FERC's current methodology also allows us, in some circumstances, to change rates based either on our cost of service, or market-based rates, or on a settlement or agreement with all of our shippers, instead of the index-based rate change. Under any of these methodologies, our ability to set rates based on our true costs may be limited or delayed. If for any reason future increases in our tariff rates are not sufficient to allow us to recover increases in our costs, our ability to make payments to holders of our notes may be adversely affected.

Potential changes to current ratemaking methods and procedures of the FERC and state regulatory commissions may impact the federal and state regulations under which we will operate in the future. In addition, if the FERC's petroleum pipeline ratemaking methodology were reviewed by a federal appeals court and changed, this change could reduce our revenues and reduce cash available for payments to holders of our notes.

A MATERIAL DECREASE IN THE SUPPLY, OR A MATERIAL INCREASE IN THE PRICE, OF CRUDE OIL AVAILABLE FOR TRANSPORT THROUGH OUR PIPELINES AND THROUGH OUR STORAGE TANKS TO VALERO ENERGY'S REFINERIES, COULD MATERIALLY REDUCE OUR ABILITY TO MAKE PAYMENTS TO HOLDERS OF OUR NOTES.

The volume of crude oil we transport in our crude oil pipelines depends on the availability of attractively priced crude oil produced in the areas accessible to our crude oil pipelines, imported to our Corpus Christi storage facilities, and received from common carrier pipelines outside of our areas of operations. If Valero Energy does not replace volumes lost due to a material temporary or permanent decrease in supply from any of these sources with volumes transported in one of our other crude oil pipelines, we would experience an overall decline in volumes of crude oil transported through our pipelines or through our storage tanks and therefore a corresponding reduction in cash flow. Similarly, if there were a material increase in the price of crude oil supplied from any of these sources, either temporary or permanent, which caused Valero Energy to reduce its shipments in the related crude oil pipelines or through our storage tanks, we could experience a decline in volumes of crude oil transported in our pipelines or through our storage tanks and therefore a corresponding reduction in cash flow. Furthermore, a reduction of supply from our pipelines, either because of the unavailability or high price of crude oil, would likely result in reduced production of refined products at the Corpus Christi, McKee, Three Rivers, and Ardmore refineries, causing a reduction in the volumes of refined products we transport and our cash flow. Some of the local gathering systems that supply crude oil that we transport to the McKee and Ardmore refineries are experiencing a decline in production.

IF WE ARE NOT ABLE TO SUCCESSFULLY ACQUIRE, EXPAND AND BUILD PIPELINES AND OTHER LOGISTICS ASSETS OR ATTRACT SHIPPERS IN ADDITION TO VALERO ENERGY, THE GROWTH OF OUR BUSINESS WILL BE LIMITED.

We intend to grow our business in part through selective acquisitions, expansions of pipelines, and construction of new pipelines, as well as by attracting shippers in addition to Valero Energy. Each of these components has uncertainties and risks associated with it, and none of these approaches may be successful.

We may be unable to consummate any acquisitions or identify attractive acquisition candidates in the future, to acquire assets or businesses on economically acceptable terms, or to obtain financing for any acquisition on satisfactory terms or at all. Valero Energy may not make any acquisitions that would provide acquisition opportunities to us or, if these opportunities arose, they may not be on terms attractive to us. Moreover, Valero Energy is not obligated in all instances to offer to us logistics assets acquired as part of an acquisition by Valero Energy. Valero Energy is also under no obligation to sell to us any pipeline assets it owns.

Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, and services of the acquired companies or business segments, the diversion of management's attention from other business concerns, and the potential loss of key employees of the acquired businesses. As a result, our business could be adversely affected by an acquisition.

The construction of a new pipeline or the expansion of an existing pipeline, by adding additional horsepower or pump stations or by adding a second pipeline along an existing pipeline, involves numerous regulatory, environmental, political, and legal uncertainties beyond our control. These projects may not be completed on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline, the construction will occur over an extended period of time and we will not receive any material increases in revenues until after completion of the project. This could have an adverse effect on our ability to make payments to holders of our notes.

Once we increase our capacity through acquisitions, construction of new pipelines, or expansion of existing pipelines, we may not be able to obtain or sustain throughput to utilize the newly available capacity. The underutilization of a recently acquired, constructed, or expanded pipeline could adversely affect our ability to make payments to holders of our notes.

We may not be able to obtain financing of any acquisitions, expansions, and new construction on satisfactory terms or at all. Furthermore, any debt we incur may adversely affect our ability to make payments to holders of our notes.

We also plan to seek volumes of crude oil or refined products to transport on behalf of shippers other than Valero Energy. However, volumes transported by us for third parties have been very limited historically and because of our lack of geographic relationship or interconnections with other refineries, we may not be able to obtain material third party volumes.

ANY REDUCTION IN THE CAPACITY OF, OR THE ALLOCATIONS TO, OUR SHIPPERS IN INTERCONNECTING THIRD PARTY PIPELINES COULD CAUSE A REDUCTION OF VOLUMES TRANSPORTED IN OUR PIPELINES AND COULD NEGATIVELY AFFECT OUR ABILITY TO MAKE PAYMENTS TO HOLDERS OF OUR NOTES.

Valero Energy and the other shippers in our pipelines are dependent upon connections to third party pipelines both to receive crude oil from the Texas Gulf Coast, the Permian Basin, and other areas and to deliver refined products to outlying market areas in Arizona, the midwestern United States, and the Rocky Mountain region of the United States. Any reduction of capacities in these interconnecting pipelines due to testing, line repair, reduced operating pressures, or other causes could result in reduced volumes transported in our pipelines. Similarly, any reduction in the allocations to our shippers in these interconnecting pipelines because additional shippers begin transporting volumes through the pipelines could also result in reduced volumes transported in our pipelines. Any reduction in volumes transported in our pipelines could adversely affect our revenues and cash flows.

VALERO ENERGY AND ITS AFFILIATES HAVE CONFLICTS OF INTEREST AND LIMITED FIDUCIARY RESPONSIBILITIES, WHICH MAY PERMIT THEM TO FAVOR THEIR OWN INTERESTS TO THE DETRIMENT OF HOLDERS OF OUR NOTES.

Valero Energy and its affiliates currently have an aggregate 46.2% limited partner interest in Valero L.P. and own and control both Valero L.P.'s general partner and our general partner. Conflicts of interest may arise between Valero Energy and its affiliates, including the general partners, on the one hand, and us, on the other hand. As a result of these conflicts, the general partners may favor their own interests and the interests of their affiliates over the interests of holders of our notes. These conflicts include, among others, the following situations:

       - Valero Energy, as the primary shipper in our pipelines, has an economic incentive to seek lower tariff rates for our pipelines, lower terminalling fees and lower storage tank fees;

       - Some officers of Valero Energy, who provide services to us, also devote significant time to the businesses of Valero Energy and are compensated by Valero Energy for the services rendered by them;

       - Neither our partnership agreement, Valero L.P.'s partnership agreement nor any other agreement requires Valero Energy to pursue a business strategy that favors us or utilizes our assets, including any increase in refinery production or pursuing or growing markets linked to our assets. Valero Energy's directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Valero Energy;

       - Valero Energy and its affiliates may engage in limited competition with us;

       - Valero Energy may use other transportation methods or providers for up to 25% of the crude oil processed and refined products produced in the Ardmore, McKee, and Three Rivers refineries and is not required to use our pipelines if there is a material change in the market conditions for the transportation of crude oil and refined products, or in the markets for refined products served by these refineries, that has a material adverse effect on Valero Energy;

       - Valero L.P.'s general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional limited partner interests in Valero L.P. and reserves, each of which can affect the amount of cash that is paid to holders of our notes;

       - Valero L.P.'s general partner determines which costs incurred by Valero Energy and its affiliates are reimbursable by us;

       - Neither our partnership agreement nor Valero L.P.'s partnership agreement restricts Valero L.P.'s general partner from causing us to pay the general partner or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf;

       - Valero L.P.'s general partner controls the enforcement of obligations owed to us by Valero L.P.'s general partner and its affiliates, including under the storage tank asset handling and throughput agreement, the throughput commitment agreement, the terminalling agreements and the pipelines and terminals usage agreement with Valero Energy;

       - Valero L.P.'s general partner decides whether to retain separate counsel, accountants, or others to perform services for us; and

       - In some instances, Valero L.P.'s general partner may cause us to borrow funds in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units or to make incentive distributions or to hasten the expiration of the subordination period.

Valero L.P.'s partnership agreement gives the general partner broad discretion in establishing financial reserves for the proper conduct of our business including interest payments.

THE TRANSPORTATION AND STORAGE OF CRUDE OIL AND REFINED PRODUCTS IS SUBJECT TO FEDERAL AND STATE LAWS RELATING TO ENVIRONMENTAL PROTECTION AND OPERATIONAL SAFETY AND RESULTS IN A RISK THAT CRUDE OIL AND OTHER HYDROCARBONS MAY BE RELEASED INTO THE ENVIRONMENT, POTENTIALLY CAUSING SUBSTANTIAL EXPENDITURES THAT COULD LIMIT OUR ABILITY TO MAKE PAYMENTS TO HOLDERS OF OUR NOTES.

Our operations are subject to federal and state laws and regulations relating to environmental protection and operational safety. Risks of substantial costs and liabilities are inherent in pipeline, gathering, storage, and terminalling operations, and we may incur these costs and liabilities in the future.

Moreover, it is possible that other developments, such as increasingly strict environmental and safety laws, regulations and enforcement policies of those laws, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us. If we were not able to recover these resulting costs through insurance or increased revenues, payments to holders of our notes could be adversely affected. The transportation and storage of crude oil and refined products results in a risk of a sudden or gradual release of crude oil or refined products into the environment, potentially causing substantial expenditures for a response action, significant government penalties, liability for natural resources damages to government agencies, personal injury, or property damages to private parties and significant business interruption.

OUR FORMER USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS MAY LIMIT YOUR ABILITY TO SEEK POTENTIAL RECOVERIES FROM THEM RELATED TO THEIR WORK.

Arthur Andersen LLP, independent public accountants, audited our financial statements as of December 31, 2000 and for the years ended December 31, 2000 and 2001 and incorporated by reference in this prospectus. On March 22, 2002, we dismissed Arthur Andersen and engaged Ernst & Young LLP. In June 2002, Arthur Andersen was convicted on a federal obstruction of justice charge.

Moreover, Arthur Andersen has ceased operations. As a result, any recovery you may have from Arthur Andersen related to any claims that you may assert related to the financial statements audited by Arthur Andersen, misstatements or omissions, if any, in this prospectus, may be limited by the financial circumstances of Arthur Andersen. Should it declare bankruptcy or avail itself of other forms of protection from creditors, it is unlikely you would be able to recover damages from Arthur Andersen for any claim against them.

                                USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the exchange notes are identical in all respects to the form and terms of the outstanding notes, except the exchange notes do not include certain transfer restrictions, registration rights or provisions for additional interest. Outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

On March 18, 2003, we received net proceeds from the sale of the outstanding notes of $247.8 million after deducting the issue discount and the initial purchasers' discounts. We used such net proceeds, together with the proceeds from the common unit offering by Valero L.P. of approximately $202.3 million, and from the related capital contribution of Valero L.P.'s general partner of approximately $4.3 million, $25 million of borrowings under our revolving credit facility and $9.6 million cash on hand to finance the following transactions with Valero Energy:

       - $200 million for the crude oil storage tanks contribution;

       - $150 million for the South Texas pipeline system contribution;

       - $134.1 million for the redemption of common units and $2.9 million for the related redemption of a portion of the general partner interest; and

       - an estimated $2 million for aggregate transaction costs.

                       RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

--------------------------------------------------------------------------------------------------
                                                                  YEARS ENDED   THREE MONTHS ENDED
                                                                 DECEMBER 31,            MARCH 31,
                                          1998    1999   2000    2001    2002                 2003
--------------------------------------------------------------------------------------------------
Ratio of earnings to fixed charges.....  59.5X   70.8X   8.7X   11.8X   11.2X                 5.9X
--------------------------------------------------------------------------------------------------

For purposes of calculating the ratio of earnings to fixed charges:

       - "fixed charges" represent interest expense (including amounts capitalized and amortization of debt costs) and the portion of rental expense representing the interest factor; and

       - "earnings" represent the aggregate of pre-tax income from continuing operations (before adjustment from equity investees), fixed charges, amortization of capitalized interest and distributions from equity investees, less capitalized interest.

                                 CAPITALIZATION

The following table shows our historical capitalization as of March 31, 2003.

This table should be read together with our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

----------------------------------------------------------------------------
(UNAUDITED, IN THOUSANDS)                                     MARCH 31, 2003
----------------------------------------------------------------------------
Revolving credit facility...................................         $25,000
Long-term debt, including current portion...................           9,660
6.875% Senior Notes due 2012................................          99,624
6.05% Senior Notes due 2013.................................         249,607
                                                              --------------
      Total debt............................................         383,891
                                                              --------------
Partners' Equity:
   Common units.............................................         238,886
   Subordinated units.......................................         116,048
   General partner's equity.................................           7,656
                                                              --------------
   Total partners' equity...................................         362,590
                                                              --------------
      Total capitalization..................................        $746,481
----------------------------------------------------------------------------

                       DESCRIPTION OF OTHER INDEBTEDNESS

AMENDED REVOLVING CREDIT FACILITY

On March 6, 2003, we amended our five-year revolving credit facility, increasing its credit limit to $175 million. The revolving credit facility expires on January 15, 2006. At our option, borrowings under the revolving credit facility bear interest based on either an alternative base rate or LIBOR. We also incur a facility fee on the aggregate commitments of lenders under the revolving credit facility, whether used or unused. Borrowings under the revolving credit facility may be used for working capital and general partnership purposes; however, borrowings to fund distributions to Valero L.P.'s unitholders are limited to $40 million. All borrowings designated as borrowings subject to the $40 million sublimit must be reduced to zero for a period of at least 15 consecutive days during each fiscal year. The revolving credit facility also allows us to issue letters of credit for an aggregate of $75 million. The borrowings under the revolving credit facility are unsecured and rank equally with all of our outstanding unsecured and unsubordinated debt. The revolving credit facility is irrevocably and unconditionally guaranteed by Valero L.P. The guarantee by Valero L.P. ranks equally with all of its existing and future unsecured senior obligations.

The revolving credit facility requires that we maintain certain financial ratios, including a Consolidated Debt Coverage Ratio (debt to EBIDTA), as defined in the revolving credit facility, not exceeding 4.0 to 1.0. The revolving credit facility includes other restrictive covenants, including a prohibition on distributions by us to Valero L.P. if any default, as defined in the revolving credit facility, exists or would result from the distribution. The revolving credit facility also includes a change-in-control provision, which requires that Valero Energy owns, directly or indirectly, 51% of the general partner interests in Valero L.P., or Valero Energy and/or Valero L.P. own at least 100% of our general partner interest or at least 100% of our outstanding limited partner interests. Management believes that we are in compliance with all of these ratios and covenants.

6.875% SENIOR NOTES DUE 2012

On July 15, 2002, we completed the sale of $100 million aggregate principal amount of 6.875% senior notes. The 6.875% senior notes are due July 15, 2012 with interest payable on January 15 and July 15 of each year. The 6.875% senior notes do not have sinking fund requirements. The 6.875% senior notes rank equally with all our other existing senior unsecured indebtedness, including the notes and indebtedness under the revolving credit facility. The 6.875% senior notes contain restrictions on our ability to incur secured indebtedness unless the same security is also provided for the benefit of holders of those notes. In addition, they limit our ability to incur indebtedness secured by certain liens and to engage in certain sale-leaseback transactions. The 6.875% senior notes are irrevocably and unconditionally guaranteed on a senior unsecured basis by Valero L.P. The guarantee by Valero L.P. ranks equally with all of its existing and future unsecured senior obligations.

At our option, the 6.875% senior notes may be redeemed in whole or in part at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest to the redemption date. The 6.875% senior notes also include a change-in-control provision, which requires that Valero Energy or an investment grade entity owns and controls 51% of the general partner of Valero L.P., at least 100% of our general partner interest or at least 100% of our limited partner interests. Otherwise we must offer to purchase 6.875% senior notes at a price equal to 100% of their outstanding principal balance plus accrued interest through the date of purchase.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with "Business," "Summary financial and operating data" and our financial statements and supplementary data beginning on page F-1 of this prospectus.

Effective January 7, 2003, we acquired an asphalt terminal located in Pittsburg, California from Telfer for $15.1 million in cash. The statement of income for the three months ended March 31, 2003 includes the results of operations of the Telfer asphalt terminal from January 7, 2003 through March 31, 2003.

Effective March 18, 2003, Valero L.P. consummated a public offering of common units resulting in total proceeds after expenses of $204.3 million (including the general partner contribution), we issued 6.05% senior notes in a private placement resulting in total proceeds of $247.8 million and we borrowed $25.0 million under our revolving credit facility. These proceeds, along with cash on hand, were used to redeem 3,809,750 common units owned by UDS Logistics, LLC and a pro rata portion of general partner interest for $137.0 million and to pay $350 million related to the contribution by Valero Energy to us of the South Texas pipeline system (South Texas pipelines and terminals) and the crude oil storage tanks. The consolidated statement of income for the three months ended March 31, 2003 includes the results of operations of the South Texas pipelines and terminals and the crude oil storage tanks from March 19, 2003 through March 31, 2003, and includes the impact of the debt and equity financings related to the above acquisitions and redemption.

SEASONALITY

Our operating results are affected by factors affecting the business of Valero Energy, including refinery utilization rates, crude oil prices, the demand for refined products and industry refining capacity.

The throughput of crude oil that we transport is directly affected by the level of, and refiner demand for, crude oil in markets served directly by our crude oil pipelines and crude oil storage tanks. Crude oil inventories tend to increase due to overproduction of crude oil by producing companies and countries and planned maintenance turnaround activity by refiners.

The throughput of the refined products that we transport is directly affected by the level of, and user demand for, refined products in the markets served directly or indirectly by our refined product pipelines. Demand for gasoline in most markets peaks during the summer driving season, which extends from May through September, and declines during the fall and winter months. Demand for gasoline in the Arizona market, however, generally is higher in the winter months than summer months due to greater tourist activity and second home usage in the winter months.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THREE MONTHS ENDED MARCH 31, 2003

The results of operations for the three months ended March 31, 2002 presented in the following table are derived from the consolidated statement of income for Valero L.P. and subsidiaries for the three months ended March 31, 2002, which includes the Wichita Falls Business for the month ended January 31, 2002 prior to its actual acquisition on February 1,

2002. The results of operations for the three months ended March 31, 2003 presented in the following table are derived from the consolidated statement of income for Valero L.P. and subsidiaries for the three months ended March 31, 2003, which includes the results of operations of the South Texas pipelines and terminals and the crude oil storage tanks for the period from March 19, 2003 through March 31, 2003.

FINANCIAL DATA:

---------------------------------------------------------------------------------------
                                                                     THREE MONTHS ENDED
                                                                              MARCH 31,
                                                              -------------------------
(IN THOUSANDS)                                                       2002          2003
---------------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:
REVENUES....................................................  $    26,024   $    31,816
                                                              -------------------------
COSTS AND EXPENSES:
   Operating expenses.......................................        9,184        11,661
   General and administrative expenses......................        1,788         1,844
   Depreciation and amortization............................        4,356         4,283
                                                              -------------------------
            TOTAL COSTS AND EXPENSES........................       15,328        17,788
                                                              -------------------------
OPERATING INCOME............................................       10,696        14,028
   Equity income from Skelly-Belvieu Pipeline Company.......          678           731
   Interest expense, net....................................         (556)       (2,377)
                                                              -------------------------
INCOME BEFORE INCOME TAX EXPENSE............................       10,818        12,382
   Income tax expense.......................................          395            --
                                                              -------------------------
NET INCOME..................................................       10,423        12,382
   Less net income applicable to general partner............         (195)         (624)
   Less net income related to the Wichita Falls Business for
      the month ended January 31, 2002......................         (650)           --
                                                              -------------------------
NET INCOME APPLICABLE TO THE LIMITED PARTNERS' INTEREST.....  $     9,578   $    11,758
                                                              -------------------------
Net income per unit applicable to limited partners..........  $      0.50   $      0.60
                                                              -------------------------
Weighted average number of limited partnership units
  outstanding...............................................   19,241,617    19,556,486
                                                              -------------------------
Earnings before interest, taxes and depreciation and
  amortization (EBITDA) (a).................................  $    15,730   $    19,042
                                                              -------------------------
Distributable cash flow (a).................................  $    14,478   $    15,490
---------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
                                                              DECEMBER 31,      MARCH 31,
                                                                      2002           2003
-----------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Long-term debt, including current portion (1)...............   $ 109,658     $    383,891
Partners' equity (2)........................................     293,895          362,590
Debt-to-capitalization ratio (1)/((1)+(2))..................       27.2%            51.4%
-----------------------------------------------------------------------------------------

    (a) The following is a reconciliation of income before income tax expense to EBITDA and distributable cash flow.

---------------------------------------------------------------------------------
                                                               THREE MONTHS ENDED
                                                                        MARCH 31,
                                                              -------------------
(IN THOUSANDS)                                                    2002       2003
---------------------------------------------------------------------------------
INCOME BEFORE INCOME TAX EXPENSE............................  $ 10,818   $ 12,382
   Plus interest expense, net...............................       556      2,377
   Plus depreciation and amortization.......................     4,356      4,283
                                                              -------------------
EBITDA......................................................    15,730     19,042
  Less equity income from Skelly-Belvieu Pipeline Company...      (678)      (731)
  Less interest expense, net................................      (556)    (2,377)
  Less maintenance capital expenditures.....................      (789)    (1,192)
  Plus distributions from Skelly-Belvieu Pipeline Company...       771        748
                                                              -------------------
DISTRIBUTABLE CASH FLOW.....................................  $ 14,478   $ 15,490
---------------------------------------------------------------------------------

    For a discussion regarding our rationale for utilizing the non-GAAP measures of EBITDA and distributable cash flow, please see "Summary -- Summary financial and operating data."

OPERATING DATA:

The following table reflects total throughput, on a barrels per day basis, for our crude oil pipelines, refined product pipelines, refined product terminals and crude oil storage tanks for the three months ended March 31, 2002 and 2003. On March 18, 2003, we acquired the South Texas pipelines and terminals and the crude oil storage tanks from Valero Energy. The throughput related to these newly acquired assets included in the table below is calculated based on throughput for the period from March 19, 2003 to March 31, 2003 divided by the 90 days in the quarter.

------------------------------------------------------------------------------------------
                                                                              THREE MONTHS
                                                                           ENDED MARCH 31,
                                                              ----------------------------
(BARRELS PER DAY)                                                2002      2003   % CHANGE
------------------------------------------------------------------------------------------
Crude oil pipeline throughput...............................  312,387   332,760         7%
                                                              ----------------------------
Refined product pipeline throughput.........................  262,872   296,816        13%
                                                              ----------------------------
Refined product terminal throughput.........................  175,816   176,797         1%
                                                              ----------------------------
Crude oil storage tank throughput...........................      N/A    77,458        N/A
------------------------------------------------------------------------------------------

Net income for the three months ended March 31, 2003 was $12.4 million as compared to $10.4 million for the three months ended March 31, 2002. The increase of $2.0 million was primarily attributable to the additional net income generated from the higher throughput volumes in the crude oil pipelines and the acquisition of the South Texas pipelines and terminals and the crude oil storage tanks on March 18, 2003. Net income generated by the acquired assets from March 19, 2003 through March 31, 2003 totaled $1.1 million. The increase in net income resulting from the above factors was partially offset by the impact of lower throughput barrels in our other refined product pipelines and terminals resulting from economic-based refinery production cuts at Valero Energy's McKee and Ardmore refineries and lower throughput barrels at Valero Energy's Three Rivers refinery related to the oil workers' strike in Venezuela.

Revenues for the three months ended March 31, 2003 were $31.8 million as compared to $26.0 million for the three months ended March 31, 2002, an increase of 22% or $5.8 million. The following discusses significant revenue increases and decreases:

       - revenues for the Corpus Christi to Three Rivers, Ringgold to Wasson and Wichita Falls to McKee crude oil pipelines increased a combined $1.4 million for the three months ended March 31, 2003 as compared to 2002 due to a combined 19% increase in throughput barrels. During the first quarter of 2002, Valero Energy initiated economic-based refinery production cuts at each of the McKee, Ardmore and Three Rivers refineries and performed refinery turnarounds at the McKee and Three Rivers refineries. During January and early February of 2003, Valero Energy again initiated economic-based refinery production cuts; however, refining fundamentals improved significantly by mid-February and as a result Valero Energy maximized production at each of these refineries for the remainder of the first quarter of 2003. In addition, the only major refinery turnaround project during the first quarter of 2003 was at the Ardmore refinery, which began in the last half of March and continued through late April 2003;

       - revenues for the crude hydrogen pipeline, which was acquired on May 29, 2002, were $0.4 million for the three months ended March 31, 2003;

       - revenues for the South Texas pipelines from March 19, 2003 to March 31, 2003 totaled $0.9 million based on throughput of 1,974,956 barrels;

       - revenues for our other refined product pipelines increased $0.4 million primarily due to increased throughput barrels in the Three Rivers refined product pipelines for the three months ended March 31, 2003 as compared to 2002. Revenues and throughput barrels in the McKee and Ardmore refined product pipelines for the three months ended March 31, 2003 were comparable to 2002;

       - revenues for the refined product terminals, excluding the Telfer asphalt terminal and the South Texas terminals, increased $0.2 million primarily due to an increase in the additive blending fee from $0.04 per barrel to $0.12 per barrel effective January 1, 2003, as throughput barrels in refined product terminals decreased 5%. Revenues for the Telfer asphalt terminal, which was acquired on January 7, 2003, were $1.0 million and throughput was 201,350 barrels for the three months ended March 31, 2003. Revenues for the South Texas terminals from March 19, 2003 through March 31, 2003 totaled $0.2 million based on throughput of 704,945 barrels; and

       - revenues for the Crude Oil storage tanks from March 19, 2003 through March 31, 2003 totaled $1.4 million based on throughput of 6,971,237 barrels.

       Operating expenses increased $2.5 million for the three months ended March 31, 2003 as compared to the three months ended March 31, 2002 primarily due to the following items:

       - the acquisition of the South Texas pipelines and terminals increased operating expenses by $0.5 million;

       - the acquisitions of the Telfer asphalt terminal and crude hydrogen pipeline increased operating expenses by $0.4 million;

       - the acquisition of the crude oil storage tanks increased operating expenses by $0.2 million;

       - employee benefit expenses increased as a result of higher accruals for incentive compensation as a result of higher net income and increases in medical and pension costs; and

       - maintenance expenses, excluding the impact of acquisitions, increased $1.1 million due primarily to the increased number of pipeline and terminal integrity inspections performed during the first quarter of 2003 as compared to 2002 and increased chemical expenses related to drag reducing agents and gasoline additives.

General and administrative expenses were as follows:

-------------------------------------------------------------------------------
                                                                   THREE MONTHS
                                                                ENDED MARCH 31,
                                                              -----------------
(IN THOUSANDS)                                                    2002     2003
-------------------------------------------------------------------------------
Services Agreement..........................................  $  1,300   $1,300
Third party expenses........................................       604      706
General and administrative expenses related to the Wichita
  Falls Business for the month ended January 31, 2002.......        40       --
Reimbursement from partners on jointly owned pipelines......      (156)    (162)
                                                              -----------------
   General and administrative expenses......................  $  1,788   $1,844
-------------------------------------------------------------------------------

General and administrative expenses increased 3% for the three months ended March 31, 2003 as compared to the three months ended March 31, 2002 due primarily to an increase in general and administrative costs from third parties. In addition to the annual fee charged by Valero Energy to us for general and administrative services, Valero L.P. incurs costs (e.g., unitholder annual reports, preparation and mailing of income tax reports to unitholders and director fees) as a result of being a publicly held entity.

Depreciation and amortization expense decreased slightly during the three months ended March 31, 2003 as compared to the three months ended March 31, 2002 as certain assets became fully depreciated and no depreciation was recognized for the South Texas pipelines and terminals and the crude oil storage tanks acquired on March 18, 2003. We begin depreciating assets in the month following acquisition.

Equity income from Skelly-Belvieu Pipeline Company for the three months ended March 31, 2003 increased 8% as compared to the three months ended March 31, 2002 due to a 6% increase in throughput barrels in the Skellytown to Mont Belvieu refined product pipeline.

Interest expense for the three months ended March 31, 2003 was $2.4 million, net of interest income and capitalized interest of $0.1 million, as compared to $0.6 million of interest expense, net of interest income and capitalized interest of $0.1 million for the three months ended March 31, 2002. Interest expense was higher in 2003 due to interest expense related to the $100.0 million of 6.875% senior notes issued in July of 2002, and interest expense related to the private placement of $250.0 million of 6.05% senior notes and $25.0 million of borrowings under the revolving credit facility commencing March 18, 2003. The 2003 borrowings were used to fund the common unit redemption and a portion of the South Texas pipelines and terminals acquisition, all of which closed in March 2003. The 2002 borrowings were used to repay borrowings under the variable-rate revolving credit facility. Partially offsetting the higher interest expense in 2003 from the above factors is the effect of interest rate swaps entered into during the three months ended March 31, 2003. We entered into $105.0 million (notional amount) of interest rate swaps, which effectively convert $105.0 million of fixed-rate debt to variable-rate debt, reducing the effective interest rate on such debt by approximately 300 basis points based on current rates.

Income tax expense for the three months ended March 31, 2002 represents income tax expense incurred by the Wichita Falls Business during the month ended January 31, 2002, prior to the transfer of the Wichita Falls Business to us.

Net income for the three months ended March 31, 2002 includes $0.7 million of net income related to the Wichita Falls Business for the month ended January 31, 2002, which was allocated entirely to the general partner. Net income applicable to the general partner for the three months ended March 31, 2003 includes the effect of $0.4 million of incentive distributions.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2002

The results of operations for the year ended December 31, 2001 presented in the following table are derived from the consolidated statement of income for Valero L.P. and subsidiaries for the period from April 16, 2001 through December 31, 2001 and the combined statement of income for Valero L.P. and Valero Logistics for the period from January 1, 2001 through April 15, 2001, which in this discussion are combined and referred to as the year ended December 31, 2001. The results of operations for the year ended December 31, 2002 presented in the following table are derived from the consolidated statement of income for Valero L.P. and subsidiaries for the year ended December 31, 2002, which includes the Wichita Falls Business for the month ended January 31, 2002 prior to its actual acquisition on February 1, 2002.

FINANCIAL DATA:

----------------------------------------------------------------------------------
                                                                       YEARS ENDED
                                                                      DECEMBER 31,
                                                              --------------------
(IN THOUSANDS)                                                    2001        2002
----------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:
REVENUES....................................................  $ 98,827   $ 118,458
                                                              --------------------
COSTS AND EXPENSES:
   Operating expenses.......................................    33,583      37,838
   General and administrative expenses......................     5,349       6,950
   Depreciation and amortization............................    13,390      16,440
                                                              --------------------
      TOTAL COSTS AND EXPENSES..............................    52,322      61,228
                                                              --------------------
OPERATING INCOME............................................    46,505      57,230
   Equity income from Skelly-Belvieu Pipeline Company.......     3,179       3,188
   Interest expense, net....................................    (3,811)     (4,880)
                                                              --------------------
INCOME BEFORE INCOME TAX EXPENSE............................    45,873      55,538
   Income tax expense.......................................        --         395
                                                              --------------------
NET INCOME..................................................    45,873      55,143
   Less net income applicable to general partner............      (715)     (2,187)
   Less net income related to the period from January 1,
     2001 through April 15, 2001 and net income related to
     the Wichita Falls Business for the month ended January
     31, 2002...............................................   (10,126)       (650)
                                                              --------------------
NET INCOME APPLICABLE TO THE LIMITED PARTNERS' INTEREST.....  $ 35,032   $  52,306
----------------------------------------------------------------------------------

OPERATING DATA:

The following table reflects throughput barrels for our crude oil and refined product pipelines and the total throughput for all of our refined product terminals for the years ended December 31, 2001 and 2002.

------------------------------------------------------------------------------------------
                                                                               YEARS ENDED
                                                                              DECEMBER 31,
                                                            ------------------------------
(IN THOUSANDS OF BARRELS)                                       2001       2002   % CHANGE
------------------------------------------------------------------------------------------
Crude oil pipeline throughput:
   Dixon to McKee.........................................    20,403     15,970     (22%)
   Wichita Falls to McKee.................................        --     26,313       --
   Wasson to Ardmore......................................    29,612     27,294      (8%)
   Ringgold to Wasson.....................................    13,788     12,630      (8%)
   Corpus Christi to Three Rivers.........................    28,689     25,075     (13%)
   Other crude oil pipelines..............................    18,399     19,746       7%
                                                            -------------------
      Total crude oil pipelines...........................   110,891    127,028      15%
                                                            -------------------
Refined product pipeline throughput:
   McKee to Colorado Springs to Denver....................     8,838      7,405     (16%)
   McKee to El Paso.......................................    24,285     24,121      (1%)
   McKee to Amarillo to Abernathy.........................    13,747     13,304      (3%)
   Amarillo to Albuquerque................................     4,613      4,022     (13%)
   McKee to Denver........................................     4,370      4,303      (2%)
   Ardmore to Wynnewood...................................    20,835     19,780      (5%)
   Three Rivers to Laredo.................................     4,479      4,711       5%
   Three Rivers to San Antonio............................    10,175      9,322      (8%)
   Other refined product pipelines........................    21,095     20,873      (1%)
                                                            -------------------
      Total refined product pipelines.....................   112,437    107,841      (4%)
                                                            -------------------
Refined product terminal throughput.......................    64,522     64,079      (1%)
------------------------------------------------------------------------------------------

Net income for the year ended December 31, 2002 was $55.1 million as compared to $45.9 million for the year ended December 31, 2001. The increase of $9.2 million was primarily attributable to the additional net income generated from the four acquisitions completed since July of 2001 (the Southlake refined product terminal, the Ringgold crude oil storage facility, the Wichita Falls Business and the crude hydrogen pipeline). The increase in net income was partially offset by the impact of lower throughput barrels in 2002 resulting from economic-based refinery production cuts at Valero Energy's McKee, Three Rivers and Ardmore refineries served by our pipelines and terminals. Valero Energy initiated economic-based refinery production cuts as a result of significantly lower refinery margins industry-wide in the first half of 2002.

Revenues for the year ended December 31, 2002 were $118.5 million as compared to $98.8 million for the year ended December 31, 2001, an increase of 20% or $19.7 million. This increase was due primarily to the addition of the Wichita Falls crude oil pipeline revenues, the Southlake refined product terminal revenues and the crude hydrogen revenues, partially offset by decreases in revenues on most of our other pipelines. The following discusses significant revenue increases and decreases by pipeline:

       - revenues for the year ended December 31, 2002 include $22.9 million of revenues related to the Wichita Falls to McKee crude oil pipeline, including $1.7 million of revenues (2,000,000 barrels of throughput) related to the month ended January 31, 2002, which was included in our revenues for 2002 as a result of the common control transfer between Valero Energy and us;

       - revenues for the McKee to Colorado Springs to Denver refined product pipeline and the Amarillo to Albuquerque refined product pipeline decreased $2.6 million due to a combined 15% decrease in throughput barrels, resulting from reduced production at the McKee refinery. During the first quarter of 2002, Valero Energy completed several planned refinery turnaround projects at the McKee refinery which significantly reduced production and thus reduced throughput barrels in our pipelines;

       - revenues for the Corpus Christi to Three Rivers crude oil pipeline decreased $2.4 million due to a 13% decrease in throughput barrels, as a result of reduced production at the Three Rivers refinery. During the first half of 2002, Valero Energy initiated economic-based refinery production cuts at the Three Rivers refinery. In addition, during the first quarter of 2002, Valero Energy completed several refinery turnaround projects resulting in a partial shutdown of the refinery and reduced throughput barrels in our pipelines;

       - revenues for the crude hydrogen pipeline, which was acquired on May 29, 2002, were $0.8 million for the seven months ended December 31, 2002;

       - revenues for the Ringgold to Wasson crude oil pipeline increased $0.7 million, despite an 8% decrease in throughput barrels resulting from reduced production at the Ardmore refinery, due to a tariff rate increase effective December 1, 2001 related to the Ringgold crude oil storage facility acquisition;

       - revenues for the Dixon to McKee crude oil pipeline decreased $0.4 million due to a 22% decrease in throughput barrels, as a result of Valero Energy supplying greater quantities of crude oil to the McKee refinery from the Wichita Falls to McKee crude oil pipeline during 2002 instead of gathering crude oil barrels near Dixon; and

       - revenues for the refined product terminals, excluding the Southlake terminal, decreased $0.7 million primarily due to a decrease in revenues for the Corpus Christi refined product terminal. In 2002, as a result of Valero Energy's economic-based refinery production cuts at the Three Rivers refinery, lower volumes of benzene, toluene and xylene were transported to Corpus Christi. Revenues for the Southlake terminal, which was acquired on July 1, 2001, were $2.3 million and throughput was 7,959,000 barrels for the year ended December 31, 2002 as compared to revenues of $1.3 million and throughput of 4,601,000 barrels for the six months ended December 31, 2001.

Operating expenses increased $4.3 million for the year ended December 31, 2002 as compared to the year ended December 31, 2001 primarily due to the following items:

       - the acquisitions of the Wichita Falls Business, the Southlake refined product terminal and the crude hydrogen pipeline increased operating expenses by $6.6 million;

       - insurance expense, excluding the impact of acquisitions, increased by $0.3 million, or 45%, due to higher rates charged for the property and liability policies we have in place;

       - utility expenses, excluding the impact of acquisitions, decreased by $2.3 million, or 22%, due to lower electricity rates as a result of lower natural gas prices, participation in Texas deregulation, negotiating lower rates with utility providers and implementation of power optimization software; and

       - maintenance expenses, excluding the impact of acquisitions, decreased $0.5 million, or 14%, due primarily to fewer pipeline and terminal inspections being required during 2002 as compared to 2001.

General and administrative expenses were as follows:

-----------------------------------------------------------------------------
                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              ---------------
(IN THOUSANDS)                                                  2001     2002
-----------------------------------------------------------------------------
Services Agreement..........................................  $5,200   $5,200
Third party expenses........................................     730    1,650
Compensation expense related to contractual rights to
   receive common units.....................................      --      721
General and administrative expenses related to the Wichita
   Falls Business for the month ended January 31, 2002......      --       40
Reimbursement from partners on jointly owned pipelines......    (581)    (661)
                                                              ---------------
   General and administrative expenses......................  $5,349   $6,950
-----------------------------------------------------------------------------

General and administrative expenses increased 30% for the year ended December 31, 2002 as compared to 2001 due primarily to an increase in general and administrative costs related to Valero L.P. being a publicly held entity and the recognition of compensation expense related to the award of common units to officers and directors in January of 2002 (see Note 14: Employee benefit plans, Long-term incentive plan). In addition to the annual fee charged by Valero Energy to us for general and administrative services, Valero L.P. incurs costs (e.g., unitholder annual reports, preparation and mailing of income tax reports to unitholders and director fees) as a result of being a publicly held entity.

Depreciation and amortization expense increased $3.1 million for the year ended December 31, 2002 as compared to the year ended December 31, 2001 due to the additional depreciation related to the acquisitions of the Southlake refined product terminal, the Ringgold crude oil storage facility, the Wichita Falls Business and the crude hydrogen pipeline. Included in 2002 is $0.2 million of depreciation expense related to the Wichita Falls Business for the month ended January 31, 2002.

Equity income from Skelly-Belvieu Pipeline Company for the year ended December 31, 2002 was comparable to equity income recognized in 2001 as throughput barrels in the Skellytown to Mont Belvieu refined product pipeline increased 2% during 2002.

Interest expense for the year ended December 31, 2002 was $4.9 million, net of interest income of $0.2 million and capitalized interest of $0.3 million, as compared to $3.8 million of interest expense for 2001. Interest expense was higher in 2002 due to additional borrowings to fund the acquisitions of the Southlake refined product terminal, the Ringgold crude oil storage facility, the Wichita Falls Business and the crude hydrogen pipeline. Included in interest expense for 2002 was interest expense related to the fixed-rate 6.875% senior notes issued in

July of 2002, the proceeds of which were used to repay borrowings under the variable-rate revolving credit facility. Included in interest expense for 2001 was interest expense of $2.5 million for the period from January 1, 2001 through April 15, 2001 related to the $107.7 million of debt due to parent that we assumed on July 1, 2000 and paid off on April 16, 2001 upon the closing of Valero L.P.'s initial public offering.

Income tax expense for the year ended December 31, 2002 represents income tax expense incurred by the Wichita Falls Business during the month ended January 31, 2002, prior to the transfer of the Wichita Falls Business to us.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 2001

The results of operations for the year ended December 31, 2000 presented in the following table are derived from the statement of income of the Ultramar Diamond Shamrock Logistics Business for the six months ended June 30, 2000 and the combined statement of income of Valero L.P. and Valero Logistics for the six months ended December 31, 2000, which in this discussion are combined and referred to as the year ended December 31, 2000. The results of operations for the year ended December 31, 2001 presented in the following table are derived from the consolidated statement of income for Valero L.P. and subsidiaries for the period from April 16, 2001 through December 31, 2001 and the combined statement of income for Valero L.P. and Valero Logistics for the period from January 1, 2001 through April 15, 2001, which in this discussion are combined and referred to as the year ended December 31, 2001.

FINANCIAL DATA:

--------------------------------------------------------------------------------
                                                                     YEARS ENDED
                                                                    DECEMBER 31,
                                                              ------------------
(IN THOUSANDS)                                                    2000      2001
--------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:
REVENUES....................................................  $ 92,053   $98,827
                                                              ------------------
COSTS AND EXPENSES:
   Operating expenses.......................................    33,505    33,583
   General and administrative expenses......................     5,139     5,349
   Depreciation and amortization............................    12,260    13,390
                                                              ------------------
         TOTAL COSTS AND EXPENSES...........................    50,904    52,322
                                                              ------------------
OPERATING INCOME............................................    41,149    46,505
   Equity income from Skelly-Belvieu Pipeline Company.......     3,877     3,179
   Interest expense, net....................................    (5,181)   (3,811)
                                                              ------------------
INCOME BEFORE INCOME TAX BENEFIT............................    39,845    45,873
   Income tax benefit.......................................   (30,812)       --
                                                              ------------------
NET INCOME..................................................  $ 70,657   $45,873
--------------------------------------------------------------------------------

OPERATING DATA:

The following table reflects throughput barrels for our crude oil and refined product pipelines and the total throughput for all of our refined product terminals for the years ended December 31, 2000 and 2001. The throughput barrels for the year ended December 31, 2000 combine the barrels transported by the Ultramar Diamond Shamrock Logistics Business for the six months ended June 30, 2000 with the barrels transported by Valero Logistics for the six months ended December 31, 2000.

------------------------------------------------------------------------------------------
                                                                    YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------
(IN THOUSANDS OF BARRELS)                                        2000      2001   % CHANGE
------------------------------------------------------------------------------------------
Crude oil pipeline throughput:
   Dixon to McKee...........................................   22,736    20,403     (10%)
   Wasson to Ardmore........................................   28,003    29,612       6%
   Ringgold to Wasson.......................................   10,724    13,788      29%
   Corpus Christi to Three Rivers...........................   31,271    28,689      (8%)
   Other crude oil pipelines................................   15,157    18,399      21%
                                                              -----------------
      Total crude oil pipelines.............................  107,891   110,891       3%
                                                              -----------------
Refined product pipeline throughput:
   McKee to Colorado Springs to Denver......................    8,982     8,838      (2%)
   McKee to El Paso.........................................   22,277    24,285       9%
   McKee to Amarillo to Abernathy...........................   13,219    13,747       4%
   Amarillo to Albuquerque..................................    4,714     4,613      (2%)
   McKee to Denver..........................................    4,307     4,370       1%
   Ardmore to Wynnewood.....................................   20,705    20,835       1%
   Three Rivers to Laredo...................................    5,886     4,479     (24%)
   Three Rivers to San Antonio..............................    9,761    10,175       4%
   Other refined product pipelines..........................   23,537    21,095     (10%)
                                                              -----------------
      Total refined product pipelines.......................  113,388   112,437      (1%)
                                                              -----------------
Refined product terminal throughput.........................   60,629    64,522       6%
------------------------------------------------------------------------------------------

Revenues for the year ended December 31, 2001 were $98.8 million as compared to $92.1 million for the year ended December 31, 2000, an increase of 7% or $6.7 million. This increase in revenues is due to the following items:

       - revenues for the Ringgold to Wasson and the Wasson to Ardmore crude oil pipelines increased $1.4 million due to a combined 12% increase in throughput barrels, resulting from Valero Energy purchasing greater quantities of crude oil from third parties near Ringgold instead of gathering crude oil barrels near Wasson. In March 2001, Ultramar Diamond Shamrock sold its Oklahoma crude oil gathering operation which was located near Wasson;

       - revenues for the Corpus Christi to Three Rivers crude oil pipeline increased $1.4 million despite the 8% decrease in throughput barrels for the year ended December 31, 2001 as compared to 2000. The Corpus Christi to Three Rivers crude oil pipeline was temporarily converted into a refined product pipeline during the third quarter of 2001 due to the alkylation unit shutdown at Valero Energy's Three Rivers refinery. The increase in revenues is primarily due to the increased tariff rate charged to transport refined products during the third quarter of 2001. In addition, effective May of 2001, the crude oil tariff rate was increased to cover the additional costs (dockage and wharfage fees) associated with operating a marine-based crude oil storage facility in Corpus Christi;

       - revenues for the McKee to El Paso refined product pipeline increased $1.2 million primarily due to a 9% increase in throughput barrels resulting from an increase in Valero Energy's sales into the Arizona market. The McKee to El Paso refined product pipeline connects with a third party pipeline which runs to Arizona;

       - revenues for the Three Rivers to Laredo refined product pipeline decreased by $0.5 million due to a 24% decrease in throughput barrels partially offset by an increase in the tariff rate effective July 1, 2001. The Laredo refined product terminal revenues also decreased by $0.3 million due to the 24% decrease in throughput barrels. The lower throughput barrels were a result of Pemex's expansion of its Monterrey, Mexico refinery that increased the supply of refined products to Nuevo Laredo, Mexico, which is across the border from Laredo, Texas;

       - revenues for the Southlake refined product terminal, acquired on July 1, 2001, were $1.3 million and throughput was 4,601,000 barrels for the six months ended December 31, 2001; and

       - revenues for all refined product terminals, excluding the Southlake and Laredo refined product terminals, increased $1.3 million primarily due to an increase in the terminalling fee charged at our marine-based refined product terminals to cover the additional costs (dockage and wharfage fees) associated with operating a marine-based refined product terminal and the additional fee of $0.04 per barrel charged for blending additives into certain refined products.

Operating expenses increased $0.1 million for the year ended December 31, 2001 as compared to the year ended December 31, 2000 primarily due to the following items:

       - during the year ended December 31, 2000, a loss of $0.9 million was recognized due to the impact of volumetric expansions, contractions and measurement discrepancies in the pipelines related to the six months ended June 30, 2000. Beginning July 1, 2000, the impact of volumetric expansions, contractions and measurement discrepancies in the pipelines is borne by the shippers and is therefore no longer reflected in operating expenses;

       - utility expenses increased by $1.5 million, or 17%, due to higher electricity rates during the year ended December 31, 2001 as compared to the year ended December 31, 2000 resulting from higher natural gas costs;

       - the acquisition of the Southlake refined product terminal increased operating expenses by $0.3 million;

       - employee-related expenses increased due to higher accruals for incentive compensation; and

       - other operating expenses decreased due to lower rental expenses for fleet vehicles, satellite communications and safety equipment as a result of more favorable leasing arrangements.

General and administrative expenses were as follows:

-----------------------------------------------------------------------------
                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              ---------------
(IN THOUSANDS)                                                  2000     2001
-----------------------------------------------------------------------------
Services Agreement..........................................  $2,600   $5,200
Allocation of Ultramar Diamond Shamrock Corporation general
   and administrative expenses for the six months ended June
   30, 2000.................................................   2,839       --
Third party expenses........................................     200      730
Reimbursement from partners on jointly owned pipelines......    (500)    (581)
                                                              ---------------
   General and administrative expenses......................  $5,139   $5,349
-----------------------------------------------------------------------------

General and administrative expenses increased 4% for the year ended December 31, 2001 as compared to 2000 due to increased general and administrative costs related to Valero L.P. being a publicly held entity. Prior to July 1, 2000, Ultramar Diamond Shamrock allocated approximately 5% of its general and administrative expenses incurred in the United States to its pipeline, terminalling and storage operations to cover costs of centralized corporate functions such as legal, accounting, treasury, engineering, information technology and other corporate services. Effective July 1, 2000, Ultramar Diamond Shamrock entered into a services agreement with us to provide the general and administrative services noted above for an annual fee of $5.2 million, payable monthly. This annual fee is in addition to the incremental general and administrative costs incurred from third parties as a result of Valero L.P. being a publicly held entity.

Depreciation and amortization expense increased $1.1 million for the year ended December 31, 2001 as compared to the year ended December 31, 2000 due to the additional depreciation related to the Southlake refined product terminal and Ringgold crude oil storage facility acquired during 2001 and additional depreciation related to completed capital projects.

Equity income from Skelly-Belvieu Pipeline Company for the year ended December 31, 2001 decreased $0.7 million, or 18%, as compared to 2000 due primarily to a 13% decrease in throughput barrels in the Skellytown to Mont Belvieu refined product pipeline. The decreased throughput in 2001 is due to both Valero Energy and ConocoPhillips utilizing greater quantities of natural gas to run their refining operations instead of selling the natural gas to third parties in Mont Belvieu.

Interest expense for the year ended December 31, 2001 was $3.8 million as compared to $5.2 million for 2000. During the period from January 1, 2001 through April 15, 2001, we incurred $2.5 million of interest expense related to the $107.7 million of debt due to parent that Valero Logistics assumed on July 1, 2000 and paid off on April 16, 2001. In addition, beginning April 16, 2001, Valero Logistics borrowed funds under its revolving credit facility resulting in $0.7 million of interest expense for the eight and a half months ended December 31, 2001. Interest expense prior to July 1, 2000 relates only to the debt due to the Port of Corpus Christi Authority of Nueces County, Texas. Interest expense from July 1, 2000 through April 15, 2001 relates to the debt due to parent and the debt due to the Port of Corpus Christi Authority. Interest expense subsequent to April 16, 2001 relates to the borrowings under the revolving credit facility and the debt due to the Port of Corpus Christi Authority.

Effective July 1, 2000, Ultramar Diamond Shamrock transferred the assets and certain liabilities of the Ultramar Diamond Shamrock Logistics Business to Valero Logistics. As a limited partnership, Valero Logistics is not subject to federal or state income taxes. Due to this change in tax status, the deferred income tax liability of $38.2 million as of June 30, 2000 was written off in the statement of income of the Ultramar Diamond Shamrock Logistics Business for the six months ended June 30, 2000. The resulting net benefit for income taxes of $30.8 million for the six months ended June 30, 2000, includes the write-off of the deferred income tax liability less the income tax expense of $7.4 million for the six months ended June 30, 2000. The income tax expense for the six months ended June 30, 2000 was based upon the effective income tax rate for the Ultramar Diamond Shamrock Logistics Business of 38%. The effective income tax rate exceeds the U.S. federal statutory income tax rate due to state income taxes.

Income before income tax benefit for the year ended December 31, 2001 was $45.9 million as compared to $39.8 million for the year ended December 31, 2000. The increase of $6.1 million is primarily due to the increase in revenues resulting from higher tariff rates and higher throughput barrels in our pipelines and terminals for 2001 as compared to 2000.

FINANCIAL OUTLOOK

The second quarter of 2003 began where the first quarter left off, with improved refining and marketing fundamentals relative to 2002. The combination of low crude oil and refined product inventories industry-wide and good underlying demand should result in higher throughput volumes in our pipelines, terminals and storage tanks compared to a year ago.

These factors, coupled with increased net income from the acquisitions completed in the first quarter of 2003, should allow us to report net income per unit in the second quarter of 2003 that exceeds the net income per unit reported for the second quarter of 2002, notwithstanding the impact of the 2,521,250 net increase in common units outstanding resulting from the recent common unit offering and redemption transaction.

LIQUIDITY AND CAPITAL RESOURCES

Our primary cash requirements, in addition to normal operating expenses, are for capital expenditures (both maintenance and expansion), business and asset acquisitions, distributions to partners and debt service. We expect to fund our short-term needs for such items as maintenance capital expenditures and quarterly distributions to partners from operating cash flows. Capital expenditures for long-term needs resulting from future expansion projects and acquisitions are expected to be funded by a variety of sources including cash flows from operating activities, borrowings under the revolving credit facility and the issuance of additional Valero L.P. common units, our debt securities and other capital market transactions.

AMENDED REVOLVING CREDIT FACILITY

On March 6, 2003, we amended our revolving credit facility, increasing our credit limit to $175.0 million. On March 18, 2003, we borrowed $25.0 million under the revolving credit facility to partially fund the purchase of the South Texas pipelines and terminals from Valero Energy. The revolving credit facility expires on January 15, 2006. At our option, borrowings under the revolving credit facility bear interest based on either an alternative base rate or LIBOR. We also incur a facility fee on the aggregate commitments of lenders under the revolving credit facility, whether used or unused. Borrowings under the revolving credit facility may be used for working capital and general partnership purposes; however, borrowings to fund distributions to unitholders are limited to $40.0 million. All borrowings designated as borrowings subject to the $40.0 million sublimit must be reduced to zero for a period of at least 15 consecutive days during each fiscal year. The revolving credit facility also allows us to issue letters of credit for an aggregate of $75.0 million.

The amended revolving credit facility requires that we maintain certain financial ratios and includes other restrictive covenants, including a prohibition on distributions by us to Valero L.P. if any default, as defined in the revolving credit facility, exists or would result from the distribution. Valero L.P. has guaranteed the obligations under the revolving credit facility.

6.05% SENIOR NOTES

On March 18, 2003, we issued, in a private placement, $250.0 million of 6.05% senior notes, due March 15, 2013, for proceeds of $247.8 million, net of discount of $0.7 million and debt issuance costs of $1.5 million. The net proceeds were used to redeem 3,809,750 common units held by an affiliate of Valero Energy ($134.1 million), redeem a related portion of the general partner interest ($2.9 million) and partially fund the South Texas pipelines and terminals acquisition. The 6.05% senior notes are redeemable and do not have sinking fund requirements. Interest on the 6.05% senior notes is payable semiannually in arrears on March 15 and September 15 of each year beginning September 15, 2003. Valero L.P. has guaranteed the 6.05% senior notes.

The 6.05% senior notes have not been registered under the Securities Act of 1933 or any other securities laws and consequently the 6.05% senior notes are subject to transfer and resale restrictions. However, the 6.05% senior notes include registration rights which provide that we will use our best efforts to file, within 90 days, a registration statement for the exchange of the 6.05% senior notes for new notes of the same series that generally will be freely transferable and to consummate the exchange offer within 210 days.

6.875% SENIOR NOTES

The 6.875% senior notes are due July 15, 2012 with interest payable on January 15 and July 15 of each year. The 6.875% senior notes are redeemable and do not have sinking fund requirements and rank equally with all of our other existing senior unsecured indebtedness, including indebtedness under the revolving credit facility. Valero L.P. has guaranteed the 6.875% senior notes.

COMMON UNIT OFFERING

On March 18, 2003, Valero L.P. closed on a public offering of 5,750,000 common units at a price of $36.75 per unit, before underwriters' discount of $1.56 per unit, for net proceeds of $202.3 million before offering expenses of $2.0 million. In order to maintain its 2% general partner interest, Riverwalk Logistics, L.P. made a $4.3 million general partner contribution. Valero L.P. used the net proceeds of the common unit offering and the general partner contribution primarily to fund the acquisition of the crude oil storage tanks. On April 16, 2003, Valero L.P. closed on the exercise of the underwriters' overallotment option, by selling 581,000 common units at $36.75 per unit. Net proceeds from this sale of $20.4 million, combined with $0.4 million contributed by Riverwalk Logistics, L.P. to maintain its 2% general partner interest, were used to pay down the outstanding balance on the revolving credit facility.

SHELF REGISTRATION STATEMENT

On June 6, 2002, we, together with Valero L.P., filed a $500.0 million universal shelf registration statement with the Securities and Exchange Commission covering the issuance of an unspecified amount of Valero L.P.'s common units or our debt securities or a combination thereof. Valero L.P. may, in one or more offerings, offer and sell common units representing limited partner interests in Valero L.P. We may, in one or more offerings, offer and sell our debt securities, which will be fully and unconditionally guaranteed by Valero L.P. As a result of our July 2002 6.875% senior note offering and Valero L.P.'s March 2003 common unit offering (including the overallotment option), the remaining balance under the universal shelf registration statement is $167.3 million.

INTEREST RATE SWAPS

During the three months ended March 31, 2003, we entered into interest rate swap agreements to manage our exposure to changes in interest rates. The interest rate swap agreements have an aggregate notional amount of $105.0 million, of which $60.0 million is tied to the maturity of the 6.875% senior notes and $45.0 million is tied to the maturity of the 6.05% senior notes. Under the terms of the interest rate swap agreements, we will receive the fixed rate (6.875% and 6.05%, respectively) and will pay a variable rate based on LIBOR plus a percentage that varies with each agreement. We account for the interest rate swaps as fair value hedges, with changes in the fair value of each swap and the related debt instrument recorded as an adjustment to interest expense in the consolidated statement of income.

DISTRIBUTIONS

Valero L.P.'s partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that its common unitholders, subordinated unitholders and general partner will receive. During the subordination period, the holders of Valero L.P.'s common units are entitled to receive each quarter a minimum quarterly distribution of $0.60 per unit ($2.40 annualized) prior to any distribution of available cash to holders of Valero L.P.'s subordinated units. The subordination period is defined generally as the period that will end on the first day of any quarter beginning after March 31, 2006 if (1) Valero L.P. has distributed at least the minimum quarterly distribution on all outstanding units with respect to each of the immediately preceding three consecutive, non-overlapping four-quarter periods and (2) Valero L.P.'s adjusted operating surplus, as defined in the partnership agreement, during such periods equals or exceeds the amount that would have been sufficient to enable Valero L.P. to distribute the minimum quarterly distribution on all outstanding units on a fully diluted basis and the related distribution on the 2% general partner interest during those periods. If the subordination period ends, the rights of the holders of subordinated units will no longer be subordinated to the rights of the holders of common units and the subordinated units may be converted into common units, on a one-for-one basis. The general partner is entitled to incentive distributions if the amount Valero L.P. distributes with respect to any quarter exceeds $0.60 per unit.

The following table reflects the allocation of the total cash distributions to the general and limited partners applicable to the period in which the distributions are earned:

--------------------------------------------------------------------------------------------
                                                            YEARS ENDED   THREE MONTHS ENDED
                                                           DECEMBER 31,            MARCH 31,
                                                      -----------------   ------------------
(IN THOUSANDS, EXCEPT PER UNIT DATA)                     2001      2002      2002       2003
--------------------------------------------------------------------------------------------
General partner interest............................  $   667   $ 1,103   $   257    $   319
General partner incentive distribution..............       --     1,103        86        384
                                                      --------------------------------------
   Total general partner distribution...............      667     2,206       343        703
Limited partners' distributions.....................   32,692    52,969    12,515     15,264
                                                      --------------------------------------
   Total cash distributions.........................  $33,359   $55,175   $12,858    $15,967
                                                      --------------------------------------
Cash distributions per unit applicable to limited
   partners.........................................  $  1.70   $  2.75   $  0.65    $  0.70
--------------------------------------------------------------------------------------------

The distributions for the year ended December 31, 2001, represent the minimum quarterly distribution for the period subsequent to Valero L.P.'s initial public offering, the period from April 16, 2001 through December 31, 2001. In February 2003, Valero L.P. paid a quarterly cash distribution of $0.70 per unit for the fourth quarter of 2002.

In May 2003, Valero L.P. paid a quarterly cash distribution of $0.70 per unit for the first quarter of 2003.

CAPITAL REQUIREMENTS

The petroleum pipeline and storage industry is capital-intensive, requiring significant investments to maintain, upgrade or enhance existing operations and to comply with environmental and safety regulations. Our capital expenditures consist primarily of:

       - maintenance capital expenditures, such as those required to maintain equipment reliability and safety and to address environmental regulations; and

       - expansion capital expenditures, such as those to expand and upgrade pipeline capacity and to construct new pipelines, terminals and storage tanks. In addition, expansion capital expenditures may include acquisitions of pipelines, terminals or storage tank assets.

During the three months ended March 31, 2003, we incurred maintenance capital expenditures of $1.2 million primarily related to tank and pipeline pump station upgrades at numerous locations. Expansion capital expenditures of $0.9 million during the three months ended March 31, 2003 were related to modifications of the Albuquerque refined product terminal, the addition of new pumps on the Wichita Falls to McKee crude oil pipeline and initial construction of the Nuevo Laredo pipeline and propane terminal.

For the remainder of 2003, we expect to incur approximately $24 million of capital expenditures including approximately $2 million for maintenance capital expenditures and approximately $22 million for expansion capital expenditures, including a pipeline from Laredo, Texas to Nuevo Laredo, Mexico and a propane terminal in Nuevo Laredo. We expect to fund our capital expenditures from cash provided by operations and to the extent necessary, from proceeds of borrowings under our revolving credit facility or debt and equity offerings.

Acquisitions during the first quarter of 2003 include the January 7, 2003 purchase of an asphalt terminal from Telfer for $15.1 million and the March 18, 2003 acquisitions of the South Texas pipelines and terminals and crude oil storage tanks from Valero Energy for a total of $350.0 million. Acquisitions during the first quarter of 2002 represent the February 1, 2002 purchase, under a purchase option included in the Omnibus Agreement, of the Wichita Falls crude oil pipeline and storage facilities from Valero Energy for $64.0 million, which was funded with proceeds under the revolving credit facility.

During the year ended December 31, 2002, we incurred maintenance capital expenditures of $3.9 million primarily related to tank and automation upgrades at both the refined product terminals and the crude oil storage facilities and corrosion protection and automation upgrades for refined product pipelines. Also during the year ended December 31, 2002, we incurred expansion capital expenditures of $76.8 million for acquisitions and capital projects. Effective February 1, 2002, we exercised our option to purchase the Wichita Falls Business from Valero Energy at a cost of $64.0 million. The Wichita Falls Business consisted of the following assets:

       - A 272-mile crude oil pipeline originating in Wichita Falls, Texas and ending at Valero Energy's McKee refinery in Dumas, Texas. The pipeline has the capacity to transport 110,000 barrels per day of crude oil gathered or acquired by Valero Energy at Wichita Falls. The Wichita Falls crude oil pipeline connects to third party pipelines that originate along the Texas Gulf Coast.

       - Four crude oil storage tanks located in Wichita Falls, Texas with a total capacity of 660,000 barrels.

During the year ended December 31, 2002, capital projects included $1.3 million for completion of the Amarillo to Albuquerque refined product pipeline expansion, which is net of ConocoPhillips' 50% share of costs.

On May 29, 2002, we purchased a 30-mile pure hydrogen pipeline from Valero Energy for $11.0 million and subsequently exchanged that pipeline for a 25-mile crude hydrogen pipeline owned by Praxair, Inc. The crude hydrogen pipeline originates at Celanese Ltd.'s chemical facility in Clear Lake, Texas and ends at Valero Energy's Texas City refinery in Texas City, Texas. The pipeline supplies crude hydrogen to the refinery under a long-term supply arrangement between Valero Energy and BOC (successor to Celanese Ltd.).

During the year ended December 31, 2001, we incurred maintenance capital expenditures of $2.8 million primarily related to tank and automation upgrades at the refined product terminals and cathodic (corrosion) protection and automation upgrades for both refined product and crude oil pipelines. Also during the year ended December 31, 2001, we incurred expansion capital expenditures of $15.1 million for various acquisitions and capital projects. Acquisitions included the July of 2001 purchase of the Southlake refined product terminal from Valero Energy for $5.6 million and the December of 2001 purchase of the Ringgold crude oil storage facility from Valero Energy for $5.2 million. Capital projects included $1.8 million for rights-of-way related to the expansion of the Amarillo to Albuquerque refined product pipeline, which is net of ConocoPhillips' 50% share of such costs.

During the year ended December 31, 2000, we incurred $7.0 million of capital expenditures, including $4.7 million relating to expansion capital projects and $2.3 million related to maintenance projects. Expansion capital projects included the project to expand the capacity of the McKee to Colorado Springs refined product pipeline from 32,000 barrels per day to 52,000 barrels per day, which was completed in the fourth quarter of 2000.

We believe we have sufficient funds from operations, and to the extent necessary, from public and private capital markets and bank markets, to fund our ongoing operating requirements. We expect that, to the extent necessary, we can raise additional funds from time to time through equity or debt financings. However, there can be no assurance regarding the availability of any future financings or whether such financings can be made available on terms acceptable to us.

LONG-TERM CONTRACTUAL OBLIGATIONS

The following table presents our long-term contractual obligations and commitments and the related payments due, in total and by period, as of December 31, 2002. We have no unconditional purchase obligations as of December 31, 2002.

-------------------------------------------------------------------------------------------
                                                                     PAYMENTS DUE BY PERIOD
                                          LESS THAN      1-3      4-5     OVER 5
(IN THOUSANDS)                               1 YEAR    YEARS    YEARS      YEARS      TOTAL
-------------------------------------------------------------------------------------------
Long-term debt (stated maturities)......    $747      $1,575   $1,272   $106,064   $109,658
Operating leases........................     227         664      342      1,266      2,499
Right-of-way payments...................       6          18       12         65        101
-------------------------------------------------------------------------------------------

The operating lease amounts in the above table include minimum rentals due under the various land leases for the refined product terminals and the Corpus Christi crude oil storage facility.

We do not have any long-term contractual obligations related to the Skelly-Belvieu Pipeline Company, an equity method investment, other than the requirement to operate the pipeline on behalf of the members and to fund our share of capital expenditures as they arise. Skelly-Belvieu Pipeline Company does not have any outstanding debt as of December 31, 2002.

RELATED PARTY TRANSACTIONS

SERVICES AGREEMENT

Effective July 1, 2000, Ultramar Diamond Shamrock entered into the services agreement with us whereby Ultramar Diamond Shamrock agreed to provide the corporate functions of legal, accounting, treasury, engineering, information technology and other services for an annual fee of $5.2 million for a period of eight years. As a result of the acquisition of Ultramar Diamond Shamrock by Valero Energy, Valero Energy assumed Ultramar Diamond Shamrock's obligation under the services agreement. The $5.2 million is adjustable annually based on the Consumer Price Index published by the U.S. Department of Labor, and may also be adjusted to take into account additional service levels necessitated by the acquisition or construction of additional assets. Management believes that the $5.2 million is a reasonable approximation of the general and administrative costs related to our current pipeline, terminalling and storage operations. This annual fee is in addition to the incremental general and administrative costs incurred from third parties as a result of Valero L.P. being a publicly held entity.

The services agreement also requires that we reimburse Valero Energy for various recurring costs of employees who work exclusively within the pipeline, terminalling and storage operations and for certain other costs incurred by Valero Energy relating solely to us. These employee costs include salary, wage and benefit costs.

Prior to July 1, 2000, Ultramar Diamond Shamrock allocated approximately 5% of its general and administrative expenses incurred in the United States to its pipeline, terminalling and storage operations to cover costs of centralized corporate functions and other corporate services. A portion of the allocated general and administrative costs is passed on to third parties, which jointly own certain pipelines and terminals with us. Also, prior to July 1, 2000, the Ultramar Diamond Shamrock Logistics Business participated in Ultramar Diamond

Shamrock's centralized cash management program, wherein all cash receipts were remitted to Ultramar Diamond Shamrock and all cash disbursements were funded by Ultramar Diamond Shamrock. Other related party transactions include intercompany tariff and terminalling revenues and related expenses, administrative and support expenses incurred by Ultramar Diamond Shamrock and allocated to the Ultramar Diamond Shamrock Logistics Business and income taxes.

PIPELINES AND TERMINALS USAGE AGREEMENT

On April 16, 2001, Ultramar Diamond Shamrock entered into the pipelines and terminals usage agreement with us, whereby Ultramar Diamond Shamrock agreed to use our pipelines to transport at least 75% of the crude oil shipped to and at least 75% of the refined products shipped from the McKee, Three Rivers and Ardmore refineries and to use the related refined product terminals for terminalling services for at least 50% of all refined products shipped from these refineries until at least April of 2008. Valero Energy also assumed the obligation under the pipelines and terminals usage agreement in connection with the acquisition of Ultramar Diamond Shamrock by Valero Energy. For the year ended December 31, 2002, Valero Energy used our pipelines to transport 97% of its crude oil shipped to and 80% of the refined products shipped from the McKee, Three Rivers and Ardmore refineries, and used our terminalling services for 59% of all refined products shipped from these refineries.

HYDROGEN TOLLING AGREEMENT

In conjunction with our acquisition of the crude hydrogen pipeline, we and Valero Energy entered into a hydrogen tolling agreement. The hydrogen tolling agreement provides that Valero Energy will pay us minimum annual revenues of $1.4 million for transporting crude hydrogen from Celanese Ltd.'s chemical facility in Clear Lake, Texas to Valero Energy's Texas City refinery.

SOUTH TEXAS PIPELINE THROUGHPUT COMMITMENT AGREEMENT AND TERMINALLING AGREEMENTS

In conjunction with the acquisition of the South Texas pipelines and terminals, we and Valero Energy entered into the following agreements:

       - Throughput Commitment Agreement pursuant to which Valero Energy agreed, for an initial period of seven years, to (i) transport in the Houston and Valley pipeline systems an aggregate of 40% of the Corpus Christi refinery gasoline and distillate production but only if the combined throughput on these pipelines is less than 110,000 barrels per day, (ii) transport in the Pettus to San Antonio refined product pipeline 25% of the Three Rivers refinery gasoline and distillate production and in the Pettus to Corpus Christi refined product pipeline 90% of the Three Rivers refinery raffinate production, (iii) use the Houston asphalt terminal for an aggregate of 7% of the asphalt production of the Corpus Christi refinery, (iv) use the Edinburg refined product terminal for an aggregate of 7% of the gasoline and distillate production of the Corpus Christi refinery, but only if the throughput at this terminal is less than 20,000 barrels per day; and (v) use the San Antonio terminal for 75% of the throughput in the Pettus to San Antonio refined product pipeline. In the event Valero Energy does not transport in the pipelines or use the terminals to handle the minimum volume requirements and if its obligation has not been suspended under the terms of the agreement, it will be required to make a cash payment determined by multiplying the shortfall in volume by the applicable weighted average tariff rate or terminal fee. Also, Valero Energy agreed to allow us to increase our tariff to compensate for any revenue shortfall in the event we have to curtail throughput in the Corpus Christi to Edinburg refined product pipeline as a result of repair and replacement activities.

       - Terminalling Agreements pursuant to which Valero Energy agreed, during the initial period of five years, to pay a terminalling fee for each barrel of refined product stored or handled by or on behalf of Valero Energy at the terminals included in the South Texas pipelines and terminals, including an additive fee for gasoline additives blended at the terminals. At the Hobby Airport terminal, Valero Energy will also pay a filtering fee for each barrel of jet fuel stored or handled at the terminal.

Additionally, Valero Energy has indicated to us that the segment of the Corpus Christi to Edinburg refined product pipeline that runs approximately 60 miles south from Corpus Christi to Seeligson Station may require repair and, in some places, replacement. Valero Energy has agreed to indemnify us for any costs we incur to repair and replace this segment in excess of $1.5 million, which is approximately the amount of capital expenditures we expect to spend on this segment for the next three years.

CRUDE OIL STORAGE TANKS AGREEMENTS

In conjunction with the acquisition of the crude oil storage tanks, we and Valero Energy entered into the following agreements:

       - Handling and Throughput Agreement pursuant to which Valero Energy agreed to pay us a fee, for an initial period of ten years, for 100% of crude oil delivered to each of the West plant of the Corpus Christi refinery, the Texas City refinery or the Benicia refinery and to use us for handling all deliveries to these refineries. The throughput fees under the agreement are adjustable annually, generally based on 75% of the regional consumer price index applicable to the location of each refinery.

       - Services and Secondment Agreements pursuant to which Valero Energy agreed to second to us personnel who will provide operating and routine maintenance services with respect to the crude oil storage tanks. The annual reimbursement for services is an aggregate of $3.5 million for the initial year and is subject to adjustment based on actual expenses incurred and increases in the regional consumer price index. The initial term of the Services and Secondment Agreements is ten years with an option for us to extend for an additional five years.

       - Lease and Access Agreements pursuant to which Valero Energy will lease to us the real property on which the crude oil storage tanks are located for an aggregate of $0.7 million per year. The initial term of each lease will be 25 years, subject to automatic renewal for successive one-year periods thereafter. We may terminate any of these leases upon 30 days notice after the initial term or at the end of a renewal period. In addition, we may terminate any of these leases upon 180 days notice prior to the expiration of the current term if we cease to operate the crude oil storage tanks or cease business operations.

EQUITY OWNERSHIP

UDS Logistics, LLC, an indirect wholly owned subsidiary of Valero Energy, owns 614,572 of Valero L.P.'s outstanding common units and all 9,599,322 of its outstanding subordinated units. In addition, Valero GP, LLC, also an indirect wholly owned subsidiary of Valero Energy, owns 73,319 of Valero L.P.'s outstanding common units. As a result, Valero Energy owns a 46.2% limited partner interest in Valero L.P. and Riverwalk Logistics owns the 2% general partner interest in Valero L.P. Our 99.99% limited partner interest is owned by Valero L.P., and Valero L.P.'s wholly owned subsidiary, Valero GP, Inc., owns a 0.01% general partner interest in us.

In addition, prior to its acquisition by Valero L.P. on February 1, 2002, the Wichita Falls Business was wholly owned by Valero Energy, and such ownership interest is reflected as net parent investment in the consolidated balance sheet as of December 31, 2001.

ENVIRONMENTAL

In connection with the transfer of assets and liabilities from the Ultramar Diamond Shamrock Logistics Business to Shamrock Logistics Operations on July 1, 2000, Ultramar Diamond Shamrock agreed to indemnify Shamrock Logistics for environmental liabilities that arose prior to July 1, 2000. In connection with the initial public offering of Shamrock Logistics on April 16, 2001, Ultramar Diamond Shamrock agreed to indemnify Shamrock Logistics for environmental liabilities that arose prior to April 16, 2001 and are discovered within 10 years after April 16, 2001. Excluded from this indemnification are liabilities that result from a change in environmental law after April 16, 2001. In conjunction with the acquisitions of the Southlake refined product terminal on July 1, 2001 and the Ringgold crude oil storage facility on December 1, 2001, Ultramar Diamond Shamrock agreed to indemnify us for environmental liabilities that arose prior to the acquisition dates and are discovered within 10 years after acquisition. Effective with the acquisition of Ultramar Diamond Shamrock by Valero Energy, Valero Energy assumed these environmental indemnifications. In conjunction with the sale of the Wichita Falls Business to Valero L.P., Valero Energy has agreed to indemnify Valero L.P. for any environmental liabilities that arose prior to February 1, 2002 and are discovered by April 15, 2011.

In connection with the South Texas pipelines and terminals acquisition, Valero Energy has agreed to indemnify us from environmental liabilities that are known as of March 18, 2003 or are discovered within 10 years after March 18, 2003 related to:

       - the South Texas pipelines and terminals that arose as a result of events occurring or conditions existing prior to March 18, 2003; and

       - any real or personal property on which the South Texas pipelines and terminals are located that arose prior to March 18, 2003.

In connection with the crude oil storage tanks acquisition, Valero Energy has agreed to indemnify us from environmental liabilities related to:

       - the crude oil storage tanks that arose as a result of events occurring or conditions existing prior to March 18, 2003;

       - any real or personal property on which the crude oil storage tanks are located that arose prior to March 18, 2003; and

       - any actions taken by Valero Energy before, on or after March 18, 2003, in connection with the ownership, use or operation of the West plant of the Corpus Christi refinery, the Texas City refinery and the Benicia refinery or the property on which the crude oil storage tanks are located, or any accident or occurrence in connection therewith.

As an operator or owner of the assets, we could be held liable for pre-acquisition environmental damage should Valero Energy be unable to fulfill its obligation. However, we believe that such a situation is remote given Valero Energy's financial condition. As of March 31, 2003, we are not aware of any material environmental liabilities that were not covered by the environmental indemnifications.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to select appropriate accounting policies and to make estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes. Actual results could differ from those estimates. See "Note 2: Summary of significant accounting policies" on page F-28 for our significant accounting policies.

On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates. Any effects on our financial position or results of operations resulting from revisions to estimates are recorded in the period in which the facts and circumstances that give rise to the revision become known. We deem the following estimates and accounting policies to be critical:

REVENUE RECOGNITION

Revenues are derived from interstate and intrastate pipeline transportation, storage and terminalling of crude oil and refined products. Transportation revenues are based on tariff rates that are subject to extensive federal and/or state regulation. Terminalling revenues, including revenues for blending additives, are based on fees which we believe are market based. Reductions to the current tariff rates or terminalling fees charged could have a material adverse effect on our results of operations. Currently, 99% of our revenues are derived from Valero Energy and Valero Energy has agreed not to challenge our tariff rates or terminalling fees until at least April of 2008. See "Note 13:
Related party transactions" on page F-42 for a discussion of our relationship with Valero Energy.

DEPRECIATION

Depreciation expense is calculated using the straight-line method over the estimated useful lives of our property, plant and equipment. Because of the expected long useful lives of the property, plant and equipment, we depreciate them over a 3-year to 40-year period. Changes in the estimated useful lives of the property, plant and equipment could have a material adverse effect on our results of operations.

GOODWILL

Goodwill is the excess of cost over the fair value of net assets acquired in September of 1997. Effective January 1, 2002, with the adoption of Financial Accounting Standards Board (FASB) Statement No. 142, "Goodwill and Other Intangible Assets," amortization of goodwill ceased and the unamortized balance will be tested annually for impairment. Management's estimates will be crucial in determining whether an impairment exists and, if so, the effect of such impairment. We believe that future reported net income may be more volatile because impairment losses related to goodwill are likely to occur irregularly and in varying amounts.

INCOME ALLOCATION

Our net income for each quarterly reporting period is first allocated to the general partner in an amount equal to the general partner's incentive distribution declared for the respective reporting period. The remaining net income is allocated among the limited and general partners in accordance with their respective 98% and 2% interests, respectively.

RECENT ACCOUNTING PRONOUNCEMENT

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 143, "Accounting for Asset Retirement Obligations." This statement establishes standards for accounting for an obligation associated with the retirement of a tangible long-lived asset. An asset retirement obligation should be recognized in the financial statements in the period in which it meets the definition of a liability as defined in FASB Concepts Statement No. 6, "Elements of Financial Statements." The amount of the liability would initially be measured at fair value. Subsequent to initial measurement, an entity would recognize changes in the amount of the liability resulting from (a) the passage of time and (b) revisions to either the timing or amount of estimated cash flows. Statement No. 143 also establishes standards for accounting for the cost associated with an asset retirement obligation. It requires that, upon initial recognition of a liability for an asset retirement obligation, an entity capitalize that cost by recognizing an increase in the carrying amount of the related long-lived asset. The capitalized asset retirement cost would then be allocated to expense using a systematic and rational method.

We adopted the provisions of Statement No. 143 effective January 1, 2003 and have determined that we are obligated by contractual or regulatory requirements to remove assets or perform other remediation upon retirement of certain of our assets. Determination of the amounts to be recognized upon adoption is based upon numerous estimates and assumptions, including expected settlement dates, future retirement costs, future inflation rates and the credit-adjusted risk-free interest rate. However, the fair value of the asset retirement obligation cannot be reasonably estimated, since the settlement dates are indeterminate. We will record an asset retirement obligation in the period in which we determine the settlement dates. Accordingly, the adoption of Statement No. 143 did not have an impact on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The principal market risk (i.e., the risk of loss arising from adverse changes in market rates and prices) to which we are exposed is interest rate risk on our debt. We manage our debt considering various financing alternatives available in the market and manage our exposure to changing interest rates principally through the use of a combination of fixed and variable-rate debt. In addition, we utilize interest rate swap agreements to manage a portion of the exposure to changing interest rates by converting certain fixed-rate debt to variable-rate debt.

Borrowings under the revolving credit facility expose us to increases in the benchmark interest rate underlying our variable-rate revolving credit facility. As of March 31, 2003, our fixed-rate debt consisted of the 6.05% senior notes, the 6.875% senior notes and the 8.0% Port of Corpus Christi Authority note payable.

The following table provides information about our long-term debt and interest rate derivative instruments, all of which are sensitive to changes in interest rates. For long-term debt, principal cash flows and related weighted-average interest rates by expected maturity dates are presented. For interest rate swaps, the table presents notional amounts and weighted-average interest rates by expected (contractual) maturity dates. Weighted-average variable rates are based on implied forward interest rates in the yield curve at the reporting date.

---------------------------------------------------------------------------------------------------------------------
                                                                                                       MARCH 31, 2003
                                       ------------------------------------------------------------------------------
                                                                      EXPECTED MATURITY DATES
                                       ------------------------------------------------------
                                                                                       THERE-
(IN THOUSANDS, EXCEPT INTEREST RATES)    2003     2004     2005      2006     2007      AFTER      TOTAL   FAIR VALUE
---------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT:
   Fixed rate......................    $  449   $  485   $  524   $   566   $  611   $357,025   $359,660    $373,214
      Average interest rate........      8.0%     8.0%     8.0%      8.0%     8.0%       6.3%       6.3%
   Variable rate...................    $   --   $   --   $   --   $25,000   $   --   $     --   $ 25,000    $ 25,000
      Average interest rate........        --       --       --      3.4%       --         --       3.4%
INTEREST RATE SWAPS
   FIXED TO VARIABLE:
   Notional amount.................    $   --   $   --   $   --   $    --   $   --   $105,000   $105,000    $    223
      Average pay rate.............      3.3%     4.2%     5.4%      6.2%     6.8%       7.6%       6.6%
      Average receive rate.........      6.5%     6.5%     6.5%      6.5%     6.5%       6.5%       6.5%
---------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                                                   DECEMBER 31, 2002
                                       -----------------------------------------------------------------------------
                                                                     EXPECTED MATURITY DATES
                                       -----------------------------------------------------
                                                                                      THERE-
(IN THOUSANDS, EXCEPT INTEREST RATES)    2003     2004     2005     2006     2007      AFTER      TOTAL   FAIR VALUE
--------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT:
   Fixed rate.......................   $  747   $  485   $  524   $  566   $  611   $107,025   $109,958    $109,922
      Average interest rate.........     8.0%     8.0%     8.0%     8.0%     8.0%       6.9%       7.0%
   Variable rate....................   $   --   $   --   $   --   $   --   $   --   $     --   $     --    $     --
      Average interest rate.........       --       --       --       --       --         --         --
--------------------------------------------------------------------------------------------------------------------

Prior to 2003, we did not engage in interest rate hedging transactions.

                                    BUSINESS

GENERAL

We are a Delaware limited partnership that was formed in 1999. Our principal executive offices are located at One Valero Place, San Antonio, Texas 78212 and our telephone number is (210) 370-2000. We are a 100%-owned subsidiary of Valero L.P.

We were originally formed under the name of "Shamrock Logistics Operations, L.P.," and changed our name to "Valero Logistics Operations, L.P." effective January 1, 2002, following completion of Valero Energy Corporation's acquisition of Ultramar Diamond Shamrock Corporation on December 31, 2001. In addition, Valero L.P. changed its name from "Shamrock Logistics, L.P." effective January 1, 2002.

On April 16, 2001, Valero L.P. completed its initial public offering of 5,175,000 common units, representing approximately 26% of its outstanding units. Valero L.P.'s common units are listed on the New York Stock Exchange under the symbol "VLI."

On March 18, 2003, Valero L.P. consummated a public offering of common units, selling 5,750,000 common units to the public at $36.75 per unit, before underwriters' discount of $1.56 per unit. Net proceeds were $202.3 million, or $35.19 per unit, before offering expenses of $2.0 million. In order to maintain a 2% general partner interest, Riverwalk Logistics, L.P. contributed $4.3 million to Valero L.P.

Also on March 18, 2003, subsequent to the common unit offering, Valero L.P. redeemed from UDS Logistics, LLC, a wholly owned subsidiary of Valero Energy, 3,809,750 common units at a total cost of $134.1 million, or $35.19 per common unit, which is equal to the net per unit price received by Valero L.P. in the common unit offering. In order to maintain a 2% general partner interest, Valero L.P. redeemed a portion of Riverwalk Logistics, L.P.'s general partner interest at a total cost of $2.9 million. In addition to the redemption transaction, Valero L.P. amended its partnership agreement to reduce the vote required to remove the general partner from 66 2/3% to 58% of its outstanding units and to exclude from participating in such a vote the common and subordinated units held by affiliates of the general partner.

On April 16, 2003, Valero L.P. sold 581,000 additional common units pursuant to the underwriters' overallotment option at $36.75 per unit, before underwriters' discount of $1.56 per unit. Net proceeds from the underwriters were $20.4 million, or $35.19 per unit, and Riverwalk Logistics, L.P. contributed $0.4 million to maintain its 2% general partner interest.

Valero Energy, through its wholly owned subsidiaries, currently owns a total of 614,572 common units and 9,599,322 subordinated units of Valero L.P., representing an aggregate 46.2% limited partner interest in it. Valero Energy owns and controls Valero L.P.'s general partner, Riverwalk Logistics, L.P., which owns a 2% interest in Valero L.P. and has incentive distribution rights giving it higher percentages of Valero L.P.'s quarterly cash distributions as various target distribution levels are met.

We generate revenue from our pipeline operations by charging tariffs for transporting crude oil, other refinery feedstocks and refined products through our pipelines. We also generate revenue through our terminalling operations by charging a terminalling fee to our customers. The terminalling fee is earned when refined products enter the terminal and includes the cost of transferring the refined products from the terminal to trucks. An additional fee is charged at the refined product terminals for blending additives into various refined products and for filtering jet fuel at the Hobby Airport terminal. We do not generate any separate revenue from our crude oil storage facilities which are connected to our crude oil pipelines. Instead, the costs associated with these facilities were considered in establishing the tariff rates charged for transporting crude oil from the storage facilities to the refineries. We also charge a fee for our handling and throughput services of 100% of specified feedstocks delivered to the Corpus Christi (West), Texas City and Benicia refineries. Our primary customer for our pipeline, terminalling and storage tank operations is Valero Energy, which accounted for 99% of our revenues for the year ended December 31, 2002 and the three months ended March 31, 2003.

The term "throughput" generally refers to the crude oil or refined product barrels, as applicable, that pass through each pipeline, even if those barrels also are transported in another of our pipelines for which a separate tariff is charged.

RECENT DEVELOPMENTS

TELFER ASPHALT TERMINAL

On January 7, 2003, we completed an acquisition of Telfer Oil Company's (Telfer) California asphalt terminal for $15.1 million. The asphalt terminal includes two storage tanks with a combined storage capacity of 350,000 barrels, six 5,000-barrel polymer modified asphalt tanks, a truck rack, rail facilities and various other tanks and equipment. In conjunction with the Telfer acquisition, we entered into a six-year terminal storage and throughput agreement with Valero Energy. A portion of the purchase price represented payment to the principal owner of Telfer for a non-compete agreement and for the lease of certain facilities adjacent to the terminal operations.

SOUTH TEXAS PIPELINES AND TERMINALS

On March 18, 2003, Valero Energy contributed the South Texas pipeline system to us for $150.0 million. The South Texas pipeline system is comprised of the Houston pipeline system, the Valley pipeline system and the San Antonio pipeline system (together referred to as the South Texas Pipelines and Terminals) as follows:

       - The Houston pipeline system is a 204-mile refined product pipeline originating in Corpus Christi, Texas and ending in Pasadena, Texas at the Houston ship channel. The pipeline has the capacity to transport 105,000 barrels per day of refined products produced at Valero Energy's Corpus Christi refinery and third party refineries located in Corpus Christi. The pipeline system includes four refined product terminals (Hobby Airport, Placedo, Houston asphalt and Almeda, which is currently idle) with a combined storage capacity of 310,900 barrels of refined products and 75,000 barrels of asphalt.

       - The Valley pipeline system is a 130-mile refined product pipeline originating in Corpus Christi and ending in Edinburg, Texas. The pipeline has the capacity to transport 27,100 barrels per day of refined products. Currently, the pipeline transports refined products produced at Valero Energy's Corpus Christi refinery. The pipeline system includes a refined product terminal in Edinburg with a storage capacity of 184,600 barrels.

       - The San Antonio pipeline system is comprised of two segments: the north segment, which runs from Pettus, Texas to San Antonio, Texas and the south segment which runs from Pettus to Corpus Christi. The north segment is 74 miles long and has a capacity of 24,000 barrels per day. The south segment is 60 miles long and has a capacity of 15,000 barrels per day and ends at Valero Energy's Corpus Christi refinery. The pipeline system includes a refined product terminal in east San Antonio with a storage capacity of 148,200 barrels.

In conjunction with the South Texas Pipelines and Terminals acquisition, we entered into several agreements with Valero Energy.

CRUDE OIL STORAGE TANKS

On March 18, 2003, Valero Energy contributed 58 crude oil storage tanks and related assets (the "Crude Oil Storage Tanks") to us for $200.0 million. The Crude Oil Storage Tanks consist of certain tank shells, foundations, tank valves, tank gauges, pressure equipment, temperature equipment, corrosion protection, leak detection, tank lighting and related equipment located at the following Valero Energy refineries:

       - West plant of the Corpus Christi refinery, which has a total capacity to process 225,000 barrels per day of crude oil and other feedstocks;

       - Texas City refinery, which has a total capacity to process 243,000 barrels per day of crude oil and other feedstocks; and

       - Benicia refinery, which has a total capacity to process 180,000 barrels per day of crude oil and other feedstocks.

In conjunction with the Crude Oil Storage Tanks acquisition, we entered into several agreements with Valero Energy.

The following discussion regarding our pipeline operations, storage and terminalling operations and our relationship with Valero Energy include the above acquisitions. For a more detailed discussion of the Crude Oil Storage Tank contribution and the South Texas Pipeline System contribution, see "Recent Contributions" beginning on page 77.

PIPELINE OPERATIONS

GENERAL

We have an ownership interest in nine crude oil pipelines with an aggregate length of approximately 783 miles and 23 refined product pipelines with an aggregate length of approximately 3,314 miles. We also own a 25-mile-long crude hydrogen pipeline. We operate all but three of the pipelines. For the pipelines in which we own less than a 100% ownership interest, we fund capital expenditures in proportion to our respective ownership percentage.

For all but three of the pipelines, Valero Energy is the only customer for transportation of crude oil or refined products.

CRUDE OIL PIPELINES

Our crude oil pipelines deliver crude oil and other feedstocks, such as gas oil and normal butane, from various points in Texas, Oklahoma, Kansas and Colorado to Valero Energy's McKee, Three Rivers and Ardmore refineries. The following table sets forth the average daily number of barrels of crude oil and other feedstocks we transported through our crude oil pipelines, in the aggregate, in each of the years presented.

-------------------------------------------------------------------------------------------
                                                                       AGGREGATE THROUGHPUT
                                                                   YEARS ENDED DECEMBER 31,
                                            -----------------------------------------------
                                               1998      1999      2000      2001      2002
-------------------------------------------------------------------------------------------
                                                             (BARRELS/DAY)
Crude oil and other feedstocks............  265,243   280,041   294,784   303,811   348,023
-------------------------------------------------------------------------------------------

The following table sets forth information about each of our crude oil pipelines.

-------------------------------------------------------------------------------------------------------
                                                                                             YEAR ENDED
                                                                                      DECEMBER 31, 2002
                                                                            ---------------------------
                                                                                               CAPACITY
ORIGIN AND DESTINATION                 LENGTH   OWNERSHIP        CAPACITY      THROUGHPUT   UTILIZATION
-------------------------------------------------------------------------------------------------------
                                       (MILES)              (BARRELS/DAY)   (BARRELS/DAY)
Cheyenne Wells, CO to McKee..........   252        100%         17,500           8,264          47%
Dixon, TX to McKee...................    44        100%         85,000          43,753          51%
Hooker, OK to Clawson, TX(1).........    31         50%         22,000          18,542          84%
Clawson, TX to McKee(2)..............    41        100%         36,000          12,431          86%
Wichita Falls, TX to McKee(3)........   272        100%        110,000          72,091          66%
Corpus Christi, TX to Three Rivers...    70        100%        120,000          68,701          57%
Ringgold, TX to Wasson, OK(2)........    44        100%         90,000          34,602          55%
Healdton, OK to Ringling, OK.........     4        100%         52,000          14,861          29%
Wasson, OK to Ardmore, OK............    25        100%         90,000          74,778          83%
                                       ----------------------------------------------------------------
                                        783                    622,500         348,023          61%
-------------------------------------------------------------------------------------------------------

(1) We receive 50% of the tariff with respect to 100% of the barrels transported in the Hooker to Clawson crude oil pipeline. Accordingly, the capacity, throughput and capacity utilization are given with respect to 100% of the pipeline.

(2) This pipeline transports barrels relating to two tariff routes, one of which begins at this pipeline's origin and ends at its destination and one of which is a longer tariff route with an origin or destination on another pipeline of ours which connects to this pipeline. Throughput disclosed above for this pipeline reflects only the barrels subject to the tariff route beginning at this pipeline's origin and ending at this pipeline's destination. To accurately determine the actual capacity utilization of the pipeline, as well as aggregate capacity utilization, all barrels passing through the pipelines have been taken into account.

(3) On February 1, 2002, we acquired the Wichita Falls crude oil pipeline from Valero Energy. For the month ended January 31, 2002, 2,000,000 barrels of throughput is included in the above throughput barrels and capacity utilization percentage.

REFINED PRODUCT PIPELINES

Our refined product pipelines transport refined products from Valero Energy's Corpus Christi, McKee, Three Rivers and Ardmore refineries to our terminals or to interconnections with third-party pipelines, for further distribution in markets in Texas, Oklahoma, Colorado, New Mexico, Arizona and other mid-continent states. The refined products transported in these pipelines include gasoline, distillates (including diesel and jet fuel), natural gas liquids (such as propane and butane), blendstocks and petrochemical raw materials such as toluene, xylene and raffinate. During the year ended December 31, 2002, gasoline and distillates represented approximately 65% and 23%, respectively, of the total throughput in our refined product pipelines. During the three months ended March 31, 2003, gasoline and distillates represented approximately 68% and 20%, respectively, of the total throughput in our refined product pipelines.

The following table sets forth the average daily number of barrels of refined products we transported through our refined product pipelines, in the aggregate, in each of the years presented.

-------------------------------------------------------------------------------------------
                                              AGGREGATE THROUGHPUT YEARS ENDED DECEMBER 31,
                                            -----------------------------------------------
(BARRELS/DAY)                                  1998      1999      2000      2001      2002
-------------------------------------------------------------------------------------------
Refined products..........................  268,064   297,397   309,803   308,047   295,456
-------------------------------------------------------------------------------------------

The following table sets forth information about each of our refined product pipelines. In instances where we own less than 100% of a pipeline, our ownership percentage is indicated, and the capacity, throughput and capacity utilization information reflects only our ownership interest in these pipelines.

---------------------------------------------------------------------------------------------------
                                                                            YEAR ENDED DECEMBER 31,
                                                                                               2002
                                                                        ---------------------------
                                                                                           CAPACITY
ORIGIN AND DESTINATION             LENGTH   OWNERSHIP        CAPACITY      THROUGHPUT   UTILIZATION
---------------------------------------------------------------------------------------------------
                                   (MILES)                (BARRELS/DAY)
(BARRELS/DAY)
McKee to El Paso, TX............     408        67%         40,000          37,921            95%
McKee to Colorado Springs,
   CO(1)........................     256       100%         52,000          11,426            37%
Colorado Springs, CO to
   Airport......................       2       100%         12,000           1,242            10%
Colorado Springs, CO to Denver,
   CO...........................     101       100%         32,000           7,619            24%
McKee to Denver, CO.............     321        30%         12,450          11,790            95%
McKee to Amarillo, TX (6")
   (1)(2).......................      49       100%         51,000          28,708            70%
McKee to Amarillo, TX
   (8")(1)(2)...................      49       100%
Amarillo, TX to Abernathy, TX...     102        39%          6,812           7,742           114%
Amarillo, TX to Albuquerque,
   NM...........................     293        50%         17,150          11,018            64%
McKee to Skellytown, TX.........      53       100%         52,000           9,563            18%
Skellytown, TX to Mont Belvieu,
   TX (Skelly-Belvieu)..........     571        50%         26,000          16,718            64%
Three Rivers to San Antonio,
   TX...........................      81       100%         33,600          25,539            76%
Three Rivers to Laredo, TX......      98       100%         16,800          12,908            77%
Three Rivers to Corpus Christi,
   TX...........................      72       100%         15,000           4,752            32%
Three Rivers to Pettus, TX
   (12")........................      29       100%         24,000          19,746            82%
Three Rivers to Pettus, TX
   (8").........................      29       100%         15,000           6,406            43%
Ardmore to Wynnewood, OK........      31       100%         90,000          54,193            60%
El Paso, TX to Kinder Morgan....      12        67%         40,000          28,165            70%
Corpus Christi to Pasadena,
   TX...........................     204       100%        105,000              --             --
Pettus, TX to San Antonio, TX...      74       100%         24,000              --             --
Pettus, TX to Corpus Christi,
   TX...........................      60       100%         15,000              --             --
Corpus Christi to Edinburg,
   TX...........................     130       100%         27,100              --             --
Other refined product
   pipeline(3)..................     289        50%            N/A             N/A            N/A
                                  -----------------------------------------------------------------
                                   3,314                   706,912         295,456            58%
---------------------------------------------------------------------------------------------------

(1) This pipeline transports barrels relating to two tariff routes, one of which begins at this pipeline's origin and ends at this pipeline's destination and one of which is a longer tariff route with an origin or destination on another pipeline of ours that connects to this pipeline. Throughput disclosed above for this pipeline reflects only the barrels subject to the tariff route beginning at this pipeline's origin and ending at this pipeline's destination. To accurately determine the actual capacity utilization of the pipeline, as well as aggregate capacity utilization, all barrels passing through the pipelines have been taken into account.

(2) The throughput, capacity, and capacity utilization information listed opposite the McKee to Amarillo 6-inch pipeline includes both McKee to Amarillo pipelines on a combined basis.

(3) Represents the idled 6-inch sections of the Amarillo to Albuquerque refined product pipeline.

STORAGE FACILITIES, STORAGE TANKS AND TERMINALLING OPERATIONS

We own a total of five crude oil storage facilities in Texas and Oklahoma that are interconnected with our crude oil pipelines. These facilities have a total of 15 tanks with a capacity of 3,326,000 barrels. Our Crude Oil Storage Tanks, which were acquired on March 18, 2003, include 58 Crude Oil Storage Tanks with a capacity of 11,037,000 barrels. We also own 18 refined products terminals in Texas, Colorado, New Mexico and California, including an asphalt terminal in Pittsburg, California that we acquired in January 2003 and an asphalt terminal in Houston, Texas that we acquired on March 18, 2003. These terminals have a total of 170 tanks with a combined capacity of 3,910,700 barrels.

CRUDE OIL STORAGE FACILITIES

Our crude oil storage facilities serve the needs of Valero Energy's McKee, Three Rivers and Ardmore refineries.

The following table sets forth information about the crude oil storage facilities:

-----------------------------------------------------------------------------------------------
                                                                                        AVERAGE
                                                                                     THROUGHPUT
                                                                                     YEAR ENDED
                                                   NUMBER    MODE OF    MODE OF    DECEMBER 31,
LOCATION                              CAPACITY   OF TANKS    RECEIPT   DELIVERY            2002
-----------------------------------------------------------------------------------------------
                                      (BARRELS)                                   (BARRELS/DAY)
Corpus Christi, TX(1)..............  1,600,000       4        Marine   Pipeline       68,701
Dixon, TX..........................    240,000       3      Pipeline   Pipeline       43,753
Ringgold, TX.......................    600,000       2      Pipeline   Pipeline       34,602
Wichita Falls, TX(2)...............    660,000       4      Pipeline   Pipeline       72,091
Wasson, OK.........................    226,000       2      Pipeline   Pipeline       74,778
                                     ----------------------------------------------------------
                                     3,326,000      15                               293,925
-----------------------------------------------------------------------------------------------

(1) We own the Corpus Christi crude oil storage facility and the land underlying the facility is subject to a long-term operating lease.

(2) On February 1, 2002, we acquired the Wichita Falls crude oil storage facility from Valero Energy. For the month ended January 31, 2002, 2,000,000 barrels of throughput is included in the above throughput barrels.

CRUDE OIL STORAGE TANKS

Our crude oil storage tanks and related assets consist of certain tank shells, foundations, tank valves, tank gauges, pressure equipment, temperature equipment, corrosion protection, leak detection, tank lighting and related equipment located at the following Valero Energy refineries:

       - West plant of the Corpus Christi refinery, which has a total capacity to process 225,000 barrels per day of crude oil and other feedstocks;

       - Texas City refinery, which has a total capacity to process 243,000 barrels per day of crude oil and other feedstocks; and

       - Benicia refinery, which has a total capacity to process 180,000 barrels per day of crude oil and other feedstocks.

The following table reflects the number of Crude Oil Storage Tanks and storage capacity, as well as mode of receipt and delivery, for each of the West plant of the Corpus Christi refinery, the Texas City refinery and the Benicia refinery.

---------------------------------------------------------------------------------------------
                                                          NUMBER                      MODE OF
TANK LOCATION                                CAPACITY   OF TANKS   MODE OF RECEIPT   DELIVERY
---------------------------------------------------------------------------------------------
                                             (BARRELS
Corpus Christi, TX (West Plant)..........   4,023,000      26               Marine   Pipeline
Texas City, TX...........................   3,199,000      16               Marine   Pipeline
Benicia, CA..............................   3,815,000      16      Marine/Pipeline   Pipeline
                                           --------------------------------------------------
Total....................................  11,037,000      58
---------------------------------------------------------------------------------------------

REFINED PRODUCT TERMINALS

Our 18 refined product terminals have automated loading facilities available 24 hours a day. Billing of Valero Energy's customers is electronically accomplished by the Fuels Automation and Nomination System (FANS). This automatic system provides for control of allocations, credit and carrier certification by remote input of data by customers. All terminals have an electronic monitoring and control system that monitors the effectiveness of the ground protection and vapor control and will cause an automated shutdown of the terminal operations if necessary. For environmental and safety protection, all terminals have primary vapor control systems consisting of flares, vapor combustors or carbon absorption vapor recovery units.

The following table sets forth information about each of our refined product terminals:

--------------------------------------------------------------------------------------------------
                                                                                AVERAGE THROUGHPUT
                                         NUMBER    MODE OF           MODE OF            YEAR ENDED
TERMINAL LOCATION           CAPACITY   OF TANKS    RECEIPT          DELIVERY     DECEMBER 31, 2002
--------------------------------------------------------------------------------------------------
                           (BARRELS)                                                 (BARRELS/DAY)
Abernathy, TX............    171,000      11      Pipeline        Truck                7,215
Amarillo, TX.............    271,000      14      Pipeline   Truck/Pipeline           20,731
Albuquerque, NM..........    193,000      10      Pipeline   Truck/Pipeline           10,494
Denver, CO...............    111,000      10      Pipeline        Truck               17,019
Colorado Springs,
   CO(1).................    324,000       8      Pipeline   Truck/Pipeline           11,426
El Paso, TX(2)...........    347,000      22      Pipeline   Truck/Pipeline           39,756
Southlake, TX............    286,000       6      Pipeline        Truck               21,806
Corpus Christi, TX(1)....    371,000      15      Pipeline   Marine/Pipeline           7,290
San Antonio, TX (south)..    221,000      10      Pipeline        Truck               18,160
Laredo, TX...............    203,000       6      Pipeline        Truck               12,908
Harlingen, TX(1).........    314,000       7        Marine        Truck                8,754
San Antonio, TX (east)...    148,200       8      Pipeline   Truck/Pipeline               --
Edinburg, TX.............    184,600       7      Pipeline        Truck                   --
Houston, TX (Hobby
   Airport)                  107,100       6      Pipeline   Truck/Pipeline               --
Placedo (Victoria), TX...     98,000       4      Pipeline        Truck                   --
Pasadena, TX (asphalt
   terminal).............     75,000       3        Marine        Truck                   --
Almeda, TX...............    105,800       6      Pipeline        Truck                   --
Pittsburg, CA (asphalt
   terminal)(3)..........    380,000      17          Rail        Truck                  N/A
                           -----------------------------------------------------------------------
                           3,910,700     170                                         175,559
--------------------------------------------------------------------------------------------------

(1) We own the Colorado Springs, Corpus Christi and Harlingen refined products terminals and the land underlying these facilities is subject to long-term operating leases.

(2) We have a 66.67% ownership interest in the El Paso refined product terminal. The capacity and throughput amounts represent the proportionate share of capacity and throughput attributable to our ownership interest. The throughput represents barrels distributed from the El Paso refined product terminal and deliveries to a third-party refined product pipeline.

(3) We acquired the asphalt terminal in Pittsburg, California from Telfer Oil Company in January 2003.

PIPELINE, STORAGE FACILITY, AND TERMINAL CONTROL OPERATIONS

All of our crude oil and refined product pipelines are operated via satellite communication systems from one of two central control rooms located in San Antonio and Dumas, Texas (near Valero Energy's McKee refinery). Each control center can provide backup capability for the other, and each center is capable of monitoring and controlling all of the pipelines. There is also a backup control center located at the San Antonio refined product terminal approximately 25 miles from the primary control center in San Antonio.

The control centers operate with modern, state-of-the-art System Control and Data Acquisition systems (SCADA). The control centers are equipped with computer systems designed to continuously monitor real time operational data, including crude oil and refined product throughput, flow rates and pressures. In addition, the control centers monitor alarms and throughput balances. The control centers operate remote pumps, motors, engines and valves associated with the delivery of crude oil and refined products. The computer systems are designed to enhance leak-detection capabilities, sound automatic alarms if operational conditions outside pre-established parameters occur and provide for remote-controlled shutdown of pump stations on the pipelines. Pump stations, crude oil storage facilities and meter-measurement points along the pipelines are linked by satellite or telephone communication systems for remote monitoring and control.

A number of our crude oil storage facilities and refined product terminals are also operated through the central control centers. Other crude oil storage facilities and refined product terminals and all of the Crude Oil Storage Tanks are modern, automated facilities but are locally controlled.

OUR RELATIONSHIP WITH VALERO ENERGY

GENERAL

Valero Energy owns and operates 12 refineries, six of which are served by our pipelines, storage tanks and/or terminals:

       - the Corpus Christi refinery, which has a current total capacity to process approximately 340,000 barrels per day of crude oil and other feedstocks;

       - the Benicia refinery, which has a current total capacity to process approximately 180,000 barrels per day of crude oil and other feedstocks;

       - the Texas City refinery, which has a current total capacity to process approximately 243,000 barrels per day of crude oil and other feedstocks;

       - the McKee refinery, which has a current total capacity to process approximately 170,000 barrels per day of crude oil and other feedstocks, making it the largest refinery located between the Texas Gulf Coast and the West Coast;

       - the Three Rivers refinery, which has a current total capacity to process approximately 98,000 barrels per day of crude oil and other feedstocks; and

       - the Ardmore refinery, which has a current total capacity to process approximately 85,000 barrels per day of crude oil and other feedstocks.

Valero Energy markets the refined products produced by these six refineries primarily in Texas, Oklahoma, Colorado, New Mexico, California, Arizona and other mid-continent states through a network of company-operated and dealer-operated convenience stores, and through wholesale and spot market sales and exchange agreements.

During the year ended December 31, 2002, we generated revenues of $118.5 million, with Valero Energy accounting for 99% of this amount. Although we intend to pursue strategic third-party acquisitions as opportunities may arise, management expects to continue to derive most of our revenues from business with Valero Energy for the foreseeable future.

PIPELINES AND TERMINALS USAGE AGREEMENT

Our operations are strategically located within Valero Energy's refining and marketing supply chain, but we do not own or operate any refining or marketing assets. Valero Energy is dependent upon us to provide transportation services that support the refining and marketing operations in the markets served by Valero Energy's McKee, Three Rivers and Ardmore refineries. Under a pipelines and terminals usage agreement, Valero Energy has agreed through April 1, 2008:

       - to transport in our crude oil pipelines at least 75% of the aggregate volumes of the crude oil shipped to the McKee, Three Rivers and Ardmore refineries;

       - to transport in our refined product pipelines at least 75% of the aggregate volumes of the refined products (excluding residual oils, primarily asphalt and fuel oil) shipped from these refineries; and

       - to use our refined product terminals for terminalling services for at least 50% of the refined products (excluding residual oils, primarily asphalt and fuel oil) shipped from these refineries.

Valero Energy met and exceeded its obligations under the pipelines and terminals usage agreement during the year ended December 31, 2002 and the three months ended March 31, 2003. In addition, Valero Energy has agreed to remain the shipper for crude oil and refined products owned by it that are transported through our pipelines, and neither challenge, nor cause others to challenge, our interstate or intrastate tariff rates for the transportation of crude oil and refined products until at least April 1, 2008.

Valero Energy's obligation to use our crude oil and refined product pipelines and terminals may be suspended if Valero Energy ceases to own the McKee, Three Rivers or Ardmore refineries, if material changes in the market conditions occur for the transportation of crude oil and refined products, or in the markets served by these refineries, that have a material adverse effect on Valero Energy, or if we are unable to handle the volumes Valero Energy requests to be transported due to operational difficulties with the pipelines or terminals. In the event Valero Energy does not transport in our pipelines or use our terminals to store and ship the minimum volume requirements and our obligation to do so has not been suspended under the terms of the agreement, it is required to make a cash payment determined by multiplying the shortfall in volume by the weighted average tariff rate or terminal fee charged.

SERVICES AGREEMENT

We do not have any employees. Under a services agreement with Valero Energy, employees of Valero Energy perform services on our behalf, and Valero Energy is reimbursed for the services rendered by its employees. In addition, we pay Valero Energy an annual fee of $5.2 million under the services agreement to perform and provide other services, including legal, accounting, treasury, engineering and information technology. The fee is adjustable annually based on the Consumer Price Index published by the U.S. Department of Labor and may be adjusted to take into account additional service levels required by the acquisition or construction of additional assets.

THROUGHPUT COMMITMENT AGREEMENT

In conjunction with the South Texas Pipeline System contribution, Valero Energy agreed, for an initial period of seven years, to:

       - transport in the Houston and Valley pipeline systems an aggregate of 40% of the Corpus Christi refinery gasoline and distillate production but only if the combined throughput on these pipelines is less than 110,000 barrels per day,

       - transport in the Pettus to San Antonio refined product pipeline 25% of the Three Rivers refinery gasoline and distillate production and in the Pettus to Corpus Christi refined product pipeline 90% of the Three Rivers refinery raffinate production,

       - use the Houston asphalt terminal for an aggregate of 7% of the asphalt production of the Corpus Christi refinery,

       - use the Edinburg refined product terminal for an aggregate of 7% of the gasoline and distillate production of the Corpus Christi refinery, but only if the throughput at this terminal is less than 20,000 barrels per day; and

       - use the San Antonio terminal for 75% of the throughput in the Pettus to San Antonio refined product pipeline.

In the event Valero Energy does not transport in the pipelines or use the terminals to handle the minimum volume requirements and if its obligation has not been suspended under the terms of the agreement, it is required to make a cash payment determined by multiplying the shortfall in volume by the applicable weighted average tariff rate or terminal fee. Also, Valero Energy agreed to allow us to increase our tariff to compensate for any revenue shortfall in the event we have to curtail throughput on the Corpus Christi to Edinburg refined product pipeline as a result of repair and replacement activities. Valero Energy has indicated to us that the segment of the Corpus Christi to Edinburg refined product pipeline that runs approximately 60 miles south from Corpus Christi to Seeligson Station may require repair and, in some places, replacement. Valero Energy has agreed to indemnify us for any costs we incur to repair and replace this segment in excess of $1.5 million, which is approximately the amount of capital expenditures we expect to spend on this segment for the next three years.

TERMINALLING AGREEMENTS

Also in conjunction with the South Texas pipeline system contribution, Valero Energy agreed, during an initial period of five years, to pay us a terminalling fee for each barrel of refined product stored or handled by or on behalf of Valero Energy at the terminals included in the South Texas Pipelines and Terminals, including an additive fee for gasoline additives blended at the terminals. At the Hobby Airport terminal, Valero Energy will also pay a filtering fee for each barrel of jet fuel stored or handled at the terminal.

HANDLING AND THROUGHPUT AGREEMENT

In conjunction with the Crude Oil Storage Tank contribution, Valero Energy agreed to pay us a fee, for an initial period of ten years, for 100% of crude oil delivered to each of the West plant of the Corpus Christi refinery, the Texas City refinery or the Benicia refinery and to use us for handling all deliveries to these refineries. The throughput fees under the agreement are adjustable annually, generally based on 75% of the regional consumer price index applicable to the location of each refinery.

SERVICES AND SECONDMENT AGREEMENTS

Also in conjunction with the Crude Oil Storage Tank contribution, Valero Energy agreed to second to us personnel who will provide operating and routine maintenance services with respect to the Crude Oil Storage Tanks. The annual reimbursement for services is an aggregate $3.5 million for the initial year and is subject to adjustment based on actual expenses incurred and increases in the regional consumer price index. The initial term of the Services and Secondment Agreements is ten years with an option for us to extend for an additional five years.

LEASE AND ACCESS AGREEMENTS

Under three separate lease and access agreements, Valero Energy leases to us the real property on which the Crude Oil Storage Tanks are located for an aggregate of $0.7 million per year. The initial term of each lease will be 25 years, subject to automatic renewal for successive one-year periods thereafter. We may terminate any of these leases upon 30 days notice after the initial term or at the end of a renewal period. In addition, we may terminate any of these leases upon 180 days notice prior to the expiration of the current term if we cease to operate the Crude Oil Storage Tanks or cease business operations.

OMNIBUS AGREEMENT

The omnibus agreement governs potential competition between Valero Energy and us. Under the omnibus agreement, Valero Energy has agreed, and will cause its controlled affiliates to agree, for so long as Valero Energy controls the general partner, not to engage in, whether by acquisition or otherwise, the business of transporting crude oil and other feedstocks or refined products, including petrochemicals, or operating crude oil storage facilities or refined product terminalling assets in the United States. This restriction does not apply to:

       - any business retained by Ultramar Diamond Shamrock (and now part of Valero Energy) as of April 16, 2001, the closing of our initial public offering, or any business owned by Valero Energy at the date of its acquisition of Ultramar Diamond Shamrock on December 31, 2001;

       - any business with a fair market value of less than $10 million;

       - any business acquired by Valero Energy in the future that constitutes less than 50% of the fair market value of a larger acquisition, provided we have been offered and declined the opportunity to purchase the business; and

       - any newly constructed pipeline, terminalling or storage assets that we have not offered to purchase at fair market value within one year of construction.

Also under the omnibus agreement, Valero Energy has agreed to indemnify us for environmental liabilities related to the assets transferred to us in connection with our initial public offering that arose prior to April 16, 2001 and are discovered within 10 years after April 16, 2001 (excluding liabilities resulting from a change in law after April 16, 2001).

                              RECENT CONTRIBUTIONS

CRUDE OIL STORAGE TANK CONTRIBUTION

On March 18, 2003, Valero Energy contributed 58 crude oil and intermediate feedstock storage tanks and related assets to us for $200 million.

The storage tank assets consist of all of the tank shells, foundations, tank valves, tank gauges, pressure equipment, temperature equipment, corrosion protection, leak detection, tank lighting and related equipment and appurtenances associated with the specified crude oil storage tanks and intermediate feedstock tanks located at Valero Energy's:

       - West plant of the Corpus Christi refinery in Corpus Christi, Texas, which has a current total capacity to process 225,000 barrels per day of crude oil and other feedstocks;

       - Texas City refinery in Texas City, Texas, which has a current total capacity to process 243,000 barrels per day of crude oil and other feedstocks; and

       - Benicia refinery in Benicia, California, which has a current total capacity to process 180,000 barrels per day of crude oil and other feedstocks.

The Corpus Christi refinery consists of two plants, the West plant and the East plant, with a combined total capacity to process 340,000 barrels per day of crude oil and other feedstocks. Since June 1, 2001, (the date Valero Energy began operating the East plant) Valero Energy has operated both plants as one refinery. Unless otherwise indicated, references to the Corpus Christi refinery include both the West and the East plants.

Historically, nearly all of the crude oil and intermediate feedstocks that are used in the West plant of the Corpus Christi refinery, the Texas City refinery and the Benicia refinery have passed through these tanks. These feedstocks are held in the tanks or are segregated and blended to meet the refineries' process requirements. These tanks have approximately 11,037,000 barrels of storage capacity in the aggregate. The following table reflects the number of crude oil and intermediate feedstock tanks and storage capacity, as well as mode of receipt and delivery, for each of the West plant of the Corpus Christi refinery, the Texas City refinery and the Benicia refinery.

---------------------------------------------------------------------------------------------
                                                   NUMBER OF           MODE OF        MODE OF
LOCATION                             CAPACITY          TANKS           RECEIPT       DELIVERY
---------------------------------------------------------------------------------------------
                                    (BARRELS)
Corpus Christi, TX (West
   plant)........................   4,023,000             26            Marine       Pipeline
Texas City, TX...................   3,199,000             16            Marine       Pipeline
Benicia, CA......................   3,815,000             16   Marine/pipeline       Pipeline
                                   ----------------------------------------------------------
   TOTAL.........................  11,037,000             58
---------------------------------------------------------------------------------------------

The tanks are, on average, approximately 25 years old. The tank assets have been well maintained and we estimate that they have remaining useful lives of 25 to 30 years. The crude oil storage tank contribution does not include a transfer of the refined product tanks or the land underlying the tank assets at these three refineries nor does it include any of the crude oil and other feedstock or refined product tankage currently owned by Valero Energy at the East plant of Valero Energy's Corpus Christi refinery or its other nine refineries. The land on which the tank assets are located will be leased to us by Valero Energy for an aggregate of $0.7 million per year. The initial term of each lease will be 25 years, subject to automatic renewal for successive one-year periods thereafter. We may terminate any of these leases upon 30 days notice after the initial term or at the end of a renewal period. In addition, we may also terminate any of these leases upon 180 days notice prior to the expiration of the current term if we cease to operate the tank assets or cease business operations.

The following table sets forth the average daily throughput of the specified feedstocks (crude oil, gas oil, residual fuel oil, vacuum gas oil, vacuum tower bottoms and light cycle oil) for these storage tanks for each of the West plant of the Corpus Christi refinery, the Texas City refinery and the Benicia refinery for the five-year period ended December 31, 2002.

------------------------------------------------------------------------------------------------
                                                                        YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------
LOCATION                                            1998      1999      2000      2001      2002
------------------------------------------------------------------------------------------------
                                                                  (BARRELS/DAY)
Corpus Christi, TX (West plant)................  148,501   140,013   157,684   157,452   150,809
Texas City, TX.................................  156,389   156,448   158,183   185,109   146,068
Benicia, CA(1).................................       --        --   141,353   141,934   136,603
                                                 -----------------------------------------------
   Total average throughput....................  304,890   296,461   457,220   484,495   433,480
------------------------------------------------------------------------------------------------

(1) Valero Energy acquired the Benicia refinery on May 15, 2000. The throughput volumes for 2000 are based on the period from May 16, 2000 through December 31, 2000.

Throughputs of the specified feedstocks at these refineries vary from year to year as a result of market conditions and maintenance turnarounds, as well as increases in refinery capacities resulting from capital expenditures. In 2002, refined product inventories industry-wide were high and imports of refined products were at record levels, resulting in unfavorable refining and marketing conditions. According to the Energy Information Agency, U.S. refinery utilization in 2002 was 89.9% of capacity compared to an average utilization of 93.6% for the period of 1997 through 2001. As a result of these conditions, Valero Energy initiated economic-based refinery production cuts, by as much as 25% during certain times of the year, at certain of its refineries. As refining margins increased in the latter half of 2002, the refineries returned to normal operating levels; however, full year 2002 throughput levels were lower than in 2001. Volumes at the West plant of the Corpus Christi refinery were negatively impacted by market conditions in 1999 and 2002. Additionally, the West plant of the Corpus Christi refinery underwent a maintenance turnaround for a period of 20 days in 2002 that involved its heavy oil cracker.

Volumes at the Texas City refinery were adversely impacted in 2002 by market conditions and a 45-day plant-wide turnaround in which major units at the facility were expanded and upgraded. However, in 2001, volumes benefitted from above-average refining margins and high refinery production rates. Additionally, 2000 volumes were adversely impacted by construction and maintenance activities related to the expansion of two crude oil units.

Volumes at the Benicia refinery were adversely impacted by unplanned downtime in 2002. There have been no major turnarounds needed since Valero Energy purchased this refinery in 2000. Although this refinery is completing a capital project to convert its gasoline production to meet stricter California gasoline standards by the end of 2003, we do not believe that this project will materially impact volumes at this refinery.

Valero Energy does not have any significant turnarounds planned for 2003 at any of these refineries.

Throughput Fee. In connection with the crude oil storage tank contribution, Valero Energy entered into a handling and throughput agreement with us pursuant to which Valero Energy agreed to pay us a fee, for an initial period of ten years, for 100% of specified feedstocks delivered to each of the West plant of the Corpus Christi refinery, the Texas City refinery or the Benicia refinery and to use us for handling all deliveries to these refineries as long as we are able to provide the handling and throughput services. Subject to force majeure and other exceptions, we will reimburse Valero Energy for the cost of substitute services should we not be able to provide these services. Valero Energy also agreed pursuant to the handling and throughput agreement, to the following initial throughput fee per barrel for each barrel of the specified feedstocks received by these refineries:

---------------------------------------------------------------------------------
                                                                   THROUGHPUT FEE
                                                               PER BARREL FOR THE
REFINERY                                                                YEAR 2003
---------------------------------------------------------------------------------
West plant of Corpus Christi................................         $0.203
Texas City..................................................          0.121
Benicia.....................................................          0.296
---------------------------------------------------------------------------------

For specified feedstocks delivered by us to these refineries after December 31, 2003, the throughput fee per barrel will be adjusted annually, generally based on 75% of the regional consumer price index applicable to the location of each refinery. The initial term of the handling and throughput agreement will be ten years and may be extended by Valero Energy for up to an additional five years.

Operating Expenses. We entered into services and secondment agreements with Valero Energy pursuant to which 25 employees, on a full-time equivalent basis, of Valero Energy are seconded to us to provide operating and routine maintenance services with respect to the storage tank assets under the direction, supervision and control of a designated employee of Valero GP, LLC performing services for us. We will reimburse Valero Energy for the costs and expenses of the employees providing these operating and routine maintenance services. The annual reimbursement for services is an aggregate $3.5 million for the year following closing and is subject to adjustment for the actual operating and routine maintenance costs and expenses incurred and increases in the regional consumer price index. In addition, we have agreed to pay Valero Energy $0.7 million a year for the lease of the real property on which the tank assets are located. The initial terms of the services and secondment agreements will be ten years with an option to extend for an additional five years. We may terminate these agreements upon 30 days written notice.

In addition to the fees we have agreed to pay Valero Energy under the services and secondment agreements, we are responsible for operating expenses and specified capital expenditures related to the storage tank assets that are not addressed in the services and secondment agreements. These operating expenses and capital expenditures include tank safety inspections, maintenance and repairs, certain environmental expenses, insurance premiums and ad valorem taxes. Based on our experience operating and maintaining similar assets and our knowledge of these assets, we estimate that:

       - tank safety inspections, maintenance and repairs will initially cost approximately $4.5 million per year;

       - environmental expenses, insurance premiums and ad valorem taxes will initially be approximately $1.2 million per year; and

       - maintenance capital expenditures will initially be approximately $0.6 million per year.

The operating expenses and maintenance capital expenditures are not addressed in the services and secondment agreements and are estimates only, even though they are based on assumptions made by us based on our experience operating and maintaining similar assets and our knowledge of these assets. Should our assumptions and expectations related to these operating expenses differ materially from actual future results, we may not be able to generate net income sufficient to sustain an increase in available cash per unit at currently expected levels or at all.

Environmental Indemnification. In connection with the crude oil storage tank contribution, Valero Energy has agreed to indemnify us from environmental liabilities related to:

       - the storage tank assets that arose as a result of events occurring or conditions existing prior to the closing of the crude oil storage tank contribution;

       - any real or personal property on which the storage tank assets are located that arose prior to the closing of the crude oil storage tank contribution; and

       - any actions taken by Valero Energy before, on or after the closing of the crude oil storage tank contribution, in connection with the ownership, use or operation of the West plant of the Corpus Christi refinery, the Texas City refinery and the Benicia refinery or the property on which the storage tank assets are located, or any accident or occurrence in connection therewith.

No Historical Financial Information. Historically, the storage tank assets have been operated as part of Valero Energy's refining operations and as a result, no separate fee has been charged related to these assets and, accordingly, no revenues related to these assets have been recorded. The storage tank assets have not been accounted for separately and have not been operated as an autonomous business unit. Instead, they have been operated as part of business units that comprise part of Valero Energy's refining operations, and operating decisions have been made to maximize the overall profits of the refining businesses rather than the profits of any individual refinery asset such as the storage tank assets. We intend to manage and operate the storage tank assets to maximize revenues and cash available for distribution to Valero L.P.'s unitholders by charging Valero Energy and third parties a market-based throughput fee.

Financial Impact. Based on historical throughput volumes for the year ended December 31, 2002 and throughput fees for the year 2003 as agreed upon with Valero Energy, our aggregate revenues for the storage tank assets would have been approximately $32.4 million for the year ended December 31, 2002. Many factors could cause future results to differ from expected results, including a decline in Valero Energy's refining throughput, due to market conditions or otherwise, at the West plant of the Corpus Christi refinery, the Texas City refinery or the Benicia refinery.

Conflicts Committee Approval. The crude oil storage tank contribution has been approved by a conflicts committee of the board of directors of Valero GP, LLC based on an opinion from its independent financial advisor that the consideration paid by us pursuant to the contribution agreement related to the crude oil storage tank contribution was fair, from a financial point of view, to Valero L.P. and its public unitholders.

SOUTH TEXAS PIPELINE SYSTEM CONTRIBUTION

On March 18, 2003 Valero Energy contributed the South Texas pipeline system, comprised of the Houston pipeline system, the San Antonio pipeline system and the Valley pipeline system and related terminalling assets, to us for $150 million. The three pipeline systems that make up the South Texas pipeline system contribution are intrastate common carrier refined product pipelines that connect Valero Energy's Corpus Christi refinery to the Houston and Rio Grande Valley, Texas markets and connect Valero Energy's Three Rivers refinery to the San Antonio, Texas market and to Valero Energy's Corpus Christi refinery. The San Antonio pipeline system (the Pettus to San Antonio and the Pettus to Corpus Christi refined product pipelines) connects with the Three Rivers to Pettus refined product pipelines already owned by us. The San Antonio pipeline system delivers refined products to the San Antonio and Corpus Christi, Texas markets that it receives through the two existing pipelines. Each of the three intrastate pipelines is subject to the regulatory jurisdiction of the Texas Railroad Commission.

On June 1, 2001, Valero Energy and subsidiaries of El Paso Corporation consummated two capital leases with an associated purchase option with respect to the East plant of the Corpus Christi refinery and the related South Texas pipeline system. Valero Energy has been operating these assets since that date. On February 28, 2003, Valero Energy exercised the purchase option for approximately $289.3 million in cash.

The following table sets forth the average daily throughput of gasoline, distillate and blendstock volumes transported from the Corpus Christi refinery and the Three Rivers refinery and the mode of transportation for these volumes for the period from June 1, 2001 through December 31, 2001 and for the year ended December 31, 2002.

-------------------------------------------------------------------------------------------
                                                             JUNE 1 THROUGH      YEAR ENDED
                                                               DECEMBER 31,    DECEMBER 31,
(BARRELS/DAY)                                                          2001            2002
-------------------------------------------------------------------------------------------
CORPUS CHRISTI REFINERY:
   South Texas pipeline system(1)...........................      113,896          114,947
   Other(2).................................................      132,888          113,236
                                                             ------------------------------
      TOTAL.................................................      246,784          228,183
                                                             ------------------------------
THREE RIVERS REFINERY:
   South Texas pipeline system(3)...........................       25,240           26,153
   Other pipelines owned by Valero L.P. ....................       44,774           43,199
   Other(4).................................................       10,206            9,649
                                                             ------------------------------
      TOTAL.................................................       80,220           79,001
-------------------------------------------------------------------------------------------

(1) Represents throughput in the Corpus Christi to Houston and Corpus Christi to Edinburg refined product pipelines.

(2) Represents volumes that were transported by truck, marine and rail.

(3) All volumes transported through the South Texas pipeline system are first transported in the Three Rivers to Pettus refined product pipelines. These volumes have been excluded from the volumes included under "Other pipelines owned by Valero L.P."

(4) Represents volumes that were delivered via Valero Energy's truck loading rack at this refinery.

The Houston pipeline system and the Valley pipeline system provide the primary pipeline access for refined products from Valero Energy's Corpus Christi refinery. Other than pipelines, marine transportation has historically been the primary mode of transportation for refined products from this refinery. The San Antonio pipeline system, in conjunction with existing refined product pipelines we own, provide essentially the only pipeline access to end markets from

Valero Energy's Three Rivers refinery. Refined products are also delivered via Valero Energy's truck loading rack at this refinery.

Houston Pipeline System. The Houston pipeline system includes the Corpus Christi to Houston refined product pipeline, which is a 12-inch refined product pipeline that runs approximately 204 miles from Valero Energy's Corpus Christi refinery located in Corpus Christi, Texas, to Placedo, Texas and on to Pasadena, Texas. This pipeline interconnects with major third party pipelines with delivery points throughout the Eastern United States. In October 2002, the Corpus Christi to Houston refined product pipeline was expanded from 95,000 barrels per day to 105,000 barrels per day. At present we are transporting over 100,000 barrels per day of refined product in this pipeline. In 2002, the Corpus Christi refinery provided 88% of the pipeline's throughput and third party shippers provided the remaining 12%. In addition, this pipeline system includes the following four refined product terminals:

       - Hobby Airport refined product terminal located at Hobby airport in Houston, Texas, which includes 107,100 barrels of jet fuel storage and associated truck rack and re-fueler facilities;

       - Placedo refined product terminal located near Victoria, Texas, which includes 98,000 barrels of refined product storage and associated truck loading rack;

       - Houston asphalt terminal located on the Houston ship channel, which includes 75,000 barrels of asphalt storage, truck loading facilities and a barge dock; and

       - Almeda refined product terminal located in south Houston, which includes 105,800 barrels of refined product storage and associated truck loading rack, which is currently idle.

San Antonio Pipeline System. The San Antonio pipeline system is comprised of two segments: the north segment, which runs from Pettus to San Antonio and the south segment, which runs from Pettus to Corpus Christi. The north segment originates in Pettus, Texas, where it connects to our existing 12-inch Three Rivers to Pettus refined product pipeline and terminates in San Antonio, Texas at the San Antonio refined product terminal. This San Antonio refined product terminal, which has approximately 148,200 barrels of storage capacity and an associated truck loading rack, is separate from the San Antonio terminal currently owned by us. The north segment is 74 miles long and consists of 6-inch and 12-inch pipeline segments with a capacity of approximately 24,000 barrels per day. This pipeline segment transports refined products from the Three Rivers refinery, located between Corpus Christi and San Antonio, to the San Antonio refined product terminal.

The south segment originates in Pettus, Texas, where it connects to our existing 8-inch Three Rivers to Pettus refined product pipeline and terminates in Corpus Christi, Texas at Valero Energy's Corpus Christi refinery. The south segment is 60 miles long and consists of 6-inch, 8-inch, 10-inch, and 12-inch pipeline segments with a capacity of approximately 15,000 barrels per day. This pipeline segment transports distillates and blendstocks primarily raffinate, from the Three Rivers refinery to the Corpus Christi refinery. Valero Energy is the only shipper in both segments of the San Antonio pipeline system. Although it is possible to operate the two segments of the San Antonio pipeline as a continuous pipeline from Corpus Christi to San Antonio, this is rarely done and we have no present intention to do so.

Valley Pipeline System. The Valley pipeline system contains the Corpus Christi to Edinburg refined product pipeline and the Edinburg refined product terminal. This pipeline is a refined product pipeline that consists of 6-inch and 8-inch segments and extends 130 miles from Corpus

Christi, Texas to Edinburg, Texas. The capacity of the Corpus Christi to Edinburg refined product pipeline was expanded in 2002 from 24,000 barrels per day to approximately 27,100 barrels per day. Refined products shipped in the Valley pipeline system are distributed in the Southern Rio Grande Valley area of Texas, which includes the cities of Edinburg and McAllen, Texas with occasional spot sales to Petroleos Mexicanos for distribution in Mexico. Valero Energy is the only shipper in this pipeline. The Edinburg refined product terminal includes approximately 184,600 barrels of refined product storage and an associated truck loading rack.

The following table sets forth the origin and destination, length in miles, ownership percentage, capacity and average throughput for the period from June 1, 2001 (the date Valero Energy began operating the South Texas pipeline system) through December 31, 2001 and the year ended December 31, 2002, for each refined product pipeline associated with the South Texas pipeline system contribution.

----------------------------------------------------------------------------------------------
                                                                            AVERAGE THROUGHPUT
                                                                   ---------------------------
                                                                   JUNE 1, 2001
                                                                        THROUGH     YEAR ENDED
                                                                   DECEMBER 31,   DECEMBER 31,
ORIGIN AND DESTINATION        LENGTH   OWNERSHIP        CAPACITY           2001           2002
----------------------------------------------------------------------------------------------
                                                   (BARRELS/DAY)          (BARRELS/DAY)
HOUSTON PIPELINE SYSTEM:
   Corpus Christi refinery
      to Pasadena, TX(1)....     204        100%         105,000         94,292         92,591
SAN ANTONIO PIPELINE SYSTEM:
   Pettus, TX to San
      Antonio, TX...........      74        100%          24,000         19,021         19,747
   Pettus, TX to Corpus
      Christi, TX...........      60        100%          15,000          6,219          6,406
VALLEY PIPELINE SYSTEM:
   Corpus Christi refinery
      to Edinburg, TX.......     130        100%          27,100         19,604         22,356
                              ----------------------------------------------------------------
                                 468                     171,100        139,136        141,100
----------------------------------------------------------------------------------------------

(1) Including volumes delivered to Placedo and Pasadena, Texas.

The following table outlines the location, capacity, number of tanks, mode of receipt and delivery and average throughput for the period from June 1, 2001 (the date Valero Energy began operating the South Texas pipeline system) through December 31, 2001 and the year ended December 31, 2002, for each refined product terminal associated with the South Texas pipeline contribution.

--------------------------------------------------------------------------------------------------------
                                                                                      AVERAGE THROUGHPUT
                                                                             ---------------------------
                                                                             JUNE 1, 2001
                                                                                  THROUGH     YEAR ENDED
                                     NUMBER OF    MODE OF          MODE OF   DECEMBER 31,   DECEMBER 31,
TERMINAL LOCATION       CAPACITY         TANKS    RECEIPT         DELIVERY           2001           2002
--------------------------------------------------------------------------------------------------------
                        (BARRELS)                                                   (BARRELS/DAY)
HOUSTON PIPELINE
  SYSTEM:
   Houston, TX
      Hobby Airport...  107,100              6   Pipeline   Truck/pipeline         4,524           4,436
      Placedo            98,000              4   Pipeline            Truck         4,113           3,030
      (Victoria)......
      Asphalt.........   75,000              3     Marine            Truck         2,019           1,453
      Almeda(1).......  105,800              6   Pipeline            Truck         2,724             969
SAN ANTONIO PIPELINE
  SYSTEM:
   San Antonio, TX....  148,200              8   Pipeline   Truck/pipeline        19,021          19,747
VALLEY PIPELINE
  SYSTEM:
   Edinburg, TX.......  184,600              7   Pipeline            Truck        19,604          22,356
                        --------------------------------------------------------------------------------
                        718,700
                                            34                                    52,005          51,991
--------------------------------------------------------------------------------------------------------

(1) The Almeda terminal is currently idle.

The following table sets forth the tariff rate for each pipeline and the throughput fee for each terminal for 2003. In addition, the table reflects the overall impact, if any, to the historical revenues for the year ended December 31, 2002 for each of the Houston, San Antonio and Valley pipeline systems had the 2003 tariff rates and throughput fees been in effect beginning January 1, 2002 and if 2002 volumes were unchanged.

------------------------------------------------------------------------------------------------------
                                                                          YEAR ENDED DECEMBER 31, 2002
                                         2003 TARIFF RATES   -----------------------------------------
                                            AND THROUGHPUT   HISTORICAL      AS ADJUSTED    (DECREASE)
                                                      FEES     REVENUES         REVENUES   OR INCREASE
------------------------------------------------------------------------------------------------------
                                           (PER BARREL)                   (IN THOUSANDS)
PIPELINES:
-----------
HOUSTON PIPELINE SYSTEM:
   Corpus Christi refinery to Hobby
      Airport in Houston, TX............ $           0.485   $   15,854   $       15,854   $        --
   Corpus Christi refinery to Placedo,
      TX................................             0.375          415              415
SAN ANTONIO PIPELINE SYSTEM:
   Pettus, TX to San Antonio, TX........             0.150        2,196            1,177        (1,019)
   Pettus, TX to San Antonio, TX to
      Union Pacific Railroad............             0.600          248              248            --
   Pettus, TX to Corpus Christi, TX.....             0.315          737              737            --
VALLEY PIPELINE SYSTEM:
   Corpus Christi refinery to Edinburg,
      TX................................             0.705        5,753            5,753            --
                                         -------------------------------------------------------------
         TOTAL PIPELINES................                         25,203           24,184        (1,019)
                                         -------------------------------------------------------------
TERMINALS(1):
-----------
HOUSTON PIPELINE SYSTEM:
   Houston, TX
      Hobby Airport.....................              0.28          340              456           116
      Placedo (Victoria)................              0.31          216              339           123
      Asphalt...........................              1.75          530              928           398
      Almeda(2).........................                --           75               75            --
SAN ANTONIO PIPELINE SYSTEM:
   San Antonio, TX(3)...................              0.34          106            2,473         2,367
VALLEY PIPELINE SYSTEM:
   Edinburg, TX.........................              0.35        1,427            2,844         1,417
                                         -------------------------------------------------------------
         TOTAL TERMINALS................                          2,694            7,115         4,421
                                         -------------------------------------------------------------
         TOTAL PIPELINES AND
            TERMINALS...................                     $   27,897   $       31,299   $     3,402
------------------------------------------------------------------------------------------------------

(1) The 2003 terminal throughput fees are based on the contractual fee of $0.252 per barrel for terminalling gasoline and distillates, $1.75 per barrel for terminalling asphalt, $0.122 per barrel for gasoline additive blending and $0.03 per barrel for filtering jet fuel. The 2003 throughput fees in the table above are based on actual 2002 refined products terminalled and the impact of blending and filtering.

(2) The Almeda terminal is currently idle.

(3) Historical revenues for the San Antonio terminal for the year ended December 31, 2002 were based primarily on a monthly amount per a contractual arrangement. Effective March 1, 2003, Valero Energy began charging a terminal fee and an additive blending fee for all throughput volumes terminalled at the San Antonio terminal. If the current terminal and additive blending fees had been implemented effective January 1, 2002, revenues for the year ended December 31, 2002 would have increased by $1.4 million.

For the year ended December 31, 2002, the South Texas pipelines system generated aggregate revenues of $27.9 million, EBITDA of $11.3 million and income before income taxes of $0.2 million. These items include $0.8 million of general and administrative expenses allocated to these assets. After the South Texas pipeline system contribution, general and administrative expenses related to these assets will be covered by the annual service fee we pay Valero Energy. Maintenance capital expenditures during 2002 were $0.8 million; however we expect annual maintenance capital expenditures on these pipelines and terminals over the next three years to be approximately $3 million to $5 million as a result of various maintenance projects. Additionally, the 2002 financial results included a $0.6 million loss for volumetric expansions, contractions and measurement variances in the South Texas pipelines. Effective March 1, 2003, these volumetric items will be the responsibility of the shipper. Please read "Valero South Texas Business Financial Statements" beginning on page F-50 of this prospectus.

EBITDA is presented because EBITDA is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. However, EBITDA is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or income before income tax. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles. Our method of computation may or may not be comparable to other similarly titled measures used by other partnerships. Set forth below is our reconciliation of income before income tax expense to EBITDA for the South Texas pipelines system contribution for 2002 (in thousands).

Income before income tax expense............................  $   164
Plus interest expense.......................................    7,743
Plus depreciation and amortization..........................    3,390
                                                              -------
EBITDA......................................................  $11,297
                                                              =======

Environmental and Other Indemnification. In connection with the South Texas pipeline system contribution, Valero Energy has agreed to indemnify us from environmental liabilities related to:

       - the South Texas Pipelines and Terminals that arose as a result of events occurring or conditions existing prior to the closing of the South Texas pipeline system contribution; and

       - any real or personal property on which the South Texas Pipelines and Terminals are located that arose prior to the closing of the South Texas pipeline system contribution;

that are known at closing or are discovered within 10 years after the closing of the South Texas pipeline system contribution.

Valero Energy is currently addressing soil or groundwater contamination at 11 sites associated with the South Texas Pipelines and Terminals through assessment, monitoring and remediation programs with oversight by the applicable state agencies. In the aggregate, we have estimated that the total liability for remediating these sites will not exceed $3.5 million although there can be no guarantee that the actual remedial costs or associated liabilities will not exceed this amount. Valero Energy has agreed to indemnify us for these liabilities.

Valero Energy has indicated to us that the segment of the Corpus Christi to Edinburg refined product pipeline that runs approximately 60 miles south from Corpus Christi to Seeligson Station may require repair and, in some places, replacement. Valero Energy has agreed to indemnify us for any costs to repair and replace this segment in excess of $1.5 million which is approximately the amount of capital expenditures we expect to spend on this segment for the next three years.

Throughput Commitment Agreement. Pursuant to the South Texas pipelines and terminals throughput commitment agreement, Valero Energy committed, during each quarterly measurement period, for an initial period of seven years:

       - to transport in the Houston and Valley pipeline systems an aggregate of 40% of the Corpus Christi gasoline and distillate production but only if the combined throughput on these pipelines is less than 110,000 barrels per day;

       - to transport in the Pettus to San Antonio refined product pipeline 25% of the Three Rivers gasoline and distillate production and in the Pettus to Corpus Christi refined product pipeline 90% of the Three Rivers raffinate production;

       - to use the Houston asphalt terminal for an aggregate of 7% of the asphalt production of the Corpus Christi refinery;

       - to use the Edinburg refined product terminal for an aggregate of 7% of the gasoline and distillate production of the Corpus Christi refinery, but only if the throughput at this terminal is less than 20,000 barrels per day; and

       - to use the San Antonio refined product terminal for 75% of the throughput in the Pettus to San Antonio refined product pipeline.

The minimum commitment percentages detailed above are lower than the percentages of refined products transported through each of these assets in 2002. With the exception of the Houston asphalt terminal, Valero Energy's commitments reflect 75% or more of the actual percentages in 2002. Valero Energy's commitment at the Houston asphalt terminal reflects approximately 50% of the actual throughput of this terminal in 2002.

In the event Valero Energy does not transport in our pipelines or use our terminals to handle the minimum volume requirements and if its obligation has not been suspended under the terms of the agreement, it is required to make a cash payment determined by multiplying the shortfall in volume by the applicable weighted average tariff rate or terminal fee. Also, Valero Energy agreed to allow us to increase our tariff to compensate for any revenue shortfall in the event we have to curtail throughput on the Corpus Christi to Edinburg refined product pipeline as a result of repair and replacement activities.

Terminalling Agreement. Pursuant to the terminalling agreement, Valero Energy will pay to us a terminal fee of:

       - $0.252 per barrel for all gasoline, diesel and jet fuel;

       - $1.75 per barrel for all conventional asphalt; and

       - $2.20 per barrel for all modified-grade asphalt

stored or handled by or on behalf of Valero Energy at the terminals associated with the South Texas pipeline system.

In addition to the terminalling fee, Valero Energy pays us a $0.122 per barrel additive fee for generic gasoline additives should Valero Energy elect to receive these additives in the products. If Valero Energy or its customers elect to directly supply a proprietary additive, Valero Energy will pay us an additive handling fee of $0.092 per barrel. This additive fee applies to all

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terminals associated with the South Texas pipeline system other than the Hobby
Airport refined product terminal and Houston asphalt terminal. Valero Energy will pay us a $0.0298 per barrel filtering fee for products stored or handled at the Hobby Airport refined product terminal.

The initial term of the terminalling agreement is five years, subject to automatic renewal for successive one-year periods thereafter. Either party may terminate the terminalling agreement after the initial term upon 30 days notice at the end of a renewal period.

Conflicts Committee Approval. The South Texas pipeline system contribution has been approved by an independent conflicts committee of the board of directors of Valero GP, LLC, based on an opinion from its independent financial advisor that the consideration paid by us pursuant to the contribution agreement related to the South Texas pipeline system contribution was fair, from a financial point of view, to Valero L.P. and its public unitholders.

REDEMPTION OF COMMON UNITS OWNED BY VALERO ENERGY AND AMENDMENT TO VALERO L.P.'S PARTNERSHIP AGREEMENT

Common Unit Redemption. Immediately following the closing of the 6.05% notes and the common unit offering by Valero L.P., Valero L.P. redeemed on March 18, 2003 from Valero Energy 3,809,750 common units for $134.1 million, or $35.19 per unit, which is equal to the net proceeds per unit Valero L.P. received in its public offering of common units before expenses. Immediately following the redemption, Valero L.P. canceled the common units redeemed from Valero Energy. Valero L.P. also redeemed the corresponding portion of Valero Energy's general partner interest for $2.9 million.

Conflicts Committee Action. The conflicts committee of Valero GP, LLC concluded that the pricing mechanism in the common unit offering by Valero L.P. would produce a fair price for it, for the common units it redeemed from Valero Energy.

Amendment to Partnership Agreement. Immediately upon closing of the offerings, Valero L.P. amended its partnership agreement to provide that its general partner may be removed by the vote of the holders of at least 58% of its outstanding common units and subordinated units, excluding the common units and subordinated units held by affiliates of its general partner. Valero L.P. also amended its partnership agreement to provide that the election of a successor general partner upon any such removal be approved by the holders of a majority of its common units, excluding the common units held by affiliates of its general partner.

Prior to the amendment, Valero L.P.'s partnership agreement provided that its general partner may be removed by the vote of the holders of at least 66 2/3% of its outstanding common units and subordinated units, including the common units and subordinated units held by affiliates of its general partner. Furthermore, Valero L.P.'s partnership agreement previously provided that any removal is conditioned upon the election of a successor general partner by the holders of a majority of its common units, voting as a separate class, and by the holders of a majority of its subordinated units, voting as a separate class, including the units held by affiliates of its general partner.

If Valero L.P.'s general partner is removed without cause during the subordination period and units held by its general partner or affiliates of its general partner are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on its common units will be extinguished. "Cause" is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable

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judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as Valero L.P.'s general partner.

MAINTENANCE

We perform scheduled maintenance on all of our pipelines, storage tanks, terminals and related equipment and make repairs and replacements when necessary or appropriate. We believe that all of our pipelines, storage tanks, terminals and related equipment have been constructed and are maintained in all material respects in accordance with applicable federal, state and local laws and the regulations and standards prescribed by the American Petroleum Institute, the Department of Transportation and accepted industry practice.

COMPETITION

As a result of our physical integration with Valero Energy's Corpus Christi, Texas City, Benicia, McKee, Three Rivers and Ardmore refineries and our contractual relationship with Valero Energy, we believe that we will not face significant competition for barrels of crude oil transported to, and barrels of refined products transported from, the Corpus Christi, Texas City, Benicia, McKee, Three Rivers and Ardmore refineries, particularly during the term of the pipelines and terminals usage agreement with Valero Energy. However, we face competition from other pipelines that may be able to supply Valero Energy's end-user markets with refined products on a more competitive basis. If Valero Energy reduced its retail sales of refined products or its wholesale customers reduced their purchases of refined products, the volumes transported through our pipelines would be reduced, which would cause a decrease in cash and revenues generated from our operations. Valero Energy owns certain pipelines that deliver crude oil to markets served by our pipelines. Specifically, Valero Energy owns certain crude oil gathering systems that deliver crude oil to the McKee refinery.

The Texas and Oklahoma markets served by the refined product pipelines originating at the Corpus Christi, Three Rivers and Ardmore refineries are accessible by Texas Gulf Coast refiners through common carrier pipelines, with the exception of the Laredo, Texas and Nuevo Laredo, Mexico markets. The Nuevo Laredo, Mexico market is accessible by refineries operated by Pemex. In addition, the markets served by the refined product pipelines originating at the McKee refinery are also accessible by Texas Gulf Coast and Midwestern refiners through common carrier pipelines.

We believe that high capital requirements, environmental and safety considerations and the difficulty in acquiring rights-of-way and related permits make it difficult for other entities to build competing pipelines in areas served by our pipelines. As a result, competing pipelines are likely to be built only in those cases in which strong market demand and attractive tariff rates support additional capacity in an area. We know of two refined product pipelines that are in various stages of completion that may serve our market areas:

       - The Longhorn Pipeline is a common carrier refined product pipeline with an initial capacity of 70,000 barrels per day. It will be capable of delivering refined products from the Texas Gulf Coast to El Paso, Texas. Most of the pipeline has been constructed and startup is expected to occur before the end of 2003. We expect that a portion of the refined products transported into the El Paso area in the Longhorn Pipeline will ultimately be transported into the Phoenix and Tucson, Arizona markets via SFPP, L.P.'s east pipeline, which is currently capacity constrained. As a result of these constraints, Valero Energy's allocated capacity in the SFPP east pipeline may be reduced. SFPP, L.P.

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       has proposed to expand the SFPP east pipeline, and if it proceeds with the expansion, the expanded pipeline should alleviate the existing capacity constraints and could increase demand for transportation of refined products from McKee to El Paso. However, the increased supply of refined products entering the El Paso and Arizona markets through the Longhorn Pipeline and the likely increase in the cost of shipping product on SFPP east pipeline could also cause a decline in the demand for refined products from Valero Energy. In either case, the demand for transportation of refined products from McKee to El Paso might be reduced.

       - Shell Pipeline Company previously announced a refined product pipeline project from Odessa, Texas to Bloomfield, New Mexico. Refined products would be transported from West Texas to the Bloomfield, New Mexico area. The project would also require new pipeline connections on the southern and northern ends of the project. This project also includes a new refined product terminal near Albuquerque, New Mexico. This proposed Odessa to Bloomfield refined product pipeline could cause a reduction in demand for the transportation of refined products to the Albuquerque, New Mexico market in our refined product pipeline. This proposed Shell refined product pipeline would also cross two of our refined product pipelines, the McKee to El Paso refined product pipeline and the Amarillo to Albuquerque refined product pipeline. Although construction has not yet commenced on this project, it is anticipated to be completed in 2005.

Given the expected increase in demand for refined products in the southwestern and Rocky Mountain market regions, we do not believe that these new refined product pipelines, when fully operational, will have a material adverse effect on our financial condition or results of operations.

GENERAL RATE REGULATION

Prior to July 2000, affiliates of Valero Energy owned and operated our pipelines. These affiliates were the only shippers in most of the pipelines, including the common carrier pipelines. In preparation for Valero L.P.'s public offering, we filed revised tariff rates with the appropriate regulatory commissions to adjust the tariff rates on many of our pipelines to better reflect current throughput volumes and market conditions or cost-based pricing. Also in connection with Valero L.P.'s initial public offering, we obtained the agreement of Valero Energy, which is the only shipper in most of the pipelines, not to challenge the validity of the tariff rates until at least April 1, 2008.

INTERSTATE RATE REGULATION

The Federal Energy Regulatory Commission regulates the rates and practices of common carrier petroleum pipelines, which include crude oil, petroleum product and petrochemical pipelines, engaged in interstate transportation under the Interstate Commerce Act. The Interstate Commerce Act and its implementing regulations require that the tariff rates and practices for interstate crude oil pipelines be just and reasonable and non-discriminatory. The Interstate Commerce Act permits challenges to proposed new or changed rates or practices by protest and challenges to rates and practices that are already on file and in effect by complaint. Upon the appropriate showing, a successful complainant may obtain damages or reparations for generally up to two years prior to the filing of a complaint. Valero Energy has agreed to be responsible for any Interstate Commerce Act liabilities with respect to activities or conduct occurring during periods prior to April 16, 2001, and we will be responsible for Interstate Commerce Act liabilities with respect to activities or conduct occurring after April 16, 2001.
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The FERC is authorized to suspend the effectiveness of a new or changed tariff rate for a period of up to seven months and to investigate the rate. The FERC may also place into effect a new or changed tariff rate on at least one day's notice, subject to refund and investigation. If upon the completion of an investigation the FERC finds that the rate is unlawful, it may require the pipeline operator to refund to shippers, with interest, any difference between the rates the FERC determines to be lawful and the rates under investigation. In addition, the FERC will order the pipeline to change its rates prospectively to the lawful level. In general, petroleum pipeline rates must be cost-based, although settlement rates, which are rates that have been agreed to by all shippers, are permitted, and market-based rates may be permitted in certain circumstances.

ENERGY POLICY ACT OF 1992 AND SUBSEQUENT DEVELOPMENTS

The Energy Policy Act deemed certain interstate petroleum pipeline rates that were in effect on the date of enactment of the Energy Policy Act, to be just and reasonable (i.e., "grandfathered") under the Interstate Commerce Act. Some of the our pipeline rates were grandfathered under the Energy Policy Act, which has the benefit of making those rates more difficult to challenge.

The Energy Policy Act further required FERC to issue rules establishing a simplified and generally applicable ratemaking methodology for interstate petroleum pipelines and to streamline procedures in petroleum pipeline proceedings. FERC responded to this mandate by adopting a new indexing rate methodology for interstate petroleum pipelines. Under these regulations, effective January 1, 1995, petroleum pipelines are able to change their rates within prescribed ranges that are tied to changes in the Producer Price Index for Finished Goods (PPI), minus one percent. The new indexing methodology is applicable to any existing rates, including grandfathered rates, and the scope of any challenges to rate increases made under the indexing methodology are limited. As a result of FERC's reassessment of this index and certain court litigation, on February 24, 2003, FERC changed the index to equal the PPI. Under FERC's February 24, 2003 Order, pipelines may file to change their tariff rates to reflect the applicable ceiling levels bases on the PPI, calculated as though this index had been in effect from July 1, 2001.

INTRASTATE RATE REGULATION

The rates and practices for our intrastate common carrier pipelines are subject to regulation by the Texas Railroad Commission and the Colorado Public Utility Commission. The applicable state statutes and regulations generally require that pipeline rates and practices be reasonable and non-discriminatory.

OUR PIPELINES RATES

Neither the FERC nor the state commissions have investigated our rates or practices. We do not believe that it is likely that there will be a challenge to our rates by a current shipper that would materially affect our revenues or cash flows because Valero Energy is the only current shipper in substantially all of our pipelines. Valero Energy has committed not to challenge our rates until at least April 2008. However, the FERC or a state regulatory commission could investigate our tariff rates at the urging of a third party. Also, because our pipelines are common carrier pipelines, we may be required to accept new shippers who wish to transport in our pipelines. It is possible that any new shippers may decide to challenge our tariff rates. If a rate were challenged, we would seek to either rely on a cost of service justification or to

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establish that, due to the presence of competing alternatives to our pipeline, the tariff rate should be a market-based rate. Although no assurance can be given that our intrastate rates would ultimately be upheld if challenged, we believe that the tariffs now in effect are not likely to be challenged. However, if any rate challenge or challenges were successful, cash available for distribution to Valero L.P. could be materially reduced.

ENVIRONMENTAL REGULATION

GENERAL

Our operations are subject to extensive federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the environment, waste management and pollution prevention measures, and to environmental regulation by several federal, state and local authorities. The principal environmental risks associated with our operations relate to unauthorized emissions into the air and unauthorized releases into soil, surface water or groundwater. Our operations are also subject to extensive federal and state health and safety laws and regulations, including those relating to pipeline safety. Compliance with these laws, regulations and permits increases our capital expenditures and our overall costs of business. However, violations of these laws, regulations and/or permits can result in significant civil and criminal liabilities, injunctions or other penalties. Accordingly, we have adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health and the handling, storage, use and disposal of hazardous materials in an effort to prevent material environmental or other damage, and to ensure the safety of our pipelines, our employees, the public and the environment. Future governmental action and regulatory initiatives could result in changes to expected operating permits, additional remedial actions or increased capital expenditures and operating costs that cannot be assessed with certainty at this time. In addition, contamination resulting from spills of crude oil and refined products occurs within the industry. Risks of additional costs and liabilities are inherent within the industry, and there can be no assurances that significant costs and liabilities will not be incurred in the future.

In connection with Valero L.P.'s initial public offering on April 16, 2001 and our acquisition of crude oil and refined products pipeline and terminalling assets from Valero Energy's predecessor, Valero Energy agreed to indemnify us for environmental liabilities that arose prior to April 16, 2001 and are discovered within 10 years after April 16, 2001. Excluded from this indemnification are costs that arise from changes in environmental law after April 16, 2001. In addition, as an operator or owner of the assets, we could be held liable for pre-April 16, 2001 environmental damage should Valero Energy be unable to fulfill its obligation. As of December 31, 2002, we have not incurred any material environmental liabilities that were not covered by the environmental indemnification.

In connection with the South Texas Pipelines and Terminals acquisition, Valero Energy has agreed to indemnify us from environmental liabilities that are known as of March 18, 2003 or are discovered within 10 years after March 18, 2003 related to:

       - the South Texas Pipelines and Terminals that arose as a result of events occurring or conditions existing prior to March 18, 2003; and

       - any real or personal property on which the South Texas Pipelines and Terminals are located that arose prior to March 18, 2003.

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In connection with the Crude Oil Storage Tanks acquisition, Valero Energy has agreed to indemnify us from environmental liabilities related to:

       - the Crude Oil Storage Tanks that arose as a result of events occurring or conditions existing prior to March 18, 2003;

       - any real or personal property on which the Crude Oil Storage Tanks are located that arose prior to March 18, 2003; and

       - any actions taken by Valero Energy before, on or after March 18, 2003, in connection with the ownership, use or operation of the West plant of the Corpus Christi refinery, the Texas City refinery and the Benicia refinery or the property on which the Crude Oil Storage Tanks are located, or any accident or occurrence in connection therewith.

WATER

The Oil Pollution Act was enacted in 1990 and amends provisions of the Federal Water Pollution Control Act of 1972, also referred to as the Clean Water Act, and other statutes as they pertain to prevention and response to petroleum spills. The Oil Pollution Act subjects owners of facilities to strict, joint and potentially unlimited liability for removal costs and other consequences of a petroleum spill, where the spill is into navigable waters, along shorelines or in the exclusive economic zone of the U.S. In the event of a petroleum spill into navigable waters, substantial liabilities could be imposed upon us. States in which we operate have also enacted similar laws. Regulations developed under the Oil Pollution Act and state laws may also impose additional regulatory burdens on our operations. Spill prevention control and countermeasure requirements of federal laws and some state laws require diking, booms and similar structures to help prevent contamination of navigable waters in the event of a petroleum overflow, rupture or leak. In addition, these laws require, in some instances, the development of spill prevention control and countermeasure plans. Additionally, the United States Department of Transportation's Office of Pipeline Safety (OPS) has approved our petroleum spill emergency response plans.

The Clean Water Act imposes restrictions and strict controls regarding the discharge of pollutants into navigable waters. Permits must be obtained to discharge pollutants into federal and state waters. The Clean Water Act imposes substantial potential liability for the costs of removal, remediation and damages. In addition, some states maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions.

AIR EMISSIONS

Our operations are subject to the Federal Clean Air Act and comparable state and local statutes. Amendments to the Federal Clean Air Act enacted in late 1990 require most industrial operations in the U.S. to incur capital expenditures in order to meet air emission control standards developed by the Environmental Protection Agency and state environmental agencies. In addition, Title V of the 1990 Federal Clean Air Act Amendments created a new operating permit program for major sources, which applies to some of our facilities. We will be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining permits and approvals addressing air emission related issues.

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SOLID WASTE

We generate non-hazardous solid wastes that are subject to the requirements of the Federal Resource Conservation and Recovery Act and comparable state statutes. The Federal Resource Conservation and Recovery Act also governs the disposal of hazardous wastes. We are not currently required to comply with a substantial portion of the Federal Resource Conservation and Recovery Act requirements because our operations generate minimal quantities of hazardous wastes. However, it is possible that additional wastes, which could include wastes currently generated during operations, will in the future be designated as "hazardous wastes." Hazardous wastes are subject to more rigorous and costly disposal requirements than are non-hazardous wastes.

HAZARDOUS SUBSTANCES

The Comprehensive Environmental Response, Compensation and Liability Act, referred to as CERCLA, also known as Superfund, imposes liability, without regard to fault or the legality of the original act, on some classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the site and entities that disposed or arranged for the disposal of the hazardous substances found at the site. CERCLA also authorizes the Environmental Protection Agency and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs that they incur. In the course of our ordinary operations, we may generate waste that falls within CERCLA's definition of a "hazardous substance." While we responsibly manage the hazardous substances that we control, the intervening acts of third parties may expose us to joint and several liability under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been disposed of or released into the environment.

We currently own or lease, and have in the past owned or leased, properties where hydrocarbons are being or have been handled. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where these wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and wastes disposed thereon may be subject to CERCLA, the Federal Resource Conservation and Recovery Act and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial operations to prevent future contamination.

ENDANGERED SPECIES ACT

The Endangered Species Act restricts activities that may affect endangered species or their habitats. The discovery of previously unidentified endangered species could cause us to incur additional costs or operational restrictions or bans in the affected area.

HAZARDOUS MATERIALS TRANSPORTATION REQUIREMENTS

OPS has promulgated extensive regulations governing pipeline safety. These regulations generally require pipeline operators to implement measures designed to reduce the

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environmental impact from onshore crude oil and refined product pipeline releases and to maintain comprehensive spill response plans, including extensive spill response training certifications for pipeline personnel. These regulations also require pipeline operators to develop qualification programs for individuals performing "covered tasks" on pipeline facilities to ensure there is a qualified work force and to reduce the risk of accidents from human error. In addition, OPS regulations contain detailed specifications for pipeline operation and maintenance, such as the implementation of integrity management programs that continually assess the integrity of pipelines in high consequence areas (such as areas with concentrated populations, navigable waterways or other unusually sensitive areas). In addition to federal regulations, some states, including Texas and Oklahoma, have certified state pipeline safety programs governing intrastate pipelines. Other states, such as New Mexico, have entered into agreements with OPS to help implement safety regulations on intrastate pipelines.

PIPELINE SAFETY IMPROVEMENT ACT OF 2002

In December 2002, the Pipeline Safety Improvement Act of 2002 was enacted. This expands the government's regulatory authority over pipeline safety and, among other things, requires pipeline operators to maintain qualification programs for key pipeline operating personnel, to review and update their existing pipeline safety public education programs, and to provide information for the National Pipeline Mapping System. The act also strengthens the national "One-call" system, which is intended to minimize the risk of pipelines being damaged by third-party excavators and provides "whistleblower" protection to pipeline employees and contractors who identify pipeline safety risks. Some of the act's requirements are effective immediately, while other requirements will become effective during 2003 and 2004. We believe that we are in substantial compliance with the act, and will continue to be in substantial compliance with the act following the effectiveness of these other requirements. In addition, while this act may affect our maintenance capital expenditures and operating expenses, we believe that the act does not affect our competitive position and will not have a material affect on our financial conditions or results of operations.

OSHA

We are subject to the requirements of the Federal Occupational Safety and Health Act and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the Federal Occupational Safety and Health Act hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens.

TITLE TO PROPERTIES

We believe that we have satisfactory title to all of our assets. Although title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with acquisition of real property, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens and minor easements, restrictions and other encumbrances to which the underlying properties were subject at the time of acquisition by us or our predecessors, we believe that none of these burdens will materially detract from the value of these properties or from our interest in these properties or will materially interfere with our use in the operation of our business. In addition, we believe that we have obtained sufficient rights-of-way grants and permits from public authorities and

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private parties for us to operate our business in all material respects as described in this prospectus.

EMPLOYEES

Our operations are controlled and managed by our general partner, a wholly owned subsidiary of Valero L.P. Riverwalk Logistics, Valero L.P.'s general partner, is responsible for the management of Valero L.P. Valero GP, LLC, the general partner of Riverwalk Logistics, is responsible for managing the affairs of the general partner, and through it, the affairs of Valero L.P. and us. As of March 31, 2003, Valero GP, LLC, on our behalf, employed approximately 225 individuals that perform services for us. We also receive administrative services from other Valero Energy employees under the services agreement and services and secondment agreements. Prior to January 1, 2003 these employees were employed by Valero Energy.

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                                 EXCHANGE OFFER

We sold the outstanding notes on March 18, 2003, pursuant to the purchase agreement dated as of March 12, 2003, by and among us, Valero L.P., Valero GP, Inc., Riverwalk Logistics, L.P., Valero GP, LLC and the initial purchasers named therein. The outstanding notes were subsequently offered by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to persons other than U.S. persons in reliance on Regulation S under the Securities Act.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

In connection with the issuance of the outstanding notes, we, Valero L.P. and the initial purchasers entered into a registration rights agreement dated as of March 18, 2003. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Pursuant to the registration rights agreement, we and Valero L.P. agreed to:

       - file with the Commission, no later than 90 days after the closing date of the offering of the outstanding notes, an exchange offer registration statement under the Securities Act for the exchange notes; and

       - use our best efforts to cause the exchange offer registration statement for the exchange notes to become effective no later than 180 days after the closing date.

When the exchange offer registration statement is effective, we will offer the holders of the outstanding notes who are able to make the representations described below the opportunity to exchange their notes for the exchange notes in the exchange offer. The exchange offer will be open for a period of at least 20 business days and will be completed within 210 days after the closing date of the offering of the outstanding notes. During the exchange offer period, we will exchange the exchange notes for all outstanding notes properly surrendered and not withdrawn before the expiration date. The exchange notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes will not apply to the exchange notes.

Under existing interpretations by the staff of the Commission, the exchange notes generally will be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of those exchange notes. The staff of the Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the notes) by delivery of the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we and Valero L.P. are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of such exchange notes. We and Valero L.P. have agreed, if requested by the initial purchasers or by one or more participating broker-dealers, to keep the exchange offer registration statement effective for up to 180 days following consummation of the exchange offer to permit resales of exchange notes acquired by broker-dealers in after-market transactions.

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If you wish to participate in the exchange offer, you will be required to make certain representations, including representations that:

       - any exchange notes that you receive will be acquired in the ordinary course of your business;

       - you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

       - you are not engaged in and do not intend to engage in the distribution of the exchange notes;

       - if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities and you will deliver this prospectus, as required by law, in connection with any resale of the exchange notes; and

       - you are not Valero L.P.'s or our "affiliate," as defined in Rule 405 under the Securities Act.

If you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes.

We have agreed that if:

       - Commission interpretations are changed before we complete the exchange offer such that the exchange notes received by each holder, except for certain restricted holders, are not or would not be transferable without restriction;

       - the exchange offer has not been completed within 210 days after the closing date of the offering of the outstanding notes;

       - the exchange offer has been completed and subject to certain conditions the registration rights agreement specifies, a registration statement must be filed and a prospectus must be delivered by certain of the initial purchasers in connection with the offering or sale of the outstanding notes; or

       - any applicable law or interpretation does not allow any holder to participate in the exchange offer,

then we will file with the Commission a shelf registration statement covering resales of the outstanding notes within 45 days of that obligation arising. Holders who wish to sell their outstanding notes under the shelf registration statement must satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

We will use our best efforts to cause the shelf registration statement to become effective no later than 90 days after such shelf registration statement is filed and to remain effective for a period ending on the earlier of:

       - the second anniversary of the closing date of the offering of the outstanding notes, or, if Rule 144(k) under the Securities Act is amended to provide a shorter restrictive period, such shorter period; or

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

       - until there are no longer outstanding any securities eligible for registration under the registration rights agreement.

If we file a shelf registration statement with respect to any outstanding notes, we will be entitled from time to time to require holders of those notes to discontinue the sale or other disposition of those notes pursuant to that shelf registration statement under certain circumstances relating to possible acquisitions or business combinations or other transactions, business developments or other events involving us, or because the related prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading. There shall not be more than two such suspensions in effect during any 365-day period, and such suspensions may not exceed a combined 60 days during such 365-day period. If we effect an exchange offer with respect to the outstanding notes, we will also be entitled to require any participating broker-dealers to discontinue the sale or other disposition of exchange notes pursuant to the prospectus included in the applicable exchange offer registration statement on the same terms and conditions as those described above in this paragraph.

A holder of the outstanding notes that sells the outstanding notes pursuant to the shelf registration statement:

       - generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser of the outstanding notes;

       - will be subject to certain of the civil liability provisions of the Securities Act in connection with such sales; and

       - will be bound by the provisions of the registration rights agreement applicable to that holder, including indemnification obligations.

We will pay additional interest on the outstanding notes, over and above the stated interest rate, at a rate of 0.25% per year during the first 90 days, and 0.50% per year thereafter during the period any of the following conditions exist:

       - we and Valero L.P. have not filed the exchange offer registration statement within 90 days following the closing date of the offering of the outstanding notes;

       - we and Valero L.P. have not filed a shelf registration statement within 45 days following the date the obligation to file a shelf registration statement arises;

       - the exchange offer registration statement is not declared effective by the Commission within 180 days following the closing date of the offering of the outstanding notes;

       - a shelf registration statement is not declared effective by the Commission within 90 days following the date the obligation to file a shelf registration statement arises;

       - we do not complete the exchange offer within 210 days after the closing date of the offering of the outstanding notes; or

       - any registration statement required under the registration rights agreement has been declared effective but ceases to be effective, except as specifically permitted in the registration rights agreement, without being succeeded immediately by an additional registration statement filed and declared effective.

The foregoing circumstances under which we may be required to pay additional interest are not cumulative. In no event will the additional interest on the outstanding notes exceed 0.50%

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

per year. Further, any additional interest will cease to accrue when all of the events described above have been cured or upon the expiration of the second anniversary of the closing date, or, if Rule 144(k) under the Securities Act is amended to provide a shorter restrictive period, the applicable shorter period. Any additional interest shall cease to accrue at any time that there are no notes outstanding that are subject to any registration rights under the registration rights agreement.

The description of the registration rights agreement contained in this section is a summary only. For more information, you should review the provisions of the registration rights agreement that we filed with the Commission as an exhibit to the exchange offer registration statement of which this prospectus is a part.

On June 6, 2002, we filed a shelf registration statement on Form S-3 (File No. 333-89978) with the Commission covering the offer and sale of common units and debt securities, which shelf registration statement does not satisfy the requirement that we file a shelf registration statement under the circumstances described above.

RESALE OF EXCHANGE NOTES

Based on no-action letters of the Commission staff issued to third parties, we believe that exchange notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

       - you are not our or Valero L.P.'s "affiliate" within the meaning of Rule 405 under the Securities Act;

       - such exchange notes are acquired in the ordinary course of your business; and

       - you do not intend to participate in a distribution of the exchange notes.

The Commission, however, has not considered the exchange offer for the exchange notes in the context of a no-action letter, and the Commission staff may not make a similar determination as in the no-action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you:

       - cannot rely on such interpretations by the Commission staff; and

       - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically described in this prospectus. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the outstanding notes as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver this prospectus in

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connection with any resale of the exchange notes. Please read "Plan of distribution" for more details regarding the transfer of exchange notes.

TERMS OF THE EXCHANGE OFFER

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue exchange notes in a principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for exchange notes and only in denominations of $1,000 and integral multiples of $1,000.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange offer.

As of the date of this prospectus, $250,000,000 in aggregate principal amount of the outstanding notes are outstanding. This prospectus is being sent to the Depository Trust Company, or DTC, the sole registered holder of the outstanding notes, and to all persons that we can identify as beneficial owners of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission. Outstanding notes whose holders do not tender them for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, if applicable, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read "--Fees and expenses" for more details regarding fees and expenses incurred in connection with the exchange offer.

We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

EXPIRATION DATE

The exchange offer will expire at 5:00 p.m., New York City time, on July 8, 2003, unless, in our sole discretion, we extend it.

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EXTENSIONS, DELAYS IN ACCEPTANCE, TERMINATION OR AMENDMENT

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders at any time until the exchange offer expires or terminates. During any such extension, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under "--Conditions to the exchange offer" have not been satisfied, we reserve the right, in our sole discretion:

       - to delay accepting for exchange any outstanding notes;

       - to extend the exchange offer; or

       - to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner at any time prior to termination or expiration of the exchange offer.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period. If an amendment constitutes a material change to the exchange offer, including the waiver of a material condition, we will extend the exchange offer, if necessary, to remain open for at least five business days after the date of the amendment. In the event of any increase or decrease in the price of the notes or in the percentage of outstanding notes being sought by us, we will extend the exchange offer to remain open for at least 10 business days after the date we provide notice of such increase or decrease to the registered holders of outstanding notes.

CONDITIONS TO THE EXCHANGE OFFER

We will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Commission. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

We will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under "--Purpose and effect of the exchange offer" and "--Your representations to us" and such other representations as may be reasonably

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

necessary under applicable Commission rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.

Additionally, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, or the TIA.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times prior to expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to expiration of the exchange offer.

PROCEDURES FOR TENDERING

To participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes, and you should follow carefully the instructions on how to tender your outstanding notes. It is your responsibility to properly tender your outstanding notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent are required to notify you of any defects or irregularities with respect to your tender.

If you have any questions or need help in exchanging your outstanding notes, please call the exchange agent whose address and phone number are described in the "Summary--Exchange offer" section of this prospectus.

All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by a global certificate held by Cede & Co. for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using the automatic tender offer program, or ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an "agent's message" to the exchange agent. The agent's message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it.

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There is no procedure for guaranteed late delivery of the outstanding notes.

DETERMINATIONS UNDER THE EXCHANGE OFFER

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date of the exchange offer.

WHEN WE WILL ISSUE EXCHANGE NOTES

In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

       - a book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

       - a properly transmitted agent's message.

RETURN OF OUTSTANDING NOTES NOT ACCEPTED OR EXCHANGED

If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

YOUR REPRESENTATIONS TO US

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

       - any exchange notes that you receive will be acquired in the ordinary course of your business;

       - you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

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

       - you are not engaged in and do not intend to engage in the distribution of the exchange notes;

       - if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities and you will deliver this prospectus, as required by law, in connection with any resale of the exchange notes; and

       - you are not Valero L.P.'s or our "affiliate," as defined in Rule 405 under the Securities Act.

WITHDRAWAL OF TENDERS

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under "--Procedures for tendering" above at any time on or prior to the expiration date.

FEES AND EXPENSES

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and certain of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

       - Commission registration fees;

       - fees and expenses of the exchange agent and trustee;

       - accounting and legal fees and printing costs; and

       - related fees and expenses.

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TRANSFER TAXES

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register outstanding notes under the Securities Act unless the registration rights agreement requires us to do so.

ACCOUNTING TREATMENT

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

OTHER

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

              DESCRIPTION OF THE EXCHANGE NOTES AND THE GUARANTEES

The exchange notes will be issued and the outstanding notes were issued under the indenture among us, Valero L.P., as guarantor, and The Bank of New York, as trustee, dated as of July 15, 2002, as supplemented by the second supplemental indenture creating the outstanding notes and the exchange notes.

This description of exchange notes is a summary of the material provisions of the exchange notes, the guarantee and the indenture. Since this description of exchange notes is only a summary, you should refer to the exchange notes, the guarantee and the indenture, copies of which are available from us, for a detailed description of our obligations and your rights.

References to the "notes" in this section of the prospectus include both the outstanding notes issued on March 18, 2003 and the exchange notes. In this description of exchange notes, when we refer to "us," "we," "our" or "ours," we are describing Valero Logistics Operations, L.P. and not its parent or subsidiaries. References to the "guarantor" mean only Valero L.P. and not its subsidiaries.

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

The exchange notes, together with the outstanding notes, will constitute a single series of debt securities under the indenture for voting purposes. If the exchange offer is consummated, holders of outstanding notes who do not exchange their notes for exchange notes will vote together with the holders of the exchange notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders under the indenture (including acceleration after an event of default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of all outstanding debt securities issued under the indenture or of a specified series of debt securities issued under the indenture, as described below under "--The notes--Events of default." In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the holders of the outstanding notes and the exchange notes shall vote together as a single series for all such purposes. Accordingly, all references in this description of exchange notes to specified percentages in aggregate principal amount of the outstanding notes shall be deemed to mean, at any time after the exchange offer for the outstanding notes is consummated, such percentage in aggregate principal amount of the outstanding notes and the exchange notes then outstanding.

In addition to the outstanding notes, there are currently outstanding under the indenture $100 million in aggregate principal amount of 6.875% senior notes due 2012.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

GENERAL

The indenture provides that we may issue debt securities under the indenture from time to time in one or more series and permits us to establish the terms of each series of debt securities at the time of issuance. The indenture does not limit the amount of debt securities that we may issue under the indenture.

The outstanding notes constitute, and, if issued, the exchange notes will constitute, a separate series of debt securities under the indenture, which shall not be limited in aggregate principal amount. Under the indenture we may, without the consent of the outstanding holders of the notes or the exchange notes, "reopen" that series and issue additional notes of that series and exchange notes of that series from time to time in the future.

The exchange notes offered by this prospectus, and any additional notes or exchange notes that we may issue in the future upon a reopening will be treated as a single series of debt securities under the indenture. This means that, in circumstances where the indenture provides for the holders of debt securities to vote or take any other action as a single class, the outstanding notes and, if issued, the exchange notes, as well as any additional notes of that series and exchange notes of that series that we may issue by reopening the series, will vote or take that action as a single class.

THE NOTES

The notes:

       - are our general unsecured obligations;

       - are unconditionally guaranteed on a senior unsecured basis by Valero L.P.;

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

       - rank equally in right of payment with all our other existing and future senior debt including our existing 6.875% senior notes due 2012;

       - effectively rank junior to any of our secured debt, to the extent of the security for that debt;

       - rank senior in right of payment to all of our future subordinated debt; and

       - are non-recourse to our general partner.

Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described below under "--Discharging our obligations."

THE VALERO L.P. GUARANTEE

Our payment obligations under the notes are fully and unconditionally guaranteed by Valero L.P. Valero L.P. will execute a notation of guarantee as further evidence of its guarantee. Pursuant to the parent guarantee, Valero L.P. guarantees the due and punctual payment of the principal of, and interest and premium, if any, on, the notes, when the same shall become due, whether by acceleration or otherwise. The parent guarantee is enforceable against Valero L.P. without any need to first enforce the notes against us.

The guarantee by Valero L.P.:

       - is a general unsecured obligation of Valero L.P.;

       - ranks equally in right of payment with all other existing and future senior unsecured debt of Valero L.P.;

       - effectively ranks junior to any secured debt of Valero L.P., to the extent of the security for that debt;

       - ranks senior in right of payment to any future subordinated indebtedness of Valero L.P.; and

       - is non-recourse to the general partner of Valero L.P.

PRINCIPAL, MATURITY AND INTEREST

The notes are issued initially in an aggregate principal amount of $250 million. The notes are in denominations of $1,000 and integral multiples of $1,000. The notes mature on March 15, 2013.

Interest on the notes will:

       - accrue at the rate of 6.05% per annum;

       - accrue from the date of issuance or the most recent interest payment date;

       - be payable in cash semi-annually in arrears on each March 15 and September 15, commencing on September 15, 2003;

       - be payable to the holders of record on March 1 and September 1 immediately preceding the related interest payment date;

       - be computed on the basis of a 360-day year comprised of twelve 30-day months; and

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

       - be payable, to the extent lawful, on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the maturity date or redemption date.

If an exchange offer is not completed or a shelf registration statement with respect to the notes is not declared effective by a specified date, then, in addition to the interest otherwise payable on the notes, additional interest, as discussed above, will accrue and be payable on the notes until that requirement is satisfied. Please read "Exchange offer--Purpose and effect of the exchange offer."

OPTIONAL REDEMPTION

The notes will be redeemable by us, in whole or in part, at any time at a redemption price equal to the greater of:

       - 100% of the principal amount of the notes then outstanding to be redeemed; or

       - the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the maturity date computed by discounting such payments to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of 37.5 basis points plus the Adjusted Treasury Rate on the third business day prior to the redemption date, plus, in each case, unpaid interest accrued to the date of redemption.

"Adjusted Treasury Rate" means:

       - the yield, under the heading which represents the average for the week immediately preceding the week of publication, appearing in the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which contains yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

       - if such release (or any successor release) is not published during the week including or immediately preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that

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would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the notes.

"Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for the third business day prior to the applicable redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

"Independent Investment Banker" means J.P. Morgan Securities Inc. and any successor firm selected by us, or if any such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

"Reference Treasury Dealer Quotations" means the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker and the trustee at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

The redemption price will be calculated by J.P. Morgan Securities Inc. If J.P. Morgan Securities Inc. is unwilling or unable to make the calculation, we will appoint an independent investment banking institution of national standing to make the calculation.

We will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the notes to be redeemed. Any notice to holders of notes of such redemption will include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as provided above, will be set forth in an officer's certificate delivered to the trustee no later than two business days prior to the redemption date.

Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the notes or portions thereof called for redemption.

In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate. Notes will be redeemed only in multiples of $1,000 in principal amount. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued upon the cancellation of the original note.

In the case of any redemption in part, we will not be required:

       - to issue, register the transfer of or exchange notes either during a period beginning 15 business days prior to the day of mailing of redemption notice of notes and ending on the close of business on the day of that mailing; or

       - to register the transfer of or exchange the notes or portion of the notes called for redemption, except the unredeemed portion of the notes we are redeeming in part.

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NO SINKING FUND

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

COVENANTS

For the benefit of the noteholders, we have agreed to the following restrictive covenants in the indenture. Except to the extent described below, the indenture does not limit the amount of indebtedness or other obligations that we may incur.

LIMITATION ON LIENS

The indenture provides that we will not, nor will we permit any subsidiary to, create, assume, incur or suffer to exist any lien upon any property or assets of ours, whether owned or leased on the date of the indenture or thereafter acquired, to secure any of our or its debt or the debt of any other person (other than the notes and other senior debt securities issued thereunder), without in any such case making effective provision whereby the notes and all other senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

This restriction does not apply to:

     1. Permitted Liens, as defined below;

     2. any lien upon any property or assets of ours or any subsidiary in existence on the date the notes are first issued or created pursuant to an "after-acquired property" clause or similar term or provided for pursuant to agreements existing on such date;

     3. any lien upon any property or assets created at the time of acquisition of such property or assets by us or any subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

     4. any lien upon any property or assets existing thereon at the time of the acquisition thereof by us or any subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

     5. any lien upon any property or assets of a person existing thereon at the time such person becomes a subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a subsidiary;

     6. any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof, whichever is later, to provide funds for any such purpose;

    7. liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which we or the applicable subsidiary has not exhausted its appellate rights;

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    8. any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument creating a lien upon such property or assets permitted by clauses (1) through (7) above;

    9. any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of any lien, in whole or in part, referred to in clauses (1) through (8), inclusive, above; provided, however, that the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided, further, however, that such extension, renewal, refinancing, refunding or replacement lien shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property); or

    10. any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of ours or any subsidiary.

Notwithstanding the foregoing, we may, and may permit any subsidiary to, create, assume, incur, or suffer to exist any lien upon any property or assets to secure our debt, its debt or the debt of any person (other than the notes and other senior debt securities issued under the indenture) that is not excepted by clauses (1) through (10), inclusive, above without securing the notes and other senior debt securities issued under the indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness, as defined below, from Sale-Leaseback Transactions, as defined below (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

"Permitted Liens" means:

    1. liens upon rights-of-way for pipeline purposes created by a person other than us;

    2. any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

    3. the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

    4. liens of taxes and assessments which are (A) for the then current year,
(B) not at the time delinquent, or (C) delinquent but the validity of which is being contested in good faith at the time by us or any subsidiary;

    5. liens of, or to secure the performance of, leases, other than capital leases;

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    6. any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

    7. any lien upon property or assets acquired or sold by us or any subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

    8. any lien incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

    9. any lien in favor of us or any subsidiary;

    10. any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by us or any subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

    11. any lien securing industrial development, pollution control or similar revenue bonds;

    12. any lien securing debt of ours or any subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding senior debt securities under the indenture in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase the notes and all other outstanding senior debt securities under the indenture including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by us or any subsidiary in connection therewith;

    13. liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

    14. any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

"Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

       - all current liabilities, excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt; and

       - the value, net of any applicable amortization, of all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as set forth on our consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with United States generally accepted accounting principles.

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RESTRICTIONS ON SALE-LEASEBACKS

The indenture provides that we will not, and will not permit any subsidiary to, engage in the sale or transfer by us or any subsidiary of any property or assets to a person (other than us or a subsidiary) and the taking back by us or any subsidiary, as the case may be, of a lease of such property or assets (a "Sale-Leaseback Transaction"), unless:

     1. the Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the property or assets subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such property or assets, whichever is later;

     2. the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

     3. we or such subsidiary would be entitled to incur debt secured by a lien on the property or assets subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the notes and other senior debt securities issued under the indenture; or

     4. we or such subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of our Pari Passu Debt, or (B) the expenditure or expenditures for property or assets used or to be used in the ordinary course of business of ours or our subsidiaries.

Notwithstanding the foregoing, we may, and may permit any of our subsidiaries to, effect any Sale-Leaseback Transaction that is not excepted by numbers (1) through (4), inclusive, above; provided that the Attributable Indebtedness from the Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt other than the senior debt securities secured by liens upon any property or assets of ours or our subsidiaries not excepted by clauses
(1) through (10), inclusive, of the second paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets.

"Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in the transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that constitute payments for property rights, during the remaining term of the lease included in the Sale-Leaseback Transaction, including any period for which the lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, the amount shall be the lesser of the amount determined assuming termination upon the first date the lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no termination.

"Pari Passu Debt" means any of our debt, whether outstanding on the date the notes or any other senior debt securities are issued under the indenture or thereafter created, incurred or assumed, unless in the case of any particular debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such debt shall be subordinated in right of payment to the notes or other senior debt securities.

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CONSOLIDATION, MERGER OR ASSET SALE

Pursuant to the indenture, we may not consolidate with or merge into any other entity or sell, lease or transfer our properties and assets as, or substantially as, an entirety to, any entity, unless:

       - (a) in the case of a merger, we are the surviving entity, or (b) the entity formed by such consolidation or into which we are merged or the entity which acquires by sale or transfer, or which leases, our properties and assets as, or substantially as, an entirety expressly assumes the due and punctual payment of the principal of and any premium and interest on the notes and all other debt securities under the indenture and the performance or observance of every covenant of the indenture on our part to be performed or observed and shall have expressly provided for conversion rights in respect of any series of outstanding securities with conversion rights;

       - the surviving entity or successor entity is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

       - immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing under the applicable indenture; and

       - we have delivered to the trustee under the indenture an officers' certificate and an opinion of counsel regarding compliance with the terms of the applicable indenture.

FUTURE SUBSIDIARY GUARANTORS

We will cause any of our future subsidiaries that become guarantors or co-obligors of our Funded Debt, as defined below, to fully and unconditionally guarantee, as "guarantors," our payment obligations on the notes. In particular, the indenture requires those subsidiaries who become guarantors or borrowers under our revolving credit facility to equally guarantee the notes.

The term "subsidiary" means, with respect to any person:

       - any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or a combination thereof; or

       - any partnership of which more than 50% of the partner's equity interests, considering all partners' equity interests as a single class, is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or a combination thereof.

"Funded Debt" means all debt:

       - maturing one year or more from the date of its creation;

       - directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating to the debt, to a date one year or more from the date of its creation; or

       - under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

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ADDITION AND RELEASE OF GUARANTORS

The indenture provides that if any of our subsidiaries is a guarantor or obligor of any of our Funded Debt at any time on or subsequent to the date on which the notes are originally issued, then we will cause the notes to be equally and ratably guaranteed by that subsidiary. We also will do so if the subsidiary becomes a guarantor or obligor of any of our Funded Debt following any release of the subsidiary from its guarantee as described below. Under the terms of the indenture, a guarantor may be released from its guarantee if the guarantor is not a guarantor or obligor of any of our Funded Debt, provided that no default or event of default with respect to the notes has occurred or is continuing.

Each future guarantor would be obligated under its guarantee only up to an amount that would not constitute a fraudulent conveyance or fraudulent transfer under federal, state or foreign law.

REPURCHASE UPON A CHANGE OF CONTROL

If a Change of Control, as defined below, occurs, we will make an offer to purchase all or any part, in multiples of $1,000, of the notes pursuant to the offer described below at a price in cash equal to 100% of the aggregate principal amount of those notes plus accrued and unpaid interest, if any, to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each holder of notes, with a copy to the trustee, offering to purchase notes on the change of control payment date specified in the notice, pursuant to the procedure required by the indenture and described in the notice.

On the change of control payment date, we will, to the extent permitted by law,

       - accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer,

       - deposit with the paying agent an amount equal to the aggregate change of control payment in respect of all notes or portions of notes so tendered, and

       - deliver, or cause to be delivered, to the trustee for cancellation the notes so accepted together with an officers' certificate stating that those notes or portions of notes have been tendered to and purchased by us.

The paying agent will promptly mail to each holder of notes the change of control payment for such notes, and the trustee will promptly authenticate and mail to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. We will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

We will comply with the requirements of Rule 14e-1 and Rule 13e-4 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a change of control offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the indenture by virtue thereof.

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"Change of Control" means the occurrence of any transaction that results in:

       - the failure of Valero Energy or an Investment Grade Person (as defined below), to own, directly or indirectly, 51% of the general partner interests in Valero L.P.;

       - the failure of Valero L.P. or an Investment Grade Person to own, directly or indirectly, all of the general partner interests in us; or

       - the failure of Valero L.P. or an Investment Grade Person to own, directly or indirectly, all of the limited partner interests in us.

"Investment Grade Person" means an entity that has issued unsecured senior debt that has at least two of the following ratings on the date the transaction constituting a Change of Control is consummated:

       - BBB- or above, in the case of Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies, Inc. (or its equivalent under any successor rating categories of S&P);

       - Baa3 or above, in the case of Moody's Investors Service, Inc. (or its equivalent under any successor rating categories of Moody's); or

       - the equivalent in respect of the rating categories of any rating agencies substituted for S&P or Moody's.

EVENTS OF DEFAULT

The following are "events of default" with respect to the notes:

       - failure to pay interest on the notes for 30 days;

       - failure to pay the principal of or any premium on the notes when due;

       - failure to perform any other covenant or warranty in the indenture (other than a term, covenant or warranty a default in whose performance or whose breach is elsewhere in this event of default section specifically dealt with or which has expressly been included in the indenture solely for the benefit of a series of debt securities other than the notes) that continues for 60 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the notes, specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture;

       - failure to pay any of our indebtedness for borrowed money in excess of $10 million, whether at final maturity (after the expiration of any applicable grace periods) or upon acceleration of the maturity thereof, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice is given to us by the trustee or to the trustee and us by the holders of at least 25% in principal amount of the outstanding debt securities of the series, specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the applicable indenture; or

       - certain events of bankruptcy, insolvency or reorganization.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of the notes of any default, except in the payment of

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principal or interest, if it considers such withholding of notice to be in the best interests of the holders of the notes.

If an Event of Default for the notes occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the notes may declare the entire principal of, and any accrued but unpaid interest on, the notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the notes can rescind the declaration. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the entire principal of all the outstanding debt securities issued under the indenture, including the notes, shall be due and payable immediately without further action or notice.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of the notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for the notes.

MODIFICATION OF THE INDENTURE

We may modify or amend the indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture affected by the modification or amendment consent to it. Generally, without the consent of each holder of a note, however, no modification may:

       - change the stated maturity of the principal of or any installment of principal of or interest on the notes;

       - reduce the principal amount of, the interest rate on or the premium payable upon redemption of the notes;

       - change the redemption date for the notes;

       - reduce the principal amount of an original issue discount note payable upon acceleration of maturity;

       - change the place of payment where the notes or any premium or interest on the notes is payable;

       - change the coin or currency in which the notes or any premium or interest on the notes is payable;

       - impair the right to institute suit for the enforcement of any payment on the notes;

       - modify the provisions of the indenture in a manner adversely affecting any right to convert or exchange the notes into another security;

       - reduce the percentage in principal amount of outstanding notes necessary to modify the indenture, to waive compliance with certain provisions of the indenture or to waive certain defaults and their consequences; or

       - modify any of the above provisions.

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We may modify or amend the indenture without the consent of any holders of the notes in certain circumstances, including:

       - to provide for the assumption of our obligations under the indenture and the notes and other debt securities issued under the indenture by a successor;

       - to provide for the assumption of Valero L.P.'s guarantee under the indenture by a successor;

       - to add covenants and events of default or to surrender any rights we have under the indenture;

       - to secure the notes as described above under "Covenants--Limitations on liens;"

       - to make any change that does not adversely affect any outstanding notes in any material respect;

       - to supplement the indenture in order to establish a new series of debt securities under the indenture;

       - to provide for successor trustees;

       - to cure any ambiguity, omission, defect or inconsistency;

       - to provide for uncertificated securities in addition to certificated securities;

       - to supplement any provision of the indenture necessary to permit or facilitate the defeasance and discharge of the notes so long as that action does not adversely affect the interests of the holders of the notes;

       - to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities issued thereunder may be listed or traded; and

       - to qualify the indenture under the Trust Indenture Act.

The holders of a majority in principal amount of the outstanding notes may waive past defaults with respect to the notes under the indenture. The holders of a majority in principal amount of the outstanding debt securities of all affected series issued under the indenture (voting as one class) may waive compliance by us with our covenants with respect to the debt securities of those series. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

DISCHARGING OUR OBLIGATIONS

We may choose either to discharge our obligations on the notes in a legal defeasance or to release ourselves from our covenant restrictions on the notes in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due on the stated maturity date or a redemption date of the notes. If we choose the legal defeasance option, the holders of the notes will not be entitled to the benefits of the indenture except for registration of transfer and exchange of notes, replacement of lost, stolen or mutilated notes, conversion or exchange of notes, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

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We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the trustee an opinion of our legal counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the IRS or change in federal income tax law. We may not have a default on the notes discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

THE TRUSTEE

RESIGNATION OR REMOVAL OF TRUSTEE

Under provisions of the indenture and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to the notes will force the trustee to resign as trustee under the indenture. Any resignation will require the appointment of a successor trustee under the indenture in accordance with the terms and conditions of the indenture. We may appoint a separate trustee for the notes. The holders of a majority in aggregate principal amount of the notes may remove the trustee with respect to the notes.

LIMITATIONS ON TRUSTEE IF IT IS OUR CREDITOR

There are limitations on the right of the trustee, in the event that it becomes one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

ANNUAL TRUSTEE REPORT TO HOLDERS OF DEBT SECURITIES

The trustee is required to submit an annual report to the holders of the notes regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the notes.

CERTIFICATES AND OPINIONS TO BE FURNISHED TO TRUSTEE

Every application by us for action by the trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, we have complied with all conditions precedent to such action.

GOVERNING LAW

The indenture and the notes will be governed by the laws of the State of New
York.

NO PERSONAL LIABILITY OF GENERAL PARTNER

Our general partner and its directors, officers, employees and stockholders (in their capacity as such) will not have any liability for our obligations under the indenture or the notes. In addition, Valero GP, LLC, the general partner of Valero L.P.'s general partner, and the directors, officers, employees and members of Valero GP, LLC will not have any liability for Valero L.P.'s

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obligations as a guarantor under the indenture or the notes. Each holder of notes by accepting a notes waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. This waiver may not be effective, however, to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

The notes will be exchangeable for other notes with the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

We have appointed The Bank of New York, the trustee under the indenture, as security registrar for the notes. We may at any time designate additional transfer agents for the notes.

PAYMENT AND PAYING AGENT

Payment of principal, or premium, if any, and interest on notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, all payments on such notes will be made at the corporate trust office of the trustee, which has been designated as our paying agent for payments on the notes, in New York City, located initially at 101 Barclay Street, New York, New York 10286; however, any payment of interest on such notes may be made, at our option, by check mailed directly to registered holders at their registered addresses or, at the option of a registered holder, by wire transfer to an account designated in writing by the holder.

                      GLOBAL SECURITIES; BOOK-ENTRY SYSTEM

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL SECURITIES

We will issue the exchange notes in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with the trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Luxembourg set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

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DTC has advised us that it is:

       - a limited-purpose trust company organized under the laws of the State of New York;

       - a "banking organization" within the meaning of the New York Banking
       Law;

       - a member of the Federal Reserve System;

       - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

       - a "clearing agency" registered pursuant to Section 17 A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants (collectively, the "participants") and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including some or all of the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that, pursuant to procedures established by DTC:

       - upon deposit of each global security, DTC will credit, on its book-entry registration and transfer system, the accounts of participants designated by the initial purchasers with an interest in that global security; and

       - ownership of beneficial interests in the global securities will be shown on, and the transfer of ownership interests in the global securities will be effected only through, records maintained by DTC (with respect to the interests of participants) and by participants and indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global security for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders of the notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to

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the trustee. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or that global security. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments with respect to the principal of and premium, if any, additional interest, if any, and interest on a global security will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.

Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those crossmarket transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which

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must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interest in a global security by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC's settlement date.

Although we understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

We obtained the information in this section and elsewhere in this offering memorandum concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information.

SAME-DAY SETTLEMENT AND PAYMENT

Settlement for the notes will be made by the initial purchasers in immediately available funds. So long as DTC continues to make its settlement system available to us, all payments of principal of and premium, if any, and interest on the global securities will be made by us in immediately available funds.

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                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material United States federal income tax consequences applicable to the exchange of exchange notes for outstanding notes in the exchange offer and, in the case of an initial beneficial owner of the notes that is a "non-United States holder", the material federal income tax consequences of the ownership and disposition of the exchange notes. This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings, and court decisions, all as in effect on the date of this prospectus, and all of which are subject to change, possibly on a retroactive basis. For purposes of this discussion, you are a "United States holder" if you are a beneficial owner of notes and you are a "United States person" for United States federal tax purposes or a "non-United States holder" if you are a beneficial owner of notes and are not a United States holder. A "United States person" is:

       - a citizen or resident of the United States or any political subdivision thereof;

       - a corporation, partnership, or other entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof including the District of Columbia;

       - an estate whose income is subject to United States federal income taxation regardless of its source; or

       - a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or certain electing trusts that were in existence on August 19, 1996, and treated as a domestic trust on that date.

If a partnership or other entity treated as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

This discussion only applies to you if you are a beneficial owner of notes who holds the notes as capital assets. The tax treatment of holders of the notes may vary depending upon their particular situations. Certain holders, including insurance companies, tax exempt organizations, financial institutions, broker-dealers and persons holding the notes as part of a "straddle," "hedge" or "conversion transaction," may be subject to special rules not discussed below. We urge you to consult your own tax advisors regarding the particular United States federal tax consequences of holding and disposing of notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.

TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of exchange notes for outstanding notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. United States holders and non-United States holders will not recognize any taxable gain or loss as a result of the

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exchange and will have the same tax basis and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

INTEREST

Interest that we pay to you will not be subject to U.S. federal income tax and withholding of U.S. federal income tax will not be required on that payment if you:

       - do not actually or constructively own 10% or more of our capital or profits interests;

       - are not a controlled foreign corporation with respect to which we are a related person within the meaning of the Internal Revenue Code;

       - are not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Internal Revenue Code; and

       - you certify to us, our payment agent, or the person who would otherwise be required to withhold United States tax, on Form W-8BEN (or applicable substitute form), under penalties of perjury, that you are not a United States person and provide your name and address.

If you do not satisfy the preceding requirements, your interest on an exchange note would generally be subject to United States withholding tax at a rate of 30% (or a lower applicable treaty rate).

If you are engaged in trade or business in the United States, and if interest on an exchange note is effectively connected with the conduct of that trade or business (or in the case of an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States), you will be exempt from United States withholding tax but will be subject to regular United States federal income tax on the interest in the same manner as if you were a United States holder. Because this discussion does not address the United States federal income tax consequences of the ownership and disposition of exchange notes by a United States holder, you should consult your own tax advisor if you are engaged in a trade or business in the United States. In order to establish an exemption from United States withholding tax, you may provide to us, our payment agent or the person who would otherwise be required to withhold United States tax, a properly completed and executed IRS Form W-8ECI (or applicable substitute form). In addition to regular United States federal income tax, if you are a foreign corporation, you may be subject to a United States branch profits tax.

GAIN ON DISPOSITION

You generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption, exchange or other disposition of an exchange note unless:

       - the gain is effectively connected with the conduct by you of a trade or business within the United States, or, under an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States;

       - if you are an individual, you are present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met; or

       - the gain represents accrued interest, in which case the rules for interest would apply.

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INFORMATION REPORTING AND BACKUP WITHHOLDING

Backup withholding and information reporting generally will not apply to payments of principal or interest on the exchange notes by us or our paying agent to you if you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption (provided that neither we nor our paying agent has actual knowledge that you are a United States person or that the conditions of any other exemptions are not in fact satisfied). However, payments of interest on the exchange notes are required to be reported on IRS Form 1042-S even if the payments are not otherwise subject to information reporting. The backup withholding rate is currently 28%. After December 31, 2010, the backup withholding rate will be increased to 31%.

The payment of the proceeds of the disposition of exchange notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or otherwise establish an exemption. The proceeds of a disposition effected outside the United States by you of exchange notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of your non-U.S. status and has no actual knowledge to the contrary or unless you otherwise establish an exemption.

You should consult your tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided you furnish the required information to the United States Internal Revenue Service.

THIS FEDERAL INCOME TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

APPLICABLE TAX TREATIES

You should consult with your own tax advisor as to any applicable income tax treaties which may provide for a lower rate of withholding tax, exemption from, or a reduction of, branch profits tax, or other rules different from those rules under United States federal tax laws.

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                              PLAN OF DISTRIBUTION

Based on interpretations by the staff of the Commission in no-action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offer in exchange for the outstanding notes if:

       - you acquire the exchange notes in the ordinary course of your business; and

       - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

You may not participate in the exchange offer if you are:

       - our or Valero L.P.'s "affiliate" within the meaning of Rule 405 under the Securities Act; or

       - a broker-dealer that acquired outstanding notes directly from us.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. To date, the staff of the Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the effective date of the exchange offer registration statement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver this prospectus.

If you wish to exchange exchange notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in "Exchange offer--Purpose and effect of the exchange offer" and "Exchange offer--Your representations to us" in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the exchange offer. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such exchange notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market:

       - in negotiated transactions;

       - through the writing of options on the exchange notes or a combination of such methods of resale;

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       - at market prices prevailing at the time of resale; and

       - at prices related to such prevailing market prices or negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the effective date of this exchange offer registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

The validity of the exchange notes and certain federal income tax matters related to the notes will be passed upon for us by Andrews & Kurth L.L.P., Houston, Texas.

                            INDEPENDENT ACCOUNTANTS

The consolidated balance sheets of Valero L.P. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows and partners' equity for the year ended December 31, 2002 and the balance sheet of the Valero South Texas Pipeline and Terminal Business as of December 31, 2002, and the related statements of income, cash flows and changes in net parent investment for the year then ended, appearing in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of income, cash flows and partners' equity of Valero L.P. and subsidiaries for the year ended December 31, 2001 and the consolidated financial statements of Valero L.P. and subsidiaries for the year ended December 31, 2000, appearing in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on the authority of said firm as experts in giving said report. On March 22, 2002, upon the recommendation of the audit committee, the board of directors of Valero GP, LLC approved the dismissal of Arthur Andersen LLP as Valero L.P.'s independent public accountants and the selection of Ernst & Young LLP to audit the consolidated financial statements of Valero L.P. for the year ending December 31, 2002.

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                      WHERE YOU CAN FIND MORE INFORMATION

We are a 100%-owned subsidiary of Valero L.P., the guarantor of our obligations under the exchange notes. Valero L.P. files annual, quarterly and other reports and other information with the Commission. You may read and copy any document we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference room. Our Commission filings are also available at the Commission's website at http://www.sec.gov.

The Commission allows us to "incorporate by reference" the information we have filed with the Commission. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to another document filed separately with the Commission. The information incorporated by reference is an important part of this prospectus. Information that we file later with the Commission will automatically update and may replace information in this prospectus and information previously filed with the Commission.

We incorporate by reference the documents listed below that Valero L.P. has previously filed with the Commission and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 9 or Item 12 on any Current Report on Form 8-K) subsequent to the date of this prospectus and prior to the completion of this offering. They contain important information about us, our financial condition and results of operations.

       - Valero L.P.'s Annual Report on Form 10-K for the year ended December 31, 2002;

       - Valero L.P.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

       - Valero L.P.'s Current Reports on Form 8-K as filed February 27, 2003, March 10, 2003, March 14, 2003, March 17, 2003, April 2, 2003 and April
       21, 2003; and

       - the description of Valero L.P.'s common units contained in Valero L.P.'s registration statement on Form 8-A, filed on March 30, 2001.

You may obtain any of the documents incorporated by reference in this document through us or from the Commission through the Commission's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document, by requesting them in writing or by telephone from us at the address below. You may also obtain these documents through our website at www.valerolp.com.

                               Investor Relations
                                  Valero L.P.
                                One Valero Place
                            San Antonio, Texas 78212
                           Telephone: (210) 370-2000

To obtain timely delivery of any of the documents incorporated by reference in this prospectus, you must request the information no later than June 30, 2003.

                         CAUTIONARY STATEMENT REGARDING
                          FORWARD-LOOKING INFORMATION

This prospectus includes forward-looking statements regarding future events and our future financial performance. All forward-looking statements are based on our beliefs as well as assumptions made by and information currently available to us. Words such as "believe", "expect", "intend", "forecast", "project" and similar expressions, identify forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. These statements reflect our current views with respect to future events and are subject to various risks, uncertainties and assumptions including:

       - Any reduction in the quantities of crude oil and refined products transported in our pipelines and handled at our terminals and storage tanks;

       - Any significant decrease in the demand for refined products in the markets served by our pipelines;

       - Any material decline in production by any of Valero Energy's McKee, Three Rivers, Corpus Christi, Texas City, Benicia or Ardmore refineries;

       - Any downward pressure on market prices caused by new competing refined product pipelines that could cause Valero Energy to decrease the volumes transported in our pipelines;

       - Any challenges to our tariff rates or changes in the FERC's ratemaking methodology;

       - Any material decrease in the supply of or material increase in the price of crude oil available for transport through our pipelines and storage tanks;

       - Inability to expand our business and acquire new assets as well as to attract third party shippers;

       - Conflicts of interest with Valero Energy;

       - Any inability to borrow additional funds;

       - Any substantial costs related to environmental risks, including increased costs of compliance;

       - Any change in the credit rating assigned to our indebtedness;

       - Any change in the credit rating assigned to Valero Energy's indebtedness;

       - Any reductions in space allocated to us in interconnecting third party pipelines;

       - Any material increase in the price of natural gas;

       - Terrorist attacks, threats of war or terrorist attacks or political or other disruptions that limit crude oil production;

       - Valero L.P.'s former use of Arthur Andersen LLP as its independent auditor; and

       - Proposed changes in federal income tax laws.

If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statement. Readers are cautioned not to place undue reliance on this forward-looking information, which is as of the date of this prospectus, and we undertake no obligation to update publicly or revise any forward-looking information, whether as a result of new information, future events or otherwise. When reviewing forward-looking information, please review carefully the risk factors described under "Risk factors" in this prospectus.

                         INDEX TO FINANCIAL STATEMENTS

VALERO L.P. AND SUBSIDIARIES
UNAUDITED FINANCIAL STATEMENTS
   Consolidated balance sheets as of March 31, 2003 and
     December 31, 2002......................................    F-2
   Consolidated statements of income for the three months
     ended March 31, 2003 and 2002..........................    F-3
   Consolidated statements of cash flows for the three
     months ended March 31, 2003 and 2002...................    F-4
   Notes to consolidated financial statements...............    F-5
AUDITED FINANCIAL STATEMENTS
   Report of independent auditors...........................   F-19
   Report of independent public accountants.................   F-20
   Consolidated balance sheets as of December 31, 2002 and
     December 31, 2001......................................   F-21
   Consolidated and combined statements of income for the
     years ended December 31, 2002 and 2001, the six months
     ended December 31, 2000 (successor) and six months
     ended June 30, 2000 (predecessor)......................   F-22
   Consolidated and combined statements of cash flows for
     the years ended December 31, 2002 and 2001, the six
     months ended December 31, 2000 (successor) and six
     months ended June 30, 2000 (predecessor)...............   F-23
   Combined statements of partners' equity/net parent
     investment for the six months ended December 31, 2000
     and the six months ended June 30, 2000.................   F-24
   Consolidated and combined statements of partners' equity
     for the years ended December 31, 2002 and 2001.........   F-25
   Notes to consolidated and combined financial
     statements.............................................   F-26
VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS
   Report of independent auditors...........................   F-50
   Balance sheet as of December 31, 2002....................   F-51
   Statement of income for the year ended December 31,
     2002...................................................   F-52
   Statement of cash flows for the year ended December 31,
     2002...................................................   F-53
   Statement of changes in net parent investment for the
     year ended December 31, 2002...........................   F-54
   Notes to financial statements............................   F-55
-------------------------------------------------------------------

                          VALERO L.P. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------------
                                                              MARCH 31,   DECEMBER 31,
(UNAUDITED, IN THOUSANDS)                                          2003           2002
--------------------------------------------------------------------------------------
                                        ASSETS
CURRENT ASSETS:
   Cash and cash equivalents................................  $  13,042    $  33,533
   Receivable from Valero Energy............................     12,277        8,482
   Accounts receivable......................................      1,455        1,502
   Other current assets.....................................      1,888          177
                                                              ------------------------
      TOTAL CURRENT ASSETS..................................     28,662       43,694
                                                              ------------------------
Property, plant and equipment...............................    853,415      486,939
Less accumulated depreciation and amortization..............   (141,934)    (137,663)
                                                              ------------------------
   Property, plant and equipment, net.......................    711,481      349,276
Goodwill, net...............................................      4,715        4,715
Investment in Skelly-Belvieu Pipeline Company...............     16,073       16,090
Other noncurrent assets, net................................      4,002        1,733
                                                              ------------------------
      TOTAL ASSETS..........................................  $ 764,933    $ 415,508
                                                              ------------------------

                           LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
   Current portion of long-term debt........................  $     449    $     747
   Accounts payable and accrued liabilities.................      9,763        8,133
   Payable to Valero Energy.................................      6,053           --
   Taxes other than income taxes............................      2,611        3,797
                                                              ------------------------
      TOTAL CURRENT LIABILITIES.............................     18,876       12,677
Long-term debt, less current portion........................    383,442      108,911
Other long-term liabilities.................................         25           25
Commitments and contingencies (see Note 5)

Partners' equity:
   Common units.............................................    238,886      170,655
   Subordinated units.......................................    116,048      117,042
   General partner's equity.................................      7,656        6,198
                                                              ------------------------
      TOTAL PARTNERS' EQUITY................................    362,590      293,895
                                                              ------------------------
      TOTAL LIABILITIES AND PARTNERS' EQUITY................  $ 764,933    $ 415,508
--------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                          VALERO L.P. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

---------------------------------------------------------------------------------------
                                                                     THREE MONTHS ENDED
                                                                              MARCH 31,
                                                              -------------------------
  (UNAUDITED, IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)           2003          2002
---------------------------------------------------------------------------------------
REVENUES....................................................  $    31,816   $    26,024
                                                              -------------------------
COSTS AND EXPENSES:
   Operating expenses.......................................       11,661         9,184
   General and administrative expenses......................        1,844         1,788
   Depreciation and amortization............................        4,283         4,356
                                                              -------------------------
      TOTAL COSTS AND EXPENSES..............................       17,788        15,328
                                                              -------------------------
OPERATING INCOME............................................       14,028        10,696
   Equity income from Skelly-Belvieu Pipeline Company.......          731           678
   Interest expense, net....................................       (2,377)         (556)
                                                              -------------------------
INCOME BEFORE INCOME TAX EXPENSE............................       12,382        10,818
   Income tax expense.......................................           --          (395)
                                                              -------------------------
NET INCOME..................................................  $    12,382   $    10,423
                                                              -------------------------
ALLOCATION OF NET INCOME:
   Net income...............................................  $    12,382   $    10,423
   Less net income applicable to the Wichita Falls Business
      for the month ended January 31, 2002..................           --          (650)
                                                              -------------------------
   Net income applicable to the general and limited
      partners' interests...................................       12,382         9,773
   General partner's interest in net income.................         (624)         (195)
                                                              -------------------------
   Limited partners' interest in net income.................  $    11,758   $     9,578
                                                              -------------------------
   Basic and diluted net income per unit applicable to
      limited partners......................................  $      0.60   $      0.50
                                                              -------------------------
   Weighted average number of basic and diluted units
      outstanding...........................................   19,556,486    19,241,617
                                                              -------------------------
   Cash distributions per unit applicable to limited
      partners..............................................  $      0.70   $      0.65
---------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                          VALERO L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------
                                                                     THREE MONTHS
                                                                  ENDED MARCH 31,
                                                              -------------------
(UNAUDITED, IN THOUSANDS)                                          2003      2002
---------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $  12,382   $10,423
Adjustments to reconcile net income to net cash provided by
   operating activities:
   Depreciation and amortization............................      4,283     4,356
   Equity income from Skelly-Belvieu Pipeline Company.......       (731)     (678)
   Distributions of equity income from Skelly-Belvieu
     Pipeline Company.......................................        731       771
   Provision for deferred income taxes......................         --        54
   Changes in operating assets and liabilities:
      Increase in receivable from Valero Energy.............     (3,795)      (35)
      Decrease in accounts receivable.......................         47       259
      Increase in other current assets......................     (1,711)     (460)
      Increase (decrease) in accounts payable and accrued
       liabilities..........................................      1,630      (109)
      Increase in payable to Valero Energy..................      6,053        --
      Decrease in taxes other than income taxes.............     (1,186)     (674)
   Other, net...............................................      2,595       130
                                                              -------------------
            NET CASH PROVIDED BY OPERATING ACTIVITIES.......     20,298    14,037
                                                              -------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Maintenance capital expenditures............................     (1,192)     (789)
Expansion capital expenditures..............................       (940)   (1,009)
Acquisitions................................................   (364,807)  (64,000)
Distributions in excess of equity income from Skelly-Belvieu
   Pipeline Company.........................................         17        --
                                                              -------------------
            NET CASH USED IN INVESTING ACTIVITIES...........   (366,922)  (65,798)
                                                              -------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from 6.05% senior note placement, net of discount
   and issuance costs.......................................    247,819        --
Proceeds from other long-term debt borrowings...............     25,000    64,000
Repayment of long-term debt.................................       (298)      (46)
Distributions to unitholders and general partner............    (14,121)  (11,788)
Distributions to Valero Energy and affiliates...............         --      (512)
General partner contribution, net of redemption.............      1,456        --
Proceeds from sale of common units to the public, net of
   issuance costs...........................................    200,342        --
Redemption of common units held by UDS Logistics, LLC.......   (134,065)       --
                                                              -------------------
            NET CASH PROVIDED BY FINANCING ACTIVITIES.......    326,133    51,654
                                                              -------------------
Net decrease in cash and cash equivalents...................    (20,491)     (107)
Cash and cash equivalents as of the beginning of period.....     33,533     7,796
                                                              -------------------
Cash and cash equivalents as of the end of period...........  $  13,042   $ 7,689
                                                              -------------------
NON-CASH ACTIVITIES -- Adjustment related to the transfer of the Wichita Falls Business to Valero L.P. by Valero
   Energy:
Property, plant and equipment...............................  $      --   $64,160
Accrued liabilities and taxes other than income taxes.......         --      (382)
Deferred income tax liabilities.............................         --   (13,147)
Net Valero Energy investment................................         --   (50,631)
---------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                          VALERO L.P. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   THREE MONTHS ENDED MARCH 31, 2003 AND 2002
                                  (UNAUDITED)

NOTE 1: ORGANIZATION, BASIS OF PRESENTATION, REVENUE CHANGES AND FASB STATEMENT NO. 143

ORGANIZATION

Valero L.P. is a Delaware limited partnership and through its wholly owned subsidiary, Valero Logistics Operations, L.P. (Valero Logistics), owns and operates most of the crude oil and refined product pipeline and terminalling assets that serve Valero Energy Corporation's (Valero Energy) McKee, Three Rivers and Corpus Christi refineries located in Texas and the Ardmore refinery located in Oklahoma. Valero Logistics also owns and operates the crude oil and intermediate feedstock storage tanks that serve Valero Energy's West plant of the Corpus Christi refinery, the Texas City refinery located in Texas and the Benicia refinery located in California. The pipeline, terminalling and storage tank assets provide for the transportation of crude oil and other feedstocks to the refineries and the transportation of refined products from the refineries to terminals or third-party pipelines for further distribution. Revenues of Valero L.P. and its subsidiaries are earned primarily from providing these services to Valero Energy (see Note 6).

As used in this report, the term Partnership may refer, depending on the context, to Valero L.P., Valero Logistics, or both of them taken as a whole. Riverwalk Logistics, L.P., a wholly owned subsidiary of Valero Energy, is the 2% general partner of Valero L.P. Valero Energy, through various affiliates, is also a limited partner in Valero L.P., resulting in a combined ownership of 49.5% as of March 31, 2003 (see Note 8). The remaining 50.5% limited partnership interest is held by public unitholders.

Valero Energy is an independent refining and marketing company. Its operations consist of 12 refineries with a total throughput capacity of 1.9 million barrels per day and an extensive network of company-operated and dealer-operated convenience stores. Valero Energy's refining operations rely on various logistics assets (pipelines, terminals, marine dock facilities, bulk storage facilities, refinery delivery racks and rail car loading equipment) that support its refining and retail operations, including the logistics assets owned and operated by the Partnership. Valero Energy markets the refined products produced at the McKee, Three Rivers, Ardmore, Corpus Christi, Texas City and Benicia refineries primarily in Texas, Oklahoma, Colorado, New Mexico, Arizona, California and several mid-continent states through a network of company-operated and dealer-operated convenience stores, as well as through other wholesale and spot market sales and exchange agreements.

BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and notes required by United States generally accepted accounting principles (GAAP) for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Certain previously reported amounts have been reclassified to conform to the 2003 presentation.

Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. The balance sheet as of December 31, 2002 has been derived from the audited consolidated financial statements as of that date and does not include the balances of the Telfer asphalt terminal acquired in January 2003 or the South Texas Pipelines and Terminals or the Crude Oil Storage Tanks acquired in March 2003 as discussed in Note 3. These consolidated financial statements of Valero L.P. and subsidiaries should be read along with the audited consolidated financial statements and notes thereto included on pages F-19 to F-49.

REVENUE CHANGES

Effective January 1, 2003, the Partnership began purchasing the additives that are blended with refined products at the various refined product terminals. As a result, the fee charged to Valero Energy to blend additives into refined products was increased from $0.04 per barrel to $0.12 per barrel to cover the additional cost of the additive.

In conjunction with the acquisitions discussed in Note 3, the Partnership began charging a filtering fee for jet fuel terminalled at the Hobby Airport terminal, and began charging a throughput fee for each barrel of crude oil and intermediate feedstocks received by the West plant of the Corpus Christi refinery, the Texas City refinery and the Benicia refinery representing the type of feedstock stored in the crude oil storage tank assets that were acquired from Valero Energy.

FASB STATEMENT NO. 143

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 143, "Accounting for Asset Retirement Obligations." This statement establishes standards for accounting for an obligation associated with the retirement of a tangible long-lived asset. An asset retirement obligation should be recognized in the financial statements in the period in which it meets the definition of a liability as defined in FASB Concepts Statement No. 6, "Elements of Financial Statements." The amount of the liability would initially be measured at fair value. Subsequent to initial measurement, an entity would recognize changes in the amount of the liability resulting from (a) the passage of time and (b) revisions to either the timing or amount of estimated cash flows. Statement No. 143 also establishes standards for accounting for the cost associated with an asset retirement obligation. It requires that, upon initial recognition of a liability for an asset retirement obligation, an entity capitalize that cost by recognizing an increase in the carrying amount of the related long-lived asset. The capitalized asset retirement cost would then be allocated to expense using a systematic and rational method.

The Partnership adopted the provisions of Statement No. 143 effective January 1, 2003 and has determined that it is obligated by contractual or regulatory requirements to remove assets or perform other remediation upon retirement of certain of its assets. Determination of the amounts to be recognized upon adoption is based upon numerous estimates and assumptions, including expected settlement dates, future retirement costs, future inflation rates and the credit-adjusted risk-free interest rate. However, the fair value of the asset retirement obligation cannot be reasonably estimated, since the settlement dates are indeterminate. The Partnership will record an asset retirement obligation in the period in which it determines the settlement dates. Accordingly, the adoption of Statement No. 143 did not have an impact on the Partnership's financial position or results of operations.

NOTE 2: EQUITY AND DEBT OFFERINGS, REDEMPTION OF COMMON UNITS AND RELATED TRANSACTIONS

In conjunction with the Partnership's acquisition from Valero Energy of the South Texas Pipelines and Terminals and the Crude Oil Storage Tanks discussed in
Note 3, the Partnership entered into the following transactions on March 18, 2003:

COMMON UNIT OFFERING

Valero L.P. consummated a public offering of common units, selling 5,750,000 common units to the public at $36.75 per unit, before underwriters' discount of $1.56 per unit. Net proceeds were $202.3 million, or $35.19 per unit, before offering expenses of $2.0 million. In order to maintain a 2% general partner interest, Riverwalk Logistics, L.P. contributed $4.3 million to Valero L.P. (see
Note 9).

PRIVATE PLACEMENT OF 6.05% SENIOR NOTES

Concurrent with the closing of the common unit offering, Valero Logistics issued, in a private placement, $250.0 million of 6.05% senior notes, due March 2013, at a price of 99.719% before consideration of debt issuance costs of $1.5 million. In addition, Valero Logistics borrowed $25.0 million under its amended $175.0 million revolving credit facility.

REDEMPTION OF COMMON UNITS AND AMENDMENT TO PARTNERSHIP AGREEMENT

Subsequent to the common unit offering and private placement of 6.05% senior notes discussed above, Valero L.P. redeemed from UDS Logistics, LLC, a wholly owned subsidiary of Valero Energy, 3,809,750 common units at a total cost of $134.1 million, or $35.19 per common unit, which is equal to the net per unit price received by Valero L.P. in the common unit offering. In order to maintain a 2% general partner interest, Valero L.P. redeemed a portion of Riverwalk Logistics, L.P.'s general partner interest at a total cost of $2.9 million. In addition to the redemption transaction, Valero L.P. amended its partnership agreement to reduce the vote required to remove the general partner from 66 2/3% to 58% of its outstanding units and to exclude from participating in such a vote the common and subordinated units held by affiliates of the general partner.

SUMMARY

The net proceeds from the common unit offering, the private placement of 6.05% senior notes and the borrowings under the revolving credit facility were used to redeem common units held by UDS Logistics, LLC and acquire the South Texas Pipelines and Terminals and the Crude Oil

Storage Tanks discussed in Note 3. A summary of the proceeds received and use of proceeds is as follows (in thousands):

-----------------------------------------------------------------------
Proceeds received:
   Sale of common units to the public.......................   $202,342
   Private placement of 6.05% senior notes..................    249,298
   Borrowings under the revolving credit facility...........     25,000
   General partner contribution.............................      4,313
                                                               --------
            Total proceeds..................................    480,953
                                                               --------
Use of proceeds:
   South Texas Pipelines and Terminals......................    150,000
   Crude Oil Storage Tanks..................................    200,000
   Redemption of common units...............................    134,065
   Redemption of general partner interest...................      2,857
   Professional fees and other costs of equity issuance.....      2,000
   Debt issuance costs......................................      1,479
                                                               --------
            Total use of proceeds...........................    490,401
                                                               --------
Net cash on hand paid out...................................   $ (9,448)
-----------------------------------------------------------------------

Both the South Texas Pipelines and Terminals and the Crude Oil Storage Tanks acquisitions were approved by the conflicts committee of the board of directors of Valero GP, LLC, the general partner of Riverwalk Logistics, L.P., based in part on an opinion from its independent financial advisor that the consideration paid by the Partnership was fair, from a financial point of view, to the Partnership and its public unitholders.

NOTE 3:   ACQUISITIONS

TELFER ASPHALT TERMINAL

On January 7, 2003, the Partnership completed its acquisition of Telfer Oil Company's (Telfer) California asphalt terminal for $15.1 million. The asphalt terminal includes two storage tanks with a combined storage capacity of 350,000 barrels, six 5,000-barrel polymer modified asphalt tanks, a truck rack, rail facilities and various other tanks and equipment. In conjunction with the Telfer acquisition, the Partnership entered into a six-year Terminal Storage and Throughput Agreement with Valero Energy (see Note 6). A portion of the purchase price represented payment to the principal owner of Telfer for a non-compete agreement and for the lease of certain facilities adjacent to the terminal operations.

SOUTH TEXAS PIPELINES AND TERMINALS

On March 18, 2003, Valero Energy contributed a South Texas pipeline system to the Partnership for $150.0 million. The South Texas pipeline system is comprised of the Houston pipeline system, the Valley pipeline system and the San Antonio pipeline system (together referred to as the South Texas Pipelines and Terminals) as follows:

       - The Houston pipeline system is a 204-mile refined product pipeline originating in Corpus Christi, Texas and ending in Pasadena, Texas at the Houston ship channel. The pipeline has the capacity to transport 105,000 barrels per day of refined products produced at Valero Energy's Corpus Christi refinery and third party refineries located in

       Corpus Christi. The pipeline system includes four refined product terminals (Hobby Airport, Placedo, Houston asphalt and Almeda, which is currently idle) with a combined storage capacity of 310,900 barrels of refined products and 75,000 barrels of asphalt.

       - The Valley pipeline system is a 130-mile refined product pipeline originating in Corpus Christi and ending in Edinburg, Texas. The pipeline has the capacity to transport 27,100 barrels per day of refined products. Currently, the pipeline transports refined products produced at Valero Energy's Corpus Christi refinery. The pipeline system includes a refined product terminal in Edinburg with a storage capacity of 184,600 barrels.

       - The San Antonio pipeline system is comprised of two segments: the north segment, which runs from Pettus, Texas to San Antonio, Texas and the south segment which runs from Pettus to Corpus Christi. The north segment is 74 miles long and has a capacity of 24,000 barrels per day. The south segment is 60 miles long and has a capacity of 15,000 barrels per day and ends at Valero Energy's Corpus Christi refinery. The pipeline system includes a refined product terminal in east San Antonio with a storage capacity of 148,200 barrels.

In conjunction with the South Texas Pipelines and Terminals acquisition, the Partnership entered into several agreements with Valero Energy (see Note 6).

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information assumes that the South Texas Pipelines and Terminals acquisition was funded with $111.0 million of net proceeds from the issuance of the 6.05% senior notes, $25.0 million of borrowings under the revolving credit facility, $6.7 million of net proceeds from the issuance of 185,422 common units and the related general partner interest capital contribution and $7.3 million of available cash. The unaudited pro forma financial information for the three months ended March 31, 2003 and 2002, assumes that each of these transactions occurred on January 1, 2003 and 2002, respectively.

-------------------------------------------------------------------------------
                                                                   THREE MONTHS
                                                                ENDED MARCH 31,
                                                              -----------------
(IN THOUSANDS)                                                   2003      2002
-------------------------------------------------------------------------------
Revenues....................................................  $37,660   $32,545
Operating income............................................   16,018    12,058
Net income..................................................   12,718     9,909
Net income per unit applicable to limited partners..........     0.61      0.47
-------------------------------------------------------------------------------

CRUDE OIL STORAGE TANKS

On March 18, 2003, Valero Energy contributed 58 crude oil storage tanks and related assets (the Crude Oil Storage Tanks) to the Partnership for $200.0 million. The Crude Oil Storage Tanks consist of certain tank shells, foundations, tank valves, tank gauges, pressure equipment, temperature equipment, corrosion protection, leak detection, tank lighting and related equipment located at the following Valero Energy refineries:

       - West plant of the Corpus Christi refinery, which has a total capacity to process 225,000 barrels per day of crude oil and other feedstocks;

       - Texas City refinery, which has a total capacity to process 243,000 barrels per day of crude oil and other feedstocks; and

       - Benicia refinery, which has a total capacity to process 180,000 barrels per day of crude oil and other feedstocks.

Historically, the Crude Oil Storage Tanks have been operated as part of Valero Energy's refining operations and, as a result, no separate fee has been charged related to these assets and, accordingly, no revenues have been recorded. The Crude Oil Storage Tanks have not been accounted for separately and have not been operated as an autonomous business unit. As a result, the purchase of the Crude Oil Storage Tanks represents an asset acquisition and, therefore, no pro forma impact of this transaction has been included above. In conjunction with the Crude Oil Storage Tanks acquisition, the Partnership entered into several agreements with Valero Energy (see Note 6).

PURCHASE PRICE ALLOCATIONS

The Telfer, South Texas Pipelines and Terminals and Crude Oil Storage Tanks acquisitions were accounted for using the purchase method in accordance with FASB Statement No. 141. The purchase price for each acquisition has been initially allocated based on the estimated fair values of the individual assets acquired and liabilities assumed at the date of acquisition based on each asset's anticipated contribution to the Partnership, pending completion of final purchase price allocations.

----------------------------------------------------------------------------------------------
                                                                       SOUTH TEXAS   CRUDE OIL
                                                                     PIPELINES AND     STORAGE
(IN THOUSANDS)                                             TELFER        TERMINALS       TANKS
----------------------------------------------------------------------------------------------
Property, plant and equipment...........................  $14,807      $150,000      $200,000
Intangible assets.......................................      250            --            --
----------------------------------------------------------------------------------------------

NOTE 4:   LONG-TERM DEBT

Long-term debt consisted of the following:

--------------------------------------------------------------------------------------
                                                              MARCH 31,   DECEMBER 31,
(IN THOUSANDS)                                                     2003           2002
--------------------------------------------------------------------------------------
6.05% senior notes due 2013.................................  $249,607      $     --
6.875% senior notes due 2012................................    99,624        99,700
8.0% Port Authority of Corpus Christi note payable..........     9,660         9,958
Revolving credit facility...................................    25,000            --
                                                              ------------------------
   Total debt...............................................   383,891       109,658
Less current portion........................................      (449)         (747)
                                                              ------------------------
   Long-term debt, less current portion.....................  $383,442      $108,911
--------------------------------------------------------------------------------------

Interest payments totaled $3.8 million and $0.5 million for the three months ended March 31, 2003 and 2002, respectively.

Valero L.P. has no operations and its only asset is its investment in Valero Logistics, which owns and operates the Partnership's pipelines, terminals and crude oil storage tank assets. Valero L.P. has fully and unconditionally guaranteed the senior notes issued by Valero Logistics and any obligations under Valero Logistics' revolving credit facility.

6.05% SENIOR NOTES

On March 18, 2003, Valero Logistics completed the sale of $250.0 million of 6.05% senior notes due March 15, 2013, issued in a private placement, for total proceeds of $249.3 million, before debt issuance costs. Debt issuance costs of $1.5 million are being amortized over the life of the senior notes using the effective interest method. The 6.05% senior notes do not have sinking fund requirements. Interest on the 6.05% senior notes is payable semiannually in arrears on March 15 and September 15 of each year beginning September 15, 2003.

The 6.05% senior notes rank equally with all other existing senior unsecured indebtedness of Valero Logistics, including indebtedness under the revolving credit facility and the 6.875% senior notes due July 15, 2012. The 6.05% senior notes contain restrictions on Valero Logistics' ability to incur secured indebtedness unless the same security is also provided for the benefit of holders of the 6.05% senior notes. In addition, the 6.05% senior notes limit Valero Logistics' ability to incur indebtedness secured by certain liens and to engage in certain sale-leaseback transactions. The 6.05% senior notes are irrevocably and unconditionally guaranteed on a senior unsecured basis by Valero L.P. The guarantee by Valero L.P. ranks equally with all of its existing unsecured and unsubordinated indebtedness and is required to rank equally with any future unsecured and unsubordinated indebtedness.

The 6.05% senior notes have not been registered under the Securities Act of 1933 or any other securities laws and consequently the 6.05% senior notes are subject to transfer and resale restrictions. At the option of Valero Logistics, the 6.05% senior notes may be redeemed in whole or in part at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest to the redemption date. The 6.05% senior notes also include registration rights which provide that Valero Logistics will use its best efforts to file, within 90 days of issuance, a registration statement for the exchange of the 6.05% senior notes for new notes of the same series that generally will be freely transferable, and to consummate the exchange offer within 210 days. The 6.05% senior notes also include a change-in-control provision, which requires that an investment grade entity own and control the general partner of Valero L.P. and Valero Logistics. Otherwise, Valero Logistics must offer to purchase the 6.05% senior notes at a price equal to 100% of their outstanding principal balance plus accrued interest through the date of purchase.

$175.0 MILLION REVOLVING CREDIT FACILITY

On March 6, 2003, Valero Logistics entered into an amended revolving credit facility with the various banks included in the existing revolving credit facility and with a group of new banks to increase the revolving credit facility to $175.0 million. In addition, the amount that may be borrowed to fund distributions to unitholders was increased from $25.0 million to $40.0 million. No other significant terms and conditions of the revolving credit facility were changed, except that the "Total Debt to EBITDA Ratio" as defined in the revolving credit facility was changed such that the ratio may not exceed 4.0 to
1.0 (as opposed to 3.0 to 1.0 in the original facility), and Valero L.P. is now guaranteeing the revolving credit facility. This guarantee by Valero L.P. ranks equally with all of its existing unsecured senior obligations and is required to rank equally with any future unsecured senior obligations.

INTEREST RATE SWAPS

During the three months ended March 31, 2003, Valero Logistics entered into interest rate swap agreements to manage its exposure to changes in interest rates. The interest rate swap agreements have an aggregate notional amount of $105.0 million, of which $60.0 million is tied to the maturity of the 6.875% senior notes and $45.0 million is tied to the maturity of the 6.05% senior notes. Under the terms of the interest rate swap agreements, the Partnership will receive a fixed rate (6.875% and 6.05% for the $60.0 million and $45.0 million of interest rate swap agreements, respectively) and will pay a variable rate based on LIBOR plus a percentage that varies with each agreement. As of March 31, 2003, the weighted average effective interest rate for the interest rate swaps was 3.7%. The Partnership accounts for the interest rate swaps as fair value hedges, with changes in the fair value of each swap and the related debt instrument recorded as an adjustment to interest expense in the consolidated statement of income.

NOTE 5:   COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL

The Partnership's operations are subject to extensive federal, state and local environmental laws and regulations. Although the Partnership believes its operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in pipeline, terminalling and storage operations, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, the Partnership has adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health and the handling, storage, use and disposal of hazardous materials that are designed to prevent material environmental or other damage, and to limit the financial liability which could result from such events. However, some risk of environmental or other damage is inherent in pipeline, terminalling and storage operations, as it is with other entities engaged in similar businesses. Although environmental costs may have a significant impact on results of operations for any single period, the Partnership believes that such costs will not have a material adverse effect on its financial position.

In connection with the South Texas Pipelines and Terminals acquisition discussed in Note 3, Valero Energy has agreed to indemnify the Partnership from environmental liabilities that are known as of March 18, 2003 or are discovered within 10 years after March 18, 2003 related to:

       - the South Texas Pipelines and Terminals that arose as a result of events occurring or conditions existing prior to March 18, 2003; and

       - any real or personal property on which the South Texas Pipelines and Terminals are located that arose prior to March 18, 2003.

In connection with the Crude Oil Storage Tanks acquisition, Valero Energy has agreed to indemnify the Partnership from environmental liabilities related to:

       - the Crude Oil Storage Tanks that arose as a result of events occurring or conditions existing prior to March 18, 2003;

       - any real or personal property on which the Crude Oil Storage Tanks are located that arose prior to March 18, 2003; and

       - any actions taken by Valero Energy before, on or after March 18, 2003, in connection with the ownership, use or operation of the West plant of the Corpus Christi refinery, the Texas City refinery and the Benicia refinery or the property on which the Crude Oil Storage Tanks are located, or any accident or occurrence in connection therewith.

LEGAL

The Partnership is involved in various lawsuits, claims and regulatory proceedings incidental to its business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the Partnership's financial position or results of operations.

NOTE 6:   RELATED PARTY TRANSACTIONS

The Partnership has related party transactions with Valero Energy for pipeline tariff, terminalling fee and crude oil storage tank fee revenues, certain employee costs, insurance costs, operating expenses, administrative costs and rent expense. The receivable from Valero Energy as of December 31, 2002 and through March 18, 2003 represented the net amount due for these related party transactions and the net cash collected under Valero Energy's centralized cash management program on the Partnership's behalf. Beginning March 19, 2003, the receivable from Valero Energy represents amounts due for pipeline tariff, terminalling fee and tank fee revenues and the payable to Valero Energy represents amounts due for employee costs, insurance costs, operating expenses, administrative costs and rent expense.

The following table summarizes transactions with Valero Energy:

-------------------------------------------------------------------------------
                                                                   THREE MONTHS
                                                                ENDED MARCH 31,
                                                              -----------------
(IN THOUSANDS)                                                   2003      2002
-------------------------------------------------------------------------------
Revenues....................................................  $31,766   $25,910
Operating expenses..........................................    4,068     3,407
General and administrative expenses.........................    1,559     1,300
-------------------------------------------------------------------------------

SERVICES AGREEMENT

Under the Services Agreement, Valero Energy provides the Partnership with the corporate functions of legal, accounting, treasury, engineering, information technology and other services for an annual fee of $5.2 million through July of 2008. This annual fee is in addition to the incremental general and administrative costs to be incurred from third parties for services Valero Energy does not provide under the Services Agreement.

The Services Agreement also requires that the Partnership reimburse Valero Energy for various recurring costs of employees who work exclusively within the pipeline, terminalling and storage operations and for certain other costs incurred by Valero Energy relating solely to the Partnership. These employee costs include salary, wage and benefit costs.

PIPELINES AND TERMINALS USAGE AGREEMENT

Under the Pipelines and Terminals Usage Agreement, Valero Energy agreed to use the Partnership's pipelines to transport at least 75% of the crude oil shipped to and at least 75% of the refined products shipped from Valero Energy's McKee, Three Rivers and Ardmore refineries and to use the Partnership's refined product terminals for terminalling services for at least 50% of all refined products shipped from these refineries until at least April of 2008. For the three months ended March 31, 2003, Valero Energy used the Partnership's pipelines to transport 97% of its crude oil shipped to and 76% of the refined products shipped from the McKee, Three Rivers and Ardmore refineries, and Valero Energy used the Partnership's terminalling services for 57% of all refined products shipped from these refineries.

TELFER TERMINAL STORAGE AND THROUGHPUT AGREEMENT

On January 7, 2003, the Partnership and Valero Energy entered into a Terminal Storage and Throughput Agreement pursuant to which Valero Energy agreed to (a) lease the asphalt storage tanks and related equipment for a monthly fee of $0.60 per barrel of storage capacity, (b) move asphalt through the terminal during the term of the agreement for a fee of $1.25 per barrel of throughput with a guaranteed minimum annual throughput of 280,000 barrels, and (c) reimburse the Partnership for certain costs, including utilities.

SOUTH TEXAS PIPELINES AND TERMINALS AGREEMENTS

In conjunction with the acquisition of the South Texas Pipelines and Terminals, Valero Energy and the Partnership entered into the following agreements:

       - Throughput Commitment Agreement pursuant to which Valero Energy agreed, for an initial period of seven years, to (i) transport in the Houston and Valley pipeline systems an aggregate of 40% of the Corpus Christi refinery gasoline and distillate production but only if the combined throughput on these pipelines is less than 110,000 barrels per day, (ii) transport in the Pettus to San Antonio refined product pipeline 25% of the Three Rivers refinery gasoline and distillate production and in the Pettus to Corpus Christi refined product pipeline 90% of the Three Rivers refinery raffinate production, (iii) use the Houston asphalt terminal for an aggregate of 7% of the asphalt production of the Corpus Christi refinery, (iv) use the Edinburg refined product terminal for an aggregate of 7% of the gasoline and distillate production of the Corpus Christi refinery, but only if the throughput at this terminal is less than 20,000 barrels per day; and (v) use the San Antonio terminal for 75% of the throughput in the Pettus to San Antonio refined product pipeline. In the event Valero Energy does not transport in the pipelines or use the terminals to handle the minimum volume requirements and if its obligation has not been suspended under the terms of the agreement, it will be required to make a cash payment determined by multiplying the shortfall in volume by the applicable weighted average tariff rate or terminal fee. Also, Valero Energy agreed to allow the Partnership to increase its tariff to compensate for any revenue shortfall in the event the Partnership has to curtail throughput on the Corpus Christi to Edinburg refined product pipeline as a result of repair and replacement activities.

       - Terminalling Agreements pursuant to which Valero Energy agreed, during the initial period of five years, to pay a terminalling fee for each barrel of refined product stored or handled by or on behalf of Valero Energy at the terminals included in the South Texas Pipelines and Terminals, including an additive fee for gasoline additives blended at the terminals. At the Hobby Airport terminal, Valero Energy will also pay a filtering fee for each barrel of jet fuel stored or handled at the terminal.

Additionally, Valero Energy has indicated to the Partnership that the segment of the Corpus Christi to Edinburg refined product pipeline that runs approximately 60 miles south from Corpus Christi to Seeligson Station may require repair and, in some places, replacement. Valero Energy has agreed to indemnify the Partnership for any costs the Partnership incurs to repair and replace this segment in excess of $1.5 million, which is approximately the amount of capital expenditures the Partnership expects to spend on this segment for the next three years.

CRUDE OIL STORAGE TANKS AGREEMENTS

In conjunction with the acquisition of the Crude Oil Storage Tanks, Valero Energy and the Partnership entered into the following agreements:

       - Handling and Throughput Agreement pursuant to which Valero Energy agreed to pay the Partnership a fee, for an initial period of ten years, for 100% of crude oil delivered to each of the West plant of the Corpus Christi refinery, the Texas City refinery or the Benicia refinery and to use the Partnership for handling all deliveries to these refineries. The throughput fees under the agreement are adjustable annually, generally based on 75% of the regional consumer price index applicable to the location of each refinery.

       - Services and Secondment Agreements pursuant to which Valero Energy agreed to second to the Partnership personnel who will provide operating and routine maintenance services with respect to the Crude Oil Storage Tanks. The annual reimbursement for services is an aggregate $3.5 million for the initial year and is subject to adjustment based on actual expenses incurred and increases in the regional consumer price index. The initial term of the Services and Secondment Agreements is ten years with a Partnership option to extend for an additional five years.

       - Lease and Access Agreements pursuant to which Valero Energy will lease to the Partnership the real property on which the Crude Oil Storage Tanks are located for an aggregate of $0.7 million per year. The initial term of each lease will be 25 years, subject to automatic renewal for successive one-year periods thereafter. The Partnership may terminate any of these leases upon 30 days notice after the initial term or at the end of a renewal period. In addition, the Partnership may terminate any of these leases upon 180 days notice prior to the expiration of the current term if the Partnership ceases to operate the Crude Oil Storage Tanks or ceases business operations.

OMNIBUS AGREEMENT

The Omnibus Agreement governs potential competition between Valero Energy and the Partnership. Under the Omnibus Agreement, Valero Energy has agreed, and will cause its controlled affiliates to agree, for so long as Valero Energy controls the general partner, not to engage in the business of transporting crude oil and other feedstocks or refined products, including petrochemicals, or operating crude oil storage tanks or refined product terminalling assets in the United States. This restriction does not apply to:

       - any business owned by Valero Energy at the date of its acquisition of Ultramar Diamond Shamrock Corporation on December 31, 2001;

       - any business with a fair market value of less than $10 million;

       - any business acquired by Valero Energy in the future that constitutes less than 50% of the fair market value of a larger acquisition, provided the Partnership has been offered and declined the opportunity to purchase the business; and

       - any newly constructed pipeline, terminalling or storage tank assets that the Partnership has not offered to purchase at fair market value within one year of construction.

NOTE 7:   EMPLOYEE BENEFIT EXPENSES

The Partnership, which has no employees, relies on employees of Valero Energy and its affiliates to provide the necessary services to operate the Partnership's assets. Effective January 1, 2003, most of the employees providing services to the Partnership became employees of Valero GP, LLC, a wholly owned subsidiary of Valero Energy. The Valero GP, LLC employees are included in the various employee benefit plans of Valero Energy and its affiliates. These plans include qualified, non-contributory defined benefit retirement plans, defined contribution 401(k) plans, employee and retiree medical, dental and life insurance plans, long-term incentive plans (i.e., unit options and bonuses) and other such benefits.

The Partnership's share of allocated Valero Energy employee benefit plan expenses, was $0.5 million and $0.3 million for the three months ended March 31, 2003 and 2002, respectively. These employee benefit plan expenses are included in operating expenses with the related payroll costs.

LONG-TERM INCENTIVE PLAN

The Board of Directors of Valero GP, LLC previously adopted the "2000 Long-Term Incentive Plan" (the LTIP) under which Valero GP, LLC may award up to 250,000 common units to certain key employees of Valero Energy's affiliates providing services to Valero L.P. and to directors and officers of Valero GP, LLC. Awards under the LTIP can include awards such as unit options, restricted common units, distribution equivalent rights (DERs) and contractual rights to receive common units.

On January 24, 2003, under the LTIP, Valero GP, LLC granted 30,000 contractual rights to receive common units and DERs to its officers and directors, excluding the outside directors. In conjunction with the grant of contractual rights to receive common units under the LTIP, Valero GP, LLC purchased 30,000 newly issued Valero L.P. common units from Valero L.P. for total consideration of $1.1 million. In addition, during the three months ended March 31, 2003, Valero GP, LLC settled the previous purchase of 55,250 common units with the payment of $2.3 million.

In January of 2003, one-third of the previously issued 55,250 contractual rights vested and Valero GP, LLC distributed actual Valero L.P. common units to the officers and directors. Certain of the officers and directors settled their tax withholding on the vested common units by delivering 6,491 common units to Valero GP, LLC. As of March 31, 2003, Valero GP, LLC owns 73,319 common units of Valero L.P.

NOTE 8:   PARTNERS' EQUITY

OUTSTANDING EQUITY

Prior to the redemption of common units and the common unit offering in March 2003, Valero Energy, through various affiliates, owned 73.6% of Valero L.P.'s outstanding partners' equity. After giving effect to the redemption of common units and the common unit offering, outstanding partners' equity of Valero L.P. as of March 31, 2003 includes 11,624,822 common units (614,572 of which are held by UDS Logistics, LLC and 73,319 of which are held by Valero GP, LLC), 9,599,322 subordinated units held by UDS Logistics, LLC and a 2% general partner interest held by Riverwalk Logistics, L.P. On April 16, 2003, the underwriters of the common unit offering exercised their overallotment option and purchased 581,000 additional common units from Valero L.P. (see Note 9); thus total common units outstanding now total 12,205,822. As a result of the overallotment exercise, Valero Energy now owns 48.2% of Valero L.P., including the 2% general partner interest.

NET INCOME PER UNIT APPLICABLE TO LIMITED PARTNERS

The computation of basic net income per unit applicable to limited partners is based on the weighted-average number of common and subordinated units outstanding during the period. Net income per unit applicable to limited partners is computed by dividing net income applicable to limited partners, after deducting the general partner's 2% interest and incentive distributions, by the weighted-average number of limited partnership units outstanding. The general partner's incentive distribution allocation for the three months ended March 31, 2003 and 2002 was $0.4 million and $0.1 million, respectively. The Partnership generated sufficient net income such that the amount of net income allocated to common units was equal to the amount allocated to the subordinated units.

CASH DISTRIBUTIONS

The Partnership makes quarterly distributions of 100% of its available cash, generally defined as cash receipts less cash disbursements and cash reserves established by the general partner in its sole discretion. These quarterly distributions are declared and paid within 45 days subsequent to each quarter-end. Pursuant to the partnership agreement, the general partner is entitled to incentive distributions if the amount the Partnership distributes with respect to any quarter exceeds specified target levels shown below:

------------------------------------------------------------------------------------
                                                                       PERCENTAGE OF
                                                                        DISTRIBUTION
                                                              ----------------------
                                                                             GENERAL
QUARTERLY DISTRIBUTION AMOUNT PER UNIT                        UNITHOLDERS    PARTNER
------------------------------------------------------------------------------------
Up to $0.60.................................................      98%           2%
Above $0.60 up to $0.66.....................................      90%          10%
Above $0.66 up to $0.90.....................................      75%          25%
Above $0.90.................................................      50%          50%
------------------------------------------------------------------------------------

The following table reflects the allocation of total cash distributions to the general and limited partners applicable to the period in which the distributions are earned:

-------------------------------------------------------------------------------
                                                                   THREE MONTHS
                                                                ENDED MARCH 31,
                                                              -----------------
            (IN THOUSANDS, EXCEPT PER UNIT DATA)                 2003      2002
-------------------------------------------------------------------------------
General partner interest....................................  $   319   $   257
General partner incentive distribution......................      384        86
                                                              -----------------
   Total general partner distribution.......................      703       343
                                                              -----------------
Limited partners' distributions.............................   15,264    12,515
                                                              -----------------
   Total cash distributions.................................  $15,967   $12,858
                                                              -----------------
Cash distributions per unit applicable to limited
   partners.................................................  $  0.70   $  0.65
-------------------------------------------------------------------------------

NOTE 9:   SUBSEQUENT EVENTS

DISTRIBUTIONS

On April 17, 2003, the Partnership declared a quarterly distribution of $0.70 per unit payable on May 15, 2003 to unitholders of record on May 6, 2003.

EXERCISE OF OVERALLOTMENT OPTION

On April 11, 2003, Valero L.P. was notified by the underwriters of the common unit offering discussed in Note 2 that they wished to exercise their option to purchase 581,000 additional common units. On April 16, 2003, Valero L.P. closed the exercise of the overallotment option, by selling 581,000 common units at $36.75 per unit, before underwriters' discount of $1.56 per unit. Net proceeds from the underwriters were $20.4 million, or $35.19 per unit, and Riverwalk Logistics, L.P. contributed $0.4 million to maintain its 2% general partner interest. The proceeds and contribution were used to pay down the outstanding balance on the revolving credit facility.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Unitholders of Valero L.P.

We have audited the accompanying consolidated balance sheets of Valero L.P. and subsidiaries (a Delaware limited partnership, the Partnership) as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows and partners' equity for the year ended December 31, 2002. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Valero L.P. for the years ended December 31, 2001 and 2000 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated May 14, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Valero L.P. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

San Antonio, Texas
March 6, 2003

THIS IS A COPY OF THE AUDIT REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH THEIR AUDITS OF VALERO L.P. AS OF DECEMBER 31, 2001 AND 2000 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2001. THIS AUDIT REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP AS THEY HAVE CEASED OPERATIONS. THE "(AS RESTATED--SEE NOTE 2)" REFERENCE BELOW RELATES TO THE RESTATEMENT OF THE DECEMBER 31, 2001 BALANCE SHEET FOR THE WICHITA FALLS BUSINESS ACQUISITION DISCLOSED IN NOTE 4 OF NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Unitholders of Valero L.P.:

We have audited the accompanying consolidated and combined balance sheets of Valero L.P., formerly Shamrock Logistics, L.P. (a Delaware limited partnership) and Valero Logistics Operations, L.P., formerly Shamrock Logistics Operations, L.P. successor to the Ultramar Diamond Shamrock Logistics Business (a Delaware limited partnership) (collectively, the Partnerships) as of December 31, 2001 and 2000 (successor), and the related consolidated and combined statements of income, cash flows (as restated--see Note 2), partners' equity/net parent investment for the year ended December 31, 2001 and the six months ended December 31, 2000 (successor) and the related combined statements of income, cash flows (as restated--see Note 2), partners' equity/net parent investment for the six months ended June 30, 2000 and the year ended December 31, 1999 (predecessor). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated and combined financial position of the Partnerships as of December 31, 2001 and 2000, and the results of their operations and their cash flows (as restated) for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP

San Antonio, Texas
May 14, 2002

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

                          CONSOLIDATED BALANCE SHEETS

-----------------------------------------------------------------------------------
                                                                       DECEMBER 31,
                                                              ---------------------
(IN THOUSANDS)                                                     2002        2001
-----------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents................................  $  33,533   $   7,796
   Receivable from parent...................................      8,482       5,816
   Accounts receivable......................................      1,502       2,855
   Other current assets.....................................        177          --
                                                              ---------------------
      Total current assets..................................     43,694      16,467
                                                              ---------------------
Property, plant and equipment...............................    486,939     470,401
Less accumulated depreciation and amortization..............   (137,663)   (121,389)
                                                              ---------------------
   Property, plant and equipment, net.......................    349,276     349,012
Goodwill, net of accumulated amortization of $1,279 as of
   2002 and 2001............................................      4,715       4,715
Investment in Skelly-Belvieu Pipeline Company...............     16,090      16,492
Other noncurrent assets, net of accumulated amortization of
   $250 and $90 as of 2002 and 2001, respectively...........      1,733         384
                                                              ---------------------
      Total assets..........................................  $ 415,508   $ 387,070
                                                              ---------------------


LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
   Current portion of long-term debt........................  $     747   $     462
   Accounts payable and accrued liabilities.................      8,133       4,175
   Taxes other than income taxes............................      3,797       1,458
                                                              ---------------------
      Total current liabilities.............................     12,677       6,095
Long-term debt, less current portion........................    108,911      25,660
Other long-term liabilities.................................         25           2
Deferred income tax liabilities.............................         --      13,147
Commitments and contingencies (see note 10)
Partners' equity:
   Common units (9,654,572 and 9,599,322 outstanding as of
     2002 and 2001, respectively)...........................    170,655     169,305
   Subordinated units (9,599,322 outstanding as of 2002 and
     2001)..................................................    117,042     116,399
   General partner's equity.................................      6,198       5,831
   Net parent investment in the Wichita Falls Business......         --      50,631
                                                              ---------------------
      Total partners' equity................................    293,895     342,166
                                                              ---------------------
      Total liabilities and partners' equity................  $ 415,508   $ 387,070
-----------------------------------------------------------------------------------

See accompanying notes to consolidated and combined financial statements.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

                 CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

-------------------------------------------------------------------------------------------------
                                                                          SUCCESSOR   PREDECESSOR
                                           ----------------------------------------   -----------
                                                                         SIX MONTHS    SIX MONTHS
                                            YEARS ENDED DECEMBER 31,          ENDED         ENDED
(IN THOUSANDS, EXCEPT UNIT                 -------------------------   DECEMBER 31,      JUNE 30,
AND PER UNIT DATA)                                2002          2001           2000          2000
-------------------------------------------------------------------------------------------------
REVENUES.................................  $   118,458   $    98,827     $47,550       $ 44,503
                                           ------------------------------------------------------
COSTS AND EXPENSES:
   Operating expenses....................       37,838        33,583      15,593         17,912
   General and administrative expenses...        6,950         5,349       2,549          2,590
   Depreciation and amortization.........       16,440        13,390       5,924          6,336
                                           ------------------------------------------------------
      TOTAL COSTS AND EXPENSES...........       61,228        52,322      24,066         26,838
                                           ------------------------------------------------------
OPERATING INCOME.........................       57,230        46,505      23,484         17,665
   Equity income from Skelly-Belvieu
      Pipeline Company...................        3,188         3,179       1,951          1,926
   Interest expense, net.................       (4,880)       (3,811)     (4,748)          (433)
                                           ------------------------------------------------------
INCOME BEFORE INCOME TAX EXPENSE
   (BENEFIT).............................       55,538        45,873      20,687         19,158
   Income tax expense (benefit)..........          395            --          --        (30,812)
                                           ------------------------------------------------------
NET INCOME...............................  $    55,143   $    45,873     $20,687       $ 49,970
                                           ------------------------------------------------------
ALLOCATION OF NET INCOME:
   Net income............................  $    55,143   $    45,873
   Less net income applicable to the
      period January 1, 2001 through
      April 15, 2001.....................           --       (10,126)
   Less net income applicable to the
      Wichita Falls Business for the
      month ended January 31, 2002.......         (650)           --
                                           -----------   -----------
   Net income applicable to the general
      and limited partners' interest.....       54,493        35,747
   General partner's interest in net
      income.............................       (2,187)         (715)
                                           -----------   -----------
   Limited partners' interest in net
      income.............................  $    52,306   $    35,032
                                           ===========   ===========
   Basic and diluted net income per unit
      applicable to limited partners.....  $      2.72   $      1.82
                                           ===========   ===========
   Weighted average number of basic and
      diluted units outstanding..........   19,250,867    19,198,644
-------------------------------------------------------------------------------------------------

See accompanying notes to consolidated and combined financial statements.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------
                                                                                     SUCCESSOR   PREDECESSOR
                                                           -----------------------------------   -----------
                                                                    YEARS ENDED     SIX MONTHS    SIX MONTHS
                                                                   DECEMBER 31,          ENDED         ENDED
                                                           --------------------   DECEMBER 31,      JUNE 30,
(IN THOUSANDS)                                                 2002        2001           2000          2000
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...............................................  $ 55,143   $  45,873     $ 20,687      $ 49,970
Adjustments to reconcile net income to net cash provided
   by operating activities:
   Depreciation and amortization.........................    16,440      13,390        5,924         6,336
   Equity income from Skelly-Belvieu Pipeline Company....    (3,188)     (3,179)      (1,951)       (1,926)
   Distributions of equity income from Skelly-Belvieu
      Pipeline Company...................................     3,493       2,874        1,951         1,926
   Provision (benefit) for deferred income taxes.........        54          --           --       (36,677)
   Changes in operating assets and liabilities:
      Decrease (increase) in receivable from parent......    (2,666)     16,532      (22,347)           --
      Decrease (increase) in accounts receivable.........     1,353        (469)      (1,676)          263
      Decrease (increase) in other current assets........      (177)      3,528       (3,528)           --
      Increase (decrease) in accounts payable and accrued
         liabilities.....................................     3,958       1,359        1,481          (106)
      Increase (decrease) in taxes other than income
         taxes...........................................     2,369      (2,394)       1,329           598
   Other, net............................................       877        (382)          --          (137)
                                                           -------------------------------------------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES..........    77,656      77,132        1,870        20,247
                                                           -------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Maintenance capital expenditures.........................    (3,943)     (2,786)        (619)       (1,699)
Expansion capital expenditures...........................    (1,761)     (4,340)      (1,518)       (3,186)
Acquisitions.............................................   (75,000)    (10,800)          --            --
Distributions in excess of equity income from
   Skelly-Belvieu Pipeline Company.......................        97          --          401           380
                                                           -------------------------------------------------
      NET CASH USED IN INVESTING ACTIVITIES..............   (80,607)    (17,926)      (1,736)       (4,505)
                                                           -------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior note offering, net of issuance
   costs.................................................    98,207          --           --            --
Proceeds from other long-term debt borrowings............    75,000      25,506           --            --
Repayment of long-term debt..............................   (91,164)    (10,068)        (134)         (284)
Distributions to unitholders and general partner.........   (52,843)    (21,571)          --            --
Distributions to parent and affiliates...................      (512)    (29,000)          --       (15,458)
Partners' contributions..................................        --          --            1            --
Net proceeds from sale of common units to the public.....        --     111,912           --            --
Distribution to parent and affiliates for reimbursement
   of capital expenditures...............................        --     (20,517)          --            --
Repayment of debt due to parent..........................        --    (107,676)          --            --
                                                           -------------------------------------------------
      NET CASH PROVIDED BY (USED IN) FINANCING
         ACTIVITIES......................................    28,688     (51,414)        (133)      (15,742)
                                                           -------------------------------------------------
Net increase in cash and cash equivalents................    25,737       7,792            1            --
Cash and cash equivalents as of the beginning of
   period................................................     7,796           4            3             3
                                                           -------------------------------------------------
Cash and cash equivalents as of the end of period........  $ 33,533   $   7,796     $      4      $      3
                                                           -------------------------------------------------
NON-CASH ACTIVITIES--Adjustment related to the transfer
   of the Wichita Falls Business to Valero L.P. by Valero
   Energy:
   Property, plant and equipment.........................  $ 64,160   $ (64,160)    $     --      $     --
   Accrued liabilities and taxes other than income
      taxes..............................................      (382)        382           --            --
   Deferred income tax liabilities.......................   (13,147)     13,147           --            --
   Net parent investment.................................   (50,631)     50,631           --            --
------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated and combined financial statements.

                          SHAMROCK LOGISTICS, L.P. AND
                      SHAMROCK LOGISTICS OPERATIONS, L.P.
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

                    COMBINED STATEMENTS OF PARTNERS' EQUITY/
                             NET PARENT INVESTMENT
     SIX MONTHS ENDED DECEMBER 31, 2000 AND SIX MONTHS ENDED JUNE 30, 2000

-----------------------------------------------------------------------
(IN THOUSANDS)
-----------------------------------------------------------------------
BALANCE AS OF JANUARY 1, 2000...............................  $ 254,807
   Net income...............................................     49,970
   Net change in parent advances............................    (15,458)
   Formalization of the terms of debt due to parent.........   (107,676)
                                                              ---------
BALANCE AS OF JUNE 30, 2000.................................    181,643
   Net income...............................................     20,687
   Partners' contributions..................................          1
   Environmental liabilities as of June 30, 2000 retained by
     Ultramar Diamond Shamrock Corporation..................      2,507
                                                              ---------
BALANCE AS OF DECEMBER 31, 2000.............................  $ 204,838
-----------------------------------------------------------------------

See accompanying notes to consolidated and combined financial statements.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)

            CONSOLIDATED AND COMBINED STATEMENTS OF PARTNERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2002 AND 2001

-------------------------------------------------------------------------------------------------------
                                                    LIMITED PARTNERS                              TOTAL
                                            ------------------------   GENERAL   NET PARENT   PARTNERS'
(IN THOUSANDS)                                 COMMON   SUBORDINATED   PARTNER   INVESTMENT      EQUITY
-------------------------------------------------------------------------------------------------------
COMBINED BALANCE AS OF JANUARY 1, 2001....  $ 202,790     $     --     $2,048     $     --    $204,838
Net income applicable to the period
   January 1, 2001 through April 15,
   2001...................................     10,025           --        101           --      10,126
Distributions to affiliates of Ultramar
   Diamond Shamrock Corporation of net
   income applicable to the period July 1,
   2000 through April 15, 2001............    (28,710)          --       (290)          --     (29,000)
Distribution to affiliates of Ultramar
   Diamond Shamrock Corporation for
   reimbursement of capital expenditures..    (20,517)          --         --           --     (20,517)
Issuance of common and subordinated units
   for the contribution of Valero
   Logistics Operation L.P.'s limited
   partner interest.......................   (113,141)     109,453      3,688           --          --
Sale of common units to the public........    111,912           --         --           --     111,912
Net income applicable to the period from
   April 16, 2001 through December 31,
   2001...................................     17,516       17,516        715           --      35,747
Cash distributions to partners............    (10,570)     (10,570)      (431)          --     (21,571)
Adjustment for the Wichita Falls Business
   transaction............................         --           --         --       50,631      50,631
                                            -----------------------------------------------------------
CONSOLIDATED BALANCE AS OF DECEMBER 31,
   2001...................................    169,305      116,399      5,831       50,631     342,166
Net income................................     26,225       26,081      2,187          650      55,143
Cash distributions to partners............    (25,585)     (25,438)    (1,820)          --     (52,843)
Adjustment resulting from the acquisition
   of the Wichita Falls Business on
   February 1, 2002.......................         --           --         --      (51,281)    (51,281)
Other.....................................        710           --         --           --         710
                                            -----------------------------------------------------------
CONSOLIDATED BALANCE AS OF DECEMBER 31,
   2002...................................  $ 170,655     $117,042     $6,198     $     --    $293,895
-------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated and combined financial statements.

                          VALERO L.P. AND SUBSIDIARIES
               (FORMERLY SHAMROCK LOGISTICS, L.P. AND SUBSIDIARY)
        (SUCCESSOR TO THE ULTRAMAR DIAMOND SHAMROCK LOGISTICS BUSINESS)

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
          YEARS ENDED DECEMBER 31, 2002 AND 2001 AND SIX MONTHS ENDED
              DECEMBER 31, 2000 AND SIX MONTHS ENDED JUNE 30, 2000

NOTE 1:   ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION

ORGANIZATION AND BUSINESS

Valero L.P. (formerly Shamrock Logistics, L.P.), a Delaware limited partnership, through its wholly owned subsidiary, Valero Logistics Operations, L.P. (Valero Logistics) owns and operates most of the crude oil and refined product pipeline, terminalling and storage assets that service three of Valero Energy Corporation's (Valero Energy) refineries. These refineries consist of the McKee and Three Rivers refineries located in Texas, and the Ardmore refinery located in Oklahoma. The pipeline, terminalling and storage assets provide for the transportation of crude oil and other feedstocks to the refineries and the transportation of refined products from the refineries to terminals or third-party pipelines for further distribution. The Partnership's revenues are earned primarily from providing these services to Valero Energy (see Note 13:
Related Party Transactions).

As used in this report, the term Partnership may refer, depending on the context, to Valero L.P., Valero Logistics, or both of them taken as a whole. Riverwalk Logistics, L.P., a wholly owned subsidiary of Valero Energy, is the 2% general partner of Valero L.P. Valero Energy, through various affiliates, is also a limited partner in Valero L.P., resulting in a combined ownership of 73.6%. The remaining 26.4% limited partnership interest is held by public unitholders.

Valero Energy is an independent refining and marketing company. Its operations consist of 12 refineries with a total throughput capacity of 1,900,000 barrels per day and an extensive network of company-operated and dealer-operated convenience stores. Valero Energy's refining operations rely on various logistics assets (pipelines, terminals, marine dock facilities, bulk storage facilities, refinery delivery racks and rail car loading equipment) that support its refining and retail operations, including the logistics assets owned and operated by the Partnership. Valero Energy markets the refined products produced at the McKee, Three Rivers and Ardmore refineries primarily in Texas, Oklahoma, Colorado, New Mexico, Arizona and several mid-continent states through a network of company-operated and dealer-operated convenience stores, as well as through other wholesale and spot market sales and exchange agreements.

THE PARTNERSHIP'S OPERATIONS

The Partnership's operations include interstate and intrastate pipelines, which are subject to extensive federal and state environmental and safety regulations. In addition, the tariff rates and practices under which the Partnership offers interstate and intrastate transportation services in its pipelines are subject to regulation by the Federal Energy Regulatory Commission (FERC), the Texas Railroad Commission or the Colorado Public Utility Commission, depending on the location of the pipeline. Tariff rates and practices for each pipeline are required to be filed with the respective commission upon completion of a pipeline and when a tariff rate is being revised. In addition, the regulations include annual reporting requirements for each pipeline.

The Partnership has an ownership interest in 9 crude oil pipelines with an aggregate length of approximately 783 miles and 19 refined product pipelines with an aggregate length of approximately 2,846 miles. In addition, the Partnership owns a 25-mile crude hydrogen pipeline. The Partnership operates all but three of the pipelines.

The Partnership also owns 5 crude oil storage facilities with a total storage capacity of 3,326,000 barrels and 12 refined product terminals (including the asphalt terminal acquired on January 7, 2003) with a total storage capacity of 3,192,000 barrels.

BASIS OF PRESENTATION

Prior to July 1, 2000, the Partnership's pipeline, terminalling and storage assets were owned and operated by Ultramar Diamond Shamrock Corporation (UDS), and such assets serviced the three refineries discussed above, which were also owned by UDS at that time. These assets and their related operations are referred to herein as the Ultramar Diamond Shamrock Logistics Business (predecessor). Effective July 1, 2000, UDS transferred the Ultramar Diamond Shamrock Logistics Business, along with certain liabilities, to Shamrock Logistics Operations, L.P. (Shamrock Logistics Operations), a wholly owned subsidiary of Shamrock Logistics, L.P. (Shamrock Logistics). Shamrock Logistics was wholly owned by UDS. On April 16, 2001, Shamrock Logistics closed on an initial public offering of its common units, which represented 26.4% of its outstanding partnership interests.

On May 7, 2001, Valero Energy announced that it had entered into an Agreement and Plan of Merger with UDS whereby UDS agreed to be acquired by Valero Energy for total consideration of approximately $4.3 billion and the assumption of approximately $2.0 billion of debt. The acquisition of UDS by Valero Energy became effective on December 31, 2001. This acquisition included the acquisition of UDS's majority ownership interest in Shamrock Logistics. Effective January 1, 2002, Shamrock Logistics changed its name to Valero L.P., and Shamrock Logistics Operations changed its name to Valero Logistics.

On February 1, 2002, the Partnership acquired the Wichita Falls Crude Oil Pipeline and Storage Business (the Wichita Falls Business) from Valero Energy for $64,000,000.

The accompanying financial statements for the six months ended June 30, 2000, reflect the operations of the Ultramar Diamond Shamrock Logistics Business (the predecessor to Shamrock Logistics) as if it had existed as a single separate entity from UDS. The transfer of the Ultramar Diamond Shamrock Logistics Business to Shamrock Logistics Operations represented a reorganization of entities under common control and was recorded at historical cost. The consolidated and combined financial statements for the six months ended December 31, 2000, and for the years ended December 31, 2001 and 2002, represent the consolidated operations of Valero L.P., formerly known as Shamrock Logistics. The consolidated balance sheet as of December 31, 2001 has been restated to reflect the acquisition of the Wichita Falls Business because the Partnership and the Wichita Falls Business came under the common control of Valero Energy commencing on that date and thus, represented a reorganization of entities under common control. Similarly, the statements of income and cash flows for the year ended December 31, 2002 reflect the operations of the Wichita Falls Business for the entire year.

NOTE 2:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation: All interpartnership transactions have been eliminated in the consolidation of Valero L.P. and its subsidiaries. In addition, the operations of certain of the crude oil and refined product pipelines and refined product terminals that are jointly owned with other companies are proportionately consolidated in the accompanying financial statements.

Use of Estimates: The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to commitments, contingencies and environmental liabilities, based on currently available information. Changes in facts and circumstances may result in revised estimates.

Cash and Cash Equivalents: All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents.

Property, Plant and Equipment: Property, plant and equipment is stated at cost. Additions to property, plant and equipment, including maintenance and expansion capital expenditures and capitalized interest, are recorded at cost. Maintenance capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the existing operating capacity of existing assets and extend their useful lives. Expansion capital expenditures represent capital expenditures to expand the operating capacity of existing assets, whether through construction or acquisition. Repair and maintenance expenses associated with existing assets that are minor in nature and do not extend the useful life of existing assets are charged to operating expenses as incurred. Depreciation is provided principally using the straight-line method over the estimated useful lives of the related assets. When property, plant and equipment is retired or otherwise disposed of, the difference between the carrying value and the net proceeds is recognized as gain or loss in the statement of income in the year retired.

Impairment of Long-Lived Assets: Long-lived assets, including property, plant and equipment and the investment in Skelly-Belvieu Pipeline Company, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation of recoverability is performed using undiscounted estimated net cash flows generated by the related asset. If an asset is deemed to be impaired, the amount of impairment is determined as the amount by which the net carrying value exceeds discounted estimated net cash flows.

Goodwill: Goodwill represents the excess of cost over the fair value of net assets acquired in 1997. The Partnership adopted Financial Accounting Standards Board (FASB) Statement No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002 resulting in the cessation of goodwill amortization beginning January 1, 2002. For the years ended December 31, 2001 and 2000, goodwill amortization expense totaled $299,000 and $301,000, respectively, or approximately $0.02 per unit per year, assuming 19,198,644 common and subordinated units outstanding. In addition to the cessation of amortization, Statement No. 142 requires that goodwill be tested initially upon adoption and annually thereafter to determine whether an impairment has occurred. An impairment occurs when the carrying amount exceeds the fair value of the recognized goodwill asset. If impairment has occurred, the difference between the carrying value and the fair value is recognized as a loss in the statement of income in that period. Based on the results of the impairment tests performed upon initial adoption of

Statement No. 142 as of January 1, 2002, and the annual impairment test performed as of October 1, 2002, no impairment had occurred.

Investment in Skelly-Belvieu Pipeline Company, LLC: Formed in 1993, the Skelly-Belvieu Pipeline Company, LLC (Skelly-Belvieu Pipeline Company) owns a natural gas liquids pipeline that begins in Skellytown, Texas and extends to Mont Belvieu, Texas near Houston. Skelly-Belvieu Pipeline Company is owned 50% by Valero Logistics and 50% by ConocoPhillips (previously Phillips Petroleum Company). The Partnership accounts for this investment under the equity method of accounting (see Note 6: Investment in Skelly-Belvieu Pipeline Company).

Deferred Financing Costs: Deferred financing costs are amortized using the effective interest method.

Environmental Remediation Costs: Environmental remediation costs are expensed and the associated accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Accrued liabilities are not discounted to present value and are not reduced by possible recoveries from third parties; however, they are net of any recoveries expected from Valero Energy related to the environmental indemnifications. Environmental costs include initial site surveys, costs for remediation and restoration and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods.

Revenue Recognition: Revenues are derived from interstate and intrastate pipeline transportation, storage and terminalling of refined products and crude oil. Transportation revenues (based on pipeline tariff rates) are recognized as refined product or crude oil is transported through the pipelines. In the case of crude oil pipelines, the cost of the storage operations are included in the crude oil pipeline tariff rates. Terminalling revenues (based on a terminalling fee) are recognized as refined products are moved into the terminal and as additives are blended with refined products (see Note 13: Related Party Transactions).

Operating Expenses: Operating expenses consist primarily of fuel and power costs, telecommunication costs, labor costs of pipeline field and support personnel, maintenance, utilities, insurance and taxes other than income taxes. Such expenses are recognized as incurred (see Note 13: Related Party Transactions).

Federal and State Income Taxes: Valero L.P. and Valero Logistics are limited partnerships and are not subject to federal or state income taxes. Accordingly, the taxable income or loss of Valero L.P. and Valero Logistics, which may vary substantially from income or loss reported for financial reporting purposes, is generally includable in the federal and state income tax returns of the individual partners. For transfers of publicly held units subsequent to the initial public offering, Valero L.P. has made an election permitted by section 754 of the Internal Revenue Code to adjust the common unit purchaser's tax basis in Valero L.P.'s underlying assets to reflect the purchase price of the units. This results in an allocation of taxable income and expense to the purchaser of the common units, including depreciation deductions and gains and losses on sales of assets, based upon the new unitholder's purchase price for the common units.

The Wichita Falls Business was included in UDS' (now Valero Energy's) consolidated federal and state income tax returns. Deferred income taxes were computed based on recognition of future tax expense or benefits, measured by enacted tax rates that were attributable to taxable or deductible temporary differences between financial statement and income tax reporting bases of assets and liabilities. No recognition will be given to federal or state income taxes associated with the Wichita Falls Business for financial statement purposes for periods subsequent to its acquisition by Valero L.P. The deferred income tax liabilities related to the Wichita Falls Business as of February 1, 2002 were retained by Valero Energy and were credited to net parent investment upon the transfer of the Wichita Falls Business to Valero L.P.

For the periods prior to July 1, 2000, the Ultramar Diamond Shamrock Logistics Business was included in the consolidated federal and state income tax returns of UDS. Deferred income taxes were computed based on recognition of future tax expense or benefits, measured by enacted tax rates that were attributable to taxable or deductible temporary differences between financial statement and income tax reporting bases of assets and liabilities. The current portion of income taxes payable prior to July 1, 2000 was due to UDS and has been included in the net parent investment amount.

Partners' Equity: Effective April 16, 2001, Valero L.P. completed its initial public offering of common units by selling 5,175,000 common units to the public. After the offering, outstanding partners' equity included 9,599,322 common units (4,424,322 of which are held by an affiliate of Valero Energy), 9,599,322 subordinated units held by an affiliate of Valero Energy and a 2% general partner interest held by Riverwalk Logistics, L.P. In addition, Valero GP, LLC, the general partner of Riverwalk Logistics, L.P. and an affiliate of Valero Energy, holds 55,250 common units to settle awards of contractual rights to receive common units previously issued to officers and directors of Valero GP, LLC. The common units held by the public represent a 26.4% ownership interest in the Partnership as of December 31, 2002.

Net Parent Investment: The net parent investment as of December 31, 2001 represents the historical cost to Valero Energy, net of deferred income tax liabilities and certain other accrued liabilities, related to the Wichita Falls Business. The Wichita Falls Business was consolidated with the Partnership as of December 31, 2001 due to a reorganization of entities under common control resulting from the acquisition of the Wichita Falls Business by the Partnership (see Note 1: Organization, Business and Basis of Presentation).

The net parent investment prior to July 1, 2000, represented a net balance as the result of various transactions between the Ultramar Diamond Shamrock Logistics Business and UDS. There were no terms of settlement or interest charges associated with this balance. The balance was the result of the Ultramar Diamond Shamrock Logistics Business' participation in UDS's central cash management program, wherein all of the Ultramar Diamond Shamrock Logistics Business' cash receipts were remitted to UDS and all cash disbursements were funded by UDS. Other transactions included intercompany transportation, storage and terminalling revenues and related expenses, administrative and support expenses incurred by UDS and allocated to the Ultramar Diamond Shamrock Logistics Business, and income taxes. In conjunction with the transfer of the assets and liabilities of the Ultramar Diamond Shamrock Logistics Business to Shamrock Logistics Operations on July 1, 2000, Shamrock Logistics and Shamrock Logistics Operations issued limited and general partner interests to various UDS subsidiaries (see Note 1: Organization, Business and Basis of Presentation).

Income Allocation: The Partnership's net income for each quarterly reporting period is first allocated to the general partner in an amount equal to the general partner's incentive distribution declared for the respective reporting period. The remaining net income is allocated among the limited and general partners in accordance with their respective 98% and 2% interests, respectively.

Net Income per Unit Applicable to Limited Partners: The computation of basic net income per unit applicable to limited partners is based on the weighted-average number of common and subordinated units outstanding during the year. Net income per unit applicable to limited partners is computed by dividing net income applicable to limited partners, after deducting the general partner's 2% interest and incentive distributions, by the weighted-average number of limited partnership units outstanding. The general partner's incentive distribution allocation for the year ended December 31, 2002 was $1,103,000 and there were no incentive distributions for the period April 16 through December 31, 2001. In addition, the Partnership generated sufficient net income such that the amount of net income allocated to common units was equal to the amount allocated to the subordinated units.

Segment Disclosures: The Partnership operates in only one segment, the petroleum pipeline segment of the oil and gas industry.

Derivative Instruments: The Partnership currently does not hold or trade derivative instruments.

RECENT ACCOUNTING PRONOUNCEMENT

In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." This statement establishes standards for accounting for an obligation associated with the retirement of a tangible long-lived asset. An asset retirement obligation should be recognized in the financial statements in the period in which it meets the definition of a liability as defined in FASB Concepts Statement No. 6, "Elements of Financial Statements." The amount of the liability would initially be measured at fair value. Subsequent to initial measurement, an entity would recognize changes in the amount of the liability resulting from (a) the passage of time and (b) revisions to either the timing or amount of estimated cash flows. Statement No. 143 also establishes standards for accounting for the cost associated with an asset retirement obligation. It requires that, upon initial recognition of a liability for an asset retirement obligation, an entity capitalize that cost by recognizing an increase in the carrying amount of the related long-lived asset. The capitalized asset retirement cost would then be allocated to expense using a systematic and rational method. Statement No. 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. The Partnership is currently evaluating the impact of adopting this new statement, however, at the present time does not believe the statement will have a material impact on its financial position or results of operations.

NOTE 3:   INITIAL PUBLIC OFFERING

As discussed in Note 1, on April 16, 2001, Shamrock Logistics completed its initial public offering of common units, by selling 5,175,000 common units to the public at $24.50 per unit. Total proceeds before offering costs and underwriters' commissions were $126,787,000. Concurrent with the closing of the initial public offering, Shamrock Logistics Operations borrowed $20,506,000 under its existing revolving credit facility. The net proceeds from the initial public offering and the borrowings under the revolving credit facility were used to repay the debt due to parent, make a distribution to affiliates of UDS for reimbursement of previous capital expenditures incurred with respect to the assets transferred to the Partnership, and for working capital purposes.

A summary of the proceeds received and use of proceeds is as follows (in thousands):

Proceeds received:
   Sale of common units to the public.......................  $126,787
   Borrowings under the revolving credit facility...........    20,506
                                                              --------
      Total proceeds........................................   147,293
                                                              --------
Use of proceeds:
   Underwriters' commissions................................     8,875
   Professional fees and other costs........................     6,000
   Debt issuance costs......................................       436
   Repayment of debt due to parent..........................   107,676
   Reimbursement of capital expenditures....................    20,517
                                                              --------
      Total use of proceeds.................................   143,504
                                                              --------
Net proceeds used for working capital and general
   partnership purposes.....................................  $  3,789
----------------------------------------------------------------------

NOTE 4:   ACQUISITIONS

BUSINESS ACQUISITION--WICHITA FALLS BUSINESS

On February 1, 2002, the Partnership acquired the Wichita Falls Business from Valero Energy for a total cost of $64,000,000, which the Partnership had an option to purchase pursuant to the Omnibus Agreement between the Partnership and Valero Energy (see Note 13: Related Party Transactions--Omnibus Agreement). The purchase price was funded with borrowings under the Partnership's revolving credit facility.

The Wichita Falls Business consists of the following assets:

       - A 272-mile crude oil pipeline originating in Wichita Falls, Texas and ending at Valero Energy's McKee refinery in Dumas, Texas. The pipeline has the capacity to transport 110,000 barrels per day of crude oil gathered or acquired by Valero Energy at Wichita Falls. The Wichita Falls crude oil pipeline connects to third party pipelines that originate along the Texas Gulf Coast.

       - Four crude oil storage tanks located in Wichita Falls, Texas with a total capacity of 660,000 barrels.

Since the acquisition of the Wichita Falls Business represented the transfer of a business between entities under the common control of Valero Energy, the consolidated balance sheet as of December 31, 2001 and the statements of income and cash flows for the month ended January 31, 2002 (preceding the acquisition date) have been restated to include the Wichita Falls Business. The balance sheet of the Wichita Falls Business as of December 31, 2001, which is included in the consolidated balance sheet of the Partnership as of December 31, 2001, is summarized below, as well as, a reconciliation to the adjustment recorded when the acquisition was consummated on February 1, 2002.

----------------------------------------------------------------------------
                                                               WICHITA FALLS
(IN THOUSANDS)                                                      BUSINESS
----------------------------------------------------------------------------
BALANCE SHEET AS OF DECEMBER 31, 2001:
   Property, plant and equipment............................     $ 64,160
   Accounts payable and accrued liabilities.................         (131)
   Taxes other than income taxes............................         (251)
   Deferred income tax liabilities..........................      (13,147)
                                                               -------------
      Net parent investment as of December 31, 2001.........       50,631
Net income for the month ended January 31, 2002.............          650
                                                               -------------
   Adjustment resulting from the acquisition of the Wichita
     Falls Business on February 1, 2002.....................     $ 51,281
----------------------------------------------------------------------------

The following unaudited pro forma financial information for the year ended December 31, 2001 assumes that the Wichita Falls Business was acquired on January 1, 2001 with borrowings under the revolving credit facility.

--------------------------------------------------------------------------------
                                                                  PRO FORMA YEAR
                                                                           ENDED
(IN THOUSANDS)                                                 DECEMBER 31, 2001
--------------------------------------------------------------------------------
PRO FORMA INCOME STATEMENT INFORMATION:
   Revenues.................................................       $117,312
   Total costs and expenses.................................        (59,993)
   Operating income.........................................         57,319
   Net income...............................................         53,686
--------------------------------------------------------------------------------

Since Shamrock Logistics did not complete its IPO until April 16, 2001, pro forma net income applicable to the period from April 16, 2001 through December 31, 2001 would have been $41,844,000, of which $41,007,000 would have related to the limited partners. Pro forma net income per unit applicable to the period after April 15, 2001 would have been $2.14 per unit.

ASSET ACQUISITIONS

Crude hydrogen pipeline acquisition

In May of 2002, Valero Energy completed the construction of a 30-mile pure hydrogen pipeline, which originates at Valero Energy's Texas City refinery and ends at Praxair, Inc.'s La Porte, Texas plant. The total cost to construct the pipeline was $11,000,000.

On May 29, 2002, the Partnership acquired the 30-mile pure hydrogen pipeline from Valero Energy for $11,000,000, which was funded with borrowings under the Partnership's revolving credit facility. The Partnership then exchanged, on May 29, 2002, this 30-mile pure hydrogen pipeline for Praxair, Inc.'s 25-mile crude hydrogen pipeline, which originates at BOC's (successor to Celanese Ltd.) chemical facility in Clear Lake, Texas and ends at Valero Energy's Texas City refinery in Texas City, Texas, under an exchange agreement previously negotiated between Valero Energy and Praxair, Inc. In conjunction with the exchange, the Partnership entered into an operating agreement with Praxair, Inc. whereby Praxair, Inc. will operate the pipeline for an annual fee of $92,000, plus reimbursement of repair, replacement and relocation costs.

Valero Energy owns the crude hydrogen transported in the pipeline, and the transportation services provided by the Partnership to Valero Energy are subject to a Hydrogen Tolling Agreement. The Hydrogen Tolling Agreement provides that Valero Energy will pay the Partnership minimum annual revenues of $1,400,000 for transporting crude hydrogen.

Southlake refined product terminal and Ringgold crude oil storage facility acquisitions

On July 2, 2001, the Partnership acquired the Southlake refined product terminal located in Dallas, Texas from UDS for $5,600,000, which was funded with available cash on hand. On December 1, 2001, the Partnership acquired the crude oil storage facility at Ringgold, Texas from UDS for $5,200,000, which was funded with borrowings under the revolving credit facility. The Partnership had options to purchase both of these assets pursuant to the Omnibus Agreement between the Partnership and UDS.

NOTE 5:   PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, consisted of the following:

--------------------------------------------------------------------------------------------
                                                         ESTIMATED              DECEMBER 31,
                                                            USEFUL    ----------------------
(IN THOUSANDS)                                               LIVES         2002         2001
--------------------------------------------------------------------------------------------
                                                          (YEARS)
Land...................................................     --        $     820    $     820
Land improvements......................................     20               68           68
Buildings..............................................     35            5,647        5,392
Pipeline and equipment.................................   3 - 40        442,681      427,227
Rights of way..........................................  20 - 35         29,860       29,857
Construction in progress...............................     --            7,863        7,037
                                                                      ---------    ---------
   Total...............................................                 486,939      470,401
Accumulated depreciation and amortization..............                (137,663)    (121,389)
                                                                      ---------    ---------
   Property, plant and equipment, net..................               $ 349,276    $ 349,012
--------------------------------------------------------------------------------------------

Capitalized interest costs included in property, plant and equipment were $255,000 and $298,000 for the years ended December 31, 2002 and 2001, respectively. No interest was capitalized in the six months ended December 31, 2000 or in the six months ended June 30, 2000.

NOTE 6:   INVESTMENT IN SKELLY-BELVIEU PIPELINE COMPANY

The Partnership owns a 50% interest in Skelly-Belvieu Pipeline Company, which is accounted for under the equity method. The following presents summarized unaudited financial information related to Skelly-Belvieu Pipeline Company as of December 31, 2002 and 2001, for the years ended December 31, 2002 and 2001 and for the six months ended December 31, 2000 and the six months ended June 30, 2000:

---------------------------------------------------------------------------------------------
                                                        YEARS ENDED          SIX MONTHS ENDED
                                                       DECEMBER 31,   -----------------------
                                                  -----------------   DECEMBER 31,   JUNE 30,
(IN THOUSANDS)                                       2002      2001           2000       2000
---------------------------------------------------------------------------------------------
STATEMENT OF INCOME INFORMATION:
Revenues........................................  $12,849   $12,287      $6,883       $6,902
Income before income tax expense................    5,605     5,587       3,517        3,469
The Partnership's share of net income...........    3,188     3,179       1,951        1,926
The Partnership's share of distributions........    3,590     2,874       2,352        2,306
---------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                                                   DECEMBER 31,
                                                              -----------------
(IN THOUSANDS)                                                   2002      2001
-------------------------------------------------------------------------------
BALANCE SHEET INFORMATION:
Current assets..............................................  $ 1,572   $ 1,653
Property, plant and equipment, net..........................   48,739    50,195
                                                              -----------------
   Total assets.............................................  $50,311   $51,848
                                                              -----------------
Current liabilities.........................................  $   150   $   111
Members' equity.............................................   50,161    51,737
                                                              -----------------
   Total liabilities and members' equity....................  $50,311   $51,848
-------------------------------------------------------------------------------

The excess of the Partnership's 50% share of members' equity over the carrying value of its investment is attributable to the step-up in basis to fair value of the initial contribution to Skelly-Belvieu Pipeline Company. This excess, which totaled $8,990,000 as of December 31, 2002 and $9,376,000 as of December 31, 2001, is being accreted into income over 33 years.

NOTE 7:   LONG-TERM DEBT

Long-term debt consisted of the following:

--------------------------------------------------------------------------------
                                                                    DECEMBER 31,
                                                              ------------------
(IN THOUSANDS)                                                    2002      2001
--------------------------------------------------------------------------------
6.875% senior notes, net of unamortized discount of $300....  $ 99,700   $    --
Port Authority of Corpus Christi note payable...............     9,958    10,122
$120,000,000 revolving credit facility......................        --    16,000
                                                              ------------------
   Total debt...............................................   109,658    26,122
Less current portion........................................      (747)     (462)
                                                              ------------------
   Long-term debt, less current portion.....................  $108,911   $25,660
--------------------------------------------------------------------------------

The long-term debt repayments are due as follows (in thousands):

2003........................................................  $    747
2004........................................................       485
2005........................................................       524
2006........................................................       566
2007........................................................       611
Thereafter..................................................   106,725
                                                              --------
   Total repayments.........................................  $109,658
----------------------------------------------------------------------

Interest payments, excluding related party interest payments, totaled $1,988,000, $1,559,000, $441,000 and $433,000 for the years ended December 31,
2002 and 2001, the six months ended December 31, 2000 and the six months ended June 30, 2000, respectively.

Valero L.P. has no operations and its only asset is its investment in Valero Logistics, which owns and operates the Partnership's pipelines and terminals. Valero L.P. has fully and unconditionally guaranteed the senior notes issued by Valero Logistics and any obligations under Valero Logistics' revolving credit facility.

6.875% SENIOR NOTES

On July 15, 2002, Valero Logistics completed the sale of $100,000,000 of 6.875% senior notes due 2012, issued under the Partnership's shelf registration statement, for total proceeds of $99,686,000. The net proceeds of $98,207,000, after deducting underwriters' commissions and offering expenses of $1,479,000, were used to repay the $91,000,000 outstanding under the revolving credit facility. The senior notes do not have sinking fund requirements. Interest on the senior notes is payable semiannually in arrears on January 15 and July 15 of each year.

The senior notes rank equally with all other existing senior unsecured indebtedness of Valero Logistics, including indebtedness under the revolving credit facility. The senior notes contain restrictions on Valero Logistics' ability to incur secured indebtedness unless the same security is also provided for the benefit of holders of the senior notes. In addition, the senior notes limit Valero Logistics' ability to incur indebtedness secured by certain liens and to engage in certain sale-leaseback transactions. The senior notes are irrevocably and unconditionally guaranteed on a senior unsecured basis by Valero L.P. The guarantee by Valero L.P. ranks equally with all of its existing and future unsecured senior obligations.

At the option of Valero Logistics, the senior notes may be redeemed in whole or in part at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest to the redemption date. The senior notes also include a change-in-control provision, which requires that an investment grade entity own and control the general partner of Valero L.P. and Valero Logistics. Otherwise Valero Logistics must offer to purchase the senior notes at a price equal to 100% of their outstanding principal balance plus accrued interest through the date of purchase.

$120,000,000 REVOLVING CREDIT FACILITY

On December 15, 2000, Valero Logistics (formerly Shamrock Logistics Operations) entered into a five-year $120,000,000 revolving credit facility. The revolving credit facility expires on January 15, 2006 and borrowings under the revolving credit facility bear interest based on either an alternative base rate or LIBOR at the option of Valero Logistics. Valero Logistics also incurs a facility fee on the aggregate commitments of lenders under the revolving credit facility, whether used or unused. Borrowings under the revolving credit facility may be used for working capital and general partnership purposes. Borrowings to fund distributions to unitholders; however, is limited to $25,000,000 and such borrowings must be reduced to zero for a period of at least 15 consecutive days during each fiscal year. The amounts available to the Partnership under the revolving credit facility are not subject to a borrowing base computation; therefore as of December 31, 2002, the entire $120,000,000 was available.

Borrowings under the revolving credit facility are unsecured and rank equally with all of Valero Logistics' outstanding unsecured and unsubordinated debt. The revolving credit facility requires that Valero Logistics maintain certain financial ratios and includes other restrictive covenants, including a prohibition on distributions by Valero Logistics if any default, as defined in the revolving credit facility, exists or would result from the distribution. The revolving credit facility also includes a change-in-control provision, which requires that Valero Energy and its affiliates own, directly or indirectly, at least 20% of Valero L.P.'s outstanding units or at least 100% of Valero L.P.'s general partner interest and 100% of Valero Logistics' outstanding equity. Management believes that the Partnership is in compliance with all of these ratios and covenants.

See Note 17: Subsequent Events--Amended Revolving Credit Facility for a discussion of an amendment to this revolving credit facility finalized in March of 2003.

PORT AUTHORITY OF CORPUS CHRISTI NOTE PAYABLE

The Ultramar Diamond Shamrock Logistics Business previously entered into a financing agreement with the Port of Corpus Christi Authority of Nueces County, Texas (Port Authority of Corpus Christi) for the construction of a crude oil storage facility. The original note totaled $12,000,000 and is due in annual installments of $1,222,000 through December 31, 2015. Interest on the unpaid principal balance accrues at a rate of 8% per annum. In conjunction with the July 1, 2000 transfer of assets and liabilities to the Partnership, the $10,818,000 outstanding indebtedness owed to the Port Authority of Corpus Christi was assumed by the Partnership. The land on which the crude oil storage facility was constructed is leased from the Port Authority of Corpus Christi (see Note 10: Commitments and Contingencies).

SHELF REGISTRATION STATEMENT

On June 6, 2002, Valero L.P. and Valero Logistics filed a $500,000,000 universal shelf registration statement with the Securities and Exchange Commission covering the issuance of an unspecified amount of common units or debt securities or a combination thereof. Valero L.P. may, in one or more offerings, offer and sell common units representing limited partner interests in Valero L.P. Valero Logistics may, in one or more offerings, offer and sell its debt securities, which will be fully and unconditionally guaranteed by Valero L.P. As a result of the July 2002 senior note offering by Valero Logistics, the remaining balance under the universal shelf registration statement is $400,000,000 as of December 31, 2002.

NOTE 8:   DEBT DUE TO PARENT

UDS, through various subsidiaries, constructed or acquired the various crude oil and refined product pipeline, terminalling and storage assets of the Ultramar Diamond Shamrock Logistics Business. In conjunction with the initial public offering of common units of Shamrock Logistics, the subsidiaries of UDS which owned the various assets of the Ultramar Diamond Shamrock

Logistics Business formalized the terms under which certain intercompany accounts and working capital loans would be settled by executing promissory notes with an aggregate principal balance of $107,676,000, and this was made effective as of June 30, 2000. The promissory notes required that the principal be repaid no later than June 30, 2005 and bear interest at a rate of 8% per annum on the unpaid balance. Effective July 1, 2000, the $107,676,000 of debt due to parent was assumed by Shamrock Logistics Operations. Interest expense accrued and recorded as a reduction of receivable from parent totaled $4,307,000 for the six months ended December 31, 2000 and $2,513,000 for the period from January 1, 2001 through April 15, 2001.

Concurrent with the closing of Shamrock Logistics' initial public offering on April 16, 2001, the Partnership repaid these promissory notes using a portion of the net proceeds from the initial public offering and borrowings under the $120,000,000 revolving credit facility (see Note 3: Initial Public Offering).

NOTE 9:   ENVIRONMENTAL MATTERS

The Partnership's operations are subject to extensive federal, state and local environmental laws and regulations. Although the Partnership believes its operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in pipeline, terminalling and storage operations, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, the Partnership has adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health and the handling, storage, use and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability which could result from such events. However, some risk of environmental or other damage is inherent in pipeline, terminalling and storage operations, as it is with other entities engaged in similar businesses.

In connection with the transfer of assets and liabilities from the Ultramar Diamond Shamrock Logistics Business to Shamrock Logistics Operations on July 1, 2000, UDS agreed to indemnify Shamrock Logistics Operations for environmental liabilities that arose prior to July 1, 2000. In connection with the initial public offering of Shamrock Logistics, UDS agreed to indemnify Shamrock Logistics for environmental liabilities that arose prior to April 16, 2001 and that are discovered within 10 years after April 16, 2001. In conjunction with the acquisitions of the Southlake refined product terminal on July 2, 2001 and the Ringgold crude oil storage facility on December 1, 2001, UDS agreed to indemnify the Partnership for environmental liabilities that arose prior to the acquisition dates and are discovered within 10 years after acquisition. Excluded from this indemnification are liabilities that result from a change in environmental law after April 16, 2001. Effective with the acquisition of UDS, Valero Energy has assumed these environmental indemnifications. In addition, as an operator or owner of the assets, the Partnership could be held liable for pre-acquisition environmental damage should Valero Energy be unable to fulfill its obligation. However, the Partnership believes that such a situation is remote given Valero Energy's financial condition.

In conjunction with the sale of the Wichita Falls Business to the Partnership, Valero Energy agreed to indemnify the Partnership for any environmental liabilities that arose prior to February 1, 2002 and that are discovered by April 15, 2011.

Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of the Partnership's liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, the Partnership believes that such costs will not have a material adverse effect on its financial position. As of December 31, 2002, the Partnership has not incurred any material environmental liabilities that were not covered by the environmental indemnifications.

NOTE 10:   COMMITMENTS AND CONTINGENCIES

The Ultramar Diamond Shamrock Logistics Business previously entered into several agreements with the Port Authority of Corpus Christi including a crude oil dock user agreement, a land lease agreement and a note agreement. The crude oil dock user agreement, which renews annually in May, allows the Partnership to operate and manage a crude oil dock in Corpus Christi. The Partnership shares use of the crude oil dock with two other users, and operating costs are split evenly among the three users. The crude oil dock user agreement requires that the Partnership collect wharfage fees, based on the quantity of barrels offloaded from each vessel, and dockage fees, based on vessels berthing at the dock. These fees are remitted to the Port Authority of Corpus Christi monthly. The wharfage and one-half of the dockage fees that the Partnership pays for the use of the crude oil dock reduces the annual amount it owes to the Port Authority of Corpus Christi under the note agreement discussed in Note 7: Long Term Debt. The wharfage and dockage fees for the Partnership's use of the crude oil dock totaled $1,092,000, $1,449,000, $692,000 and $698,000 for the years ended
December 31, 2002 and 2001, the six months ended December 31, 2000 and the six months ended June 30, 2000, respectively.

The Ultramar Diamond Shamrock Logistics Business previously entered into a refined product dock user agreement, which renews annually in April, with the Port Authority of Corpus Christi to use a refined product dock. The Partnership shares use of the refined product dock with one other user, and operating costs are split evenly between the two users. The refined product dock user agreement requires that the Partnership collect and remit the wharfage and dockage fees to the Port Authority of Corpus Christi. The wharfage and dockage fees for the Partnership's use of the refined product dock totaled $174,000, $166,000, $86,000 and $114,000 for the years ended December 31, 2002 and 2001, the six months ended December 31, 2000 and the six months ended June 30, 2000, respectively.

The crude oil and the refined product docks provide Valero Energy's Three Rivers refinery access to marine facilities to receive crude oil and deliver refined products. For the years ended December 31, 2002, 2001 and 2000, the Three Rivers refinery received 86%, 92% and 93%, respectively, of its crude oil requirements from crude oil received at the crude oil dock. Also, for each of the years ended December 31, 2002, 2001 and 2000, 6% of the refined products produced at the Three Rivers refinery were transported via pipeline to the Corpus Christi refined product dock.

The Partnership has the following land leases related to refined product terminals and crude oil storage facilities:

       - Corpus Christi crude oil storage facility: a 20-year noncancellable operating lease on 31.35 acres of land through 2014, at which time the lease is renewable every five years, for a total of 20 renewable years.

       - Corpus Christi refined product terminal: a 5-year noncancellable operating lease on 5.21 acres of land through 2006, and a 5-year noncancellable operating lease on 8.42 acres of land through 2007, at which time the agreements are renewable for at least two five-year periods.

       - Harlingen refined product terminal: a 13-year noncancellable operating lease on 5.88 acres of land through 2008, and a 30-year noncancellable operating lease on 9.04 acres of land through 2008.

       - Colorado Springs airport terminal: a 50-year noncancellable operating lease on 46.26 acres of land through 2043, at which time the lease is renewable for another 50-year period.

All of the Partnership's land leases, including the above leases, require monthly payments totaling $19,000 and are adjustable every five years based on changes in the Consumer Price Index.

In addition, the Partnership leases certain equipment and vehicles under operating lease agreements expiring through 2003. Future minimum rental payments applicable to noncancellable operating leases as of December 31, 2002, are as follows (in thousands):

2003........................................................  $  227
2004........................................................     226
2005........................................................     226
2006........................................................     212
2007........................................................     186
Thereafter..................................................   1,422
                                                              ------
   Future minimum lease payments............................  $2,499
--------------------------------------------------------------------

Rental expense for all operating leases totaled $326,000, $281,000, $53,000 and $203,000 for the years ended December 31, 2002 and 2001, the six months ended December 31, 2000 and the six months ended June 30, 2000, respectively.

The Partnership is involved in various lawsuits, claims and regulatory proceedings incidental to its business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the Partnership's financial position or results of operations.

NOTE 11:   INCOME TAXES

As discussed in "Note 2: Summary of Significant Accounting Policies," Valero L.P. and Valero Logistics are limited partnerships and are not subject to federal or state income taxes. However, the operations of the Ultramar Diamond Shamrock Logistics Business were subject to federal and state income taxes and the results of operations prior to July 1, 2000 were included in UDS' consolidated federal and state income tax returns. The amounts presented below relate only to the Ultramar Diamond Shamrock Logistics Business prior to July 1, 2000 and were calculated as if the Business filed a separate federal and state income tax return. The transfer of assets and liabilities from the Ultramar Diamond Shamrock Logistics Business to Shamrock Logistics Operations was deemed a change in tax status. Accordingly, the deferred income tax liability as of June 30, 2000 of $38,217,000 was written off through the statement of income in the caption, income tax expense (benefit).

Income tax expense (benefit) consisted of the following:

----------------------------------------------------------------------------
                                                                  SIX MONTHS
                                                              ENDED JUNE 30,
(IN THOUSANDS)                                                          2000
----------------------------------------------------------------------------
Current:
   Federal..................................................     $  5,132
   State....................................................          733
Deferred:
   Federal..................................................        1,415
   State....................................................          125
Write-off of the deferred income tax liability..............      (38,217)
                                                              --------------
   Income tax expense (benefit).............................     $(30,812)
----------------------------------------------------------------------------

The differences between the Ultramar Diamond Shamrock Logistics Business' effective income tax rate and the U.S. federal statutory rate is reconciled as follows:

----------------------------------------------------------------------------
                                                                  SIX MONTHS
                                                              ENDED JUNE 30,
                                                                        2000
----------------------------------------------------------------------------
U.S. federal statutory rate.................................       35.0%
State income taxes, net of federal taxes....................        3.1
Non-deductible goodwill.....................................        0.3
                                                              --------------
   Effective income tax rate................................       38.4%
----------------------------------------------------------------------------

Income taxes paid to UDS totaled $5,865,000 for the six months ended June 30, 2000.

In addition, the Wichita Falls Business was subject to federal and state income taxes prior to its acquisition on February 1, 2002. The $395,000 of income tax expense included in the consolidated statement of income for the year ended December 31, 2002 represents the Wichita Falls Business' income tax expense for the month ended January 31, 2002, which was calculated as if the Business filed a separate federal and state income tax return.

NOTE 12:   FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

The estimated fair value of the Partnership's fixed rate debt as of December 31, 2002 and 2001 was $109,922,000 and $11,240,000, respectively, as compared to the carrying value of $109,658,000 and $10,122,000, respectively. These fair values were estimated using discounted cash flow analysis, based on the Partnership's current incremental borrowing rates for similar types of borrowing arrangements. The Partnership has not utilized derivative financial instruments related to these borrowings. Interest rates on borrowings under the revolving credit facility float with market rates and thus the carrying amount approximates fair value.

Substantially all of the Partnership's revenues are derived from Valero Energy and its subsidiaries. Valero Energy transports crude oil to three of its refineries using the Partnership's various crude oil pipelines and storage facilities and transports refined products to its company-owned retail operations or wholesale customers using the Partnership's various refined product pipelines and terminals. Valero Energy and its subsidiaries are investment grade customers; therefore, the Partnership does not believe that the trade receivable from Valero Energy represents a significant credit risk. However, the concentration of business with Valero Energy, which is a large refining and retail marketing company, has the potential to impact the Partnership's overall exposure, both positively and negatively, to changes in the refining and marketing industry.

NOTE 13:   RELATED PARTY TRANSACTIONS

The Partnership has related party transactions with Valero Energy for pipeline tariff and terminalling fee revenues, certain employee costs, insurance costs, administrative costs and interest expense (for the period from July 1, 2000 through April 15, 2001) on the debt due to parent. The receivable from parent as of December 31, 2002 and 2001 represents the net amount due from Valero Energy for these related party transactions and the net cash collected under Valero Energy's centralized cash management program on the Partnership's behalf.

The following table summarizes transactions with Valero Energy:

--------------------------------------------------------------------------------------------
                                                    YEARS ENDED     SIX MONTHS    SIX MONTHS
                                                   DECEMBER 31,          ENDED         ENDED
                                             ------------------   DECEMBER 31,      JUNE 30,
(IN THOUSANDS)                                   2002      2001           2000          2000
--------------------------------------------------------------------------------------------
Revenues...................................  $117,804   $98,166     $47,210        $44,187
Operating expenses.........................    13,795    11,452       5,718          5,393
General and administrative expenses........     5,921     5,200       2,600          2,839
Interest expense on debt due to parent.....        --     2,513       4,307             --
--------------------------------------------------------------------------------------------

SERVICES AGREEMENT

Effective July 1, 2000, UDS entered into a Services Agreement with the Partnership, whereby UDS agreed to provide the corporate functions of legal, accounting, treasury, engineering, information technology and other services for an annual fee of $5,200,000 for a period of eight years. The $5,200,000 is adjustable annually based on the Consumer Price Index published by the U.S. Department of Labor, and may also be adjusted to take into account additional service levels necessitated by the acquisition or construction of additional assets. Concurrent with the acquisition of UDS by Valero Energy, Valero Energy became the obligor under the Services Agreement. Management believes that the $5,200,000 is a reasonable approximation of the general and administrative costs related to the pipeline, terminalling and storage operations. This annual fee is in addition to the incremental general and administrative costs to be incurred from third parties for services Valero Energy does not provide under the Services Agreement (see Note 14: Employee Benefit Plans).

The Services Agreement also requires that the Partnership reimburse Valero Energy for various recurring costs of employees who work exclusively within the pipeline, terminalling and storage operations and for certain other costs incurred by Valero Energy relating solely to the Partnership. These employee costs include salary, wage and benefit costs.

Prior to July 1, 2000, UDS allocated approximately 5% of its general and administrative expenses incurred in the United States to its pipeline, terminalling and storage operations to cover costs of centralized corporate functions and other corporate services. A portion of the allocated general and administrative costs is passed on to third parties, which jointly own certain pipelines and terminals with the Partnership. The net amount of general and administrative costs allocated to partners of jointly owned pipelines totaled $661,000, $581,000, $251,000 and $249,000 for the years ended December 31, 2002 and 2001, the six months ended December 31, 2000 and the six months ended June 30, 2000, respectively.

PIPELINES AND TERMINALS USAGE AGREEMENT

On April 16, 2001, UDS entered into a Pipelines and Terminals Usage Agreement with the Partnership, whereby UDS agreed to use the Partnership's pipelines to transport at least 75% of the crude oil shipped to and at least 75% of the refined products shipped from Valero Energy's McKee, Three Rivers and Ardmore refineries and to use the Partnership's refined product terminals for terminalling services for at least 50% of all refined products shipped from these refineries until at least April of 2008. Valero Energy also assumed the obligation under the Pipelines and Terminals Usage Agreement in connection with the acquisition of UDS by Valero Energy. For the year ended December 31, 2002, Valero Energy used the Partnership's pipelines to transport 97% of its crude oil shipped to and 80% of the refined products shipped from the McKee, Three Rivers and Ardmore refineries, and Valero Energy used the Partnership's terminalling services for 59% of all refined products shipped from these refineries.

If market conditions change with respect to the transportation of crude oil or refined products, or to the end markets in which Valero Energy sells refined products, in a material manner such that Valero Energy would suffer a material adverse effect if it were to continue to use the Partnership's pipelines and terminals at the required levels, Valero Energy's obligation to the Partnership will be suspended during the period of the change in market conditions to the extent required to avoid the material adverse effect.

OMNIBUS AGREEMENT

The Omnibus Agreement governs potential competition between Valero Energy and the Partnership. Under the Omnibus Agreement, Valero Energy has agreed, and will cause its controlled affiliates to agree, for so long as Valero Energy and its affiliates control the general partner, not to engage in the business of transporting crude oil or refined products including petrochemicals or operating crude oil storage facilities or refined product terminals in the United States. This restriction does not apply to:

       - any business retained by UDS (and now part of Valero Energy) as of April 16, 2001, the closing of the Partnership's initial public offering, or owned by Valero Energy at the date of its acquisition of UDS on December 31, 2001;

       - any business with a fair market value of less than $10 million;

       - any business acquired by Valero Energy that constitutes less than 50% of the fair market value of a larger acquisition, provided the Partnership has been offered and declined the opportunity to purchase the business; and

       - any newly constructed logistics assets that the Partnership has not offered to purchase at fair market value within one year of construction.

Also under the Omnibus Agreement, Valero Energy has agreed to indemnify the Partnership for environmental liabilities related to the assets transferred to the Partnership in connection with the Partnership's initial public offering, provided that such liabilities arose prior to and are discovered within 10 years after that date (excluding liabilities resulting from a change in law after April 16, 2001).

NOTE 14:   EMPLOYEE BENEFIT PLANS

The Partnership, which has no employees, relies on employees of Valero Energy and its affiliates to provide the necessary services to operate the Partnership's assets. The Valero Energy employees who operate the Partnership's assets are included in the various employee benefit plans of Valero Energy and its affiliates. These plans include qualified, non-contributory defined benefit retirement plans, defined contribution 401(k) plans, employee and retiree medical, dental and life insurance plans, long-term incentive plans (i.e. unit options and bonuses) and other such benefits.

The Partnership's share of allocated Valero Energy employee benefit plan expenses, excluding the compensation expense related to the contractual rights to receive common units, was $1,698,000, $1,346,000, $662,000 and $702,000 for the years ended December 31, 2002 and 2001, the six months ended December 31, 2000 and the six months ended June 30, 2000, respectively. These employee benefit plan expenses are included in operating expenses with the related payroll costs.

LONG-TERM INCENTIVE PLAN

The Board of Directors of Valero GP, LLC, a wholly owned subsidiary of Valero Energy and the general partner of Riverwalk Logistics, L.P., previously adopted the "2000 Long-Term Incentive Plan" (the LTIP) under which Valero GP, LLC may award up to 250,000 common units to certain key employees of Valero Energy's affiliates providing services to Valero L.P. and to directors and officers of Valero GP, LLC. Awards under the LTIP can include unit options, restricted common units, distribution equivalent rights (DERs), contractual rights to receive common units, etc.

Under the LTIP, in July of 2001, Valero GP, LLC granted 205 restricted common units and DERs to each of its then two outside directors. The restricted common units were to vest at the end of a three-year period and be paid in cash. The DERs were to accumulate equivalent distributions that other Valero L.P. unitholders receive over the vesting period. For the year ended December 31, 2001, the Partnership recognized $2,000 of compensation expense associated with these restricted common units and DERs, which is included in other long-term liabilities as of December 31, 2001. As a result of the change in control related to Valero Energy's acquisition of UDS on December 31, 2001, the restricted common units vested and the accrued amounts were paid to the directors.

In January of 2002, under the LTIP, Valero GP, LLC granted 55,250 contractual rights to receive common units and DERs to its officers, certain employees of its affiliates and its outside directors. In conjunction with the grant of contractual rights to receive common units under the LTIP, Valero L.P. issued 55,250 common units to Valero GP, LLC on January 21, 2002 for total consideration of $2,262,000 (based on the then $40.95 market price per common unit), the receivable for which is classified in equity in the consolidated balance sheet as of December 31, 2002.

One-third of the contractual rights to receive common units awarded by Valero GP, LLC will vest at the end of each year of a three-year vesting period. Accordingly, the Partnership recognized $721,000 of compensation expense associated with these contractual rights to receive common units for the year ended December 31, 2002, including $11,000 related to payroll taxes.

NOTE 15:   PARTNERS' EQUITY, ALLOCATIONS OF NET INCOME AND CASH DISTRIBUTIONS

PARTNERS' EQUITY

In addition to common units, Valero L.P. has issued and outstanding subordinated units that are held by UDS Logistics, LLC, a wholly owned subsidiary of Valero Energy and the limited partner of Riverwalk Logistics, L.P., and there is no established public market for their trading.

In addition, all of the subordinated units may convert to common units on a one-for-one basis on the first day following the record date for distributions for the quarter ending December 31, 2005, if Valero L.P. meets the tests set forth in the partnership agreement. If the subordination period ends, the rights of the holders of subordinated units will no longer be subordinated to the rights of the holders of common units and the subordinated units may be converted into common units.

ALLOCATIONS OF NET INCOME

Valero L.P.'s partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders, subordinated unitholders and general partner will receive. The partnership agreement also contains provisions for the allocation of net income and loss to the unitholders and the general partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interests. Normal allocations according to percentage interests are done after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to the general partner.

CASH DISTRIBUTIONS

During the subordination period, the holders of the common units are entitled to receive each quarter a minimum quarterly distribution of $0.60 per unit ($2.40 annualized) prior to any distribution of available cash to holders of the subordinated units. The subordination period is defined generally as the period that will end on the first day of any quarter beginning after March 31, 2006 if
(1) Valero L.P. has distributed at least the minimum quarterly distribution on all outstanding units with respect to each of the immediately preceding three consecutive, non-overlapping four-quarter periods and (2) Valero L.P.'s adjusted operating surplus, as defined in the partnership agreement, during such periods equals or exceeds the amount that would have been sufficient to enable Valero L.P. to distribute the minimum quarterly distribution on all outstanding units on a fully diluted basis and the related distribution on the 2% general partner interest during those periods.

During the subordination period, Valero L.P.'s cash is distributed first 98% to the holders of common units and 2% to the general partner until there has been distributed to the holders of common units an amount equal to the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution on the common units for any prior quarter. Secondly, cash is distributed 98% to the holders of subordinated units and 2% to the general partner until there has been distributed to the holders of subordinated units an amount equal to the minimum quarterly distribution. Thirdly, cash in excess of the minimum quarterly distributions is distributed to the unitholders and the general partner based on the percentages shown below.

The general partner is entitled to incentive distributions if the amount Valero L.P. distributes with respect to any quarter exceeds specified target levels shown below:

-----------------------------------------------------------------------------------
                                                                      PERCENTAGE OF
                                                                       DISTRIBUTION
                                                              ---------------------
                                                                            GENERAL
QUARTERLY DISTRIBUTION AMOUNT PER UNIT                        UNITHOLDERS   PARTNER
-----------------------------------------------------------------------------------
Up to $0.60.................................................      98%          2%
Above $0.60 up to $0.66.....................................      90%         10%
Above $0.66 up to $0.90.....................................      75%         25%
Above $0.90.................................................      50%         50%
-----------------------------------------------------------------------------------

The following table reflects the allocation of total cash distributions to the general and limited partners applicable to the period in which the distributions are earned:

---------------------------------------------------------------------------------------------
                                                                YEAR ENDED   APRIL 16 THROUGH
                                                              DECEMBER 31,       DECEMBER 31,
(IN THOUSANDS, EXCEPT PER UNIT DATA)                                  2002               2001
---------------------------------------------------------------------------------------------
General partner interest....................................    $ 1,103          $   667
General partner incentive distribution......................      1,103               --
                                                              -------------------------------
   Total general partner distribution.......................      2,206              667
Limited partnership units...................................     52,969           32,692
                                                              -------------------------------
   Total cash distributions.................................    $55,175          $33,359
                                                              -------------------------------
Total cash distributions per unit applicable to partners....    $  2.75          $  1.70
---------------------------------------------------------------------------------------------

NOTE 16:   QUARTERLY FINANCIAL DATA (UNAUDITED)

------------------------------------------------------------------------------------------
                                            FIRST    SECOND     THIRD    FOURTH
(IN THOUSANDS, EXCEPT PER UNIT DATA)      QUARTER   QUARTER   QUARTER   QUARTER      TOTAL
------------------------------------------------------------------------------------------
2002:
Revenues................................  $26,024   $30,030   $32,161   $30,243   $118,458
Operating income........................   10,696    14,891    15,845    15,798     57,230
Net income(1)...........................   10,423    14,939    14,950    14,831     55,143
Net income per unit applicable to
   limited partners.....................     0.50      0.76      0.72      0.74       2.72
Cash distributions per unit applicable
   to limited partners..................     0.65      0.70      0.70      0.70       2.75
2001:
Revenues................................  $23,422   $23,637   $26,857   $24,911   $ 98,827
Operating income........................   10,361    10,319    13,430    12,395     46,505
Net income..............................    8,786    10,356    13,771    12,960     45,873
Net income per unit applicable to
   limited partners(2)..................       --      0.46      0.70      0.66       1.82
Pro forma net income per unit applicable
   to limited partners(3)...............     0.45      0.53      0.70      0.66       2.34
Cash distributions per unit applicable
   to limited partners(2)...............       --      0.50      0.60      0.60       1.70
------------------------------------------------------------------------------------------

(1) Net income for the first quarter of 2002 includes $650,000 (net of income taxes of $395,000) for the Wichita Falls Business for the month ended January 31, 2002, which was allocated entirely to the general partner.

(2) Net income and cash distributions for the first quarter of 2001 and through April 15, 2001 were allocated entirely to the general partner. Net income per unit applicable to limited partners and cash distributions per unit applicable to limited partners for the second quarter of 2001 are based on net income and cash distributions from April 16, 2001 through June 30, 2001.

(3) Pro forma net income per unit applicable to limited partners for 2001 is determined by dividing net income that would have been allocated to the common and subordinated unitholders, which is 98% of net income, by the weighted average number of common and subordinated units outstanding for the period from April 16, 2001 through December 31, 2001. The 2% general partner allocation of pro forma net income did not assume the effect of incentive distributions as none were declared in 2001.

NOTE 17:   SUBSEQUENT EVENTS

ACQUISITION OF TELFER ASPHALT TERMINAL AND STORAGE FACILITY

On January 7, 2003, the Partnership completed its acquisition of Telfer Oil Company's (Telfer) California asphalt terminal and storage facility for $15,000,000. The asphalt terminal and storage facility assets include two storage tanks with a combined storage capacity of 350,000 barrels, six 5,000-barrel polymer modified asphalt tanks, a truck rack, rail facilities and various other tanks and equipment. In conjunction with the Telfer asset acquisition, the Partnership entered into a six-year Terminal Storage and Throughput Agreement with Valero Energy. The agreement includes (a) a lease of the asphalt storage tanks and related equipment for a monthly fee of $0.60 per barrel of storage capacity, (b) the right to move asphalt through the terminal during the term of the Terminal Storage and Throughput Agreement in consideration for $1.25 per barrel of throughput with a guaranteed minimum annual throughput of 280,000 barrels, and (c) reimbursement to the Partnership of certain costs, including utilities.

The Partnership will account for the Telfer acquisition as a purchase of a business in accordance with FASB Statement No. 141 and allocate the purchase price to the individual asset and liabilities acquired based on their fair value on January 7, 2003. A portion of the purchase price represented payment to the principal owner of Telfer for a non-compete agreement and for the lease of certain facilities adjacent to the terminal operations.

UNITS ISSUED UNDER LTIP

On January 24, 2003, under the LTIP, Valero GP, LLC granted 30,000 contractual rights to receive common units and DERs to its officers and directors, excluding the outside directors. In conjunction with the grant of contractual rights to receive common units under the LTIP, Valero GP, LLC purchased 30,000 newly issued Valero L.P. common units from Valero L.P. for total consideration of $1,149,000. Also in January of 2003, one-third of the previously issued contractual rights vested and Valero GP, LLC distributed actual Valero L.P. common units to the officers and directors. Certain of the officers and directors settled their tax withholding on the vested common units by delivering 6,491 common units to Valero GP, LLC. As of February 1, 2003, Valero GP, LLC owns 73,319 common units of Valero L.P.

DISTRIBUTIONS

On January 24, 2003, the Partnership declared a quarterly distribution of $0.70 per unit payable on February 14, 2003 to unitholders of record on February 5, 2003. This distribution related to the fourth quarter of 2002 and totaled $14,121,000, of which $622,000 represented the general partner's share of such distribution. The general partner's distribution included a $340,000 incentive distribution.

INTEREST RATE SWAP

On February 14, 2003, Valero Logistics entered into an interest rate swap agreement to manage its exposure to changes in interest rates. The interest rate swap has a notional amount of $60,000,000 and is tied to the maturity of the 6.875% senior notes. Under the terms of the interest rate swap agreement, the Partnership will receive a fixed 6.875% rate and will pay a floating rate based on LIBOR plus 2.45%. The Partnership will account for the interest rate swap as a fair value hedge, with changes in the fair value recorded as an adjustment to interest expense in the consolidated statement of income.

AMENDED REVOLVING CREDIT FACILITY

On March 6, 2003, Valero Logistics entered into an amended revolving credit facility with the various banks included in the existing facility and from a group of new banks to increase the revolving credit facility to $175,000,000. In addition to increasing the aggregate amount available under the facility, the amount that may be borrowed to fund distributions to unitholders was increased from $25,000,000 to $40,000,000. No other significant terms and conditions of the revolving credit facility were changed, except that the "Total Debt to EBITDA Ratio" as defined in the revolving credit facility was changed such that the ratio may not exceed 4.0 to 1.0 (as opposed to 3.0 to 1.0 in the original facility), and Valero L.P. is now irrevocably and unconditionally guaranteeing the revolving credit facility. This guarantee by Valero L.P. ranks equally with all of its existing and future unsecured senior obligations.

REDEMPTION OF COMMON UNITS AND AMENDMENT TO THE PARTNERSHIP AGREEMENT

Valero L.P. intends to redeem from UDS Logistics a number of Valero L.P. common units sufficient to reduce Valero Energy's aggregate ownership interest in Valero L.P. to 49.5% or less, including Riverwalk Logistics' 2% general partner interest. Valero L.P. intends to redeem the common units with the proceeds from debt financings, which are expected to be completed in the first quarter of 2003.

In addition to the redemption of common units, Valero L.P. intends to amend its partnership agreement to provide that the general partner may be removed by the vote of the holders of at least 58% of its outstanding units, excluding the common and subordinated units held by affiliates of the general partner.

ASSET CONTRIBUTION TRANSACTIONS

On March 6, 2003, the Partnership entered into the following contribution agreements:

       - Affiliates of Valero Energy intend to contribute to the Partnership certain crude oil and other feedstock tank assets located at Valero Energy's West plant of the Corpus Christi refinery, Texas City refinery and Benicia refinery to Valero Logistics in exchange for an aggregate amount of $200,000,000 in cash; and

       - Affiliates of Valero Energy intend to contribute to the Partnership certain refined product pipelines and refined product terminals connected to Valero Energy's Corpus Christi and Three Rivers refineries (referred to as the South Texas Pipelines and Terminals) in exchange for an aggregate amount of $150,000,000 in cash.

The contribution transactions are expected to close in March 2003 and are conditioned upon the ability of the Partnership to obtain equity and debt financing in sufficient amounts.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Valero Energy Corporation

We have audited the accompanying balance sheet of the Valero South Texas Pipeline and Terminal Business as of December 31, 2002, and the related statements of income, cash flows, and changes in net parent investment for the year then ended. These financial statements are the responsibility of Valero Energy Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Valero South Texas Pipeline and Terminal Business as of December 31, 2002 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

San Antonio, Texas
March 6, 2003

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

                                 BALANCE SHEET

--------------------------------------------------------------------------
                                                              DECEMBER 31,
(IN THOUSANDS)                                                        2002
--------------------------------------------------------------------------
                                  ASSETS
CURRENT ASSETS:
   Accounts receivable......................................    $    300
   Other current assets.....................................       1,370
                                                              ------------
      TOTAL CURRENT ASSETS..................................       1,670
                                                              ------------
Property, plant and equipment...............................     112,873
Less accumulated depreciation and amortization..............      (5,367)
                                                              ------------
   Property, plant and equipment, net.......................     107,506
                                                              ------------
      TOTAL ASSETS..........................................    $109,176
                                                              ------------

                  LIABILITIES AND NET PARENT INVESTMENT
CURRENT LIABILITIES:
   Accounts payable and accrued liabilities.................    $  3,243
   Taxes other than income taxes............................         322
                                                              ------------
      TOTAL CURRENT LIABILITIES.............................       3,565
Long-term capital lease obligation..........................      99,280
Deferred income tax liabilities.............................      16,703
Net parent investment.......................................     (10,372)
                                                              ------------
      TOTAL LIABILITIES AND NET PARENT INVESTMENT...........    $109,176
--------------------------------------------------------------------------

See accompanying notes to the financial statements.

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

                              STATEMENT OF INCOME

--------------------------------------------------------------------------
                                                                YEAR ENDED
                                                              DECEMBER 31,
(IN THOUSANDS)                                                        2002
--------------------------------------------------------------------------
REVENUES....................................................    $27,897
                                                              ------------
COSTS AND EXPENSES:
   Operating expenses.......................................     15,780
   General and administrative expenses......................        820
   Depreciation and amortization............................      3,390
                                                              ------------
      TOTAL COSTS AND EXPENSES..............................     19,990
                                                              ------------
OPERATING INCOME............................................      7,907
   Interest expense.........................................     (7,743)
                                                              ------------
INCOME BEFORE INCOME TAX EXPENSE............................        164
   Income tax expense.......................................         66
                                                              ------------
NET INCOME..................................................    $    98
--------------------------------------------------------------------------

See accompanying notes to the financial statements.

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

                            STATEMENT OF CASH FLOWS

--------------------------------------------------------------------------
                                                                YEAR ENDED
                                                              DECEMBER 31,
(IN THOUSANDS)                                                        2002
--------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................    $    98
Adjustments to reconcile net income to net cash provided by
   operating activities:
   Depreciation and amortization............................      3,390
   Accretion of capital lease obligation....................      1,457
   Deferred income taxes....................................         66
   Changes in operating assets and liabilities:
      Decrease in accounts receivable.......................        642
      Decrease in other current assets......................        104
      Increase in accounts payable and accrued
       liabilities..........................................      1,015
      Increase in taxes other than income taxes.............        243
                                                              ------------
            NET CASH PROVIDED BY OPERATING ACTIVITIES.......      7,015
                                                              ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Maintenance capital expenditures............................       (843)
Expansion capital expenditures..............................     (1,235)
                                                              ------------
            NET CASH USED IN INVESTING ACTIVITIES...........     (2,078)
                                                              ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash repayments to parent...............................     (4,937)
                                                              ------------
            NET CASH USED IN FINANCING ACTIVITIES...........     (4,937)
                                                              ------------
NET INCREASE IN CASH........................................         --
CASH AT BEGINNING OF PERIOD.................................         --
                                                              ------------
CASH AT END OF PERIOD.......................................    $    --
                                                              ------------
INTEREST PAID...............................................    $ 6,286
--------------------------------------------------------------------------

See accompanying notes to the financial statements.

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

                 STATEMENT OF CHANGES IN NET PARENT INVESTMENT

--------------------------------------------------------------------------
                                                                YEAR ENDED
                                                              DECEMBER 31,
(IN THOUSANDS)                                                        2002
--------------------------------------------------------------------------
BALANCE AS OF JANUARY 1, 2002...............................    $ (5,533)
   Net income...............................................          98
   Net cash repayments to parent............................      (4,937)
                                                              ------------
BALANCE AS OF DECEMBER 31, 2002.............................    $(10,372)
--------------------------------------------------------------------------

See accompanying notes to the financial statements.

               VALERO SOUTH TEXAS PIPELINE AND TERMINAL BUSINESS

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 2002

NOTE 1:   BUSINESS DESCRIPTION

Valero Energy Corporation (Valero Energy), through capital lease agreements entered into with certain wholly owned subsidiaries of El Paso Corporation (El
Paso) effective June 1, 2001, leases and operates certain pipeline and terminal assets in south Texas, referred to herein as the South Texas Pipeline and Terminal Business (the Business). The Business is comprised of three intrastate common carrier pipelines and related terminalling assets. The three pipeline systems connect Valero Energy's refineries in Corpus Christi and Three Rivers, Texas to the Houston, San Antonio and Rio Grande Valley, Texas markets. Each of the three pipelines are subject to regulation by the Texas Railroad Commission. These regulations include rate regulations, which govern the tariff rates charged to pipeline customers for transportation through a pipeline. Tariff rates for each pipeline are required to be filed with the Texas Railroad Commission upon completion of a pipeline and when a tariff is being revised. In addition, the regulations include annual reporting requirements for each pipeline.

The Business consists of the following assets:

       - The Houston Pipeline, a 204-mile pipeline originating in Corpus Christi, Texas and ending in the Houston ship channel area of Pasadena, Texas. The pipeline has the capacity to transport 105,000 barrels per day of refined product produced at Valero's Corpus Christi refinery and third party refineries located in Corpus Christi.

       - The San Antonio pipeline which is comprised of two segments: the north segment, which runs from Pettus, Texas to San Antonio and the south segment which runs from Pettus, Texas to Corpus Christi. The north segment is 74 miles long and has a capacity of 24,000 barrels per day. This segment ends in San Antonio at the San Antonio terminal. The south segment is 60 miles long and has a capacity of 15,000 barrels per day and ends at Valero Energy's Corpus Christi refinery.

       - The Valley Pipeline, a 130-mile pipeline originating in Corpus Christi and ending at Edinburg, Texas. The pipeline has the capacity to transport 27,100 barrels per day of refined products produced at Valero's Corpus Christi refinery.

       - A terminal located near Victoria, Texas with a storage capacity of 98,000 barrels.

       - A terminal located in San Antonio, Texas with a storage capacity of 148,200 barrels.

       - A terminal located in Edinburg, Texas with a storage capacity of 184,600 barrels.

       - Three terminals located in Houston, Texas with a total capacity of 212,900 barrels of refined product storage and 75,000 barrels of asphalt storage.

NOTE 2:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: These audited financial statements have been prepared in accordance with United States generally accepted accounting principles and include all adjustments considered necessary for a fair presentation. The financial statements represent a carve-out financial statement presentation of the operations of the Business and reflect Valero Energy's historical cost basis as of and for the year ended December 31, 2002.

On February 27, 2003, Valero Energy's Board of Directors approved the contribution of certain assets and liabilities of the Business to Valero L.P., a publicly traded limited partnership in which Valero Energy currently owns an approximate 73.6% interest, in exchange for a cash amount of $150 million. These financial statements do not include any adjustments that might result from the transfer of the Business.

The financial statements include allocations and estimates of direct and indirect Valero Energy general and administrative costs attributable to the operations of the Business. In addition, the majority of the Business' revenues are derived from transportation services provided to Valero Energy, the Business' primary customer. Management believes that the assumptions, estimates and allocations used to prepare these financial statements are reasonable. However, the allocations may not necessarily be indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity.

The Business' results of operations may be affected by seasonal factors, such as the demand for petroleum products, which vary during the year, or industry factors that may be specific to a particular period, such as industry supply capacity and refinery turnarounds.

Use of Estimates: The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews their estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Property, Plant and Equipment: Property, plant and equipment is stated at cost. Additions to property, plant and equipment, including maintenance and expansion capital expenditures and capitalized interest, are recorded at cost. Maintenance capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the existing operating capacity of existing assets and extend their useful lives. Expansion capital expenditures represent capital expenditures to expand the operating capacity of existing assets, whether through construction or acquisition. Repair and maintenance expenses associated with existing assets that are minor in nature and do not extend the useful life of existing assets are charged to operating expenses as incurred. Depreciation and amortization is provided principally using the straight-line method over the estimated useful lives of the related assets.

Impairment of Long-Lived Assets: Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation of recoverability is performed using undiscounted estimated net cash flows generated by the related asset. If an asset is deemed to be impaired, the amount of impairment is determined as the amount by which the net carrying value exceeds discounted estimated net cash flows.

Environmental Remediation Costs: Environmental remediation costs are expensed and an associated accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Accrued liabilities are not discounted to present value and are not reduced by possible recoveries from third parties. Environmental costs include initial site surveys, costs for remediation and restoration, and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. See Note 8 regarding certain environmental liabilities retained by El Paso and Valero Energy.

Net Parent Investment: The net parent investment represents a net balance as the result of various transactions between the Business and Valero Energy. The balance is the result of the Business' participation in Valero Energy's centralized cash management program under which all of the Business' cash receipts were remitted to and all cash disbursements were funded by Valero Energy. Other transactions affecting the net parent investment include intercompany transportation and terminalling revenues and related expenses, administrative and support expenses incurred by Valero Energy and allocated to the Business, and income taxes. There are no terms of settlement or interest charges associated with the net parent investment balance.

Revenue Recognition: Revenues are derived from pipeline transportation and terminalling of refined products. Transportation revenues (based on pipeline tariff rates) are recognized as refined products are transported through the pipeline. Rate regulations govern the tariff rates charged to pipeline customers. Terminalling revenues are recognized as refined products are moved out of the terminal and as additives are blended with refined products.

Operating Expenses: Operating expenses consist primarily of fuel and power costs, telecommunication costs, labor costs of pipeline field and support personnel, maintenance, utilities and insurance. Such expenses are recognized as incurred.

Federal and State Income Taxes: Income taxes are accounted for under the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.

Historically, the Business' results have been included in the consolidated federal income tax returns filed by Valero Energy and have been included in state income tax returns of subsidiaries of Valero Energy. The income tax provision in the statement of income represents the current and deferred income taxes that would have resulted if the Business were a stand-alone taxable entity filing its own income tax returns. Accordingly, the calculations of the income tax provision and deferred income taxes necessarily require certain assumptions, allocations and estimates which management believes are reasonable to reflect the tax reporting for the Business as a stand-alone taxpayer.

Interest Expense: Interest expense consists of interest incurred on capital lease obligations.

Comprehensive Income: The Business has reported no comprehensive income due to the absence of items of other comprehensive income in the period presented.

Segment Disclosures: The Business operates in only one segment, the petroleum pipeline segment of the oil and gas industry.

Derivative Instruments and Hedging Activities: The Business currently does not hold or trade derivative instruments.

NEW ACCOUNTING PRONOUNCEMENT

In June 2001, the Financial Accounting Standards Board issued Statement No. 143, "Accounting for Asset Retirement Obligations." This statement establishes standards for accounting for an obligation associated with the retirement of a tangible long-lived asset. An asset retirement obligation should be recognized in the financial statements in the period in which it meets the definition of a liability as defined in FASB Concepts Statement No. 6, "Elements of Financial Statements." The amount of the liability would initially be measured at fair value. Subsequent to initial measurement, an entity would recognize changes in the amount of the liability resulting from (a) the passage of time and (b) revisions to either the timing or amount of estimated cash flows. Statement No. 143 also establishes standards for accounting for the cost associated with an asset retirement obligation. It requires that, upon initial recognition of a liability for an asset retirement obligation, an entity capitalize that cost by recognizing an increase in the carrying amount of the related long-lived asset. The capitalized asset retirement cost would then be allocated to expense using a systematic and rational method. Statement No. 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. The Business is currently evaluating the impact of adopting this new statement, however, at the present time does not believe the statement will have a material impact on its financial position or results of operations.

NOTE 3:   PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, which primarily represents assets leased from El Paso under capital leases, consisted of the following:

-----------------------------------------------------------------------------------------
                                                                 ESTIMATED   DECEMBER 31,
(IN THOUSANDS)                                                USEFUL LIVES           2002
-----------------------------------------------------------------------------------------
                                                                (YEARS)
Land........................................................     --            $  1,146
Pipelines, terminals and related buildings and equipment....   16 - 33           97,419
Rights of way...............................................     33              11,708
Construction in progress....................................     --               2,600
                                                                               --------
   Total....................................................                    112,873
Accumulated depreciation and amortization...................                     (5,367)
                                                                               --------
   Property, plant and equipment, net.......................                   $107,506
-----------------------------------------------------------------------------------------

As of December 31, 2002, assets held under capital lease had a net book value of $104.9 million, net of accumulated amortization of $5.4 million.

NOTE 4:   INCOME TAXES

The amounts presented below relate only to the Business and were calculated as if the Business filed separate federal and state income tax returns.

The provision for income taxes consisted of the following:

--------------------------------------------------------------------------
                                                                YEAR ENDED
                                                              DECEMBER 31,
(IN THOUSANDS)                                                        2002
--------------------------------------------------------------------------
Deferred:
   Federal..................................................      $57
   State....................................................        9
                                                              ------------
      Total deferred........................................       66
                                                              ------------
Provision for income taxes..................................      $66
--------------------------------------------------------------------------

Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the Business' financial statements. The components of the Business' net deferred income tax liabilities consisted of the following:

--------------------------------------------------------------------------
                                                              DECEMBER 31,
(IN THOUSANDS)                                                        2002
--------------------------------------------------------------------------
Deferred income tax assets:
   Net operating loss carry-forward.........................    $ 1,633
                                                              ------------
      Total deferred income tax assets......................      1,633
                                                              ------------
Deferred income tax liabilities:
   Property, plant and equipment............................     18,298
   Other liabilities........................................         38
                                                              ------------
      Total deferred income tax liabilities.................     18,336
                                                              ------------
Net deferred income tax liabilities.........................    $16,703
--------------------------------------------------------------------------

The differences between the Business' effective income tax rate and the U.S. federal statutory rate is reconciled as follows:

--------------------------------------------------------------------------
                                                                YEAR ENDED
                                                              DECEMBER 31,
                                                                      2002
--------------------------------------------------------------------------
U.S. federal statutory rate.................................     35.00%
State income taxes (net of federal tax benefit).............      5.24
                                                              ------------
   Effective income tax rate................................     40.24%
--------------------------------------------------------------------------

NOTE 5:   RELATED-PARTY TRANSACTIONS

Transactions between the Business and Valero Energy included pipeline tariff and terminal throughput revenues received by the Business from Valero Energy and the allocation of salary and employee benefit costs, insurance costs, and administrative fees from Valero Energy to the Business. Such transactions cannot be presumed to be carried out on an arm's length basis as the requisite conditions of competitive, free-market dealings may not exist. For purposes of these financial statements, payables and receivables related to transactions between the Business and Valero Energy are included as a component of the net parent investment.

The Business participated in Valero Energy's centralized cash management program under which cash receipts and cash disbursements were processed through Valero Energy's cash accounts with a corresponding credit or charge to an intercompany account. This intercompany account is included in the net parent investment balance.

During the year ended December 31, 2002, Valero Energy provided the Business with certain general and administrative services, including the centralized corporate functions of legal, accounting, treasury, environmental, engineering, information technology, and human resources. For these services, Valero Energy charged the Business approximately 0.5% of its total general and administrative expenses incurred in the United States, with this allocation based on investments in property and personnel headcount. Management believes that the amount of general and administrative expenses allocated to the Business is a reasonable approximation of the costs related to the Business.

The following table summarizes transactions between the Business and Valero:

--------------------------------------------------------------------------
                                                                YEAR ENDED
                                                              DECEMBER 31,
(IN THOUSANDS)                                                        2002
--------------------------------------------------------------------------
Revenues....................................................    $25,801
Operating expenses..........................................      3,606
General and administrative expenses.........................        820
--------------------------------------------------------------------------

NOTE 6:   EMPLOYEE BENEFIT PLANS

Employees who work in the Business are included in the various employee benefit plans of Valero Energy. These plans include qualified, non-contributory defined benefit retirement plans, defined contribution 401(k) plans, employee and retiree medical, dental and life insurance plans, long-term incentive plans (i.e., stock options and bonuses) and other such benefits. For the purposes of these carve-out financial statements, the Business is considered to be participating in multi-employer benefit plans of Valero Energy.

The Business' allocated share of Valero Energy employee benefit plan expenses were $501,000 for the year ended December 31, 2002. These employee benefit plan expenses are included in operating expenses with the related payroll costs.

NOTE 7:   LEASES

In connection with the capital lease agreements with El Paso discussed in Note 1, approximately $97,024,000 of capital lease obligation was attributed to the Business as of June 1, 2001. The lease agreements are for a term of 20 years and require Valero Energy to make total annual lease payments of $18.5 million for each of the first two years and increasing amounts thereafter. Approximately $6.3 million of those annual lease payments are attributable to the Business. As payments during the first two years of the capital lease term were less than interest incurred during that period, the capital lease obligation has increased since June 1, 2001. Accretion for the year ended December 31, 2002 and since the inception of the lease was $1,457,000 and $2,143,000, respectively. The Business' future minimum lease payments under the capital lease with El Paso are as follows (in thousands):

Minimum lease payments......................................  $102,537
   Less interest expense....................................    (3,257)
                                                              --------
Capital lease obligation....................................  $ 99,280
----------------------------------------------------------------------

Valero Energy has the option to purchase the facilities at the end of the second year of the lease and for increasing amounts each succeeding year through the end of the lease term. The minimum lease payments above represent payments from January 1, 2003 through June 1, 2003 (the purchase option date) plus the amount of the purchase option. See the discussion regarding the exercise of that option in Note 10, "Subsequent Events".

In addition, the Business leases certain equipment and vehicles under operating lease agreements expiring through 2007. Future minimum rental payments applicable to noncancellable operating leases as of December 31, 2002, are as follows (in thousands):

2003........................................................  $ 91
2004........................................................    90
2005........................................................    89
2006........................................................    54
2007........................................................     9
                                                              ----
   Future minimum lease payments............................  $333
------------------------------------------------------------------

Rental expense for all operating leases totaled $80,000 for the year ended December 31, 2002.

NOTE 8:   ENVIRONMENTAL MATTERS

The operations of the Business are subject to environmental laws and regulations adopted by various federal, state and local governmental authorities in the jurisdictions in which it operates. Although management believes its operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in the petroleum pipeline industry, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws and regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, the Business has adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health and the handling, storage, use and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability which could result from those events. However, some risk of environmental or other damage is inherent in the Business, as it is with other companies engaged in similar businesses.

In connection with Valero Energy's lease of the El Paso assets, Valero Energy assumed all environmental liabilities related to the facilities with certain exceptions. El Paso retained liabilities for, and agreed to indemnify Valero Energy against (a) all environmental claims and costs related to offsite hazardous materials on or under certain adjacent properties, and all claims and costs pertaining to offsite environmental conditions arising under the requirements of an agreed final judgment dated April 1, 1998 between the State of Texas and Coastal Refining and Marketing, Inc. (a subsidiary of El Paso), (b) any environmental claim or cost related to the transportation or offsite disposal of any hazardous substance related to the facilities prior to June 1, 2001, (c) bodily injury and property damage resulting from exposure to or contamination by hazardous materials arising from El Paso's operation and use of the facilities prior to June 1, 2001, and (d) environmental claims and costs relating to the presence of hazardous materials resulting from El Paso's continued use of its assets that are located at or adjacent to the site of the facilities leased by Valero Energy. El Paso also retained liabilities for any pre-existing orders, judgments or citations that El Paso failed to disclose prior to June 1, 2001. Valero Energy's assumed liabilities include certain environmental remediation obligations relating primarily to soil and groundwater contamination at the leased facilities. These assumed liabilities are monitored by a corporate environmental area which is responsible for determining the propriety of any payments or adjustments to accruals related to the liabilities that arose prior to the inception of the lease with El Paso. These assumed environmental liabilities are considered the responsibility of Valero Energy, rather than the Business, and thus are not included in these financial statements. Liabilities pertaining to the Business arising subsequent to the inception of the lease are the responsibility of the Business and such costs are charged to the Business. However, no liabilities have arisen since the inception of the lease, and thus no environmental liability is reflected in the balance sheet as of December 31, 2002.

NOTE 9:   CONTINGENCIES AND COMMITMENTS

There are various legal proceedings and claims pending against the Business which arise in the ordinary course of business. It is management's opinion, based upon advice of counsel, that these matters, individually or in the aggregate, will not have a material adverse effect on the results of operations or financial position of the Business.

NOTE 10:   SUBSEQUENT EVENT

On February 28, 2003, Valero exercised its option to purchase from El Paso the refinery in Corpus Christi and the related South Texas pipeline and terminalling assets that it had been leasing and operating since June 1, 2001. These assets were purchased for an aggregate consideration of approximately $289.3 million.

Effective March 1, 2003, the impact of volumetric variances in the pipelines will be borne by the shippers in the Business' pipelines. The net reduction to income before income tax expense of volumetric variances in the pipelines was $636,000 for the year ended December 31, 2002.

                                                                         ANNEX A

                             LETTER OF TRANSMITTAL

                                   TO TENDER
                    OUTSTANDING 6.05% SENIOR NOTES DUE 2013
                                       OF
                       VALERO LOGISTICS OPERATIONS, L.P.
                                PURSUANT TO THE
                EXCHANGE OFFER AND PROSPECTUS DATED JUNE 9, 2003

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
          NEW YORK CITY TIME, ON JULY 8, 2003 (THE "EXPIRATION DATE"),
             UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY.

                 The Exchange Agent for the Exchange Offer is:

                              THE BANK OF NEW YORK
                            Attn: Carolle Montreuil
                           Corporate Trust Operations
                              Reorganization Unit
                          101 Barclay Street -- 7 East
                            New York, New York 10286

                           By Facsimile Transmission:
                                 (212) 298-1915

                 For Information or Confirmation by Telephone:
                                 (212) 815-5920

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 6.05% SENIOR NOTES DUE 2013 (THE "OUTSTANDING NOTES") FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF 6.05% EXCHANGE NOTES DUE 2013 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE BY CAUSING AN AGENT'S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

The undersigned hereby acknowledges receipt of the prospectus, dated June 9, 2003 (the "Prospectus"), of Valero Logistics Operations, L.P., a Delaware limited partnership (the "Operating Partnership"), and this Letter of Transmittal (the "Letter of Transmittal"), which together describe the Operating Partnership's offer (the "Exchange Offer") to exchange its 6.05% Exchange Notes due 2013 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 6.05% Senior Notes due 2013 (the "Outstanding Notes"). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Operating Partnership reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Operating Partnership shall notify the Exchange Agent and each registered holder of the Outstanding Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program ("ATOP") of the Depository Trust Company ("DTC") pursuant to the procedures set forth in the prospectus under the caption "Exchange offer--Procedures for tendering." DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's DTC account. DTC will then send a computer generated message known as an "agent's message" to the exchange agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent's message under the ATOP procedures that confirms that:

       - DTC has received your instructions to tender your Outstanding Notes;
       and

       - You agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

1. By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Operating Partnership to be necessary or desirable to complete the tender of Outstanding Notes.

3. The tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Operating Partnership as to the terms and conditions set forth in the Prospectus.

4. The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "Commission"), including Exxon Capital Holdings Corp., Commission No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., Commission No-Action Letter (available June 5, 1991) and Shearman & Sterling, Commission No-Action Letter (available July 2, 1993), that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such Exchange Notes directly from the Operating Partnership to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the "Securities Act") and any such holder that is an "affiliate" of the Operating Partnership or Valero L.P. (the "Partnership") within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such Exchange Notes.

5. By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

          (a) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

          (b) neither you nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes;

          (c) neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes; and

          (d) neither the holder nor any such other person is an "affiliate," as such term is defined under Rule 405 promulgated under the Securities Act, of the Operating Partnership or the Partnership.

6. You may, if you are unable to make all of the representations and warranties contained in paragraph 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of March 18, 2003 (the "Registration Rights Agreement"), by and among the Operating Partnership, the Partnership and the Initial Purchasers (as defined therein). Such election may be made only by notifying the Operating Partnership in writing at Valero L.P., One Valero Place, San Antonio, Texas 78212, Attention: Secretary. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Operating Partnership, each of the directors of Valero GP, LLC, the general partner of the Partnership (the "General Partner"), each of the officers of the General Partner who signs such shelf registration statement, each person who controls the Operating Partnership within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and each other holder of Outstanding Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

7. If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

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

                                  INSTRUCTIONS

                    FORMING PART OF THE TERMS AND CONDITIONS
                             OF THE EXCHANGE OFFER

1. BOOK-ENTRY CONFIRMATIONS. Any confirmation of a book-entry transfer to the Exchange Agent's account at DTC of Outstanding Notes tendered by book-entry transfer (a "Book-Entry Confirmation"), as well as an agent's message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2. PARTIAL TENDERS. Tenders of Outstanding Notes will be accepted only in denominations of $1,000 and integral multiples of $1,000. THE ENTIRE PRINCIPAL AMOUNT OF OUTSTANDING NOTES DELIVERED TO THE EXCHANGE AGENT WILL BE DEEMED TO HAVE BEEN TENDERED UNLESS OTHERWISE COMMUNICATED TO THE EXCHANGE AGENT. IF THE ENTIRE PRINCIPAL AMOUNT OF ALL OUTSTANDING NOTES IS NOT TENDERED, THEN OUTSTANDING NOTES FOR THE PRINCIPAL AMOUNT OF OUTSTANDING NOTES NOT TENDERED AND EXCHANGE NOTES ISSUED IN EXCHANGE FOR ANY OUTSTANDING NOTES ACCEPTED WILL BE DELIVERED TO THE HOLDER VIA THE FACILITIES OF DTC PROMPTLY AFTER THE OUTSTANDING NOTES ARE ACCEPTED FOR EXCHANGE.

3. VALIDITY OF TENDERS. All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Operating Partnership, in its sole discretion, which determination will be final and binding. The Operating Partnership reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Operating Partnership, be unlawful. The Operating Partnership also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Operating Partnership's interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Operating Partnership shall determine. Although the Operating Partnership intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Operating Partnership, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, as soon as practicable following the Expiration Date.

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

                               (VALERO L.P. LOGO)

                       VALERO LOGISTICS OPERATIONS, L.P.

UNTIL JULY 18, 2003, ALL DEALERS THAT EFFECT TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.